As filed with the Securities and Exchange Commission on June 14, 2011

Registration No. 333-173712

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BWAY PARENT COMPANY, INC.

(Exact Name of Each Registrant as Specified in Its Charter)

Delaware	3411	27-1902348
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350-2237

(770) 645-4800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael B. Clauer

Executive Vice President and Chief Financial Officer

BWAY Parent Company, Inc.

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350-2237

(770) 645-4800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Carol Anne Huff, Esq.

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

(312) 862-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as reasonably practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (Check One):

Large accelerated filer: ☐	Accelerated filer:	☐
Non-accelerated filer (Do not check if a smaller reporting company): ☒	Smaller reporting company:	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer):  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer):  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offering is not permitted.

Subject to Completion, dated June 14, 2011

Preliminary Prospectus

$241,918,367

BWAY Parent Company, Inc.

Exchange Offer for

10.125%/10.875% Senior PIK Toggle Notes due 2015

BWAY Parent Company, Inc. (“Parent” or the “issuer”) offer (which is referred to as the “Exchange Offer”) for outstanding 10.125%/10.875% Senior PIK Toggle Notes due 2015, in the aggregate principal amount of $158,382,811 (which we refer to as the “Old Notes”) in exchange for up to $158,382,811 in aggregate principal amount of 10.125%/10.875% Senior PIK Toggle Notes due 2015 which have been registered under the Securities Act (which are referred to, together with the PIK Notes (as defined below), as the “Exchange Notes” and, together with the Old Notes, the “notes”). We are also registering an additional $83,535,556 of Exchange Notes (“PIK Notes”) that we may elect to pay as interest on outstanding Exchange Notes under certain circumstances. The Exchange Notes are being issued by the issuer.

Material Terms of the Exchange Offer:

•	Expires 5:00 p.m., New York City time, , 2011, unless extended.

•	You may withdraw tendered outstanding Old Notes any time before the expiration of the Exchange Offer.

•	Not subject to any condition other than that the Exchange Offer does not violate applicable law or any interpretation of the staff of the United States Securities and Exchange Commission (the “SEC”).

•	Parent can amend or terminate the Exchange Offer.

•	Parent will not receive any proceeds from the Exchange Offer.

•	The exchange of Old Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Terms of the Exchange Notes:

•

The terms of the Exchange Notes are substantially identical to those of the outstanding Old Notes, except the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the Exchange Notes.

•

The Exchange Notes will be Parent’s general unsecured senior obligations, will rank equally in right of payment with any future unsecured indebtedness of Parent, will be effectively subordinated to any future secured indebtedness of Parent to the extent of the value of the collateral securing such indebtedness and will be structurally subordinated to all of the existing and future indebtedness and other liabilities of Parent’s subsidiaries, including BWAY Holding Company’s borrowings under its senior secured credit facilities (the “Senior Secured Credit Facilities”), and its 10% Senior Notes due 2018.

•

The Exchange Notes will mature on November 1, 2015. The Exchange Notes will bear interest semi-annually in arrears on May 1 and November 1 of each year. We may elect to pay interest on the notes (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the notes or by issuing new notes for the entire amount of the interest payment (in each case, “PIK Interest”) or (3) 50% as Cash Interest and 50% as PIK Interest. PIK Interest will accrue on the notes at a rate per annum equal to the cash interest rate of 10.125% plus 75 basis points. The terms of the PIK Notes will be identical to those of the Exchange Notes. See “Description of the Exchange Notes.” No interest will be paid on either the Exchange Notes or the Old Notes at the time of the exchange. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Old Notes.

•	We may redeem the Exchange Notes in whole or in part from time to time. See “Description of the Exchange Notes.”

•

Upon the occurrence of specific kinds of changes of control, we must offer to repurchase all of the Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

For a discussion of the specific risks that you should consider before tendering your outstanding Old Notes in the Exchange Offer, see “Risk Factors” beginning on page 17 of this prospectus.

There is no established trading market for the Old Notes or the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this Exchange Offer prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes.

Neither the SEC nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011

Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the Exchange Offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution”.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such an offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our 10% Senior Notes due 2018.

On June 16, 2010, BWAY Holding Company (“BWAY” or the “Predecessor”) merged (the “Merger”) with an affiliate of Madison Dearborn Partners, LLC (“MDP” or “Madison Dearborn”). In connection with the Merger, BWAY Intermediate Holding Company, Inc. (“Holdings”) acquired all of the outstanding capital stock of the Predecessor. Holdings is owned by Parent. Parent (sometimes referred to in this prospectus as the “Successor”) owns 100% of the stock of Holdings, which in turn owns 100% of the stock of the Predecessor. Unless the context specifies otherwise, “we,” “us,” “our,” or the “Company” refer to the Successor and its subsidiaries as of and for the periods ending after June 16, 2010 and the Predecessor and its subsidiaries as of and for the periods ending before June 16, 2010. “Initial Purchasers” refers to Banc of America Securities LLC and Deutsche Bank Securities Inc. in this prospectus, unless the context specifies otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to participate in the Exchange Offer. You should carefully read the entire prospectus, including the section entitled “Risk Factors” beginning on page 17 and our financial statements and the notes to those financial statements.

Our Company

We manufacture and distribute metal and rigid plastic containers that are used primarily by manufacturers of industrial and consumer products for packaging. We have operations in the United States, Canada and Puerto Rico and primarily sell to customers located in these geographic areas. We are a leading North American manufacturer of general line rigid metal and plastic containers for customers serving a wide variety of end-markets across various industries. Based on sales, we believe that we have leading U.S. market shares in metal paint cans, metal specialty cans, steel pails, ammunition boxes, plastic pails, plastic tight-head containers and plastic paint bottles, and leading Canadian market shares in steel and plastic pails. These products together represented over 80% of our net sales in fiscal year 2010. In fiscal 2010, approximately 64% of our net sales were in our metal packaging segment and approximately 36% of our net sales were in our plastic packaging segment. We believe that our metal and plastic products, which we manufacture in our 24 strategically located facilities across the United States, Canada and Puerto Rico, are complementary products and provide us with a competitive advantage in serving and expanding our customer base. We believe that we are the only company in North America with the ability to service our customers on a national basis in both general line rigid metal and plastic packaging.

Our products include:

•

Metal Containers. General line rigid metal containers made from steel, including paint cans and components, aerosol cans, steel pails, oblong cans, a variety of other specialty cans and ammunition boxes. Our customers use our metal containers to package paint, household and personal care products, automotive after-market products, paint thinners, driveway and deck sealants and other end-use products; and

•

Plastic Containers. Injection-molded plastic pails and blow-molded tight-head containers, hybrid and all-plastic paint cans, bottles and drums. Our customers use our plastic container products to package petroleum products, agricultural chemicals, other chemical applications, paint, ink, edible oils, high-solid coatings, roofing mastic and adhesives, driveway sealants and other end-use products.

Metal containers are attractive to many of our customers due to steel’s strength and non-permeability, its ability to hold highly volatile and solvent-based liquids and its fire safety characteristics. Aerosol cans, which are a type of metal container, provide an effective system of delivery for a controlled spray pattern and are the preferred packaging for certain products. Plastic containers are attractive to many of our customers due to plastic’s durability, weight and corrosion resistance. In addition, plastic continues to prove adaptable to a wide variety of container end markets including paint and building products, non-retail food services, janitorial and chemical, agriculture, oil and petroleum, inks and other general industries. Hybrid containers combine plastic with metal closure components, allowing for enhanced closure functionality while remaining lightweight and dent resistant.

The Transactions

On June 16, 2010, Parent through its 100% owned subsidiary Holdings acquired all of the outstanding capital stock of BWAY for approximately $508.2 million in cash, including the settlement of outstanding stock options but excluding the prepayment of certain debt. Parent is 100% owned by investment funds (the “MDP Investment Funds”) associated with Madison Dearborn and certain members of our management. Parent and Holdings are Delaware corporations formed by Madison Dearborn solely for the purpose of completing the transactions described in this section and, concurrently with the closing of the acquisition, Holdings’ 100% owned subsidiary, Picasso Merger Sub, Inc. (“Merger Sub”) was merged with and into BWAY, which was the surviving corporation and assumed the obligations of Merger Sub, including under the 10% senior notes due 2018 (the “2018 Notes”) and the related indenture (the “2018 Notes Indenture”). The agreement and plan of merger (the “Merger Agreement”) and related documents resulted in the following events, which we refer to as the “Transactions”:

•	the cash equity contributions by the MDP Investment Funds and certain members of our management to Parent for approximately $293.8 million;

•

Merger Sub’s entry into the Senior Secured Credit Facilities, consisting of a $490 million senior secured term loan (the “Term Loan”) and a $75 million senior secured revolving credit facility (the “Revolver”) and the repayment of BWAY’s previously existing senior secured credit facility;

•

Merger Sub’s repurchase pursuant to a tender offer of 100% of the approximately $228.5 million aggregate principal amount of BWAY Corporation’s 10% Senior Subordinated Notes due 2014 (the “2014 Notes”);

•	the offering of the 2018 Notes by Merger Sub;

•	the merger of Merger Sub with and into BWAY (the “Merger”), with BWAY as the surviving corporation, and the payment of approximately $508.2 million in cash consideration to BWAY’s equityholders; and

•

the payment of approximately $87.6 million of fees and expenses, including original issue discount (“OID”) on the Term Loan and the 2018 Notes, and tender and consent payments on the 2014 Notes in connection with the Transactions.

Immediately following the consummation of the Transactions, BWAY became a wholly-owned indirect subsidiary of Parent, with MDP Investment Funds and certain members of our management indirectly owning all of BWAY’s equity interests.

Sources and Uses of Funds

The following table illustrates the sources and uses of funds for the Transactions.

Sources of Funds	Amount	Uses of Funds	Amount
	(in millions)		(in millions)
Cash and cash equivalents(1)	$35.5	Equity purchase price	$508.2
Senior Secured Credit Facilities:		Refinance existing debt(5)	428.5
Revolver(2)	—	Tender and consent payments	28.6
Term Loan(3)	490.0	Fees and expenses(6)	59.0
2018 Notes(4)	205.0
Equity	293.8

Total sources	$1,024.3	Total uses	$1,024.3

(1)	Represents a portion of the cash and cash equivalents which was available at the closing of the Transactions.
(2)	As of the closing of the Transactions, there were no borrowings drawn on the Revolver. However, we had $5.4 million of letters of credit outstanding, which reduced availability under the Revolver to $69.6 million. See “Description of Certain Indebtedness—Senior Secured Credit Facilities.”
(3)	Reflects the principal amount of the indebtedness and does not reflect OID of approximately $2.5 million.
(4)	Reflects the principal amount of the indebtedness and does not reflect OID of approximately $2.8 million on the 2018 Notes.
(5)	Based upon outstanding indebtedness and unpaid and accrued interest as of closing of the Transactions. It includes $424.2 million principal value of debt and $4.3 million of accrued interest.
(6)	Reflects fees and expenses associated with the Transactions, including OID on the Term Loan and the 2018 Notes.

Corporate Structure

The following chart summarizes our corporate structure and principal indebtedness as of March 31, 2011:

*	Certain members of BWAY’s senior management entered into equity arrangements with Parent in connection with the acquisition of BWAY Holding Company to purchase common stock of Parent representing 2.129% of the issued and outstanding shares of Parent as of the closing of the Transactions. Certain members of BWAY’s senior management have also been granted options to purchase Parent common stock representing approximately 10% of the fully diluted capital stock of Parent.
**	Plastican, Inc. and Phoenix Container, Inc. were added as guarantors of the 2018 Notes in accordance with the 2018 Notes Indenture.

Market and Industry Data

The references in this prospectus to market positions or market share are based on information derived from annual reports, trade publications and management estimates, which, in each case, we believe are reliable. Market share data is subject to change, however, and is subject to (i) limits on the availability and reliability of raw data, particularly in the case of market research performed by us, (ii) the voluntary nature of the data gathering process and (iii) other limitation and uncertainties inherent in any statistical survey of market shares.

Equity Sponsor

Madison Dearborn has raised over $18 billion of capital since its formation in 1992 and has invested in more than 100 companies. Madison Dearborn-affiliated investment funds invest in businesses across a broad spectrum of industries, including basic industries, communications, consumer, energy and power, financial services, and health care. Madison Dearborn’s objective is to invest in companies with strong competitive characteristics that it believes have the potential for significant long-term equity appreciation. To achieve this objective, Madison Dearborn seeks to partner with outstanding management teams who have solid understanding of their businesses and track records of building shareholder value. In the packaging sector, Madison Dearborn has made several successful investments including Boise Cascade, Smurfit Kappa Group, and Packaging Corporation of America, which represent a total of over $1 billion of equity invested by investment funds affiliated with Madison Dearborn.

Corporate Information

Parent, Holdings and BWAY are each Delaware corporations. Our principal executive offices are located at 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350-2237, and our telephone number is (770) 645-4800. Our website is www.bwaycorp.com. The information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

Fiscal Periods

Our fiscal year ends on September 30th of each year. The fiscal year ended September 30, 2010 consists of the periods from September 29, 2009 to June 15, 2010, which is sometimes referred to in this prospectus as the “predecessor period” and June 16, 2010 to September 30, 2010, which is sometimes referred to in this prospectus as the “successor period” and the combined predecessor period and successor period which are sometimes referred to in this prospectus as “fiscal year 2010” or “fiscal 2010.” For fiscal years prior to fiscal 2010, our fiscal year ended on the Sunday closest to September 30. Our fiscal years ended October 1, 2006, September 30, 2007, September 28, 2008 and September 27, 2009 are sometimes referred to in this prospectus as “fiscal year 2006” or “fiscal 2006”, “fiscal year 2007” or “fiscal 2007,” “fiscal year 2008” or “fiscal 2008,” and “fiscal year 2009” or “fiscal 2009,” respectively. Our fiscal year ending September 30, 2011 is sometimes referred to in this prospectus as “fiscal year 2011” or “fiscal 2011.”

Summary of the Exchange Offer

The summary below describes the principal terms of the Exchange Offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Offer” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Offer.

Initial Offering of Old Notes	On October 26, 2010, we sold, through a private placement exempt from the registration requirements of the Securities Act, $150,000,000 of our 10.125%/10.875% Senior PIK Toggle Notes due 2015 (the “Initial Old Notes”). On May 2, 2011, we issued $8,382,811 of PIK Notes as PIK Interest (the “Old PIK Notes”). The Initial Old Notes and the Old PIK Notes constitute “Old Notes” and are eligible to be exchanged for Exchange Notes. Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Initial Old Notes (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical debt securities (and related guarantees), which will be issued in exchange for the Old Notes, to be filed with the SEC. You may exchange your Old Notes for Exchange Notes in this Exchange Offer. You should read the discussion under the headings “—Summary of Terms of the Exchange Notes,” “Exchange Offer” and “Description of the Exchange Notes” for further information regarding the Exchange Notes.

Exchange Notes Offered	$241,918,367 aggregate principal amount of 10.125%/10.875% Senior PIK Toggle Notes due 2015, $158,382,811 aggregate principal amount of which is to be issued in exchange for and in replacement of $158,382,811 aggregate principal amount of Old Notes, and $83,535,556 aggregate principal amount of which may, at our election, be issued as PIK Notes to pay interest on the Exchange Notes under certain circumstances.

Exchange Offer	We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes. Old Notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Offer is being made pursuant to the Registration Rights Agreement which grants the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This Exchange Offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration Date; Withdrawal of Tender

The Exchange Offer will expire 5:00 p.m., New York City time                     , on                     , 2011 [date 21 business days following the commencement of the Exchange Offer], or a later time if we choose to extend the Exchange Offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old

Notes not accepted by us for exchange for any reason will be returned to you at our expense promptly after the expiration or termination of the Exchange Offer.

Broker-Dealer	Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the Exchange Offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the Exchange Offer.

Prospectus Recipients	We mailed this prospectus and the related exchange offer documents to registered holders of the Old Notes as of , 2011.

Expiration Date	The Exchange Offer will expire on , 2011 unless we decide to extend the expiration date.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions, including our determination that the Exchange Offer does not violate any law, statute, rule, regulation or interpretation by the staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests	The Old Notes were issued as global securities and were deposited upon issuance with The Bank of New York Mellon Trust Company, N.A., as custodian for The Depository Trust Company (“DTC”).

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offer.” Your outstanding Old Notes must be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In order for your tender of Old Notes for Exchange Notes in the Exchange Offer to be considered valid, you must transmit to the exchange agent on or before 5:00 p.m., New York City time on the expiration date either:

•	an original or facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding Old Notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•

if the Old Notes you own are held of record by DTC, in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC (“ATOP”), in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your Old Notes and update your account to reflect the issuance of the Exchange Notes to you. ATOP allows you to electronically transmit your acceptance of the Exchange Offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, you must deliver, to the exchange agent on or before 5:00 p.m., New York City time on the expiration date, a timely confirmation of book-entry transfer of your outstanding Old Notes into the account of the exchange agent at DTC if you are effecting delivery via book-entry transfer.

Special Procedures for Beneficial Holders	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or Old Notes in the Exchange Offer, you should contact the person in whose name your book-entry interests or outstanding Old Notes are registered promptly and instruct that person to tender on your behalf.

United States Federal Income Tax Considerations	The Exchange Offer should not result in any income, gain or loss to the holders of Old Notes for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent for the Exchange Offer.

Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

Consequences of Not Exchanging Old Notes

If you do not exchange your Old Notes in the Exchange Offer, your Old Notes will continue to be subject to the restrictions on transfer currently applicable to the Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the Exchange Offer or who may not freely resell Exchange Notes received in the Exchange Offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see “Exchange Offer—Consequences of Failure to Exchange” and “Description of the Exchange Notes—Registration Rights.”

Summary of Terms of the Exchange Notes

Issuer	BWAY Parent Company, Inc., a Delaware corporation.

Securities	$241,918,367 aggregate principal amount of 10.125%/10.875% Senior PIK Toggle Notes due 2015, $158,382,811 aggregate principal amount of which is to be issued in exchange for and in replacement of $158,382,811 aggregate principal amount of Old Notes, and $83,535,556 aggregate principal amount of which may, at our election, be issued as PIK Notes to pay interest on the Exchange Notes under certain circumstances.

Maturity	The Exchange Notes will mature on November 1, 2015.

Interest Rate	We may, at our option, elect to pay interest on the notes (1) entirely as Cash Interest, (2) entirely as PIK Interest or (3) 50% as Cash Interest and 50% as PIK Interest. PIK Interest will accrue on the notes at a rate per annum equal to the cash interest rate of 10.125% plus 75 basis points. Following an increase in the principal amount of the outstanding notes as a result of a payment of PIK Interest, the notes will accrue interest on such increased principal amount from the date of such payment. See “Description of the Exchange Notes—Principal, Maturity and Interest.”

Interest Payment Dates	No interest will be paid on either the Exchange Notes or the Old Notes at the time of the exchange. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Old Notes.

Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on such Old Notes at the time of tender. Rather, that interest will be payable on the Exchange Notes delivered in exchange for the Old Notes on the first interest payment date after the expiration date of the Exchange Offer.

Ranking	The Exchange Notes will be our general unsecured indebtedness and will:

•

be effectively subordinate to all of Parent’s obligations under any future secured indebtedness, to the extent of the value of the collateral securing such obligations, and be structurally subordinate to all obligations of each of our subsidiaries, including the obligations under the 2018 Notes and the Senior Secured Credit Facilities;

•	rank pari passu in right of payment with any of Parent’s future unsecured senior indebtedness; and

•	rank senior in right of payment to any of Parent’s future subordinated indebtedness.

Guarantees	The Exchange Notes will not be guaranteed on the issue date.

Optional Redemption	We may redeem all or part of the Exchange Notes at any time prior to November 1, 2012 by paying a make-whole premium, plus accrued and unpaid interest thereon. On or after November 1, 2012, we may redeem some or all of the Exchange Notes at the redemption prices listed in the “Description of the Exchange Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest to the date of redemption.

Change of Control Offer	If a change of control occurs, we must give holders of the Exchange Notes the opportunity to sell us their Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

We might not be able to pay you the required price for Exchange Notes you present to us at the time of a change of control because:

•	we might not have enough funds at that time; or

•	the terms of our and our subsidiaries’ other debt may prevent us from paying.

Offer to Repurchase with Proceeds of Certain Equity Offerings	Certain equity offerings will be triggering events which will require us to use the proceeds to offer to repurchase the Exchange Notes at 105% of the principal amount of the notes at any time prior to November 1, 2012 and at the redemption prices listed in the “Description of the Exchange Notes” section under the heading “Optional Redemption” at any time on or after November 1, 2012, in each case, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Indenture Provisions	The indenture governing the Old Notes and the Exchange Notes (the “Indenture”) contains covenants limiting our ability and the ability of the restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends, redeem stock or make other distributions;

•	make other restricted payments or investments;

•	create liens on assets;

•	transfer or sell assets;

•	create restrictions on payment of dividends or other amounts by us to our restricted subsidiaries;

•	engage in mergers or consolidations;

•	engage in certain transactions with affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations, exceptions and qualifications as described in “Description of the Exchange Notes—Certain Covenants.”

Absence of an Established Market for the Exchange Notes	The Exchange Notes will be a new class of securities for which there is currently no market. We cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Risk Factors

You should consider carefully all of the information included in this prospectus and, in particular, the information under the heading “Risk Factors” beginning on page 17 prior to deciding to tender your Old Notes in the Exchange Offer.

Summary Historical Condensed Consolidated Financial Data

Parent was incorporated on February 10, 2010 and has no assets, liabilities, revenues, expenses or operations, other than the stock of Holdings following the completion of the Transactions and liabilities related to the Old Notes following their issuance on October 26, 2010. The following table sets forth our summary historical condensed consolidated financial information and other data for Parent and its subsidiaries on a consolidated basis, which you should read in conjunction with “Selected Historical Consolidated Financial Information” and “Unaudited Pro Forma Condensed Consolidated Financial Information,” each included elsewhere in this prospectus. The summary historical condensed consolidated balance sheet data as of September 28, 2008 presented below has been derived from our predecessor’s audited consolidated financial statements which are not included elsewhere in this prospectus. The summary historical condensed consolidated financial information and other data as of September 27, 2009, and for each of the fiscal years in the two-year period ended September 27, 2009 and for the period from September 28, 2009 to June 15, 2010 presented below have been derived from our predecessor’s audited consolidated financial statements included elsewhere in this prospectus. The summary historical condensed consolidated financial information and other data as of and for the six months ended March 31, 2010 presented below have been derived from our predecessor’s unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary historical condensed consolidated financial information and other data as of September 30, 2010 and for the period from June 16, 2010 to September 30, 2010 presented below have been derived from our successor’s audited consolidated financial statements included elsewhere in this prospectus. The summary historical condensed consolidated financial information and other data as of and for the six months ended March 31, 2011 presented below have been derived from our successor’s unaudited condensed consolidated financial statements included elsewhere in this prospectus. Financial and other data of our predecessor relate to our predecessor prior to the consummation of the Merger and financial and other data of our successor relate to our successor after consummation of the Merger. Due to the different number of days in the predecessor period from September 28, 2009 to June 15, 2010 and the successor period from June 16, 2010 to September 30, 2010, income statement amounts for those periods are not comparable. Financial and other data for interim periods include all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations as of and for the periods presented. The results of operations for interim periods are not necessarily indicative of the results of operations to be expected for any interim or annual period.

	Predecessor			Successor	Predecessor	Successor
	Fiscal Year(1) 2008	2009	Period from September 28, 2009 to June 15, 2010	Period from June 16, 2010 to September 30, 2010	Six Months Ended March 31, 2010	Six Months Ended March 31, 2011
Income statement data:	(Dollars in millions)
Net sales	$1,019.0	$904.4	$705.9	$325.0	$467.0	$543.0
Operating costs and expenses:
Cost of products sold (excluding depreciation and amortization)(2)(3)	889.0	755.5	598.5	276.0	394.8	475.9
Depreciation and amortization(4)	46.8	44.8	37.1	22.0	26.8	43.7
Selling and administrative expense(5)(6)	24.9	23.4	17.2	6.5	10.7	10.4
Restructuring charge(7)(8)(9)(10)(11)	9.6	5.6	3.1	2.2	2.7	0.8
Merger transaction costs(12)	—	—	16.5	13.9	5.0	—
Business acquisition costs(13)	—	—	0.6	0.5	0.5	0.6
Other expense, net	0.2	0.5	0.6	—	0.8	—

Income from operations	48.5	74.6	32.3	3.9	25.7	11.6
Loss on extinguishment of debt(14)(15)	—	4.8	59.9	—	—	—
Interest expense, net(16)(17)(18)	35.3	35.1	25.2	15.8	17.7	35.4

Income (loss) before income taxes	13.2	34.7	(52.8)	(11.9)	8.0	(23.8)
Provision for (benefit from) income taxes(19)(20)	1.3	11.2	(15.8)	(0.7)	2.8	(8.9)

Net income (loss)	$11.9	$23.5	$(37.0)	$(11.2)	$5.2	$(14.9)

	Predecessor					Successor	Predecessor		Successor
	Fiscal Year(1) 2008		2009		Period from September 28, 2009 to June 15, 2010	Period from June 16, 2010 to September 30, 2010	Six Months Ended March 31, 2010		Six Months Ended March 31, 2011
	(Dollars in millions)
Other financial data:
Ratio of earnings to fixed charges(21)	1.3	x	1.9	x			1.4	x
Capital expenditures	$34.0		$18.5		$18.1	$6.4	$12.4		$18.5

Balance sheet data(22):
Working capital(23)	$117.2		$127.3			$162.9	$124.3		$153.3
Total assets(22)	$882.4		$855.5			$1,363.0	$881.2		$1,402.1
Total Debt(24)	$421.7		$411.8			$698.6	$411.2		$876.8
Stockholders’ equity(25)	$173.7		$198.3			$281.6	$207.9		$130.2

(1)	Effective at the beginning of fiscal 2010, which began September 28, 2009, our fiscal year ends on September 30. Prior to fiscal 2010, our fiscal year ended on the Sunday closest to September 30. Fiscal years 2008 and 2009 each consisted of 52 weeks and ended September 28, 2008 and September 27, 2009, respectively.

Certain of our subsidiaries have fiscal periods on a calendar basis and a September 30 fiscal year end. For fiscal years prior to 2010, financial and other data for these subsidiaries have been consolidated as of and for the fiscal years ended September 30 of 2008 and 2009. There were no significant or unusual transactions that would adversely impact the consolidated financial and other data between the end of our fiscal year and the fiscal year end of these subsidiaries.

Financial and other data for the periods presented include the results of operations from and including January 30, 2007 related to the acquisition of Vulcan Containers, Ltd. (“Vulcan”), from and including August 21, 2009 related to the acquisition of Central Can Company, Inc. (“Central Can”) and from and including October 23, 2009 related to the acquisition of the plastic pail operations of Ball Corporation (“Ball Plastics”), from and including October 8, 2010 related to the acquisition of Plastican, Inc. (“Plastican”) and from and including December 17, 2010 related to the acquisition of Phoenix Container, Inc. (“Phoenix”).

(2)	Stock-based compensation expense included in cost of products sold and selling and administrative expense for the periods indicated was as follows:

	Predecessor			Successor	Predecessor	Successor
	Fiscal Year(a) 2008	2009	Period from September 28, 2009 to June 15, 2010	Period from June 16, 2010 to September 30, 2010	Six Months Ended March 31, 2010	Six Months Ended March 31, 2011
	(Dollars in millions)
Stock-Based Compensation Expense(a):
Cost of products sold (excluding depreciation and amortization)(b)	$1.5	$(0.5)	$1.9	$0.1	$0.3	$0.2
Selling and administrative expense(c)	4.8	1.5	2.0	0.2	0.1	0.5

Total stock-based compensation expense	$6.3	$1.0	$3.9	$0.3	$0.4	$0.7

(a)	See note 1 above.
(b)	For the period from September 28, 2009 to June 15, 2010, stock-based compensation expense included the recognition of $1.5 million related to options vested in the Merger. In 2008 and 2009, included in stock-based compensation expense (credit) was $1.5 million and $(0.7) million, respectively, related to exit options for which vesting conditions were modified in June 2007 concurrent with Predecessor’s initial public offering.
(c)	For the period from September 28, 2009 to June 15, 2010, stock-based compensation expense included the recognition of $1.7 million related to options vested in the Merger. In 2009 and 2008, stock-based compensation expense included $1.5 million and $4.8 million, respectively, related to exit options for which vesting conditions were modified in June 2007 concurrent with Predecessor’s initial public offering.

(3)	In the period from June 16, 2010 to September 30, 2010, included in the cost of products sold was approximately $3.7 million related to the amortization of a fair value adjustment recorded to increase inventory in the purchase price allocation related to the Merger.
(4)	In the period from June 16, 2010 to September 30, 2010, depreciation and amortization expense reflects the impact of changes in the carrying amounts and expected useful lives of depreciable property, plant and equipment and amortizable intangibles to record the purchase price allocation related to the Merger.
(5)	See note 2 above.
(6)	In the period from September 28, 2009 to June 15, 2010, included in selling and administrative expense was approximately $0.8 million related to employer payroll taxes associated with stock options settled in the Merger.

(7)	See Note 17, “Restructuring,” to our audited consolidated financial statements included elsewhere in this prospectus.
(8)	In the period from June 16, 2010 to September 30, 2010, including in restructuring expense was approximately $0.9 million recorded to adjust a pension withdrawal liability associated with the prior closure of Predecessor’s Franklin Park facility and approximately $0.7 million related to lease costs associated with a warehouse closed in connection with the closure of Predecessor’s Brampton facility.
(9)	In the period from September 28, 2009 to June 15, 2010, included in the restructuring expense was approximately $0.8 million related to lease costs and approximately $0.6 million related to severance and benefits, each associated with the closure of Predecessor’s Brampton facility. The period also included approximately $0.5 million related to severance and benefits associated with the closure of Predecessor’s Toccoa facility and approximately $0.6 million related to relocation costs associated with Predecessor’s administrative office consolidation initiative.
(10)	In 2009, included in restructuring charge was $3.1 million related to the consolidation of administrative offices and elimination of redundant positions, $1.8 million related to the closure of Predecessor’s Franklin Park and Cleveland facilities in 2008, $0.3 million related to the planned closure of Predecessor’s Brampton facility, $0.3 million related to positions eliminated from Predecessor’s Canadian operations and $0.1 million related to other prior fiscal year restructuring plans.
(11)	In 2008, included in restructuring charge was $6.8 million to close the Franklin Park, Illinois material center, $1.7 million to close the Cleveland, Ohio plastics manufacturing facility, $1.0 million in severance costs for positions eliminated from Predecessor’s Canadian operations and $0.1 million related to prior fiscal year restructuring plans.
(12)	These costs consisted primarily of legal and other advisory fees and expenses associated with the Transactions. In the period from June 16, 2010 to September 30, 2010, these costs included approximately $5.0 million paid to Deutsche Bank Securities, Inc., which acted as financial advisor to Madison Dearborn, for financial advisory services and approximately $5.5 million paid to affiliates of Madison Dearborn for transaction fees and reimbursement of out-of-pocket expenses. In the period from September 28, 2009 to June 15, 2010 and the six months ended March 31, 2010, these costs included approximately $9.2 million and $3.0 million, respectively, paid to Goldman, Sachs & Co. (“Goldman Sachs”) for financial advisory fees and reimbursement of out-of-pocket expenses as financial advisor to the transaction committee of Predecessor’s board of directors. For a discussion of the Merger and the Transactions, see Note 3, “Acquisition of BWAY Holding Company,” to our audited consolidated financial statements included elsewhere in this prospectus.
(13)	Business acquisition costs represent acquisition expenses related to the completion of successful business combinations. Current accounting guidance, effective for the company at the beginning of fiscal 2010, prohibits the capitalization of transaction costs and expenses. In the periods from September 28, 2009 to June 15, 2010 and the six months ended March 31, 2010, business acquisition costs related to the Ball Plastics acquisition in October 2009. In the period from June 16, 2010 to September 30, 2010, business acquisition costs related to the acquisition of Plastican in October 2010. In the six months ended March 31, 2011, business acquisition costs related to the acquisitions of Plastican in October 2010 and Phoenix in December 2010. See Note 1, “General—Recent Acquisitions,” to our audited consolidated financial statements and Note 2, “Recent Acquisitions,” to our unaudited condensed consolidated financial statements, each included elsewhere in this prospectus.
(14)	In the period from September 28, 2009 to June 15, 2010, loss on extinguishment of debt related to Predecessor’s debt refinanced as part of the Transactions. The amount included the write-off of $23.3 million of unrecognized original issue discount on the 2014 Notes, the write-off of $7.1 million of unamortized deferred debt issuance costs, tender and consent payments of $28.6 million on the 2014 Notes and approximately $0.9 million of fees and expenses.
(15)	In 2009, loss on extinguishment of debt related to Predecessor’s refinancing of the 2010 Notes. The 2010 Notes were refinanced with the 2014 Notes. Included in loss on extinguishment of debt was a call premium of $3.3 million and the write-off of $1.5 million of unamortized debt issuance costs.
(16)	In April 2009, Predecessor refinanced the 2010 Notes, with an aggregate principal amount of $200.0 million, in part using the proceeds from our 2014 Notes, with an aggregate principal amount of $228.5 million, each bearing a 10% interest rate. The 2014 Notes were priced at a discount to par. Interest expense in the period from September 28, 2009 to June 15, 2010 and in 2009, relative to prior periods, was affected by the increase in debt and higher interest expense associated with the amortization of original issue discount on the 2014 Notes. In 2009, interest expense, net included $1.7 million of additional interest on the 2010 Notes during a mandatory 30-day call period related to the 2010 Notes.
(17)	In the periods subsequent to June 15, 2010, interest expense reflects the impact of higher debt associated with debt incurred to finance the Merger. See Note 3, “Acquisition of BWAY Holding Company,” and “Note 10, “Long-Term Debt,” to our audited consolidated financial statements included elsewhere in this prospectus.
(18)	In the six months ended March 31, 2011, interest expense reflects interest on the Old Notes, which were issued in October 2010, accrued at the toggle rate of 10.875%.
(19)	In the periods from June 16, 2010 to September 30, 2010 and from September 28, 2009 to June 15, 2010, benefit from income taxes was impacted by certain expenses associated with the Merger and related transactions that were not deductible for income tax purposes.
(20)	In 2008, the provision for income taxes included a $2.3 million benefit related to the correction of an error. In 2007, the provision for income taxes was affected by certain expenses associated with Predecessor’s initial public offering that were not deductible for income tax purposes.
(21)

For purposes of calculating earnings to fixed charges, earnings consist of income (loss) from continuing operations before provision for (benefit from) income taxes plus fixed charges. Fixed charges include: interest expense on indebtedness, including capital leases, accretion of OID, amortization of debt issuance costs and the portion of rental expense we believe is representative of the interest component of rent expense. For the periods from September 28, 2009 to June 15, 2010 and June 16, 2010 to September 30, 2010 and

for the six months ended March 31, 2011, our fixed charges exceeded our earnings by $52.8 million, $11.9 million and $23.8 million, respectively.
(22)	Balance sheet data is as of the period end date. Balance sheet data at September 30, 2010 reflects the impact of the revaluation of the balance sheet to fair value as part of the purchase price allocation associated with the Transactions. See Note 3, “Acquisition of BWAY Holding Company,” to our audited consolidated financial statements included elsewhere in this prospectus.
(23)	Working capital is current assets less current liabilities. Because we expect to pay interest on the Old Notes through the issuance of additional notes, interest accrued on the Old Notes is included in other liabilities and, as such, does not affect working capital.
(24)	“Total Debt” for the periods indicated is calculated as follows:

	Fiscal Year Ended			Six Months Ended
	2008	2009	2010	March 31, 2010	March 31, 2011
	(Dollars in millions)
Gross principal outstanding	$421.3	$428.8	$693.8	$425.2	$875.7
Less: unaccreted OID	—	26.5	5.1	24.3	8.9

Net	421.3	402.3	688.7	400.9	866.8
Capital lease obligations	0.4	9.5	9.9	10.3	10.0

Total Debt	$421.7	$411.8	$698.6	$411.2	$876.8

The increase in Total Debt at the end of fiscal 2010 from the end of fiscal 2009 is due to debt incurred to finance, in part, the Merger in June 2010. The increase in Total Debt in the first six months of fiscal 2011 reflects additional borrowings under the Senior Secured Credit Facilities in December 2010 used, in part, to finance the Phoenix acquisition and the issuance of the Old Notes in October 2010.

(25)	In October 2010, Parent paid a dividend of approximately $138.4 million to its shareholders using a portion of the proceeds from the issuance of the Old Notes.

RISK FACTORS

Participating in the Exchange Offer is subject to a number of important risks and uncertainties, some of which are described below. Any of the following risks could materially and adversely affect our business, cash flows, financial condition or results of operations. In such a case, you may lose all or part of your investment in the notes.

You should carefully consider the following factors in addition to the other information included in this prospectus before investing in the notes.

Risks Relating to the Exchange Offer

Because there is no public market for the Exchange Notes, you may not be able to resell your notes.

The Exchange Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Exchange Notes; or

•	the price at which the holders would be able to sell their Exchange Notes.

If a trading market were to develop, the Exchange Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so and any market marking with respect to the notes may be discontinued at any time without notice. In addition, market-making will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”) and may be limited during the pendency of the Exchange Offer or the effectiveness of the registration statement.

We offered the Old Notes in reliance upon an exemption from registration under the Securities Act and applicable state securities laws. Therefore, the Old Notes may be transferred or resold only in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We are conducting the Exchange Offer pursuant to an effective registration statement, whereby we are offering to exchange the Old Notes for nearly identical notes that you will be able to trade without registration under the Securities Act provided you are not one of our affiliates. We cannot assure you that the Exchange Offer will be conducted in a timely fashion. Moreover, we cannot assure you that an active or liquid trading market for the Exchange Notes will develop. For more information, see “Exchange Offer.”

You must comply with the Exchange Offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only in compliance with the procedures set forth in “Exchange Offer—Procedures for Tendering Old Notes”. We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Exchange Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the Exchange Offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the Exchange Offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “Exchange Offer—Procedures for Tendering Old Notes” and “Exchange Offer—Consequences of Failure to Exchange.”

Holders of Old Notes who fail to exchange their Old Notes in the Exchange Offer will continue to be subject to restrictions on transfer.

If you do not exchange your Old Notes for Exchange Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer applicable to the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of tendering your Old Notes in the Exchange Offer, see the discussion herein under the caption “Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Old Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to the Exchange Notes

Parent is the sole obligor under the Exchange Notes, and BWAY and its subsidiaries will not guarantee Parent’s obligations under the Exchange Notes and do not have any obligation with respect to the Exchange Notes.

Parent is a holding company that has no operations of its own and its revenues and cash flow are generated by its subsidiaries. BWAY and its subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the Exchange Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. BWAY’s and its subsidiaries’ ability to generate sufficient cash from operations to make distributions to Parent will depend upon their future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond their control. The Exchange Notes will be Parent’s general unsecured senior obligations, will rank equal in right of payment to any future unsecured indebtedness of Parent, will be effectively subordinated to any future secured indebtedness of Parent to the extent of the value of the collateral securing such indebtedness and will be structurally subordinated to all of BWAY’s and its subsidiaries’ existing and future indebtedness and other liabilities, including BWAY’s borrowings under its Senior Secured Credit Facilities and its 2018 Notes. The claims of BWAY’s and its subsidiaries’ creditors will be required to be paid before the holders of the Exchange Notes have a claim (if any) against those entities and their assets. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such entity, the holders of the Exchange Notes would not receive any amounts with respect to the Exchange Notes from the assets of such entity until after the payment in full of the claims of creditors (including preferred stockholders) of such entity.

Parent is a holding company with no independent operations or assets. Repayment of Parent’s debt, including the Exchange Notes, is dependent on cash flow generated by BWAY and its subsidiaries. Restrictions in BWAY’s and its subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to us.

Parent’s only material asset is the capital stock of Holdings. Furthermore, Parent conducts no operations. Accordingly, repayment of Parent’s indebtedness, including the Exchange Notes, is dependent, to a significant extent, on the generation of cash flow by BWAY and its subsidiaries and their ability to make such cash available to Parent, by dividend, debt repayment or otherwise. BWAY and its subsidiaries are distinct legal entities and they do not have any obligation to pay amounts due on the Exchange Notes or to make funds available for that purpose or other obligations in the form of loans, distributions or otherwise. BWAY and its subsidiaries may not be able to, or may not be permitted to, make distributions to Parent in order to enable Parent to make payments in respect of its indebtedness, including the Exchange Notes. The terms of BWAY’s Senior Secured Credit Facilities and the 2018 Notes significantly restrict the ability of BWAY and its subsidiaries to make distributions to us and to Holdings. BWAY’s Senior Secured Credit Facilities restrict significantly the ability of BWAY or any of our other subsidiaries to make distributions to us to pay cash interest or any other payments with respect to the Exchange Notes. To fully fund cash interest payments on the Exchange Notes for their entire term and the repayment or repurchase of the Exchange Notes (for example, upon a specified change of control), BWAY would have to obtain amendments to the Senior Secured Credit Facilities to permit, or refinance such facility prior to its maturity on terms that permit, our subsidiaries to make the necessary distributions to us. We cannot assure you that we will obtain such amendments or be able to refinance the Senior Secured Credit Facilities on a timely basis or at all, in which case, we would not be able to make cash interest payments on the Exchange Notes or repay or repurchase the Exchange Notes. In addition, the restricted payment covenant in the 2018 Notes Indenture limits BWAY’s and our other subsidiaries’ ability to pay dividends or make other distributions to us to fund cash interest payments on the Exchange Notes or to repay or repurchase the Exchange Notes. See “—Parent may elect to pay interest on the Exchange Notes in additional notes rather than cash.” In addition under certain circumstances, legal restrictions may limit Parent’s ability to obtain cash from its subsidiaries. Under the Delaware General Corporation Law (the “DGCL”), our subsidiaries may only make dividends (i) out of their “surplus” as defined in the DGCL or (ii) if there is no such surplus, out of their net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under fraudulent transfer laws, our subsidiaries may not pay dividends if the relevant entity is insolvent or is rendered insolvent thereby. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

While we believe that our relevant subsidiaries currently have surplus and are not insolvent, there can otherwise be no assurance that these subsidiaries will not become insolvent or will be permitted to make distributions in the future in compliance with these restrictions in amounts needed to service our indebtedness.

The Exchange Notes will be structurally subordinated to all of BWAY’s and its subsidiaries’ indebtedness and other liabilities and will be effectively subordinated to any of Parent’s secured indebtedness and if a default occurs, BWAY and its subsidiaries may not be able to make funds available to Parent by dividend, debt repayment or otherwise and Parent may not have sufficient funds to fulfill its obligations under the Exchange Notes.

The Exchange Notes will be Parent’s general unsecured senior obligations, will rank equal in right of payment to any future unsecured indebtedness of Parent, will be structurally subordinated to all of BWAY’s and its subsidiaries’ existing and future indebtedness and other liabilities, including BWAY’s borrowings under the Senior Secured Credit Facilities and the 2018 Notes and will be effectively subordinated to any future secured indebtedness of Parent to the extent of the value of the collateral securing such indebtedness.

In the event of the bankruptcy, liquidation, reorganization or other winding up of BWAY or any of its subsidiaries, the holders of the Exchange Notes would not receive any amounts with respect to the Exchange Notes from the assets of such entity until after the payment in full of the claims of the creditors of such entity.

Federal and state statutes may allow courts, under specific circumstances, to void the Exchange Notes and require noteholders to return payments received.

The issuance of the Exchange Notes may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced at a future date by it or on behalf of its unpaid creditors. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer and fraudulent conveyance laws, a court may void or otherwise decline to enforce the Exchange Notes or a court may subordinate the Exchange Notes to Parent’s and its subsidiaries’ existing and future indebtedness.

While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce the Exchange Notes if it found that when Parent issued the Exchange Notes, or, in some states, when payments became due under the Exchange Notes, it received less than reasonably equivalent value or fair consideration and either:

•	it was insolvent or rendered insolvent by reason of such incurrence;

•	it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital;

•	it intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they mature; or

•	it was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

A court might also void the Exchange Notes without regard to the above factors, if such court found that Parent issued the Exchange Notes with actual intent to hinder, delay or defraud our creditors. A court could also find that Parent did not receive reasonably equivalent value or fair consideration for the Exchange Notes if it did not substantially benefit directly or indirectly from the issuance of the Exchange Notes. As a general matter, value is given for a note if, in exchange for the note, property is transferred or an antecedent debt is satisfied. A debtor generally may not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

The measures of insolvency applied by courts, as discussed above in “—Parent is a holding company with no independent operations or assets. Repayment of Parent’s debt, including the Exchange Notes, is dependent on cash flow generated by BWAY and its subsidiaries. Restrictions in BWAY’s and its subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to us,” will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred.

In the event of a finding that a fraudulent conveyance or transfer has occurred, a court may void, or hold unenforceable, the Exchange Notes, which could mean that you may not receive any payments on the Exchange Notes and the court may direct you to repay any amounts that you have already received from Parent for the benefit of creditors. Furthermore, the holders of voided Exchange Notes would cease to have any direct claim against Parent. Consequently, Parent’s assets would be applied first to satisfy its other liabilities, before any portion of its assets could be applied to the payment of the Exchange Notes. Sufficient funds to repay the Exchange Notes may not be available from other sources. Moreover, the voidance of the Exchange Notes could result in an event of default with respect to Parent’s other debt that could result in acceleration of such debt (if not otherwise accelerated due to insolvency or other proceeding).

Parent may elect to pay interest on the Exchange Notes in additional notes rather than cash.

Parent may elect to pay all or half of the interest due on the Exchange Notes for such period in PIK Interest by either increasing the principal amount of the Exchange Notes or by issuing new notes for the entire amount of the interest payment, thereby increasing the aggregate principal amount of the Exchange Notes. As such, holders of the Exchange Notes could potentially receive no Cash Interest on the Exchange Notes. Parent shall pay the first interest payment in respect of the Exchange Notes in PIK Interest.

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from making payments on the Exchange Notes and our other debt obligations.

As a result of the Transactions, we have a substantial amount of debt. At March 31, 2011, we had approximately $875.7 million of total indebtedness (excluding capital lease obligations of approximately $10.0 million) and approximately $60.5 million of available borrowing capacity under the Revolver.

Our substantial level of indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations, including our obligations relating to the Exchange Notes;

•	increase our vulnerability to adverse economic and industry conditions;

•	limit our ability to obtain additional financing for future working capital, capital expenditures, raw materials, strategic acquisitions and other general corporate requirements;

•	expose us to interest rate fluctuations because the interest on the debt under the Revolver is imposed at variable rates;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our debt (including scheduled repayments on our outstanding term loan borrowings under the Senior Secured Credit Facilities), thereby reducing the availability of our cash flow for operations and other purposes, including making cash available to Parent, by dividend, debt repayment or otherwise to enable Parent to make payments on the Exchange Notes;

•	make it more difficult for us to satisfy our obligations to our lenders, resulting in possible defaults on and acceleration of such indebtedness;

•	limit our ability to refinance indebtedness or increase the associated costs;

•	require us to sell assets to reduce debt or influence our decision about whether to do so;

•

limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate or prevent us from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins or our business; and

•

place us at a competitive disadvantage compared to any competitors that have less debt or comparable debt at more favorable interest rates and that, as a result, may be better positioned to withstand economic downturns.

In addition, the Senior Secured Credit Facilities, the Indenture and the 2018 Notes Indenture contain restrictive covenants that will limit our and our subsidiaries’ ability to engage in activities that may be in our long-term best interests. At March 31, 2011, based on our borrowing rates and outstanding principal at March 31, 2011, annual interest expense related to the 2018 Notes and the Senior Secured Credit Facilities was approximately $44.0 million and annual interest expense to be paid through the issuance of PIK Interest (notwithstanding interest accruing on the additional PIK Notes) was approximately $16.3 million. At March 31, 2011, we had $520.7 million outstanding subject to variable interest rates. A 1% increase in the floating rates would increase our annual cash interest by approximately $5.2 million.

Despite substantial levels of indebtedness, we and our subsidiaries have the ability to incur substantially more indebtedness. This could further intensify the risks described above.

We may be able to incur substantial additional debt in the future, including senior debt and debt that will be structurally senior to the Exchange Notes. The terms of the Indenture and the 2018 Notes Indenture do not fully prohibit us from doing so, and the Senior Secured Credit Facilities permit additional borrowings. In particular, BWAY had approximately $60.5 million available under the Revolver at March 31, 2011 (excluding $5.0 million of issued and undrawn letters of credit) and BWAY has the ability to borrow all or a portion of such amount. In addition, the Senior Secured Credit Facilities provide for incremental borrowing if certain conditions are met. If new debt is added to our current debt levels, the related risks that we now face could intensify and we may not be able to meet all our debt obligations, including the repayment of the Exchange Notes. In addition, the Indenture and the 2018 Notes Indenture do not prevent us from incurring obligations that do not constitute indebtedness.

The Indenture, the 2018 Notes Indenture and the credit agreement governing the Senior Secured Credit Facilities contain cross default or cross acceleration provisions that may cause all of the debt issued under those instruments to become immediately due and payable because of a default under an unrelated debt instrument.

The Indenture, the 2018 Notes Indenture and the credit agreement governing our Senior Secured Credit Facilities (the “Credit Agreement”) contain numerous affirmative and negative covenants and, if any portion of our Revolver is outstanding (other than letters of credit in an amount not to exceed 15% of the total Revolver), the Credit Agreement requires us to meet maximum “consolidated total net leverage ratio” (as defined in the Credit Agreement), with adjustments set forth in the Credit Agreement. Our failure to comply with the affirmative, negative and financial covenants in the Indenture, the 2018 Notes Indenture, the Credit Agreement and other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments (together with accrued and unpaid interest and other fees) becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail our operations in order to pay our creditors. These alternative measures could have a material adverse effect on our business, financial position, results of operations and/or cash flows which could cause us to become bankrupt or insolvent or otherwise impair BWAY’s and its subsidiaries’ ability to make cash available to Parent, by dividend, debt repayment or otherwise to enable Parent to make payments on the Exchange Notes.

Restrictive covenants in the Indenture, the 2018 Notes Indenture and the Senior Secured Credit Facilities could restrict our operating flexibility.

The Indenture, the 2018 Notes Indenture and the Senior Secured Credit Facilities contain covenants that limit our and our subsidiaries’ ability to take certain actions. These restrictions may limit our ability to operate our businesses and may prohibit or limit our ability to enhance our operations or take advantage of potential business opportunities as they arise.

The Indenture contains restrictive covenants that, among other things limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends, redeem stock or make other distributions, including distributions to Parent to make payments in respect of Parent’s indebtedness, including the Exchange Notes;

•	make other restricted payments or investments;

•	create liens on assets;

•	create restrictions on payment of dividends or other amounts by us to our restricted subsidiaries;

•	transfer or sell assets;

•	engage in mergers or consolidations;

•	engage in certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

The Senior Secured Credit Facilities require BWAY to maintain specified financial ratios and satisfy other financial conditions. The Senior Secured Credit Facilities restrict, among other things and subject to certain exceptions, BWAY’s ability to:

•	incur additional indebtedness;

•	pay dividends or other payments on capital stock;

•	guarantee other obligations;

•	grant liens on assets;

•	make loans, acquisitions or other investments;

•	dispose of assets;

•	make optional payments or modify certain debt instruments;

•	engage in transactions with affiliates;

•	amend organizations documents;

•	engage in mergers or consolidations;

•	enter into sale and leaseback transactions;

•

enter into arrangements that restrict BWAY and its restricted subsidiaries’ ability to pay dividends, including dividends to Parent to make payments in respect of Parent’s indebtedness, including the Exchange Notes;

•	make acquisitions;

•	change the nature of the business conducted by BWAY and its subsidiaries;

•	change its fiscal quarter and fiscal year; and

•	designate its subsidiaries as unrestricted subsidiaries.

In addition, with respect to the Revolver, if any portion of the Revolver is outstanding (other than letters of credit in an amount not to exceed 15% of the total commitment under the Revolver) BWAY is required to comply with financial covenants, including a maximum “consolidated total net leverage ratio” (as defined in the Credit Agreement). The failure to comply with such financial covenant would not trigger an event of default with respect to the Term Loans unless 30 days have passed since the revolving lenders could accelerate outstanding obligations under the Revolver and the revolving lenders actually accelerate the obligations under the Revolver by virtue of such breach.

Our ability to comply with the covenants and restrictions contained in the Indenture, the 2018 Notes Indenture and the Credit Agreement may be affected by economic conditions and by financial, market and competitive factors, many of which are beyond our control. Our ability to comply with these covenants in future periods will also depend substantially on the pricing and sales volume of our products, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy.

The breach of any of these covenants or restrictions could result in a default under any of the Indenture, the 2018 Notes Indenture or the Credit Agreement that would permit the holders or applicable lenders to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest and any applicable redemption premium. In that case, BWAY may be unable to make borrowings under the Credit Agreement and may not be able to repay the amounts due under the 2018 Notes and the Senior Secured Credit Facilities and may not be able to make cash available to Parent, by dividend, debt repayment or otherwise to enable Parent to make payments on the Exchange Notes. This could have serious consequences to our financial position, results of operations and/or cash flows and could cause us to become bankrupt or insolvent.

If we do not generate sufficient cash flows, we may be unable to service all of our indebtedness.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash, make scheduled payments or to refinance our debt obligations depends on our successful financial and operating performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control.

If our cash flow and capital resources are insufficient to fund our debt service obligations to repay the Revolver when it matures in 2015 or the Exchange Notes when they mature in 2015, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets or operations, reducing or delaying capital investments, or seeking to raise additional capital. Any refinancing of our debt could be at higher interest rates and may require us to comply with more restrictive covenants which could further restrict our business operations and impair BWAY’s ability to make cash available to Parent, by dividend, debt repayment or otherwise to enable Parent to repay amounts due on the Exchange Notes. Our ability to implement successfully any such alternative financing plans will be dependent on a range of factors, including general economic conditions, the level of activity in mergers and acquisitions and capital markets generally and the terms of our various debt instruments then in effect. In addition, the Senior Secured Credit Facilities are secured by a lien on substantially all of BWAY’s and its subsidiaries’ assets, and any successor credit facility is likely to be secured on a similar basis. As such, our ability to refinance the Exchange Notes, seek additional financing or BWAY’s ability to make cash available to Parent, by dividend, debt repayment or otherwise to enable Parent to make payments on the Exchange Notes could be impaired as a result of such security interest and the agreements governing such security interests.

Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms could have a material adverse effect on our business, including our financial condition and results of operations, as well as on BWAY’s ability to make cash available to Parent to enable Parent to satisfy its obligations on the Exchange Notes.

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the Indenture.

Under the Indenture, if we experience specific kinds of change of control, we must offer to repurchase the Exchange Notes at a price equal to 101% of the principal amount of the Exchange Notes plus accrued and unpaid interest to the date of purchase. The occurrence of specified events that would constitute a change of control under the Indenture would also constitute a default under the Senior Secured Credit Facilities that permits the lenders to accelerate the maturity of borrowings thereunder and would require BWAY to offer to repurchase the 2018 Notes under the 2018 Notes Indenture. In addition, the Senior Secured Credit Facilities may limit or prohibit the purchase of the Exchange Notes by us in the event of a change of control, unless and until the indebtedness under the Senior Secured Credit Facilities and the 2018 Notes is repaid in full. As a result, following a change of control event, we may not be able to repurchase the Exchange Notes unless all indebtedness outstanding under the Senior Secured Credit Facilities is first repaid and any other indebtedness that contains similar provisions is repaid, or we obtain a waiver from the holders of such indebtedness to provide

Parent with sufficient cash to repurchase the Exchange Notes. Any future debt agreements that we enter into may contain similar provisions. BWAY may not be able to obtain such a waiver, in which case Parent may be unable to repay all indebtedness under the Exchange Notes. Any requirement to offer to repurchase the Exchange Notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all.

The interests of Madison Dearborn may differ from the interests of the holders of the Exchange Notes.

The MDP Investment Funds and certain members of our management indirectly own 100% of Parent’s and BWAY’s equity interests. As a result, the MDP Investment Funds collectively exercise a controlling influence over matters requiring stockholder approval and our policies and affairs. The interests of the MDP Investment Funds may differ from yours in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the MDP Investment Funds and their affiliates, as equity holders, might conflict with your interests as an Exchange Note holder. The MDP Investment Funds and their affiliates may also have an interest in pursuing acquisitions, combinations, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as an Exchange Note holder. Additionally, the Indenture and the 2018 Notes Indenture permit us to pay advisory fees and dividends or make other restricted payments under certain circumstances, and the MDP Investment Funds may have an interest in our doing so.

The MDP Investment Funds and their affiliates routinely make investments in companies and may, from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of our business or are our suppliers or customers. You should consider that the interests of investors in these businesses may differ from yours in material respects.

You may be required to pay U.S. federal income tax on the Exchange Notes even if we do not pay Cash Interest.

We have the option to pay interest on the Exchange Notes in Cash Interest or PIK Interest. For U.S. federal income tax purposes, the existence of this option means that none of the interest payments on the Exchange Notes is qualified stated interest. Consequently, the Exchange Notes are treated for U.S. federal income tax purposes as issued with original issue discount (“OID”). A holder subject to U.S. federal income tax will be required to include such OID in gross income (as ordinary income) as it accrues, regardless of whether such holder uses the accrual method of accounting.

The filing of a bankruptcy petition against us may limit your recovery of original issue discount on the Exchange Notes.

If a bankruptcy petition were filed by or against us under applicable U.S. federal bankruptcy laws, the issuance of the Exchange Notes and the claim by any holder of the Exchange Notes for the principal amount of the Exchange Notes may be limited to an amount equal to the sum of:

•	the original issue price of the Old Notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the applicable U.S. federal bankruptcy laws.

Any original issue discount that was not amortized as of the date of the bankruptcy filing may constitute unmatured interest. Accordingly, holders of the Exchange Notes under these circumstances may receive a lesser amount than they may be entitled to under the terms of the Indenture, even if sufficient funds are available.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” You should not place undue reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Some important factors include:

•	competitive risks from other container manufacturers or self-manufacture by customers;

•	termination of our customer contracts;

•	loss or reduction of business from key customers;

•	dependence on key personnel;

•	increases in steel, resin or other raw material and energy costs or availability, which cost increases may not coincide with our ability to timely or fully recoup such increases;

•	product liability or product recall costs;

•	lead pigment and lead paint litigation;

•	increased consolidation in our end-markets;

•	consolidation of key suppliers;

•	decreased sales volume in our end-markets;

•	increased use of alternative packaging;

•	product substitution;

•	labor unrest;

•	environmental, health and safety costs;

•	management’s inability to evaluate and selectively pursue acquisitions;

•	fluctuation of our quarterly operating results;

•	current economic conditions;

•	the availability and cost of financing;

•	an increase in interest rates;

•	restrictions in our debt agreements;

•	fluctuations of the Canadian dollar; and

•	other factors disclosed in this prospectus.

In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

	Predecessor					Successor		Pro Forma
	Fiscal Year 2006	Fiscal Year 2007	Fiscal Year 2008	Fiscal Year 2009	Period from September 28, 2009 to June 15, 2010	Period from June 16, 2010 to September 30, 2010	Six Months Ended March 31, 2011	Fiscal Year Ended September 30, 2009	Six Months Ended March 31, 2010
Ratio of Earnings to Fixed Charges (1)(2)(3)(4) (5)(6)	1.5x	N/A	1.3x	1.9x	N/A	N/A	N/A	N/A	N/A

(1)	The Ratio of Earnings to Fixed Charges should be read in conjunction with “Selected Historical Consolidated Financial Information” and “Unaudited Pro Forma Condensed Consolidated Financial Information,” each included elsewhere in this prospectus.
(2)	For the year ended September 30, 2007, for the periods from September 28, 2009 to June 15, 2010 and June 16, 2010 to September 30, 2010 and for the six months ended March 31, 2011, our earnings were insufficient to cover fixed charges by $2.2 million, $52.8 million, $11.9 million and $23.8 million respectively.
(3)	The pro forma ratio, calculated for the fiscal year ended September 30, 2010, gives effect to the consummation of the Transactions and the issuance of the Old Notes and is based on the pro forma information under “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this prospectus.
(4)	For the fiscal year ended September 30, 2010, our earnings were insufficient to cover fixed charges, calculated on a pro forma basis to give effect to the consummation of the Transactions and the issuance of the Old Notes, by $23.2 million.
(5)	The pro forma ratio, calculated for the six months ended March 31, 2011, gives effect to the issuance of the Old Notes and is based on the pro forma information under “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this prospectus.
(6)	In the six months ended March 31, 2011, our earnings were insufficient to cover fixed charges, calculated on a pro forma basis to give effect to the issuance of the Old Notes, by $24.1 million.

EXCHANGE OFFER

Purpose of the Exchange Offer

The Exchange Offer is designed to provide holders of Old Notes with an opportunity to acquire Exchange Notes which, unlike the Old Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

The Initial Old Notes were originally issued and sold on October 26, 2010, to the initial purchasers, pursuant to the purchase agreement dated October 21, 2010. The Old Notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the Old Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Old Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the Initial Old Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Old Notes, pursuant to the Exchange Offer. The Registration Rights Agreement provides that we will file with the SEC an Exchange Offer registration statement on an appropriate form under the Securities Act and offer to holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for Exchange Notes.

Under existing interpretations by the staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the Exchange Offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Old Notes that exchanges such Old Notes for Exchange Notes in the Exchange Offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Old Notes or Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Old Notes

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the Exchange Offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes accepted in the Exchange Offer. Holders may tender some or all of their outstanding Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

(1)	the Exchange Notes will bear a different CUSIP Number from the Old Notes;

(2)	the Exchange Notes have been registered under the Securities Act and will not bear legends restricting their transfer; and

(3)	the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer to which this prospectus relates are terminated.

The Exchange Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will constitute, with the Old Notes, a single series of notes under the Indenture.

As of May 15, 2011, approximately $158.4 million aggregate principal amount of Old Notes were outstanding, which gives effect to the issuance of $8,382,811 of PIK Notes on May 2, 2011 as PIK Interest. This prospectus and the letter of transmittal are being sent to all registered holders of the Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer.

Holders of Old Notes do not have any appraisal or dissenters’ rights under the General Corporate Law of the State of Delaware or the Indenture in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act.

We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral notice (promptly confirmed in writing) or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder thereof promptly following the expiration date of the Exchange Offer.

Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See “ Fees and Expenses” and “ Transfer Taxes” below.

The Exchange Offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on                     , 2011, unless we, in our sole discretion, extend the Exchange Offer, in which case the term “expiration date” will mean the latest date and time to which the Exchange Offer is extended.

To extend the Exchange Offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1) notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2) issue a notice by press release or other public announcement.

Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

We reserve the right, in our sole discretion:

(1) if any of the conditions below under the heading “Conditions to the Exchange Offer” shall have not been satisfied,

(a) to delay accepting any Old Notes, but only to the extent that such delay is the result of an extension of the Exchange Offer and permitted by Rule 14e-1 promulgated under the Exchange Act,

(b) to extend the Exchange Offer, or

(c) to terminate the Exchange Offer, or

(2) to amend the terms of the Exchange Offer in any manner.

Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day following such decision. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders. In the event of a material change to the terms of the Exchange Offer, including the waiver of a material condition, we will extend the term of the Exchange Offer, if necessary, so that at least five business days remain in the Exchange Offer following notice of any such material change.

Interest on the Exchange Notes

No interest will be paid on either the Exchange Notes or the Old Notes at the time of the exchange. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on such Old Notes at the time of tender. Rather, that interest will be payable on the Exchange Notes delivered in exchange for the Old Notes on the first interest payment date after the expiration date of the Exchange Offer.

Procedures for Tendering Old Notes

Only a holder of Old Notes may tender outstanding Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and, unless transmitting an agent’s message in connection with a book-entry transfer, mail or otherwise deliver the letter of transmittal or the facsimile, together with the Old Notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the Old Notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Old Notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

To participate in the Exchange Offer, each holder will be required to make the following representations to us:

(1) you or any other person acquiring Exchange Notes in exchange for your Old Notes in the Exchange Offer is acquiring them in the ordinary course of business;

(2) neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes in the Exchange Offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

(3) neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes has an arrangement or understanding with any person (including us or any of our affiliates) to participate in the distribution of Exchange Notes issued in the Exchange Offer;

(4) neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(5) if you or another person acquiring Exchange Notes in exchange for your Old Notes is a broker-dealer and you acquired the Old Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this Exchange Offer prospectus in connection with resales of the Exchange Notes issued in the Exchange Offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the Exchange Offer, you or that person:

(1) may not rely on the applicable interpretations of the staff of the SEC and therefore may not participate in the Exchange Offer; and

(2) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Old Notes.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of Old Notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Old Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Letter of Transmittal” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations) (each an “Eligible Guarantor Institution”) unless the outstanding Old Notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Guarantor Institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an Eligible Guarantor Institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding Old Notes listed in this prospectus, the outstanding Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding Old Notes with the signature thereon guaranteed by an Eligible Guarantor Institution.

If the letter of transmittal or any bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account with respect to the Old Notes in accordance with DTC’s procedures for the transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth in this prospectus on or prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of Old Notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

No Guaranteed Delivery

There are no guaranteed delivery procedures provided by Parent in connection with the exchange offer. As only registered holders are authorized to tender Old Notes through DTC, beneficial owners of Old Notes that are held in the name of a custodial entity must contact such entity sufficiently in advance of the expiration date if they wish to tender Old Notes and be eligible to receive the Exchange Notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Old Notes in the Exchange Offer, either a notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus or you must comply with the appropriate withdrawal procedures of DTC’s ATOP. Any notice of withdrawal must be in writing and:

(1) specify the name of the person having deposited the Old Notes to be withdrawn;

(2) identify the Old Notes to be withdrawn, including the certificate number(s) and principal amount of the Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Old Notes register the transfer of the Old Notes into the name of the person withdrawing the tender; and

(4) specify the name in which any Old Notes are to be registered, if different from that of the person depositing the Old Notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us in our sole discretion, which determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under “—Procedures for Tendering Old Notes” at any time prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Old Notes and may terminate the Exchange Offer (whether or not any Old Notes have been accepted for exchange) or amend the Exchange Offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•

there is instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes in the Exchange Offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any governmental authority, domestic or foreign; or

•

any action has been taken by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the Exchange Offer; or the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the Exchange Offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening of these calamities; or

•

any change or any development that has occurred in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the Exchange Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange; or

•

there shall occur a change in the current interpretation by the staff of the SEC which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the Exchange Offer; or

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual legal impediment (including a default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the Exchange Offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the Exchange Offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Old Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the Exchange Offer.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as the exchange agent for the Exchange Offer. You should direct questions or requests for assistance with respect to the Exchange Offer procedures and requests for additional copies of this prospectus and the letter of transmittal to the exchange agent addressed as follows:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., EXCHANGE AGENT

By mail, hand delivery or overnight courier:

Bank of New York Mellon Corporation

Corporate Trust - Reorganization Unit

480 Washington Boulevard, 27th Floor

Jersey City, NJ 07310

Attention: Ms. Carrolle Montreuil

For Information Call:

(212) 815-5920

For facsimile transmission (for eligible institutions only):

(212) 298-1915

Confirm by Telephone:

(212) 815-5920

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers employees and by persons so engaged by the exchange agent.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the Exchange Offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer Taxes

If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

You May Suffer Adverse Consequences if you Fail to Exchange Outstanding Old Notes

If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the Exchange Offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the Exchange Offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the Exchange Offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the Indenture provides for if we do not complete the Exchange Offer.

Consequences of Failure to Exchange

The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

The Registration Rights Agreement also requires that we file a shelf registration statement if:

(1) because of any change in applicable law or in currently prevailing interpretations of the staff of the SEC, the issuer is not permitted to effect the Exchange Offer; or

(2) upon receipt of a written notification from any holder prior to the 20th business day following the consummation of the Exchange Offer representing that:

(i)	it is prohibited by law or SEC policy from participating in the Exchange Offer;

(ii)	it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer registration statement is not appropriate or available for such resales;

(iii)	it is a broker-dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Issuer); or

(iv)	it is an affiliate of the issuer and will not receive Exchange Notes in the Exchange Offer that may be freely transferred without restriction under federal securities laws.

We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

Old Notes may be subject to restrictions on transfer until:

(1) a person other than a broker-dealer has exchanged the Old Notes in the Exchange Offer;

(2) a broker-dealer has exchanged the Old Notes in the Exchange Offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(3) the Old Notes are sold under an effective shelf registration statement that we have filed; or

(4) the Old Notes are sold to the public under Rule 144 of the Securities Act.

USE OF PROCEEDS

This Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. The Old Notes properly tendered and exchanged for Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the Exchange Offer.

The gross proceeds from the offering of the Initial Old Notes were $150 million before deducting discounts to the initial purchasers, the OID on the Initial Old Notes and the fees and expenses of the offering. We used the net proceeds from the offering of the Initial Old Notes, together with borrowings under the Senior Secured Credit Facilities, cash from our equity sponsors and cash on hand, to fund the Transactions, including paying related fees and expenses. We issued $8,382,811 of PIK Notes on May 2, 2011 as PIK Interest on the Initial Old Notes for the interest period which ended on May 1, 2011.

CAPITALIZATION

The following table describes our consolidated capitalization as of March 31, 2011. You should read this table in conjunction with “Selected Historical Consolidated Financial Information,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

As of March 31, 2011
(Dollars in millions)
Debt:
Senior Secured Credit Facilities:
Revolver	$9.5
Term Loan(1)	511.2
2018 Notes(2)	205.0
The Old Notes(3)	150.0

Total debt (including current portion)(4)	$875.7
Total stockholders’ equity	130.2

Total capitalization	$1,005.9

(1)	Represents principal amount of the indebtedness without reduction for OID of approximately $2.2 million on the Term Loan.
(2)	Reflects principal amount of the indebtedness without reduction for OID of approximately $2.5 million on the 2018 Notes.
(3)	Reflects principal amount of the indebtedness without reduction for OID of approximately $4.2 million on the Old Notes.
(4)	Total debt excludes approximately $10.0 million of capital lease obligations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following pro forma financial information includes an unaudited pro forma condensed consolidated statements of operations for the six months ended March 31, 2011 and for the fiscal year ended September 30, 2010 (which consists of the periods from September 28, 2009 to June 15, 2010 for Predecessor and from June 16, 2010 to September 30, 2010 for Successor) and accompanying explanatory notes, which should be read in conjunction with the statements. We derived the unaudited pro forma condensed consolidated statements of operations by applying pro forma adjustments to our historical consolidated statements of operations appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of operations for the six months ended March 31, 2011 gives effect to the issuance of the Old Notes that occurred on October 26, 2010 as if it had occurred on September 28, 2009. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended September 30, 2010 gives effect to the Transactions that occurred on June 16, 2010 and to the issuance of the Old Notes that occurred on October 26, 2010, as if they had occurred on September 28, 2009. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable based on information currently available, and are described in the accompanying notes.

The unaudited pro forma condensed consolidated statement of operations should not be considered indicative of actual results that would have been achieved for the periods indicated had the Transactions been consummated or the Old Notes issued on September 28, 2009 and do not purport to indicate results of operations for any future period.

We have accounted for the Transactions in accordance with accounting guidance for business combinations and, accordingly, have recognized assets acquired and liabilities assumed at fair value as of the acquisition date. As the Transactions were completed on June 16, 2010, they have been reflected in the consolidated balance sheets as of March 31, 2011 and September 30, 2010, each of which are included elsewhere in this prospectus. The adjustment of historical recorded amounts of assets and liabilities to their respective fair values primarily resulted in adjustments to depreciation and amortization expense, financing related to the Transactions resulted in adjustments to interest expense and these adjustments resulted in adjustments to the provision for income taxes, each of which have been reflected in the pro forma condensed consolidated statement of operations.

The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the information contained in “Prospectus Summary-The Transactions,” “Selected Historical Consolidated Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of the Exchange Notes,” and the audited consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

BWAY PARENT COMPANY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Six Months Ended March 31, 2011
	Historical	Pro Forma Adjustment for the Issuance of the Old Notes		Pro Forma
	(Dollars in millions)
Net sales	$543.0	$—		$543.0
Costs and expenses:
Cost of products sold (excluding depreciation and amortization)	475.9	—		475.9
Depreciation and amortization	43.7	—		43.7
Selling and administrative	10.4	—		10.4
Restructuring	0.8	—		0.8
Interest expense, net	35.4	1.8	(a)	37.2
Business acquisition costs	0.6	—		0.6
Other	—	(1.5	)(b)	(1.5)

Total costs and expenses	566.8	0.3		567.1

Loss before income taxes	(23.8)	(0.3)		(24.1)
Benefit from income taxes	(8.9)	(0.1	)(c)	(9.0)

Net loss	$(14.9)	$(0.2)		$(15.1)

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

BWAY PARENT COMPANY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(a)	Represents the following pro forma adjustments to interest expense:

Six Months Ended March 31, 2011
(Dollars in millions)
Additional interest expense on outstanding Old Notes	$1.6
Additional OID	0.1
Additional amortization of debt issuance costs	0.1

Pro forma adjustment to interest expense	$1.8

(b)	Represents the reversal of a transaction fee paid to affiliates of Madison Dearborn related to the issuance of the Old Notes. The fee was expensed in the six months ended March 31, 2011. However, assuming the Old Notes were issued at the beginning of fiscal 2010, the fee would have been expensed at that time.

(c)	Represents the impact of the pro forma adjustments on the benefit from income taxes based on a statutory tax rate of approximately 33.3%.

BWAY PARENT COMPANY, INC. (AND PREDECESSOR) AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Fiscal Year Ended September 30, 2010(a)
		Pro Forma Adjustments
	Historical(b)	Consummation of the Transactions		Issuance of the Old Notes		Pro Forma
	(Dollars in millions)
Net sales	$1,030.9	$—		$—		$1,030.9
Costs and expenses:
Cost of products sold (excluding depreciation and amortization)	874.5	(1.7	)(c)	—		872.8
Depreciation and amortization	59.1	21.8	(d)	—		80.9
Selling and administrative	23.7	(2.5	)(e)	—		21.2
Restructuring	5.3	—		—		5.3
Interest, net	41.0	12.6	(f)	18.6	(f)	72.2
Merger transaction costs	30.4	(30.4	)(g)	—		—
Business acquisition costs	1.1	—		—		1.1
Loss on extinguishment of debt	59.9	(59.9	)(h)	—		—
Other	0.6	—		—	(j)	0.6

Total costs and expenses	1,095.6	(60.1)		18.6		1,054.1

Loss before income taxes	(64.7)	60.1		(18.6)		(23.2)
Benefit from income taxes	(16.5)	13.3	(i)	(6.7	)(i)	(9.9)

Net loss	$(48.2)	$46.8		$(11.9)		$(13.3)

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

BWAY PARENT COMPANY, INC. (AND PREDECESSOR) AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(a)	The fiscal year ended September 30, 2010 consists of the periods from September 28, 2009 to June 15, 2010 and from June 16, 2010 to September 2010. See note (b).
(b)	Historical results represent the combined historical results of operations of Predecessor and Successor. The combined results were determined by the mathematical addition of the two periods as follows:

	Period from September 28, 2009 to June 15, 2010 (Predecessor)	Period from June 16, 2010, September 30, 2010 (Successor)	Fiscal Year Ended September 30, 2010 (Combined)
	(Dollars in millions)
Net sales	$705.9	$325.0	$1030.9
Costs and expenses:
Cost of products sold (excluding depreciation and amortization)	598.5	276.0	874.5
Depreciation and amortization	37.1	22.0	59.1
Selling and administrative	17.2	6.5	23.7
Restructuring	3.1	2.2	5.3
Interest expense, net	25.2	15.8	41.0
Merger transaction costs	16.5	13.9	30.4
Business acquisition costs	0.6	0.5	1.1
Loss on extinguishment of debt	59.9	—	59.9
Other	0.6	—	0.6

Total costs and expenses	758.7	336.9	1,095.6

Loss before income taxes	(52.8)	(11.9)	(64.7)
Benefit from income taxes	(15.8)	(0.7)	(16.5)

Net loss	$(37.0)	$(11.2)	$(48.2)

(c)	Represents the following pro forma adjustments to cost of products sold:

Fiscal Year Ended September 30, 2010
(Dollars in millions)
Elimination of stock-based compensation expense related to accelerated vesting(1)	$(1.5)
Elimination of employer payroll taxes on option settlement(2)	(0.2)

Total pro forma adjustments to cost of products sold	$(1.7)

(1)	Represents additional stock-based compensation expense recognized related to the accelerated vesting of certain stock options as a result of the Transactions. If the Transactions had not occurred, the compensation expense would have been recognized over the remaining service period. Stock-based compensation expense in the historical information has not otherwise been adjusted.
(2)	Represents employer payroll taxes on amounts included in employee compensation relating to stock options settled as part of the Transactions.

(d)	Represents the following adjustments to depreciation and amortization:

Fiscal Year Ended September 30, 2010
(Dollars in millions)
Depreciation expense(1)	$1.2
Amortization expense(2)	20.6

Total pro forma adjustments to depreciation and amortization	$21.8

(1)	Represents incremental depreciation expense on a pro forma basis resulting from the revaluation of property, plant and equipment to fair value and adjustment of useful lives.
(2)	Represents incremental amortization expense on a pro forma basis resulting from intangible assets acquired in the Transactions

(e)	Represents the following pro forma adjustments to selling and administrative expense:

Fiscal Year Ended September 30, 2010
(Dollars in millions)
Elimination of stock-based compensation expense related to accelerated vesting(1)	$(1.7)
Elimination of employer payroll taxes on option settlement(2)	(0.8)

Total pro forma adjustments to cost of products sold	$(2.5)

(1)	Represents additional stock-based compensation expense recognized related to the accelerated vesting of certain stock options as a result of the Transactions. If the Transactions had not occurred, the compensation expense would have been recognized over the remaining service period. Stock-based compensation expense in the historical information has not otherwise been adjusted.
(2)	Represents employer payroll taxes on amounts included in employee compensation relating to stock options settled as part of the Transactions.

(f)	Represents incremental interest expense on a pro forma basis resulting from new debt, including the amortization of debt issuance costs associated with the new debt. The pro forma adjustment consists of the following:

	Fiscal Year Ended September 30, 2010
	Consummation of the Transactions	Issuance of the Old Notes
	(Dollars in millions)
Interest expense on new debt(1)(2)	$34.0	$16.8
Less: interest expense, historical, on retired debt	(19.9)	—
Accretion of OID on new debt	0.4	0.9
Less: accretion of OID, historical, on retired debt	(3.2)	—
Amortization of debt issuance costs on new debt	2.8	0.9
Less: amortization of debt issuance costs, historical, on retired debt	(1.5)	—

Pro forma adjustments to interest expense	$12.6	$18.6

(1)

The new debt related to the Transactions consists of $205.0 million of senior notes at a fixed rate of 10% and, at closing, $490.0 million of borrowings under the Senior Secured Credit Facilities at a variable rate. The variable rate on the borrowings under the Senior Secured Credit Facilities is subject to a floor rate of 5.5%, which we have assumed to be the rate during fiscal 2010 on a pro forma basis. Based on actual

LIBOR during fiscal 2010, we do not believe the rate would have exceeded the floor rate of 5.5%. In addition, as required by the Senior Secured Credit Facilities, we entered into an interest rate swap arrangement on a notional amount of $142.5 million, whereby we pay a fixed rate of 1.88% and receive a floating LIBOR rate subject to a floor of 1.75%. Under the Credit Agreement, the arrangement was to be in place within 60 days of closing. The pro forma interest expense adjustment includes the 0.13% impact of the interest swap arrangement for 10 months of fiscal 2010.

(2)	The new debt related to the Initial Old Notes consists of $150.0 million of Old Notes at a fixed rate of 10.125% if paid in cash and of 10.875% if paid through the issuance of additional notes. Interest expense has been calculated at 10.875% assuming interest will be paid through the issuance of additional notes.

(g)	Represents the reversal of costs and expenses included in the historical financial information associated with the Transactions.

(h)	Represents the reversal of the loss on extinguishment of debt recognized in the historical results of operations. The loss is a one-time expense directly related to old debt, which was refinanced in the Transactions, and would not have a continuing impact. The loss on extinguishment of debt included the write-off of unaccreted OID of $23.3 million, $28.6 million of tender and consent payments, the write-off of $7.2 million of unamortized debt issuance costs and $0.8 million of fees and expenses.

(i)	Represents the effect of the pro forma adjustments on taxable income, including the effect on certain permanent items, using a combined statutory tax rate of approximately 37.7%.

(j)	We paid a $1.5 million transaction fee to affiliates of Madison Dearborn associated with the issuance of the Old Notes. The fee was equal to 1% of the principal amount of notes issued. We expensed the fee in the six months ended March 31, 2011. The fee is nonrecurring as related to the issuance of the Old Notes and has not been included in the determination of net loss on a pro forma basis for the fiscal year ended September 30, 2010.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Parent was incorporated on February 10, 2010 and has no assets, liabilities, revenues, expenses or operations, other than the stock of Holdings following the completion of the Transactions and liabilities related to the Old Notes following their issuance on October 26, 2010. The following table sets forth our selected historical consolidated financial information and other data for Parent and its subsidiaries on a consolidated basis, which you should read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information”, the audited consolidated financial statements and the related notes thereto and the unaudited condensed consolidated financial statements and the related notes thereto, each contained elsewhere in this prospectus. The selected historical consolidated financial information and other data as of October 1, 2006 and September 30, 2007 and for each of the two fiscal years ended September 30, 2007 and as of September 28, 2008 presented below have been derived from our predecessor’s audited consolidated financial statements which are not included elsewhere in this prospectus. The selected historical consolidated financial information and other data as of September 27, 2009, and for each of the fiscal years in the two-year period ended September 27, 2009 and for the period from September 28, 2009 to June 15, 2010 presented below have been derived from our predecessor’s audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial information and other data as of and for the six months ended March 31, 2010 presented below have been derived from our predecessor’s unaudited condensed consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial information and other data as of September 30, 2010 and for the period from June 16, 2010 to September 30, 2010 presented below have been derived from our successor’s audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial information and other data as of and for the six months ended March 31, 2011 presented below have been derived from our successor’s unaudited condensed consolidated financial statements included elsewhere in this prospectus. Financial and other data of our predecessor relate to our predecessor prior to the consummation of the Merger and financial and other data of our successor relate to our successor after consummation of the Merger. Due to the different number of days in the predecessor period from September 28, 2009 to June 15, 2010 and the successor period from June 16, 2010 to September 30, 2010, income statement amounts for those periods are not comparable. Financial and other data for interim periods include all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations as of and for the periods presented. The results of operations for interim periods are not necessarily indicative of the results of operations to be expected for any interim or annual period.

	Predecessor					Successor	Predecessor	Successor
	2006	Fiscal Year(1) 2007	2008	2009	Period from September 28, 2009 to June 15, 2010	Period from June 16, 2010 to September 30, 2010	Six Months Ended March 31, 2010	Six Months Ended March 31, 2011
	(Dollars in millions)
Income Statement Data:
Net sales	$918.5	$959.0	$1,019.0	$904.4	$705.9	$325.0	$467.0	$543.0
Operating costs and expenses:
Cost of products sold (excluding depreciation and amortization)(2)(3)(4)	790.6	830.1	889.0	755.5	598.5	276.0	394.8	475.9
Depreciation and amortization(5)	41.6	45.4	46.8	44.8	37.1	22.0	26.8	43.7
Selling and administrative expense(6)(7)(8)	29.8	37.2	24.9	23.4	17.2	6.5	10.7	10.4
Public offering expense(9)	—	9.6	—	—	—	—	—	—
Restructuring charge(10)(11)(12)(13)(14)	1.5	(0.1)	9.6	5.6	3.1	2.2	2.7	0.8
Merger transaction costs(15)	—	—	—	—	16.5	13.9	5.0	—
Business acquisition costs(16)	—	—	—	—	0.6	0.5	0.5	0.6
Other expense, net(17)	1.8	1.0	0.2	0.5	0.6	—	0.8	—

Income from operations	53.2	35.8	48.5	74.6	32.3	3.9	25.7	11.6

	Predecessor					Successor	Predecessor	Successor
	2006	Fiscal Year(1) 2007	2008	2009	Period from September 28, 2009 to June 15, 2010	Period from June 16, 2010 to September 30, 2010	Six Months Ended March 31, 2010	Six Months Ended March 31, 2011
	(Dollars in millions)
Loss on extinguishment of debt(18)(19)	—	—	—	4.8	59.9	—	—	—
Interest expense, net(20)(21)(22)	34.7	38.0	35.3	35.1	25.2	15.8	17.7	35.4

Income (loss) before income taxes and cumulative effect of change in accounting principle	18.5	(2.2)	13.2	34.7	(52.8)	(11.9)	8.0	(23.8)
Cumulative effect of change in accounting principles, net of tax	(0.4)	—	—	—	—	—	—	—
Provision for (benefit from) income taxes(23)(24)	9.2	0.9	1.3	11.2	(15.8)	(0.7)	2.8	(8.9)

Net income (loss)	$8.9	$(3.1)	$11.9	$23.5	$(37.0)	$(11.2)	$5.2	$(14.9)

Other financial data:
Ratio of earnings to fixed charges(25)	1.5x	—	1.3x	1.9x			1.4x
Capital expenditures	$25.0	$25.6	$34.0	$18.5	$18.1	$6.4	$12.4	$18.5

Balance sheet data(26):
Working capital(27)	$91.8	$106.5	$117.2	$127.3		$162.9	$124.3	$153.3
Total assets(26)	$854.5	$857.9	$882.4	$855.5		$1,363.0	$881.2	$1,402.1
Total Debt(28)	$440.4	$425.8	$421.7	$411.8		$698.6	$411.2	$876.8
Stockholders’ equity(29)	$137.8	$157.3	$173.7	$198.3		$281.6	$207.9	$130.2

(1)	Effective at the beginning of fiscal 2010, which began September 28, 2009, our fiscal year ends on September 30. Prior to fiscal 2010, our fiscal year ended on the Sunday closest to September 30. Fiscal years 2006, 2007, 2008 and 2009 each consisted of 52 weeks and ended October 1, 2006, September 30, 2007, September 28, 2008 and September 27, 2009, respectively.

Certain of our subsidiaries have fiscal periods on a calendar basis and a September 30 fiscal year end. For fiscal years prior to 2010, financial and other data for these subsidiaries have been consolidated as of and for the fiscal years ended September 30 of 2006, 2007, 2008 and 2009. There were no significant or unusual transactions that would adversely impact the consolidated financial and other data between the end of our fiscal year and the fiscal year end of these subsidiaries.

Financial and other data for the periods presented include the results of operations from and including July 17, 2006 related to the acquisition of ICL, from and including January 30, 2007 related to the acquisition of Vulcan, from and including August 21, 2009 related to the acquisition of Central Can, from and including October 23, 2009 related to the acquisition of Ball Plastics, from and including October 8, 2010 related to the acquisition of Plastican and from and including December 17, 2010 related to the acquisition of Phoenix.

(2)	Stock-based compensation expense included in cost of products sold and selling and administrative expense for the periods indicated was as follows:

	Predecessor					Successor	Predecessor	Successor
	2006	Fiscal Year(a) 2007	2008	2009	Period from September 28, 2009 to June 15, 2010	Period from June 16, 2010 to September 30, 2010	Six Months Ended March 31, 2010	Six Months Ended March 31, 2011
	(Dollars in millions)
Stock-Based Compensation Expense(a):
Cost of products sold (excluding depreciation and amortization)(b)	$0.2	$2.5	$1.5	$(0.5)	$1.9	$0.1	$0.3	$0.2
Selling and administrative expense(c)	9.9	9.8	4.8	1.5	2.0	0.2	0.1	0.5

Total stock-based compensation expense	$10.1	$12.3	$6.3	$1.0	$3.9	$0.3	$0.4	$0.7

(a)	See note 1 above.

(b)	For the period from September 28, 2009 to June 15, 2010, stock-based compensation expense included the recognition of $1.5 million related to options vested in the Merger. In 2007, 2008, 2009, included in stock-based compensation expense (credit) was $0.6 million, $1.5 million and $(0.7) million, respectively, related to exit options for which vesting conditions were modified in June 2007 concurrent with Predecessor’s initial public offering. In 2007, stock-based compensation expense also included $1.8 million related to the accelerated vesting of certain stock options in June 2007 concurrent with Predecessor’s initial public offering.
(c)	For the period from September 28, 2009 to June 15, 2010, stock-based compensation expense included the recognition of $1.7 million related to options vested in the Merger. In 2009, 2008 and 2007, stock-based compensation expense included $1.5 million, $4.8 million and $1.5 million, respectively, related to exit options for which vesting conditions were modified in June 2007 concurrent with Predecessor’s initial public offering. In 2007, non-cash stock-based compensation expense also included $7.8 million related to the accelerated vesting of certain stock options in June 2007 concurrent with Predecessor’s initial public offering. In 2006, stock-based compensation expense included $8.8 million related to the cash settlement of certain stock options exercised by one of our officers.

(3)	In the period from June 16, 2010 to September 30, 2010, included in the cost of products sold was approximately $3.7 million related to the amortization of a fair value adjustment recorded to increase inventory in the purchase price allocation related to the Merger.
(4)	In 2007, included in cost of products sold was approximately $2.5 million related to a management bonus, including employer taxes and related employee benefits, paid upon the successful completion of Predecessor’s initial public offering.
(5)	In the period from June 16, 2010 to September 30, 2010, depreciation and amortization expense reflects the impact of changes in the carrying amounts and expected useful lives of depreciable property, plant and equipment and amortizable intangibles to record the purchase price allocation related to the Merger.
(6)	See note 2 above.
(7)	In the period from September 28, 2009 to June 15, 2010, included in selling and administrative expense was approximately $0.8 million related to employer payroll taxes associated with stock options settled in the Merger.
(8)	In 2007, selling and administrative expense included approximately $8.0 million related to a management bonus, including employer payroll taxes and related employee benefits, paid upon the successful completion of Predecessor’s initial public offering.
(9)	Public offering expense represents costs of our initial public offering. These costs included $2.6 million in professional fees and other costs, a $5.0 million financial advisory agreement termination fee and a $2.0 million advisory services fee.
(10)	See Note 17, “Restructuring,” to our audited consolidated financial statements included elsewhere in this prospectus.
(11)	In the period from June 16, 2010 to September 30, 2010, included in restructuring expense was approximately $0.9 million recorded to adjust a pension withdrawal liability associated with the prior closure of Predecessor’s Franklin Park facility and approximately $0.7 million related to lease costs associated with a warehouse closed in connection with the closure of Predecessor’s Brampton facility.
(12)	In the period from September 28, 2009 to June 15, 2010, included in the restructuring expense was approximately $0.8 million related to lease costs and approximately $0.6 million related to severance and benefits, each associated with the closure of Predecessor’s Brampton facility. The period also included approximately $0.5 million related to severance and benefits associated with the closure of Predecessor’s Toccoa facility and approximately $0.6 million related to relocation costs associated with Predecessor’s administrative office consolidation initiative.
(13)	In 2009, included in restructuring charge was $3.1 million related to the consolidation of administrative offices and elimination of redundant positions, $1.8 million related to the closure of Predecessor’s Franklin Park and Cleveland facilities in 2008, $0.3 million related to the planned closure of Predecessor’s Brampton facility, $0.3 million related to positions eliminated from Predecessor’s Canadian operations and $0.1 million related to other prior fiscal year restructuring plans.
(14)	In 2008, included in restructuring charge was $6.8 million to close the Franklin Park, Illinois material center, $1.7 million to close the Cleveland, Ohio plastics manufacturing facility, $1.0 million in severance costs for positions eliminated from Predecessor’s Canadian operations and $0.1 million related to prior fiscal year restructuring plans.
(15)	These costs consisted primarily of legal and other advisory fees and expenses associated with the Transactions. In the period from June 16, 2010 to September 30, 2010, these costs included approximately $5.0 million paid to Deutsche Bank Securities, Inc., which acted as financial advisor to Madison Dearborn, for financial advisory services and approximately $5.5 million paid to affiliates of Madison Dearborn for transaction fees and reimbursement of out-of-pocket expenses. In the period from September 28, 2009 to June 15, 2010 and the six months ended March 31, 2010, these costs included approximately $9.2 million and $3.0 million, respectively, paid to Goldman Sachs for financial advisory fees and reimbursement of out-of-pocket expenses as financial advisor to the transaction committee of Predecessor’s board of directors. For a discussion of the Merger and the Transactions, see Note 3, “Acquisition of BWAY Holding Company,” to our audited consolidated financial statements included elsewhere in this prospectus.
(16)	Business acquisition costs represent acquisition expenses related to the completion of successful business combinations. Current accounting guidance, effective for the company at the beginning of fiscal 2010, prohibits the capitalization of transaction costs and expenses. In the periods from September 28, 2009 to June 15, 2010 and the six months ended March 31, 2010 business acquisition costs related to the Ball Plastics acquisition in October 2009. In the period from June 16, 2010 to September 30, 2010, business acquisition costs related to the acquisition of Plastican in October 2010. In the six months ended March 31, 2011, business acquisition costs related to the acquisitions of Plastican in October 2010 and Phoenix in December 2010. See Note 1, “General—Recent Acquisitions,” to our audited consolidated financial statements and Note 2, “Recent Acquisitions,” to our unaudited condensed consolidated financial statements, each included elsewhere in this prospectus.
(17)	In 2007, included in other expense (income), net, was financial advisory fees paid to Kelso & Company, L.P. (“Kelso”) of $0.4 million. In 2006, included in other expense (income), net, was also approximately $0.8 million in debt issuance costs that could not be deferred and amortized.

(18)	In the period from September 28, 2009 to June 15, 2010, loss on extinguishment of debt related to Predecessor’s debt refinanced as part of the Transactions. The amount included the write-off of $23.3 million of unrecognized original issue discount on the 2014 Notes, the write-off of $7.1 million of unamortized deferred debt issuance costs, tender and consent payments of $28.6 million on the 2014 Notes and approximately $0.9 million of fees and expenses.
(19)	In 2009, loss on extinguishment of debt related to Predecessor’s refinancing of the 2010 Notes. The 2010 Notes were refinanced with the 2014 Notes. Included in loss on extinguishment of debt was a call premium of $3.3 million and the write-off of $1.5 million of unamortized debt issuance costs.
(20)	In April 2009, Predecessor refinanced the 2010 Notes, with an aggregate principal amount of $200.0 million, in part using the proceeds from our 2014 Notes, with an aggregate principal amount of $228.5 million, each bearing a 10% interest rate. The 2014 Notes were priced at a discount to par. Interest expense in the period from September 28, 2009 to June 15, 2010 and in 2009, relative to prior periods, was affected by the increase in debt and higher interest expense associated with the amortization of original issue discount. In 2009, interest expense, net included $1.7 million of additional interest on the 2010 Notes during a mandatory 30-day call period related to the 2010 Notes.
(21)	In the periods subsequent to June 15, 2010, interest expense reflects the impact of higher debt associated with debt incurred to finance the Merger. See Note 3, “Acquisition of BWAY Holding Company,” and “Note 10, “Long-Term Debt,” to our audited consolidated financial statements included elsewhere in this prospectus.
(22)	In the six months ended March 31, 2011, interest expense reflects interest on the Old Notes, which were issued in October 2010, accrued at the toggle rate of 10.875%.
(23)	In the periods from June 16, 2010 to September 30, 2010 and from September 28, 2009 to June 15, 2010, benefit from income taxes was impacted by certain expenses associated with the Merger and related transactions that were not deductible for income tax purposes.
(24)	In 2008, the provision for income taxes included a $2.3 million benefit related to the correction of an error. In 2007, the provision for income taxes was affected by certain expenses associated with Predecessor’s initial public offering that were not deductible for income tax purposes.
(25)	For purposes of calculating earnings to fixed charges, earnings consist of income (loss) from continuing operations before provision for (benefit from) income taxes plus fixed charges. Fixed charges include: interest expense on indebtedness, including capital leases, accretion of OID, amortization of debt issuance costs and the portion of rental expense we believe is representative of the interest component of rent expense. In fiscal 2007 and for the periods from September 28, 2009 to June 15, 2010 and June 16, 2010 to September 30, 2010 and for the six months ended March 31, 2011, our fixed charges exceeded our earnings by $2.2 million, $52.8 million, $11.9 million and $23.8 million, respectively.
(26)	Balance sheet data is as of the period end date. Balance sheet data at September 30, 2010 reflects the impact of the revaluation of the balance sheet to fair value as part of the purchase price allocation associated with the Transactions. See Note 3, “Acquisition of BWAY Holding Company,” to our audited consolidated financial statements included elsewhere in this prospectus.
(27)	Working capital is current assets less current liabilities. Because we expect to pay interest on the Old Notes through the issuance of additional notes, interest accrued on the Old Notes is included in other liabilities and, as such, does not affect working capital.
(28)	“Total Debt” for the periods indicated is calculated as follows:

	Fiscal Years					Six Months Ended
	2006	2007	2008	2009	2010	March 31, 2010	March 31, 2011
	(Dollars in millions)
Gross principal outstanding	$440.0	$425.6	$421.3	$428.8	$693.8	$425.2	$875.7
Less: unaccreted OID	—	—	—	26.5	5.1	24.3	8.9

Net	440.0	425.6	421.3	402.3	688.7	400.9	866.8
Capital lease obligations	0.4	0.2	0.4	9.5	9.9	10.3	10.0

Total Debt	$440.4	$425.8	$421.7	$411.8	$698.6	$411.2	$876.8

The increase in Total Debt at the end of fiscal 2010 from the end of fiscal 2009 is due to debt incurred to finance, in part, the Merger in June 2010. The increase in Total Debt in the first six months of fiscal 2011 reflects additional borrowings under the Senior Secured Credit Facilities in December 2010 used, in part, to finance the Phoenix acquisition in the same month and the issuance of the Old Notes in October 2010.

(29)	In October 2010, Parent paid a dividend of approximately $138.4 million to its shareholders using a portion of the proceeds from the issuance of the Old Notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus as well as with a general understanding of our business as discussed in “Business.” Prior to fiscal 2010, we operated on a 52/53-week fiscal year ending on the Sunday closest to September 30. Beginning in fiscal 2010, our fiscal year ends on September 30. Fiscal years 2010, 2009 and 2008 ended September 30, 2010, September 27, 2009 and September 28, 2008, respectively. Fiscal year 2011 will end on September 30, 2011.

In the following discussion, certain references to the twelve months ended September 30, 2010 represent the mathematical addition of the periods from September 28, 2009 to June 15, 2010 (Predecessor) and from June 16, 2010 to September 30, 2010 (Successor).

References to periods in this discussion refer to fiscal periods unless the context otherwise indicates a calendar period.

Acquisition of the Company

On June 16, 2010, Holdings acquired all of the outstanding capital stock of BWAY, including the settlement of outstanding stock options, for approximately $508.2 million in cash through the merger of Merger Sub, a 100% owned subsidiary of Holdings, with and into BWAY, which is the surviving corporation. Holdings is a 100% owned subsidiary of Parent, which is owned by investment entities affiliated with Madison Dearborn and members of BWAY’s management. Parent, Holdings and Merger Sub were formed solely to complete the Merger. Parent and Holdings are holding companies without independent operations. See Note 3, “Acquisition of BWAY Holding Company” of the Notes to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Purchase Accounting

The Merger was accounted for as a business combination using the purchase method of accounting, whereby the purchase price was allocated to the net assets acquired (assets acquired less liabilities assumed) based on estimated acquisition date fair values. The purchase price paid by Holdings to acquire BWAY and related purchase accounting adjustments resulted in a new basis of accounting for Successor. Accounting guidance disallows the inclusion of transaction expenses in the purchase price. As a result, transaction expenses, excluding financing costs associated with new debt that are capitalized as debt issuance costs, were recorded as merger transaction costs in the statements of operations.

Purchase accounting requires that historical carrying values of assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not comparable on a period-to-period basis due to the different, and sometimes higher, cost basis associated with the allocation of the purchase price. In addition, due to financial transactions completed in connection with the Merger, we experienced other changes in our results of operations for the period following the Merger. There have been no material changes to the business, operations or customer relationships acquired from Predecessor.

Increased Leverage

Our gross debt increased approximately 64% or $270.2 million immediately following the Merger. As a result, we are a highly leveraged company and our debt service payments and interest expense have increased significantly. Our large amount of indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities, since a substantial portion of our cash flows from operations will be dedicated to debt service, and this may place us at a competitive disadvantage as some of our competitors are less leveraged. Our leverage may make us more vulnerable to a downturn in our business, industry or the economy in general.

In October 2010, Parent issued the Old Notes and used the proceeds primarily to pay a cash dividend to its shareholders. In December 2010, BWAY borrowed an additional $25.0 million on the Term Loan. BWAY used a portion of the proceeds from the Term Loan borrowings to fund its $40.1 million acquisition of Phoenix. See Note 20, “Subsequent Events,” of the notes to our audited consolidated financial statements included elsewhere in this prospectus.

Overview

We are a leading North American manufacturer of general line rigid metal and plastic containers. We estimate approximately 80% of our 2010 net sales were generated from the sale of products in which we hold the leading market share position.

In 2010, our total net sales were $1.0 billion, of which approximately 64% were in our metal packaging segment and approximately 36% were in our plastic packaging segment. We believe that our metal and plastic packaging products, which we manufacture in our 24 strategically located facilities across the United States and in Canada and Puerto Rico, are complementary and often serve the same customers.

Segments

The markets in which we participate can generally be placed into two broad categories: North American general line rigid metal containers and North American general line rigid plastic containers. Our business is organized based on these categories by product type with two reportable segments: metal packaging and plastic packaging. We differentiate the segments based on the nature of the products they manufacture and sell. Our products within each of these segments include:

Metal packaging: general line rigid metal containers made from steel, including paint cans and components, aerosol cans, steel pails, oblong cans, a variety of other specialty cans and ammunition boxes. Our customers use our metal containers to package paint, household and personal care products, automotive after-market products, paint thinners, driveway and deck sealants and other end-use products. In 2010, net sales for this segment were $656.1 million.

Plastic packaging: injection-molded plastic pails and blow-molded tight-head containers, hybrid and all-plastic paint cans, bottles and drums. Our customers use our plastic containers to package petroleum products, agricultural chemicals, other chemical applications, paint, ink, edible oils, high-tech coatings, high-solid coatings, roofing mastic, adhesives, driveway sealants and other end-use products. In 2010, net sales for this operating segment were $374.8 million.

Factors Affecting Our Results of Operations

As discussed above, BWAY was acquired on June 16, 2010.

In the first quarter of fiscal 2011, we acquired Plastican and Phoenix. In this discussion and analysis, we refer to these two acquisitions as the “recent acquisitions.” In the first quarter of fiscal 2010, we acquired Ball Plastics and in the fourth quarter of 2009, we acquired Central Can. Due to the integration of the Ball Plastics and Central Can acquisitions into our existing business and the commonality of customers and products, we are unable to provide a meaningful discussion of the separate impact of those recent acquisitions in this discussion and analysis.

Revenue

Our revenue primarily consists of net sales, which are revenues generated from products sold to external customers, reduced for customer credits, sales returns and allowances and earned quantity discounts.

Our net sales depend in large part on the varying economic and other conditions of the end-markets of our customers. Approximately one-third of our sales are to customers that package products for housing related markets, the largest of which is architectural paint and coatings. Our sales to these customers are affected by changes in those markets. Approximately two-thirds of our sales are to customers that serve a relatively broad range of products and markets, which have historically exhibited steady growth. Demand for our products may change due to changes in general economic conditions, the housing market, consumer confidence, weather, commodity prices, employment and personal income growth, each of which is beyond our control.

The current economic conditions affecting the home building and improvement sector and general economic conditions have negatively affected, and may continue to negatively affect, our net sales.

Metal segment pricing is based on the cost of steel, coatings, inks, labor, rent, freight, utilities and operating supplies, volume, order size, length of production runs and competition. Historically, we have adjusted selling prices in the metal packaging segment annually around the beginning of each calendar year primarily in conjunction with negotiated changes in raw material costs. However, as our steel suppliers have moved from annual pricing to more periodic pricing, either through price increases or surcharges, we have begun to adjust our selling prices more frequently in response to this change in the industry. Typically, the price of our manufactured metal segment products is higher for larger, more complex products.

Plastics segment pricing is based on the cost of resin, colorant, fittings, labeling, labor, rent, freight, utilities and operating supplies, volume, order size, length of production runs and competition. Generally, selling prices in the plastic packaging segment are periodically adjusted as the cost of resin fluctuates. Typically, the price of our manufactured plastic segment products is higher for larger, more complex products.

Revenues in each of our segments are seasonal, reflecting a general pattern of lower sales and earnings in the metal and plastic packaging industry during the first six months of our fiscal year when activity in several of our end-markets, most notably the home improvement and repair sector, is generally slower. For example, in the first six months of 2010 and 2009, net sales were approximately 45% and 46% of total annual net sales and the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of such difference for the entire fiscal year was approximately 46% and 40%, respectively. These seasonal patterns cause our quarterly operating results and working capital requirements to fluctuate.

Our net sales are also impacted by the pass-through of price changes for steel and plastic resin as permitted in sales agreements with our customers. These sales agreements generally contain pass-through mechanisms by which we may recover raw material price increases, although the timing of the recovery may not coincide with when we incur the raw material cost and the amount of the recovery may not equal the increase in raw material costs.

Expenses

Our expenses primarily consist of:

Cost of products sold (excluding depreciation and amortization). These expenses include raw materials, labor and benefits, rent, freight, utilities, repairs and maintenance, operating supplies and other direct and indirect costs associated with the manufacturing process. Cost of products sold is primarily driven by the cost of these items, production volume and the mix of products manufactured. Because we account for our inventories on a First-In-First-Out (“FIFO”) basis, cost of products sold may significantly vary by period if there are fluctuations in the cost of our key raw materials (steel and plastic resin). Raw materials are further discussed below.

Depreciation and amortization. These expenses include depreciation of property, plant and equipment and amortization of identifiable intangible assets. Depreciation expense is primarily driven by capital expenditures, offset by the reduction of assets that become fully depreciated and disposals of equipment, and is generally recognized on a straight-line basis. Depreciation expense may also be affected by additional depreciation due to the shortening of useful lives in association with restructuring plans. Amortization expense is primarily driven by the acquisition of intangible assets and may fluctuate year to year as amortization is recognized in proportion to the cash flows underlying the valuation of the intangibles, which are generally higher at the beginning of the asset’s life.

In the allocation of the purchase price associated with the Merger, we increased the carrying value of property, plant and equipment by approximately $3.2 million and increased the carrying value of amortizable intangible assets by approximately $290.8 million. These increases will affect the amount and timing of future depreciation and amortization expense.

Restructuring. These expenses include costs related to closing redundant facilities and eliminating redundant positions. Restructuring charges are typically driven by our initiatives to reduce our overall operating costs through facility consolidation and headcount reductions. The expenses include severance and termination benefits, rent and other holding costs on vacated facilities (net of estimated or actual sublease revenue) and costs associated with the removal of equipment. These expenses also include pension withdrawal liabilities related to the termination of employees participating in multiemployer pension plans.

Selling and administrative. These expenses include salaries and incentive compensation for corporate and sales personnel, professional fees, insurance, stock-based compensation expense, rent, bad debt expense and other corporate administrative costs. The primary drivers for selling and administrative expense are wage increases, inflation, regulatory compliance, stock-based compensation expense, performance-based incentive compensation and legal, accounting and other professional fees.

Interest. This expense includes interest accruing on our indebtedness, including capital leases, the accretion of debt discount and the amortization of debt issuance costs. Interest expense is affected by changes in average outstanding indebtedness and variable interest rates. Interest income, primarily earned from cash on hand, is immaterial and is netted with interest expense. In fiscal 2010, interest income was approximately $0.1 million.

Other, net. These expenses include realized gains and losses from foreign currency transactions, unrealized gains and losses from foreign currency translations, gains and losses from the disposition of property, plant and equipment and other non-operating income or expenses.

Raw Materials

Raw materials for the metal segment include tinplate, blackplate and cold rolled steel, various fittings, coatings, inks and compounds. Historically, steel producers implemented annual price changes, generally at the beginning of the calendar year. However, as the cost to produce steel has become more volatile, our suppliers have begun to adjust their prices more frequently, either through price increases or surcharges.

Raw materials for the plastics segment include resin, colorant and fittings. Resin prices fluctuate periodically throughout the year, but have increased steadily over the past several years. We have generally been able to recover these raw material price increases through pass-through mechanisms in our sales agreements, although the timing of the recovery may not coincide with when we incur the costs and the amount of the recovery may not equal the change in our costs.

Historically, we have been able to procure sufficient quantities of raw materials, even during periods of tightened supply, to produce products to meet customer demand. However, we cannot assure that we may be able to do so in the future.

To reduce our overall cost of raw materials, we may periodically purchase additional quantities of steel and resin in advance of price increases, each as may be available.

Acquisitions

One of our business objectives is growth through strategic business acquisitions. This objective includes both add-on acquisitions in our core markets and acquisitions offering organic growth. The results of operations related to acquisitions are included in the consolidated financial statements from the date of acquisition.

For a discussion of recent acquisitions see Note 2, “Recent Acquisitions,” of notes to our unaudited consolidated financial statements included elsewhere in this prospectus.

Phoenix Acquisition

In December 2010, we acquired Phoenix in a stock purchase transaction for approximately $39.6 million in cash (consisting of net assets of $33.5 million and debt of $6.1 million, which was repaid at closing), which was funded with available cash on hand and borrowings under our Senior Secured Credit Facilities. Phoenix, headquartered in North Brunswick, New Jersey, operates one plant producing a wide range of steel pails used for packaging industrial and consumer products. We believe that this acquisition, which is included within our metal packaging segment, will provide several strategic and financial benefits to us and is consistent with our acquisition strategy.

Plastican Acquisition

In October 2010, we acquired Plastican in a stock purchase transaction for approximately $41.5 million in cash (consisting of net assets of $14.4 million and debt of $27.1 million, which was repaid at closing), which was funded with available cash on hand. Plastican, headquartered in Leominster, Massachusetts, is a manufacturer of highly engineered rigid plastic packaging, covers and gaskets. In addition to a manufacturing facility in Leominster, Plastican has facilities in Dallas, Texas, Macon, Georgia and Phoenix, Arizona. We believe that this acquisition, which is included in our plastic packaging segment, will provide several strategic and financial benefits to us and is consistent with our acquisition strategy.

Canadian Acquisitions

In July 2006, we acquired substantially all of the assets and assumed certain of the liabilities of ICL, a Toronto-based manufacturer of rigid plastic containers and steel pails for industrial packaging markets.

In January 2007, we acquired substantially all of the assets and assumed certain of the liabilities of Vulcan, a Toronto based manufacturer of steel pails for industrial packaging markets. Following the acquisition of Vulcan in 2007, we consolidated the Vulcan steel pail business with and into the metal packaging operations of ICL and closed the Vulcan manufacturing facility.

In this discussion and analysis, we refer to the acquisitions of ICL and Vulcan as the “Canadian Acquisitions.”

Central Can Acquisition

In August 2009, we acquired Central Can, a U.S. producer of rigid general line metal and plastic containers, in a stock purchase. Central Can, located in Chicago, Illinois, operates one plant producing metal paint and specialty cans, steel pails, and hybrid and all plastic paint cans. The acquisition of Central Can fits with our core skills and expands our product offering in North America. In addition to sales growth, the Central Can acquisition provided product portfolio extension through the addition of various sizes of hybrid and all plastic paint cans.

Ball Plastics Acquisition

In October 2009, we acquired substantially all of the assets and assumed certain of the liabilities from Ball Plastics related to its plastic packaging plant and business located in Newnan, Georgia. The facility produces injection molded plastic pails and certain other products. The acquisition of Ball Plastics fits with our core skills.

Restructuring Initiatives

Plastican

In conjunction with the Plastican acquisition, management committed to a plan to close Plastican’s Phoenix, Arizona manufacturing facility. We will relocate the business to other of our plastic packaging manufacturing facilities. We expect to close the facility in the second quarter of 2011. The closure will eliminate approximately six salaried and 58 hourly positions, and we expect to incur restructuring expenses of approximately $2.5 million for severance benefits, leasehold related costs and facility closure and holding costs. The lease on the facility expires in October 2011.

Division Consolidation

In May 2009, we implemented a plan to eliminate our operating divisions and restructure management in order to operate as a single entity. The change in operating structure was intended to increase management efficiency and lower overhead expenses in an effort to reduce the overall administrative cost base. Under the plan, we closed our divisional offices, eliminated approximately 25 salaried positions and relocated approximately 20 salaried positions. In 2010, we recognized a credit of $0.2 million and in 2010 and 2009, we recognized expenses of $0.7 million and $3.2 million respectively, related to severance and benefits, employee relocation and other costs (recoveries) associated with the plan. Although all employees have been relocated, we will continue to incur costs associated with the reimbursement of certain real estate related holding costs for those relocated employees. These costs are recognized as they are incurred.

Franklin Park and Cleveland

In 2008, in connection with our on-going productivity and costs-savings initiatives, we closed manufacturing facilities in Franklin Park, Illinois (“Franklin Park”) and Cleveland, Ohio (“Cleveland”). Although operations have ceased at the facilities, we will continue to incur certain holding costs until the facility leases expire in July 2012 for Franklin Park and February 2011 for Cleveland. The restructuring plans for Franklin Park and Cleveland are discussed in further detail in Note 17, “Restructuring,” to our audited consolidated financial statements included in this prospectus.

Central Can

In 2009, in conjunction with the Central Can acquisition, management committed to a plan to close our Brampton, Ontario and Kilbourn, Illinois manufacturing facilities and consolidate the related business into the acquired Central Can facility in Chicago. We recorded a reorganization liability in purchase accounting of approximately $1.2 million for severance and benefits for the elimination of redundant positions at Central Can. The Brampton closure affected approximately 60 employees. In 2010, we completed the consolidation of the facilities.

In 2010, we recorded restructuring expenses of $0.6 million for severance and benefits for eliminated positions and $1.1 million for leasehold, shutdown and other holding costs, primarily related to the Brampton closure. In 2010, we recorded restructuring expense of $0.7 million primarily related to the closure of the Brampton warehouse facility in the fourth quarter. We will continue to incur holding costs on the Brampton facilities until the leases expire in July 2016 and on the Kilbourn facility, which is owned. These costs are expensed as incurred.

In 2010, we recorded additional depreciation related to long-lived assets taken out of service of approximately $1.1 million and $0.6 million in 2009.

Ball Plastics

In 2010, in conjunction with the Ball Plastics acquisition, management committed to a plan to close our Toccoa, Georgia manufacturing facility. In the fourth quarter, the facility was closed and the business consolidated primarily into the acquired Ball Plastics facility located in Newnan, Georgia. The closure affected approximately 85 employees (77 hourly and 8 salaried). In 2010, we recorded restructuring expense of approximately $0.5 million for severance and benefits for eliminated positions and of approximately $0.4 million for leasehold, shutdown and holding costs. We will continue to incur holding costs on the Toccoa facility until the lease expires in February 2011. These costs are expensed as incurred.

Additional Depreciation

In addition to the above restructuring costs, we recorded additional depreciation related to long-lived assets that will be taken out of service. We recorded additional depreciation of approximately $1.1 million in 2010 and $0.6 million in 2009.

Results of Operations

In our discussion of results of operations, we discuss the mathematical difference of net sales and cost of products sold (excluding depreciation and amortization) and that difference as a product of net sales. We also discuss segment earnings. We define segment earnings as segment net sales less segment cost of products sold and segment related selling expenses. Segment cost of products sold excludes segment depreciation and amortization.

We exclude depreciation and amortization expense from our presentation of cost of products sold because the results are measures used by management to evaluate segment and overall performance. Management believes these measures provide useful information to evaluate the contribution of net sales to earnings before interest, taxes, depreciation and amortization (“EBITDA”), a primary performance measure used by management.

We sometimes refer to periods prior to consummation of the Merger as predecessor periods or to the Company as “Predecessor.” We sometimes refer to the periods from and after the consummation of the Merger as successor periods or to the Company as “Successor.” We have separated our historical financial results into the predecessor and successor periods. The separate presentation is required under generally accepted accounting principles when there is a change in accounting basis, which occurred when purchase accounting was applied to the acquisition of Predecessor.

Six Months Ended March 31, 2011 and Six Months Ended March 31,2010

The following tables set forth changes in our statements of operations for the six months ended March 31, 2011 and March 31, 2010.

($ in millions)	YTD 2011	YTD 2010	Percentage Change
Net sales	$543.0	$467.0	16.3%
Cost of products sold (excluding depreciation and amortization)	475.9	394.8	20.5

Difference	67.1	72.2	(7.1)

Depreciation and amortization	43.7	26.8	63.1
Selling and administrative expense	10.4	10.7	(2.8)
Restructuring expense	0.8	2.7	(70.4)
Interest expense, net	35.4	17.7	100.0
Merger transaction costs	—	5.0	NM
Business acquisition costs	0.6	0.5	20.0
Other	—	0.8	NM

(Loss) income before income taxes	(23.8)	8.0	NM
(Benefit from) provision for income taxes	(8.9)	2.8	NM

Net (loss) income	$(14.9)	$5.2	NM %

NM—Not Meaningful

Principal changes in our results of operations for the six months ended March 31, 2011 as compared to the six months ended March 31, 2010 were these:

•

Consolidated net sales increased 16.3% to $543.0 million and the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales decreased to 12.4% from 15.5%. Excluding the impact of the recent acquisitions, consolidated net sales increased 12.4% and the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales increased to 13.8%.

•

Metal packaging net sales increased 9.0% to $325.6 million and the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales increased to 17.8% from 17.4%. Excluding the impact of the recent acquisitions, metal packaging net sales increased 5.8% and the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales increased to 18.4%.

•

Plastic packaging net sales increased 29.1% to $217.4 million and the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales decreased to 4.3% from 12.1%. Excluding the impact of the recent acquisitions, plastic packaging net sales increased 9.0% and the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales decreased to 6.0%.

•

Consolidated net sales volume increased approximately 4.7%. Metal packaging net sales increased approximately 6.0% due to volume and plastic packaging net sales volume was generally unchanged, each excluding volume related to the recent acquisitions. Net sales in each of the segments increased, in part, due to higher selling prices related to the pass-through of higher raw material costs.

•

Consolidated depreciation and amortization expense increased 63.1%. Excluding the impact of the recent acquisitions, consolidated depreciation and amortization expense increased 54.5%. The increase, excluding the impact of the recent acquisitions, was primarily due to the revaluation of property, plant and equipment and higher intangible assets subject to amortization, each related to the Merger, in the third quarter of 2010.

•	Interest expense increased from the prior year primarily due to the Old Notes issued in October 2010 and to higher debt associated with the Merger.

Net Sales

($ in millions)	YTD 2011	YTD 2010	Percentage Change
Net sales by segment
Metal packaging	$325.6	$298.6	9.0%
Plastic packaging	217.4	168.4	29.1

Consolidated	$543.0	$467.0	16.3%

In the first six months of 2011, the recent acquisitions contributed $9.7 million to metal packaging net sales. Excluding the impact of the recent acquisitions, segment net sales increased primarily due to the mix of products sold, higher selling prices related to the pass-through of higher raw material costs and an increase in volume.

In the first six months of 2011, the recent acquisitions contributed $33.8 million to plastic packaging net sales. Excluding the impact of the recent acquisitions, segment net sales increased primarily due to an increase in volume and higher selling prices related to the pass-through of higher raw material costs.

Cost of Products Sold (Excluding Depreciation and Amortization)

($ in millions)	YTD 2011	YTD 2010	Percentage Change
Cost of products sold by segment (excluding depreciation and amortization)
Metal packaging	$267.6	$246.5	8.6%
Plastic packaging	208.1	148.0	40.6

Segment subtotal	475.7	394.5	20.6
Corporate undistributed expenses	0.2	0.3	(33.3)

Consolidated	$475.9	$394.8	20.5%

($ in millions)	YTD 2011	YTD 2010	Percentage Change
Difference between net sales and cost of products sold (excluding depreciation and amortization) by segment
Metal packaging	$58.0	$52.1	11.3%
Plastic packaging	9.3	20.4	(54.4)

Segment subtotal	67.3	72.5	(7.2)
Corporate undistributed expenses	(0.2)	(0.3)	(33.3)

Consolidated of net sales	$67.1	$72.2	(7.1)%

Difference as a percentage of net sales
Metal packaging	17.8%	17.4%
Plastic packaging	4.3%	12.1%
Consolidated	12.4%	15.5%

In the first six months of 2011, higher sales associated with the recent acquisitions and increased volume, partially offset by productivity and lower spending, contributed to an increase in metal packaging segment and plastic packaging segment cost of products sold. The difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales for the plastic packaging segment continued to be adversely impacted by the timing and magnitude of increases in the cost of resin, as selling price increases due to the pass-through of resin cost changes lagged the cost increases.

Depreciation and Amortization

($ in millions)	YTD 2011	YTD 2010	Percentage Change
Depreciation and amortization by segment
Metal packaging	$25.1	$12.5	100.8%
Plastic packaging	17.3	13.5	28.1

Segment depreciation and amortization	42.4	26.0	63.1
Corporate undistributed expenses	1.3	0.8	62.5

Consolidated depreciation and amortization	$43.7	$26.8	63.1%

In the first six months of 2011, amortization expense included in segment depreciation and amortization increased $11.8 million for the metal packaging segment and $2.9 million for the plastic packaging segment, each primarily due to the revaluation of other intangible assets subject to amortization related to the Merger. In the first six months of 2010, segment depreciation and amortization included $1.7 million of additional depreciation associated with restructuring activities.

Selling and Administrative Expense

($ in millions)	YTD 2011	YTD 2010	Percentage Change
Selling and administrative expense by segment
Metal packaging	$2.2	$2.4	(8.3)%
Plastic packaging	2.2	1.7	29.4

Segment selling and administrative expense	4.4	4.1	7.3
Corporate undistributed expenses	6.0	6.6	(9.1)

Consolidated selling and administrative expense	$10.4	$10.7	(2.8)%

Excluding increases associated with the recent acquisitions, segment selling and administrative expense in the first six months of 2011 decreased $0.4 million for the metal packaging segment and increased $0.1 million for the plastic packaging segment. The decrease in metal packaging segment expense is primarily due to lower expenses associated with the elimination of certain redundant costs.

The decrease in corporate undistributed expenses in the first six months of 2011 is primarily due to higher expenses in the first six months of 2010 associated with being a company with publicly traded equity and to higher litigation related expenses.

Other Expenses

Restructuring. Restructuring expense in the first six months of 2010 included expenses primarily related to the closure of a manufacturing facility. Restructuring expense in the first six months of 2011 primarily related to on-going holding costs related to previously closed manufacturing facilities.

Interest expense, net. Interest expense, net, increased in the first six months of 2011 primarily due to the Old Notes issued in October 2010 and to the refinancing of debt in June 2010 associated with the Merger. At March 31, 2011 and March 31, 2010, debt principal outstanding was $875.7 million and $425.2 million, respectively, and the weighted-average interest rate on outstanding debt was approximately 6.9% (assuming the toggle rate on the Old Notes) and 6.4%, respectively.

Merger transaction costs. In the first six months of 2010, merger transaction costs consisted primarily of professional fees and expenses associated with the Merger that was consummated in June 2010.

Business acquisition costs. In the first six months of 2011, business acquisition costs related to acquisition expenses associated with the Plastican and Phoenix Container acquisitions. In the first six months of 2010, business acquisition costs related to acquisition expenses associated with the Ball Plastics acquisition. Acquisition expenses consist primarily of professional fees and expenses.

Other. In the first six months of 2011, other included foreign exchange gains of approximately $2.2 million, primarily related to the translation of the debt of our Canadian subsidiary, which is denominated in U.S. dollars, which was partially offset by an expense of $1.5 million related to a transaction fee paid to affiliates of MDP in October 2010 related to the issuance of the Old Notes.

Provision for (benefit from) income taxes. In the first six months of 2011 and 2010, the effective tax rate was 37.4% and 35.0%, respectively.

Combined Fiscal 2010 and Fiscal 2009 and 2008

To enhance our analysis of results of operations for fiscal years 2010, 2009 and 2008, we present the following summary of our net sales and cost of products sold (excluding depreciation and amortization) each, consolidated and by business segment, on a combined basis for fiscal 2010. The discussion for the combined fiscal 2010 represents the mathematical addition of the period September 28, 2009 to June 15, 2010 (Predecessor) and the period from June 16, 2010 to September 30, 2010 (Successor). We believe the combined discussion provides relevant information for investors. This combined discussion, however, is not intended to represent what our net sales and cost of products sold (excluding depreciation and amortization) would have been had the Transactions occurred at the beginning of fiscal 2010. We follow this discussion with a separate analysis of results of operations for the period from June 16, 2010 to September 30, 2010 and an analysis comparing the period from September 28, 2009 to June 15, 2010 with fiscal 2009. Fiscal 2008 is shown in the table below for comparative purposes only and an analysis of results of operations for fiscal 2009 compared to fiscal 2008 is elsewhere in this prospectus.

	Successor	Predecessor	Combined 2010	Predecessor		Percentage Change
($ in millions)	Successor 2010	Predecessor 2010		2009	2008	2009 to 2010	2008 to 2009
Consolidated
Net sales	$325.0	$705.9	$1,030.9	$904.4	$1,019.0	14.0%	(11.2)%
Cost of products sold (a)	276.0	598.5	874.5	755.5	889.0	15.8	(15.0)

Difference	$49.0	$107.4	$156.4	$148.9	$130.0	5.0	14.5

Difference as a % of net sales	15.1%	15.2%	15.2%	16.5%	12.8%

Metal packaging segment
Net sales	$210.3	$445.8	$656.1	$590.1	$583.0	11.2	1.2
Cost of products sold (a)	172.1	363.7	535.8	491.1	496.2	9.1	(1.0)

Difference	$38.2	$82.1	$120.3	$99.0	$86.8	21.5	14.1

Difference as a % of net sales	18.2%	18.4%	18.3%	16.8%	14.9%

Plastic packaging segment
Net sales	$114.7	$260.1	$374.8	$314.3	$436.0	19.2	(27.9)
Cost of products sold (a)	103.9	232.6	336.5	264.6	391.3	27.2	(32.4)

Difference	$10.8	$27.5	$38.3	$49.7	$44.7	(22.9)	11.2

Difference as a % of net sales	9.4%	10.6%	10.2%	15.8%	10.3%

Corporate unallocated
Cost of products sold (a)	$—	$2.2	$2.2	$(0.2)	$1.5	NM	NM

NM—Not Meaningful

(a)	Excluding depreciation and amortization.

Period from June 16, 2010 to September 30, 2010

The following table presents our results of operations for the successor period June 16, 2010 to September 30, 2010. There is not a comparable period for fiscal years 2009 or 2008 that has been presented separately in the financial statements:

Successor
(Dollars in millions)	Period from June 16, 2010 to September 30, 2010
Net sales	$325.0
Cost of products sold (excluding depreciation and amortization)	276.0

Difference	49.0

Depreciation and amortization	22.0
Selling and administrative expense	6.5
Restructuring expense	2.2
Interest expense, net	15.8
Merger transaction costs	13.9
Other expense (income), net	0.5

Loss before income taxes	(11.9)
Benefit from income taxes	(0.7)

Net loss	$(11.2)

Purchase accounting requires that the historical carrying value of assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not comparable on a period–to–period basis due to the different, and sometimes higher, cost basis associated with the allocation of the purchase price. Increases in the cost basis of property, plant and equipment and identifiable intangibles would result in higher depreciation and amortization expense, respectively. In addition, due to financial transactions completed in connection with the Merger, we experienced other changes in our results of operations for the period following the Merger. There have been no material changes to the business, operations or customer relationships acquired from Predecessor. Those elements included in our results of operations for the period June 16, 2010 to September 30, 2010 that are inconsistent with our results of operations for the period September 28, 2009 to June 15, 2010 are summarized below.

•

Cost of products sold (excluding depreciation and amortization) in the period from June 16, 2010 to September 30, 2010 included approximately $3.7 million of amortization of non-cash purchase accounting adjustments to inventory.

•

Depreciation and amortization reflects the depreciation of property, plant and equipment reflecting the change to fair value and remaining useful live and the amortization of intangibles acquired in the Merger.

•

Interest expense, net reflects interest expense on higher debt and higher average interest rates following the Merger, including the accretion of OID, and the amortization of debt issuance costs incurred related to the debt.

•

Merger transaction costs in the period from June 16, 2010 to September 30, 2010 reflect costs assumed by Successor that were incurred because of the Transactions. The amount includes $5.0 million paid to Deutsche Bank Securities, Inc., which acted as financial advisor to Madison Dearborn, for financial advisory services and approximately $5.5 million paid to affiliates of Madison Dearborn for transaction fees and reimbursement of out-of-pocket expenses.

•	The non-deductibility of certain transaction related expenses affected the effective tax rate for the period June 16, 2010 to September 30, 2010.

Period from September 28, 2009 to June 15, 2010, Fiscal 2009 and Fiscal 2008

The following table sets forth changes in our results of operations for the period from September 28, 2009 to June 15, 2010 (Predecessor 2010) and fiscal years 2009 and 2008.

	Fiscal Year Ended			% Change
				Predecessor 2010 v FY 2009 (a)	FY09 v FY08
	Predecessor 2010	FY 2009	FY 2008
	(Dollars in millions)
Net sales	$705.9	$904.4	$1,019.0	(21.9)%	(11.2)%
Cost of products sold (excluding depreciation and amortization)	598.5	755.5	889.0	(20.8)	(15.0)

Difference	107.4	148.9	130.0	(27.9)	14.5

Depreciation and amortization	37.1	44.8	46.8	(17.2)	(4.3)
Selling and administrative expense	17.2	23.4	24.9	(26.5)	(6.0)
Restructuring expense	3.1	5.6	9.6	(44.6)	(41.7)
Interest expense, net	25.2	35.1	35.3	(28.2)	(0.6)
Merger transaction costs	16.5	—	—	NM	—
Business acquisition costs	0.6	—	—	NM	—
Loss on extinguishment of debt	59.9	4.8	—	NM	NM
Other	0.6	0.5	0.2	20.0	150.0

Income (loss) before income taxes	(52.8)	34.7	13.2	NM	162.9
Provision for income taxes	(15.8)	11.2	1.3	NM	44.4

Net income (loss)	$(37.0)	$23.5	$11.9	NM %	97.5%

NM=Not Meaningful

(a)	These percentages represent change from fiscal 2009, which was a full 52-week period, to Predecessor 2010, which was an approximately 37-week period from September 28, 2009 to June 15, 2010.

Fiscal year 2010, fiscal year 2009 and fiscal year 2008

Overview

The following highlights changes in the results of operations for 2010 compared to 2009 and 2009 compared to 2008.

2010:

•

Fiscal 2010 net sales increased 14.0% to $1.0 billion and the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales decreased to 15.2% from 16.5%. Excluding the impact of $3.7 million of amortization of non-cash inventory purchase accounting adjustments and $1.5 million of stock-based compensation recognized due to the Merger, the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales for fiscal 2010 decreased to 15.7% from fiscal 2009.

•

Fiscal 2010 metal packaging net sales increased 11.2% to $656.1 million and the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales for such segment increased to 18.3% from 16.8%. Excluding the impact of $3.2 million of amortization of non-cash inventory purchase accounting adjustments in fiscal 2010, the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales for the metal packaging segment in fiscal 2010 increased to 18.8% from fiscal 2009.

•

Fiscal 2010 plastic packaging net sales increased 19.2% to $374.8 million and the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales for such segment decreased to 10.2% from 15.8%. Excluding the impact of $0.5 million of amortization of non-cash inventory purchase accounting adjustments in fiscal 2010, the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales for the plastic packaging segment in fiscal 2010 decreased to 10.4% from fiscal 2009.

2009:

•

In 2009, net sales decreased 11.2% ($114.6 million) and the difference between net sales and cost of products sold (excluding depreciation and amortization) increased 14.5% ($18.9 million) compared to 2008. Net sales continued to be adversely affected by the condition of the general economy. Net sales were impacted by a decline in volume of approximately 16%. In 2009, the decline in consolidated net sales resulting from lower volume was partially offset by higher average selling prices.

•

In 2009, metal packaging segment net sales increased 1.2% and the difference between net sales and cost of products sold (excluding depreciation and amortization) for such segment increased 14.1%. Metal packaging segment net sales were impacted by a decline in volume of 16%. In 2009, the impact of volume declines on metal packaging net sales were offset by higher selling prices previously implemented in response to an increase in the cost of raw materials.

•

In 2009, plastic packaging segment net sales decreased 27.9% and the difference between net sales and cost of products sold (excluding depreciation and amortization) for such segment increased 11.2%. Plastic packaging segment net sales were impacted by a decline in volume of approximately 17%. In addition to the impact from lower volume, plastic packaging segment net sales decreased in 2009 due to lower selling prices resulting from the pass through of decreases in the cost of resin.

•

In 2009, the consolidated difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales increased to 16.5% from 12.8%, the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales for the metal packaging segment increased to 16.8% from 14.9% and the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales for the plastic packaging segment increased to 15.8% from 10.3%. For each segment, the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales for such segment increased, in part, due to cost reduction initiatives and deflation on certain non-raw material costs.

•

In 2009, interest expense, net, decreased 0.6% to $35.1 million. Interest expense on our variable rate debt declined approximately $5.4 million primarily due to lower interest rates and lower average outstanding borrowings. The decrease in interest expense on these borrowings was offset by an increase in interest expense on the 2014 Notes.

•

In 2009, we implemented a plan to eliminate our operating divisions and restructure management in order to operate the company as a single entity. In 2009, related to this consolidation plan, we recorded restructuring expenses of approximately $3.2 million primarily related to severance and benefits, employee relocations and office closure costs. Management believes the change in the operating structure will increase management efficiency and lower overhead expenses in support of its continued efforts to reduce our overall cost base.

Predecessor

	Predecessor
	Predecessor 2010	FY 2009	FY 2008	Predecessor 2010 v FY09(a)	FY09 v FY08
	(Dollars in millions)
Consolidated net sales
Net sales	$705.9	$904.4	$1,019.0	(21.9)%	(11.2)%
Cost of products sold(b)	598.5	755.5	889.0	(20.8)	(15.0)

Difference	$107.4	$148.9	$130.0	(27.9)	14.5

Difference as a percentage of net sales	15.2%	16.5%	12.8%

Metal packaging segment
Net sales	$445.8	$590.1	$583.0	(24.5)	1.2
Cost of products sold(b)	363.7	491.1	496.2	(25.9)	(1.0)

Difference	$82.1	$99.0	$86.8	(17.1)	14.1

Difference as a percentage of net sales	18.4%	16.8%	14.9%

Plastic packaging segment
Net sales	$260.1	$314.3	$436.0	(17.2)	(27.9)
Cost of products sold(b)	232.6	264.6	391.3	(12.1)	(32.4)

Difference	$27.5	$49.7	$44.7	(44.7)	11.2

Difference as a percentage of net sales	10.6%	15.8%	10.3%

Corporate unallocated
Cost of products sold(b)	$2.2	$(0.2)	$1.5	NM	NM

NM=Not Meaningful

(a)	These percentages represent change from fiscal 2009, which was a full 52-week period, to Predecessor 2010, which was an approximately 37-week period from September 28, 2009 to June 15, 2010.
(b)	Excluding depreciation and amortization.

Net Sales

Metal packaging. In 2010, metal packaging segment net sales (on a combined basis) increased from 2009 primarily due to an increased in volume, including volume related to the recent acquisitions. In 2009, metal packaging segment net sales increased as higher selling prices driven by the pass-through of higher raw material costs were largely offset by a volume decline of approximately 16%.

Overall metal packaging volume began to decline in 2007 and continued to decline through 2009. These volume declines are primarily due to declining volumes in paint and other general line containers. Demand for architectural paint and coatings, the largest end use market segment for our metal packaging containers, weakened in 2007 and remained weak through 2009 primarily because of continued weakness in the home construction and improvement sector and in the overall general economy.

Plastic packaging. In 2010, plastic packaging net sales (on a combined basis) increased from 2009 primarily due to an increase in volume, including volume related to the recent acquisitions. In 2009, plastic packaging segment net sales decreased as lower selling prices driven by lower raw material costs were compounded by a volume decline of approximately 17%. Volumes in 2009 and 2008 gains in 2008 were affected by weak demand in the home construction and improvement sector and in the overall general economy, as discussed above.

The volume declines in 2009 and 2008 noted above are primarily a result of lower demand for those products packaged by our customers, generally because of the weak overall general economic environment. Management believes that decreased sales are indicative of general economic conditions and not a loss of market share.

Cost of Products Sold (Excluding Depreciation and Amortization)

As noted above, we present and discuss cost of products sold exclusive of depreciation and amortization because management used EBITDA as a performance measure. Depreciation and amortization are discussed below.

In Predecessor 2010, higher sales associated with recent acquisitions and volume, partially offset by productivity and lower spending, contributed to an increase in metal packaging and plastic packaging cost of products sold (excluding depreciation and amortization). Plastic packaging segment cost of products sold (excluding depreciation and amortization) also increased due to higher resin costs. The difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales for the plastic packaging segment was adversely impacted by the timing and magnitude of increases in the cost of resin. Increases in plastic packaging segment selling prices due to the pass through of resin cost changes lagging the cost increase.

In 2009, the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales for each of our metal packaging and plastic packaging segments decreased, in part, due to declines in sales volume. However, we also attribute the decrease in cost of products sold (excluding depreciation and amortization) and the increase in the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of net sales for these segments to strong results from our cost reduction program, reductions in various categories of cost (including freight, fuel surcharges and certain other direct materials) and, for the metal packaging segment, improved operating results for our aerosol products.

Corporate Expense.

In Predecessor 2010, corporate undistributed expenses in cost of products sold (excluding depreciation and amortization) were primarily related to stock-based compensation expense. In the period, corporate undistributed expenses in cost of products sold (excluding depreciation and amortization) included approximately $1.5 million of stock-based compensation expense related to options that vested in the Merger.

In 2009, corporate undistributed expenses included a reduction in previously accrued stock-based compensation of approximately $1.0 million related to the reversal of accrued stock-based compensation on unvested options that were canceled due to employee terminations.

Depreciation and Amortization

	Predecessor
			FY 2008	Predecessor 2010 v FY09(a)
	Predecessor 2010	FY 2009			FY09 v FY08
	(Dollars in millions)
Depreciation and amortization by segment
Metal packaging	$16.8	$21.3	$23.3	(21.1)%	(8.6)%
Plastic packaging	19.1	22.0	22.2	(13.2)	(0.9)

Segment depreciation and amortization	35.9	43.3	45.5	(17.1)	(4.8)
Corporate undistributed expenses	1.2	1.5	1.3	(20.0)	15.4

Consolidated depreciation and amortization	$37.1	$44.8	$46.8	(17.2)%	(4.3)%

(a)	These percentages represent change from fiscal 2009, which was a full 52-week period, to Predecessor 2010, which was an approximately 37-week period from September 28, 2009 to June 15, 2010.

In Predecessor 2010, segment depreciation and amortization expense increased due, in part, to higher depreciation and amortization associated with the Central Can acquisition in August 2009 and the Ball Plastics acquisition in October 2009, as well as to $1.7 million of additional depreciation in 2010 associated with restructuring activities ($1.5 million in metal packaging and $0.2 million in plastic packaging).

In 2009, depreciation and amortization decreased due to declining amortization expense on other intangibles, which was partially offset by higher depreciation expense associated with higher capital expenditures in 2008. In 2009, metal packaging segment depreciation and amortization included approximately $0.6 million of additional depreciation associated with the planned closure of our Brampton facility. In 2008, metal packaging segment depreciation and amortization included approximately $0.8 million of additional depreciation associated with the closure of our Franklin Park facility. In 2008, plastic packaging segment depreciation and amortization included approximately $0.5 million of additional depreciation associated with the closure of our Cleveland facility.

Selling and Administrative Expense

	Predecessor
	Predecessor 2010	FY 2009	FY 2008	Predecessor 2010 v FY09(a)	FY09 v FY08
	(Dollars in millions)
Selling and administrative expense by segment
Metal packaging	$3.1	$4.9	$5.9	(36.7)%	(16.9)%
Plastic packaging	2.5	3.7	4.1	(32.4)	(9.8)

Segment selling and administrative expense	5.6	8.6	10.0	(34.9)	(14.0)
Corporate undistributed expenses	11.6	14.8	14.9	(21.6)	(0.7)

Consolidated depreciation and amortization	$17.2	$23.4	$24.9	(26.5)%	(6.0)%

(a)	These percentages represent change from fiscal 2009, which was a full 52-week period, to Predecessor 2010, which was an approximately 37-week period from September 28, 2009 to June 15, 2010.

In Predecessor 2010, segment selling and administrative expenses decreased primarily due to reduced spending related to cost reduction initiatives, including the division consolidation initiatives implemented in the third quarter of 2009.

In Predecessor 2010, corporate undistributed selling and administrative expense included $1.7 million of stock-based compensation expense related to options that vested in the Merger and $0.8 million of employer payroll tax expense associated with the settlement of stock options in the Merger. Excluding these one-time items associated with the Merger, corporate undistributed selling and administrative expense decreased approximately $3.2 million from fiscal 2009.

In 2009, segment selling and administrative expenses declined primarily due to reduced spending related to our on-going cost reduction initiatives.

Corporate undistributed expense in 2008 included a $1.0 million favorable adjustment related to a change in our estimate of the allowance for doubtful accounts. The adjustment was partially offset by the write-off of $0.7 million in accounts receivable that became uncollectible following a customer filing for liquidation in bankruptcy.

Excluding the above adjustment in 2008, corporate undistributed selling and administrative expenses decreased $1.1 million in 2009 primarily due to lower stock-based compensation expense related to modifications made in 2007 and lower professional fees, partially offset by higher performance based bonus expense, additional bad debt expenses associated with certain uncollectible accounts receivable and higher litigation expenses.

Restructuring Expense. In 2009, we implemented a plan to eliminate our operating divisions and restructure our management in order to operate as a single entity. In Predecessor 2010, we recorded approximately $0.7 million related to the plan for severance and relocation expenses. In 2009, we recorded restructuring expense of approximately $3.2 million related to severance and benefits, employee relocations and office closure costs associated with the plan.

In the second quarter of 2010, we announced our intention to close the Toccoa, Georgia manufacturing facility and consolidate the business into the recently acquired Newnan, Georgia manufacturing facility. In Predecessor 2010, we recorded restructuring expenses of approximately $0.5 million related to the plan for severance costs.

In 2009 and 2008, we recorded approximately $1.8 million and $8.5 million, respectively, of expenses related to the closure of our Franklin Park and Cleveland facilities.

See Note 17, “Restructuring” to our audited consolidated financial statements found elsewhere in this prospectus.

Interest Expense, Net. In Predecessor 2010, interest expense increased due to the refinancing of our senior notes in April 2009. In 2009, interest expense decreased $0.2 million from 2008. Although interest expense on our variable rate debt decreased primarily due to lower interest rates and lower average outstanding borrowings, the decrease was offset an increase of approximately $5.1 million related to the refinancing of our senior notes in April 2009, which includes approximately $1.7 million of interest paid on the old notes during the required 30 day call period. See “Senior Notes—2014 Notes” under Note 10, “Long-Term Debt,” to our audited consolidated financial statements included elsewhere in this prospectus for further information on the refinancing of the senior notes.

Merger Transaction Costs. In Predecessor 2010, we recognized approximately $16.5 million in costs associated with the Transactions. The costs consisted primarily of legal and other advisory fees and expenses, including approximately $9.2 million paid to Goldman Sachs, as financial advisor to the transaction committee of Predecessor’s board of directors, for financial advisory services and reimbursement of out-of-pocket expenses. The costs also included $0.5 million related to the settlement of a shareholder lawsuit related to the Merger. For a discussion of the Transactions, including the Merger, see Note 3, “Acquisition of BWAY Holding Company,” to our audited consolidated financial statements included elsewhere in this prospectus.

Business Acquisition Costs. In Predecessor 2010, the amount represents acquisition expenses related to the Ball Plastics acquisition in October 2009. Current accounting guidance does not permit the capitalization of transaction costs and expenses related to the completion of a successful business combination. This guidance was effective for us at the beginning of fiscal 2010.

Loss on Extinguishment of Debt. In Predecessor 2010, we recorded a $59.9 million loss on the extinguishment of debt associated with the refinancing of our senior notes and prior credit facility in the Transactions. The loss related to the write-off of $23.3 million of unrecognized OID on the 2014 Notes, the write-off of $7.1 million of unamortized deferred debt issuance costs, tender and consent payments of $28.6 million on the 2014 Notes and approximately $0.9 million in fees and expenses.

In 2009, we refinanced and extinguished the 2010 Notes, resulting in a loss of $4.8 million, which consisted of a call premium of $3.3 million and the write-off of $1.5 million of unamortized debt issuance costs associated with the 2010 Notes.

Income Taxes. In Predecessor 2010, benefit from income taxes and the effective tax rate were affected by the Transactions, primarily due to the non-deductibility of certain costs related to the Transactions.

In 2009, the provision for income taxes was $11.2 million for an effective tax rate of approximately 32% as compared to a provision for income taxes in 2008 of $1.3 million for an effective tax rate of approximately 10%. In 2008, the provision for income taxes included favorable adjustments related to a tax dispute settlement related to the fiscal 2004 acquisition of NAMPAC ($0.5 million), a favorable tax dispute settlement in Puerto Rico ($0.7 million), a favorable adjustment related to a correction of an error in deferred taxes ($2.3 million) and favorable changes to state and Canadian statutory rates ($1.1 million). These items caused the reduction in the effective tax rate for 2008.

Seasonality

Our business is seasonal, reflecting a general pattern of lower sales and earnings in the metal and plastic packaging industry during the first six months of our fiscal year. For example, in the first six months of fiscal 2010 and 2009 our net sales were approximately 45% and 46%, respectively, of total annual net sales and the difference between net sales and cost of products sold (excluding depreciation and amortization) as a percentage of such difference for the entire fiscal year was approximately 46% and 40% in the first six months of fiscal 2009 and 2008, respectively.

Liquidity and Capital Resources

As a result of the Transactions, our gross debt increased approximately 64% or $270.2 million immediately following the Merger. Following the Transactions, we are a highly leveraged company and our debt service payments and interest expense have increased significantly. Our large amount of indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities, since a substantial portion our cash flow from operations will be dedicated to the repayment of our indebtedness, and this may place us at a competitive disadvantage as some of our competitors are less leveraged. Our leverage may make us more vulnerable to a downturn in our business, industry or the economy in general.

At March 31, 2011, we were in compliance with our debt covenants. With certain exceptions, our long-term debt arrangements prohibit us from paying cash dividends, including cash dividends from BWAY to either Holdings or Parent.

At March 31, 2011, we had $60.5 million available to borrow under the Revolver and we had $5.0 million of cash on hand. In addition, we had outstanding borrowings of $520.7 million under our Senior Secured Credit Facilities, including $9.5 million under the Revolver, that were subject to variable interest rates at a weighted-average borrowing rate of 4.5%. At March 31, 2011, we had an interest rate swap arrangement with a notional amount of $142.5 million. The swap requires us to pay a fixed rate of 1.88% and receive a floating rate of LIBOR subject to a floor of 1.75%. We did not apply hedge accounting treatment on the arrangement and future results of operations through the maturity date will be affected by changes in the fair value of the instrument.

In December 2010, we borrowed an additional $25.0 million on our Senior Secured Credit Facilities. We used a portion of the proceeds to fund the Phoenix acquisition, which required cash of approximately $40.1 million. We expect cash from operations in fiscal 2011 to generate sufficient funds to repay the additional borrowings. In October 2010, we used approximately $41.5 million of cash on hand for the Plastican acquisition.

On October 26, 2010, Parent issued the Old Notes. Parent used a portion of the proceeds of the Old Notes to pay a dividend to its shareholders of $4.71 per share, or $138.4 million. The Old Notes were issued at a discount to par of 97.0%. Parent paid an underwriting fee of approximately $3.8 million and paid a transaction fee of $1.5 million to affiliates of Madison Dearborn. We expect to pay interest on the notes though the issuance of additional notes (“PIK Notes”).

In December 2010, we borrowed a net $20.0 million on the Revolver to provide short-term liquidity, including the pre-buy of certain raw materials in advance of price increases. We expect cash from operations in 2011 to generate sufficient funds to repay the Revolver borrowings.

We expect cash on hand, cash provided by operations and borrowings available under revolving credit facilities to provide sufficient working capital to operate our business, to make expected capital expenditures and to meet foreseeable liquidity requirements, including debt service on our long-term debt, in the next 12 months. We expect to use cash provided by operations in excess of amounts needed for capital expenditures and required debt repayments to reduce our debt or for other general corporate purposes.

2018 Notes

We refinanced Predecessor’s 10% senior notes with an aggregate principal amount of $228.5 million using, in part, the proceeds from the issuance of 10% senior notes with an aggregate principal amount of $205.0 million (which we refer to herein as the “2018 Notes”). Interest on the 2018 Notes is payable semi-annually in arrears on June 15 and December 15, beginning on December 15, 2010. The 2018 Notes mature on June 15, 2018.

The 2018 Notes, issued by Merger Sub and assumed by BWAY in the Merger, are guaranteed on an unsecured senior basis by Holdings and the existing and future domestic subsidiaries of BWAY. Holdings and BWAY are both holding companies without independent operations and are dependent on BWAY and its subsidiaries to generate sufficient cash to service the debt. If BWAY cannot make any payment on the 2018 Notes, the guarantors of the 2018 Notes must make the payment instead.

In the event of certain change in control events specified in the 2018 Notes Indenture, BWAY must offer to repurchase all or a portion of the notes at 101% of the principal amount of the 2018 Notes on the date of purchase, plus any accrued and unpaid interest to the date of repurchase.

The 2018 Notes Indenture restricts BWAY’s (and most or all of our subsidiaries’) ability to incur additional debt; pay dividends or make other distributions on its capital stock or repurchase our capital stock or subordinated indebtedness; make investments or other specified restricted payments; create liens; sell assets and subsidiary stock; enter into transactions with affiliates; and enter into mergers, consolidations and sales of substantially all assets.

Old Notes

We issued the Old Notes on October 26, 2010. Interest on the Old Notes is payable semi-annually in arrears on May 1 and November 1. The Old Notes mature on November 1, 2015.

The Old Notes, issued by Parent are not guaranteed by any of Parent’s subsidiaries. Parent is a holding company without independent operations and is dependent on BWAY and its subsidiaries to generate sufficient cash to service the debt. The indenture governing the 2018 Notes (as defined below) and the credit agreement governing our Senior Secured Credit Facilities limits the ability of Parent’s subsidiaries (including BWAY) to pay dividends, redeem stock or make other distributions, including distributions to Parent to make payments on the Old Notes, or to engage in certain transactions with affiliates (including Parent) and to make other restricted payments or investments. In the event Parent does not have sufficient cash on hand to make payments on the Old Notes (including with respect to interest payments) as a result of the failure or inability of Parent’s subsidiaries to dividend, distribute or otherwise loan money to Parent, Parent will need to issue PIK Notes in order to satisfy its obligations under the indenture governing the Old Notes. Parent expects to pay interest on the Old Notes though the issuance of additional PIK Notes.

In the event of certain change in control events specified in the Indenture, we must offer to repurchase all or a portion of the notes at 101% of the principal amount of the notes on the date of purchase, plus any accrued and unpaid interest to the date of repurchase.

The Indenture restricts our ability to incur additional debt; pay dividends or make other distributions on our capital stock or repurchase our capital stock or subordinated indebtedness; make investments or other specified restricted payments; create liens; sell assets and subsidiary stock; enter into transactions with affiliates; and enter into mergers, consolidations and sales of substantially all assets.

Senior Secured Credit Facilities

The Senior Secured Credit Facilities, as amended on February 23, 2011, consist of (a) a $470,697,500.00 U.S. Term Loan borrowed in U.S. dollars by BWAY, (b) a $41,790,000.00 Canadian Term Loan borrowed in U.S. dollars by ICL, and (c) a $75.0 million Revolver that may be borrowed in U.S. dollars by BWAY (of which up to $5,000,000.00 may be borrowed by ICL in U.S. dollars or Canadian dollars). The February 23, 2011 amendment provided for, among other things, lower interest rates and the elimination or easing of certain restrictive covenants. At March 31, 2011, there was $9.5 million outstanding under the Revolver. The U.S Term Loan and the Canadian Term Loan mature on February 23, 2018 and the Revolver matures on February 23, 2016.

Beginning March 31, 2011 and through December 31, 2017, BWAY is obligated to repay (a) $4,706,976 annually, in quarterly installments, of the U.S. Term Loan and (b) $417,900 annually, in quarterly installments, of the Canadian Term Loan. Interest is payable on the Senior Secured Credit Facilities, (i) that are denominated in U.S. dollars at a rate equal to the LIBO rate or the base rate, plus an applicable margin and (ii) that are denominated in Canadian dollars at a rate equal to the Canadian prime rate, plus an applicable margin. LIBO rate, base rate, Canadian prime rate and applicable margin are defined in the Credit Agreement. The LIBO rate is subject to a 1.75% floor with respect to Senior Secured Credit Facilities outstanding prior to February 23, 2011 and 1.25% with respect to Senior Secured Credit Facilities outstanding on and after February 23, 2011 and each of the base rate and the Canadian prime rate is subject to a 2.75% floor with respect to Senior Secured Credit Facilities outstanding prior to February 23, 2011 and 2.25% with respect to Senior Secured Credit Facilities outstanding on and after February 23, 2011.

The applicable margin on base rate Term Loans was equal to 2.75% prior to February 23, 2011 and is equal to 2.25% on and after February 23, 2011. The applicable margin on LIBO rate Term Loans was equal to 3.75% prior to February 23, 2011 and is equal to 3.25% on and after February 23, 2011. Prior to February 23, 2011, the applicable margin on Revolver borrowings was set at 2.75% for base rate or Canadian prime rate borrowings and at 3.75% for LIBO rate or bankers’ acceptance loans. On and after February 23, 2011, the applicable margin on Revolver borrowings is set at 2.25% for base rate or Canadian prime rate borrowings and at 3.25% for LIBO rate or bankers’ acceptance loans. The applicable margin on Term Loans and Revolver borrowings may be reduced based on separate step downs tied to our consolidated total net leverage ratio (as defined in the Credit Agreement).

A portion of the Revolver is available for issuances of standby letters of credit and any such issuance of letters of credit will reduce the amount available under the Revolver. At December 31, 2010, there were issued standby letters of credit of $5.1 million and outstanding Revolver borrowings of $20.0 million that, in the aggregate, reduced our Revolver availability to $49.9 million. BWAY is required to pay a commitment fee to the lenders on the unutilized revolving credit facility at a rate of 0.50% per annum through maturity.

In August 2010, BWAY entered into a two-year interest rate swap with floor on a notional amount of $142.5 million. Under the terms of the swap agreement, a quarterly net settlement is made for the difference between the fixed rate of 1.88% per annum and the variable rate, subject to a floor of 1.75%, based upon the three-month LIBOR on the notional amount. BWAY did not elect hedge accounting treatment on the arrangement and future results of operations through the maturity date will be affected by changes in the fair value of the instrument.

The U.S. Term Loan and the portion of the Revolver borrowed by BWAY are guaranteed by Holdings and by BWAY’s direct and indirect domestic restricted subsidiaries, and the Canadian Term Loan and the portion of the Revolved borrowed by ICL are guaranteed by Holdings, BWAY and BWAY’s direct and indirect domestic and BWAY’s indirect Canadian restricted subsidiaries (other than ICL, which is the primary obligor).

The U.S. Term Loan and the portion of the Revolver borrowed by BWAY are secured by a first priority perfected security interest (subject to permitted liens) in (i) all stock, other equity interests and promissory notes owned by Holdings, BWAY and BWAY’s domestic restricted subsidiaries, except that not more than 65% of the total outstanding voting stock of any first-tier “controlled foreign corporation” (within the meaning of Section 957 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) shall be required to be pledged and (ii) substantially all other tangible and intangible assets owned by Holdings, BWAY and BWAY’s domestic restricted subsidiaries.

The Canadian Term Loan and the portion of the Revolved borrowed by ICL are secured by a first priority perfected security interest (subject to permitted liens) in (i) all stock, other equity interests and promissory notes owned by Holdings, BWAY and BWAY’s domestic and Canadian restricted subsidiaries (including ICL) and (ii) substantially all other tangible and intangible assets owned by Holdings, BWAY and BWAY’s domestic and Canadian restricted subsidiaries (including ICL).

BWAY may repay all or any portion of the outstanding Senior Secured Credit Facilities at any time, and may terminate commitments under the Revolver in whole or in part without premium or penalty, except that voluntary prepayments of LIBO rate loans will be subject to customary breakage costs.

Subject to certain exceptions, the Senior Secured Credit Facilities require that 100% of the net cash proceeds from certain asset sales, insurance recovery and condemnation events and debt issuances and 50% (subject to step- downs) from excess cash flow for each fiscal year must be used to pay down outstanding borrowings under the Term Loan.

The Credit Agreements contains a maximum consolidated total net leverage ratio, tested quarterly on a trailing four quarter basis. The maximum consolidated total net leverage ratio applies only for the benefit of the revolving lenders and only if any portion of the Revolver is outstanding (other than letters of credit in an amount not to exceed 15% of the total commitment under the Revolver). The maximum consolidated total net leverage ratio for each period is set forth below:

Period	Total Net Leverage Ratio
March 31, 2011	7.25:1.00
June 30, 2011	7.25:1.00
September 30, 2011	7.25:1.00
December 31, 2011	7.25:1.00
March 31, 2012	7.25:1.00
June 30, 2012	7.25:1.00
September 30, 2012	7.25:1.00
December 31, 2012	7.25:1.00
March 31, 2013	6.75:1.00
June 30, 2013	6.75:1.00
September 30, 2013	6.75:1.00
December 31, 2013	6.75:1.00
March 31, 2014 and thereafter	6.25:1.00

At March 31, 2011, our consolidated net leverage ratio was 4.66.

The Credit Agreement contain certain negative covenants (subject to exceptions, materiality thresholds and baskets) including, without limitation, negative covenants that limit BWAY’s restricted subsidiaries’ ability to incur additional debt, guarantee other obligations, grant liens on assets, make loans, acquisitions or other investments, dispose of assets, make optional payments or modify certain debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our or our restricted subsidiaries’ ability to pay dividends or grant liens, engage in transactions with affiliates, amend organizational documents, change the nature of our business, change our fiscal quarter and fiscal year and designate BWAY’s subsidiaries as unrestricted subsidiaries.

The Credit Agreement contain events of default, including, without limitation (subject to customary grace periods, cure rights and materiality thresholds) events of default upon (i) the failure to make payments under the Senior Secured Credit Facilities, (ii) breach of covenants, (iii) inaccuracies of representations and warranties, (iv) cross-defaults to other material indebtedness, (v) bankruptcy events, (vi) material judgments, (vii) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (viii) the actual or asserted invalidity of any guarantee or security document with respect to a material amount of assets, and (ix) the occurrence of a change of control. Except with respect to events of default arising by virtue of a financial covenant breach, a majority of the lenders of Senior Secured Credit Facilities are entitled to accelerate the Senior Secured Credit Facilities and take various other actions, including all actions permitted to be taken by a secured creditor. With respect to events of default arising by virtue of a financial covenant breach, only a majority of the revolving lenders are entitled to accelerate the Senior Secured Credit Facilities and take various other actions, including all actions permitted to be taken by a secured creditor. The failure to comply with a financial covenant would trigger an event of default under the Term Loans if 30 days have passed since the revolving lenders could accelerate outstanding obligations under the Revolver by virtue of the financial covenant breach and the revolving lenders actually accelerate the obligations under the Revolver.

At March 31, 2011, BWAY was in compliance with applicable financial covenants related to the Senior Secured Credit Facilities.

Historical Cash Flows

Summary Cash Flow Information

Six months ended March 31, 2011 and March 31, 2010

The following table presents a summary of cash flows and changes in cash and cash equivalents for the six months ended March 31, 2011 and the six months ended March 31, 2010.

	Six Months Ended March 31, 2011	Six Months Ended March 31, 2010	Percentage Change
	(Dollars in millions)
Cash used in operating activities	$(22.7)	$(0.4)	NM %
Cash used in investing activities	(65.6)	(44.5)	47.4
Cash provided by financing activities	(5.1)	(5.1)	—
Effect of exchange rate changes	(2.1)	0.6	NM

Net decrease in cash and cash equivalents	$(95.5)	$(49.4)	93.3%

Cash and cash equivalents, end of period	$5.8	$39.3	(85.2)%

NM=Not Meaningful

Operating Activities

Cash used in operating activities increased $22.3 million in the first six months of 2011 as compared to the first six months of 2010. The increase is primarily due to an increase in cash used for primary working capital (accounts receivable plus inventories less accounts payable).

Cash used in operating activities for primary working capital was approximately $43.0 million in the first six months of 2011 compared to approximately $19.0 million in the first six months of 2010. The increase in use of cash for primary working capital is primarily due to a decrease in accounts payable in the first six months of 2011 compared to an increase in accounts payable in the first six months of 2010 primarily related to the timing of disbursements.

Investing Activities

Cash used in investing activities increased $21.1 million in the first six months of 2011 as compared to the first six months of 2010. We used $47.1 million of cash in 2011 to acquire the equity of Plastican and Phoenix compared to $32.3 million used in the first six months of 2010 to acquire Ball Plastics. Capital expenditures in the first six months of 2011 increased $6.1 million compared to the first six months of 2010. Capital expenditures increased primarily due to capital projects associated with the recent acquisitions and company consolidation initiatives.

Financing Activities

In the first six months of 2011, cash provided by financing activities included the use of cash of approximately $33.2 million to extinguish, at closing, debt acquired in the recent acquisitions. Excluding this use of cash, cash provided by financing activities increased $28.1 million in the first six months of 2011 compared to cash used in financing activities in the first six months of 2010. In the first six months of 2011, we borrowed a net of $177.4 million as compared to a net repayment of $6.6 million in the first six months of 2010. The additional borrowings in 2011 included approximately $145.5 million from the issuance of the Old Notes by Parent. We used a portion of the proceeds from the Old Notes to pay a $138.4 million dividend to stockholders. Excluding the Old Notes, the additional borrowings were used, in part, to finance the recent acquisitions.

Fiscal years ended September 30, 2010, September 27, 2009 and September 28, 2008

	Successor	Predecessor
	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	2009	2008	Predecessor 2010 to FY 2009(a)	FY 2009 to FY 2008
	(Dollars in millions)	(Dollars in millions)
Net cash provided by operating activities	$63.4	$2.1	$71.3	$73.8	(97.1)%	(3.4)%
Net cash used in investing activities	(514.6)	(50.0)	(46.2)	(33.6)	8.2	37.5
Net cash used in financing activities	502.2	9.5	(25.9)	(1.1)	(136.7)	NM
Effect of exchange rate changes	(0.6)	0.6	(2.6)	(0.4)	(123.1)	NM

Net (decrease) increase in cash and cash equivalents	$50.4	$(37.8)	$(3.4)	$38.7	NM	(108.8)

Cash and cash equivalents, end of period	$101.3	$50.9	$88.7	$92.1	(42.6)%	(3.7)%

NM=Not Meaningful

Cash requirements for operations and capital expenditures during 2010, 2009 and 2008 were primarily financed through internally generated cash flows and cash on hand. On occasion, short-term cash shortfalls were covered by borrowings under the revolving credit facility; however, no amounts were outstanding under our revolving credit facility at the end of the fiscal year.

In 2010, we used approximately $32.3 million of cash on hand for the acquisition of Ball Plastics and approximately $6.6 million for mandatory excess cash flow repayments on the Term Loan. In the first quarter of 2009, we used approximately $17.7 million of cash on hand for mandatory excess cash flow repayments on our Term Loan.

For a discussion of the sources and uses of funds associated with the Transactions, see “Financing and Use of Funds” under Note 3, “Acquisition of BWAY Holding Company,” of notes to our audited consolidated financial statements included elsewhere in this prospectus.

Operating Activities

In 2010, operating activities, excluding related tax benefits, included the use of approximately $30.8 million in transaction and debt extinguishment costs associated with the Transactions. Cash provided by operating activities included an income tax refund of approximately $26.1 million related to the carryback of net operating losses generated by the Transactions.

In 2009, cash provided by operating activities decreased $2.5 million (3%) from 2008 as cash from higher net income was offset by a $13.7 million net increase in primary working capital (accounts receivable and inventories less accounts payable).

Investing Activities

In 2010, we used $508.2 million of cash to acquire BWAY and $32.3 million to acquire Ball Plastics in October 2009. Capital expenditures in 2010 increased $6.0 million to $24.5 million as compared to 2009. Capital expenditures increased primarily due to capital projects associated with the recent acquisitions and company consolidation initiatives.

In 2009, cash used in investing activities increased $12.6 million (37%) from 2008. Capital expenditures decreased $15.5 million (46%) from 2008 due to higher than normal capital expenditures in 2008 (as discussed below). In 2009, we used $27.7 million of cash to acquire Central Can. There were no business acquisitions in 2008.

Financing Activities

In 2010, cash provided by financing activities was primarily related to the Transactions, which included net proceeds of $236.9 million from refinancing our debt, $293.8 million from the issuance of stock related to the equity investment of Madison Dearborn and certain members of management and approximately $14.8 million in excess tax benefits related to the settlement of stock options, partially offset by the use of $27.1 million related to deferred debt issuance costs on the debt refinancing.

Cash used in financing activities in 2009 was primarily related to debt repayments on our term loans (including mandatory “excess cash flow” requirements) and costs associated with the refinancing of the 2010 Notes.

In 2009, cash used in financing activities increased $24.8 million from $1.1 million in 2008 due to a $17.6 million required debt repayment in 2009 related to excess cash flow in 2008, due to the payment of a $3.3 million call premium on the early redemption of the 2010 Notes (which were refinanced with the 2014 Notes) and due to the payment of $5.5 million in debt issuance costs related to the refinancing of the 2010 Notes.

Market Risk

We have certain variable rate debt that exposes our cash flows and earnings to the market risk of interest rate changes. Our borrowings under the Senior Secured Credit Facilities bear interest at an applicable margin (based on certain ratios contained in the Credit Agreement) plus a market rate of interest. At March 31, 2011, we had borrowings of $520.7 million exposed to interest rate risk. Each 100 basis point increase in interest rates relative to these borrowings would reduce quarterly pretax earnings by approximately $1.3 million.

Foreign Exchange

Our reporting currency is the U.S. dollar. Fluctuations in the Canadian dollar relative to the U.S. dollar can affect our reported financial position, results of operations and cash flows. In the first three months of 2011 and

2010, approximately 7% and 8%, respectively, of net sales were to customers located in Canada. Excluding purchases denominated in Canadian dollars, which we generally funded through our Canadian operations, other purchases denominated in foreign currencies were not significant. We do not believe exchange rate changes related to such purchases expose us to a significant exchange rate risk.

Following the Merger, our Canadian subsidiary became the obligor on $42.0 million of the Senior Secured Credit Facilities. The $42.0 million is denominated in U.S. dollars. Interest and principal on the debt are payable in U.S. dollars. To the extent our Canadian subsidiary does not have sufficient U.S. dollars on hand for purchases denominated in U.S. dollars and debt service on the U.S. dollar denominated debt, our Canadian subsidiary could be exposed to the risk of unfavorable foreign currency exchange rates of Canadian dollars relative to the U.S. dollar.

Commodity Risk

We are subject to various risks and uncertainties related to changing commodity prices for, and the availability of, the raw material (primarily steel and plastic resin) and energy (primary electricity and natural gas) used in our manufacturing process.

Off-Balance Sheet Arrangements

At March 31, 2011, a bank had issued standby letters of credit on our behalf in the aggregate amount of $5.0 million, primarily in favor of our workers’ compensation insurers.

At March 31, 2011, we were party to an interest rate swap arrangement with a notional amount of $142.5 million. Under the terms of the swap agreement, a quarterly net settlement is made for the difference between the fixed rate of 1.88% per annum and the variable rate, subject to a floor of 1.75%, based upon the three-month LIBOR on the notional amount. At March 31, 2011, the fair value of the arrangement of $0.2 million was recorded in other liabilities. The arrangement will mature in August 2012.

We also lease certain facilities and equipment under operating leases. Under current accounting guidance for operating leases, we are not required to recognize minimum lease payment liabilities or the underlying leased asset on the balance sheet. Expenditures for minimum lease payments with respect to operating leases are included in operating cash flows in the statement of cash flows and, other than as related to leases on restructured facilities or equipment, are recorded in the statement of operations as rent expense in cost of products sold and selling and administrative expense, as applicable. As summarized in the table of contractual obligations in the following section, at March 31, 2011, we had future cash commitments for minimum lease payments under operating leases of approximately $91 million. Other than standby letters of credit and operating lease obligations, we do not have any off-balance sheet arrangements.

Contractual Obligations and Commercial Commitments

The following table describes our significant contractual cash obligations at September 30, 2010. At March 31, 2011, the nature of such contractual obligations had not materially changed.

	Payments Due by Fiscal Year
	Total	Less than 1 Year	1 -3 Years	3 -5 Years	More than 5 Years
	(Dollars in millions)
Actual contractual obligations at September 30, 2010
Long-term debt obligations(1)	$693.8	$4.9	$9.8	$9.8	$669.3
Interest commitments on 2018 Notes	164.0	20.5	41.0	41.0	61.5
Interest commitments on Senior Secured Credit Facilities(2)	—	—	—	—	—
Capital lease obligations(3)	15.0	1.4	2.7	2.5	8.4
Operating lease obligations(3)	72.9	11.0	18.6	14.9	28.4
Uncertain tax positions(4)	—	—	—	—	—
Pension withdrawal obligations(5)	7.4	0.4	0.7	0.8	5.5
Other obligations(6)	99.1	2.8	5.4	5.4	85.5

Total contractual obligations	$1,052.2	$41.0	$78.2	$74.4	$858.6

(1)	At September 30, 2010, long-term debt obligations included $205.0 million in aggregate principal amount on the 2018 Notes and $488.8 million of outstanding Term Loan borrowings. In the event of a continuing event of default (as defined in the Credit Agreement), the agent could declare outstanding borrowings immediately due and payable and/or may terminate any future borrowings under the Senior Secured Credit Facilities. At September 30, 2010, we had $69.6 million available under the Revolver. In addition, we had outstanding borrowings of approximately $346.3 million under the Senior Secured Credit Facilities that were subject to variable interest rates at a weighted-average borrowing rate of 5.5%. See Note 10, “Long-Term Debt,” to our audited consolidated financial statements appearing elsewhere in this prospectus.
(2)	The table does not include interest payable on variable credit facility borrowings. Interest is generally payable quarterly. Based on outstanding borrowings at September 30, 2010 of $488.8 million at a weighted-average interest rate, annual interest on the borrowings would be approximately $26.9 million (notwithstanding the effect of quarterly principal payments).
(3)	For a discussion of our lease commitments, see Note 14, “Lease Commitments,” of our audited consolidated financial statements appearing elsewhere in this prospectus.
(4)	Due to the uncertainty of the timing of settlement with taxing authorities, we are unable to make reasonably reliable estimates of the period of cash settlement of unrecognized tax benefits. As of September 30, 2010, $1.6 million of unrecognized tax benefits have been excluded from the table. See Note 13, “Income Taxes,” to our audited consolidated financial statements included elsewhere in this prospectus for additional information regarding our unrecognized tax benefits at September 30, 2010.
(5)	Represents repayment obligations to satisfy employer withdrawal liabilities associated with unfunded benefit obligations of union sponsored multiemployer pension plans. The obligation is related to a facility closed in 2008. At September 30, 2010, we had an accrued obligation of $4.6 million. The difference of $2.8 million as shown in the table is for interest. For additional information, we “Multiemployer Pension Plans” under Note 15, “Employer Benefit Obligations,” to our audited consolidated financial statements included elsewhere in this prospectus.
(6)

Other obligations include estimated future payments related to supplemental executive retirement benefit obligations for certain retired executives, pension liabilities, other postretirement benefits and asset retirement obligations. The amounts shown in the table related to the benefit obligations are the maximum future benefit payments subject to certain actuarial assumptions regarding life expectancy, which differ from the actuarially determined liability related to these obligations recorded in the financial statements. In the consolidated balance sheet, the current and long-term actuarially determined amounts related to the benefit obligations are included in “Other Current Liabilities” and “Other Long-Term Liabilities,” respectively, and asset retirement obligations are included in “Other Long-Term Liabilities.” The consolidated balance sheet at September 30, 2010 appears in our audited consolidated financial statements included elsewhere in this prospectus.

Effect of Inflation

Historically, in certain circumstances, we have been able to pass through price increases in our primary raw materials (steel and resin) to our customers. Although we generally have been able to increase the price of our products to reflect increases in the price of these raw materials, we cannot rely on our ability to do so in the future. The timing of such increases in the selling price of our products may not coincide with the timing of raw materials price increases, nor may our ability to increase the selling prices of our products allow us to fully compensate for such increased raw materials prices in all cases. However, we believe that inflation in the near term will not have a material adverse impact on us.

Accounting Policies and New Accounting Pronouncements

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States, which often require the judgment of management in the selection and application of certain accounting principles and methods. We believe that the quality and reasonableness of our most critical policies enable the fair presentation of our financial position and results of operations. However, investors are cautioned that the sensitivity of financial statements to these methods, assumptions and estimates could create materially different results under different conditions or using different assumptions.

Other than as described below, no new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the consolidated financial statements of the Company.

Business Combinations

In December 2007, the Financial Accounting Standards Board (FASB) issued new accounting guidance on business combinations. The new guidance revises the method of accounting for a number of aspects of business combinations, including acquisition costs, contingencies (including contingent assets, contingent liabilities and contingent purchase price), the impacts of partial and step-acquisitions (including the valuation of net assets attributable to non-acquired minority interests) and post-acquisition exit activities of valuation of net assets attributable to non-acquired minority interests) and post-acquisition exit activities of acquired businesses. We followed the new accounting guidance in recording the acquisition of Ball Plastics in October 2009, and in recording the Merger in June 2010.

Critical Accounting Policies

In response to the SEC’s Release No. 33-8040, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, we have identified the most critical accounting policies upon which our financial status depends. These critical policies were determined by considering accounting policies that involve the most complex or subjective decisions or assessments. Our most critical accounting policies are as follows:

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, our products have been shipped and title and risk of loss have passed, the sales amount is fixed or determinable and collectability of the amount billed is reasonably assured. We record provisions for discounts, returns, allowances, customer rebates and other adjustments in the same period as the related revenues are recorded. We do not engage in revenue arrangements with multiple deliverables.

Inventories

Inventories are valued at the lower of cost or market, using the First-In, First-Out (FIFO) method. Inventories are recorded net of reserves for excess or obsolete inventory, which are based on the age of inventory and our estimate of the likelihood the cost of inventory will be recovered based on forecasted demand and probable selling price.

Accrued Rebates

We provide volume rebates on certain products to our customers. We accrue a provision for these rebates, which is recognized as a reduction of net sales, in the period in which revenue is recognized. Accrued rebates may be settled in cash or as a credit against customer accounts receivable.

Goodwill and Other Intangible Assets

Our intangible assets consist of identifiable intangibles (tradenames, customer relationships and technology) and goodwill. We amortize finite-lived, identifiable intangible assets over their remaining useful lives in proportion to the underlying cash flows that were used in determining the acquired value. Finite-lived, identifiable intangible assets are also tested for impairment as noted above for long-lived assets. Indefinite-lived identifiable intangibles and goodwill are not amortized, but tested for impairment at least annually.

We have two reporting units that have goodwill: metal packaging and plastic packaging. Fair value estimates are based on discounted future cash flows and market multiples. The goodwill impairment test involves two steps. In the first step, the fair value of a reporting unit is compared to its carrying value. If the fair value of a reporting unit exceeds its carrying value, then no further testing is required. For purposes of the first test, the fair value of a reporting unit determined in a prior fiscal year may be carried forward under certain circumstances. If the carrying value of a reporting unit exceeds its fair value, however, a second step is required to determine the amount of the impairment charge, if any. An impairment charge is recognized if the carrying value of a reporting unit’s goodwill exceeds its implied fair value. Goodwill was revalued effective as of June 16, 2010 as part of purchase accounting for the Merger.

Unless an event occurs that would require us to test goodwill for an interim period, the next impairment test is scheduled to occur on July 1, 2011, for fiscal 2011.

We perform our impairment test for our indefinite-lived intangible assets by comparing the fair value of each indefinite-lived intangible asset to its carrying value. The fair value of the asset is estimated based on an income approach, where estimated after-tax royalty savings are discounted and then adjusted for the benefit of tax amortization. We recognize an impairment charge if the carrying value of the asset unit exceeds its estimated fair value.

Recoverability when testing finite-lived, identifiable intangible assets is measured by comparing the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is considered impaired, the impairment to be recognized would be equal to the amount by which the carrying amount of the asset exceed its fair value.

Income Taxes

The provision for income taxes is comprised of taxes that are currently payable and deferred taxes that relate to temporary differences between financial reporting carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities result from deductible or taxable amounts in future years when such assets and liabilities are recovered or settled and are measured using the enacted tax rates and laws that are expected to be in effect when the assets and liabilities are recovered or settled.

In the ordinary course of business there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting dates. For those tax positions where it is more-likely-than-not that a tax benefit will be sustained, we have recorded the expected amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, we have also recognized associated interest and penalties.

Business Combinations—Purchase Price Allocation

In fiscal 2010, we adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Certification (“ASC”) Topic 805, “Business Combinations,” (ASC 805), which revised the accounting guidance that we are required to apply for our acquisitions in comparison to prior fiscal years. The underlying principles are similar to the previous guidance and require that we recognized separately from goodwill the assets acquired and the liabilities assumed, generally at their acquisition date fair value. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair value of the assets acquired and the liabilities assumed. While we use our best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period of final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments would be recorded in our results of operations.

As a result of adopting the revised accounting guidance provided for by ASC 805 as of the beginning of fiscal 2010, certain of our policies differ when accounting for acquisitions in fiscal 2010 and prospective periods in comparison to the accounting for acquisitions in fiscal 2009 and prior periods, including:

•	the direct transaction costs associated with the business combination are expensed as incurred (prior to fiscal 2010, direct transaction costs were included as a part of the purchase price);

•

the costs to exit or restructure certain activities of an acquired company are accounted for separately from the business combination (prior to fiscal 2010, these restructuring and exit costs were included as a part of the assumed obligations in deriving the purchase price allocation); and

•

any changes in estimates associated with income tax valuation allowances or uncertain tax positions after the measurement period are generally recognized as income tax expense with application of this policy also applied prospectively to all of our business combinations regardless of the acquisition date (prior to fiscal 2010, any such changes were generally included as a part of the purchase price allocation indefinitely).

Costs to exit or restructure certain activities of an acquired company or our internal operations are accounted for as one-time termination and exit costs pursuant to ASC 420, “Exit or Disposal Cost Obligations,” and, as noted above, are accounted for separately from the business combination. A liability for a cost associated with an exit or disposal activity is recognized and measured at its fair value in the statements of operations in the period in which the liability is incurred. When estimating the fair value of facility restructuring activities, assumptions are applied regarding estimated sub-lease payments to be received, which can differ materially from actual results. This may require us to revise our initial estimates which may materially affect our results of operations and financial position in the period the revision is made.

For a given acquisition, we may identify certain pre-acquisition contingencies as of the acquisition date and may extend our review of these pre-acquisition activities throughout the measurement period (up to the one year from the acquisition date) in order to obtain sufficient information to assess whether we include these contingencies as part of the purchase price allocation and, if so, to determine the estimated amounts.

If we determine that a pre-acquisition contingency (unrelated to income taxes) is probable in nature and estimable as of the acquisition date, we record our best estimate for such a contingency as part of the preliminary purchase price allocation. We generally would continue to gather information for and evaluate any pre-acquisition contingencies throughout the measurement period and if we should make changes to the amounts recorded or if we identified additional pre-acquisition contingencies during the measurement period, such amounts would be included in the purchase price allocation during the measurement period and, after the measurement period would be included in our results of operations.

In addition, uncertain tax positions and tax related valuation allowances assumed in connection with a business combination are initially estimated as of the acquisition date and we reevaluate these items quarterly with any adjustments to our preliminary estimates being recorded to goodwill provided that we are within the measurement period and we continue to collect information in order to determine their estimated values. Subsequent to the measurement period or our final determination of the estimated value of the tax allowance or contingency, changes to these uncertain tax positions and tax related valuation allowances will affect our provision for income taxes in the statements of operations and could have a material impact on our results of operations and financial position.

BUSINESS

Our Company

We manufacture and distribute metal and rigid plastic containers that are used primarily by manufacturers of industrial and consumer products for packaging. We have operations in the United States, Canada and Puerto Rico and primarily sell to customers located in these geographic markets. We are a leading North American manufacturer of general line rigid metal and plastic containers for customers serving a wide variety of end-markets across various industries. Based on sales, we believe that we have leading U.S. market shares in metal paint cans, metal specialty cans, steel pails, ammunition boxes, plastic pails, plastic tight-head containers and plastic paint bottles, and leading Canadian market shares in steel and plastic pails. These products together represented over 80% of our net sales in fiscal year 2010. In fiscal 2010, approximately 64% of our net sales were in our metal packaging segment and approximately 36% of our net sales were in our plastic packaging segment. We believe that our metal and plastic products, which we manufacture in our 24 strategically located facilities across the United States, Canada and Puerto Rico, are complementary products and provide us with a competitive advantage in serving and expanding our customer base. We believe that we are the only company in North America with the ability to service our customers on a national basis in both general line rigid metal and plastic packaging.

Our products include:

•

Metal Containers. General line rigid metal containers made from steel, including paint cans and components, aerosol cans, steel pails, oblong cans, a variety of other specialty cans and ammunition boxes. Our customers use our metal containers to package paint, household and personal care products, automotive after-market products, paint thinners, driveway and deck sealants and other end-use products; and

•

Plastic Containers. Injection-molded plastic pails and blow-molded tight-head containers, hybrid and all-plastic paint cans, bottles and drums. Our customers use our plastic container products to package petroleum products, agricultural chemicals, other chemical applications, paint, ink, edible oils, high-solid coatings, roofing mastic and adhesives, driveway sealants and other end-use products.

Metal containers are attractive to many of our customers due to steel’s strength and non-permeability, its ability to hold highly volatile and solvent-based liquids and its fire safety characteristics. Aerosol cans, which are a type of metal container, provide an effective system of delivery for a controlled spray pattern and are the preferred packaging for certain products. Plastic containers are attractive to many of our customers due to plastic’s durability, weight and corrosion resistance. In addition, plastic continues to prove adaptable to a wide variety of container end-markets including paint and building products, non-retail food services, janitorial and chemical, agriculture, oil and petroleum, inks and other general industries. Hybrid containers combine plastic with metal closure components, allowing for enhanced closure functionality while remaining lightweight and dent resistant.

Our customers include a diverse set of the world’s leading industrial and consumer products companies in a wide variety of industries. We believe we are a primary supplier for the majority of our top 10 customers and the sole source supplier for many of our largest customers. The average length of our relationships with our top 10 customers exceeds 15 years. Our stable, diversified customer base has become a significant growth driver as we continue to develop and expand our product portfolio. We believe we have been able to develop these long-term customer relationships through: (i) our superior reputation for quality and customer service; (ii) our low-cost, flexible manufacturing capabilities; (iii) the close proximity of our manufacturing facilities to key customer locations and (iv) our ability to provide a broad and innovative product offering (including both metal and plastic products) that serve clients on a national level. Through these competitive advantages, we have grown our market share and generated organic volume growth at levels that we believe are greater than the industry average.

We believe that the cost reduction initiatives, manufacturing process improvements and plant rationalizations we have implemented over the past two years, and the opportunities we continue to pursue, have not only allowed us to improve our financial performance during the recent soft market environment, but have also positioned us as a more efficient, lower-cost producer poised to benefit from a recovery in our end-markets.

Our Competitive Strengths

Leading Market Positions

We have established leading market positions in most of our major product lines and estimate that we hold leading market positions in products that together represented over 80% of our net sales in fiscal year 2010. We believe that we hold leading market positions in metal paint cans, metal specialty cans, steel pails, ammunition boxes, plastic pails, plastic tight-head containers and plastic paint bottles, and leading Canadian market positions in steel and plastic pails. We also believe that we hold leading U.S. market positions in aerosol cans and hybrid paint cans. In addition, we face little competition from outside of North America, including from markets with lower labor costs, as products we manufacture cannot be shipped internationally in a cost-effective manner.

Diversified end-markets that are well-positioned for a recovery

We serve a wide variety of end-markets across various industries. Approximately two-thirds of our sales are driven by general industrial, consumer and household end-markets, including chemicals, commercial maintenance, food, industrial coatings and other diversified industries, which tend to be less cyclical and tend to track with general economic conditions. The other approximately one-third of our sales is driven by architectural paint consumption, which historically has been closely correlated to existing home sales. According to U.S. Census and industry data, architectural paint consumption demonstrated stable annualized volume growth of 2.6% from 1986 to 2005 leading up to the recent housing market correction, which saw volume decline approximately 24% from 2005 to 2009. Future improvements in existing home sales, housing starts and home improvement spending would likely have a positive impact on the growth of the architectural paint and coatings market. We believe that we are well positioned to benefit from a recovery in our end-markets after experiencing unprecedented volume declines in fiscal 2009. We are encouraged by our recent volume growth trends and our performance in the first six months of 2011, in which we experienced two periods of period-over-period growth, excluding the impact of acquisitions.

Longstanding relationships with a diversified base of nationally recognized, market-leading customers

Our customers include many of the world’s leading industrial and consumer products companies in a wide variety of industries. We believe we are a primary supplier for the majority of our top 10 customers, with a majority of our net sales made to customers under contractual relationships. We believe the ability to provide our customers with a diverse portfolio of metal and plastic products helps to solidify our longstanding customer relationships. The average length of our relationships with our top 10 customers exceeds 15 years.

Broad and diversified product offering servicing customers on a national basis

We believe that we are the only company in North America with the ability to service our customers’ needs on a national basis in both general line rigid metal and plastic packaging. This is important because we believe that our large-scale customers generally prefer to purchase products from diverse, national suppliers. The close proximity of our facilities to our customers reduces transportation, handling and spoilage costs and facilitates just-in-time inventory management for our customers. We also believe we have the broadest general line rigid packaging product offering of any company in the industry. The combination of our broad product portfolio with our strategically positioned national footprint gives us the ability to capitalize on cross-selling and bundling opportunities, while providing a diverse set of metal and plastic packaging solutions as a “one-stop shop”

solution to our customers. The following table provides the percentage of our net sales generated by each of our major products for fiscal 2010:

Our Diverse Product Offering

Fiscal 2010 Net Sales by Product

Demonstrated ability to grow earnings during challenging economic conditions

Despite recent challenging economic conditions, we were able to increase the difference between net sales and cost of products sold (excluding depreciation and amortization) to $156.4 million for the twelve months ended September 30, 2010, from $148.9 million for the year-earlier period. Our ability to achieve this performance was supported by execution across the following core strategies: (i) organic growth initiatives, (ii) cost-reduction initiatives and (iii) disciplined, synergistic acquisitions.

•

Organic Growth Initiatives. Our organic growth initiatives focus on cross-selling and bundling, new product development and best-in-class quality and service. Our ability to service customers across a broad array of products allows us to generate incremental sales through bundling of our complete product line. In addition, we have been successful in developing and commercializing new products that meet our customers’ changing needs, such as improved hybrid cans that combine a reliable metal closure with a dent-resistant plastic body. Product quality and performance drive relationships with customers, and we believe we are a best-in-class provider as we continue to receive upper quartile performance rankings as measured by a third party customer survey commissioned by us.

•

Cost-Reduction Initiatives. Since fiscal 2000, we have rationalized 14 of our facilities, two of which we closed in fiscal 2008 and four of which we closed in fiscal 2010. An additional facility closure is currently under way. Our flexible operating platform allows us to quickly and efficiently streamline our cost structure and grow profitably over the long term. We believe that our ability to efficiently scale production allows us to reduce variable manufacturing costs if product demand declines. To achieve further cost efficiencies, our product design team is focused on standardization opportunities that can be harmonized across businesses in order to reduce materials and manufacturing costs. Other key components of our cost reduction strategy include freight cost improvements, purchasing centralization and other overhead reductions.

•

Disciplined, Synergistic Acquisitions. We have a proven history of successful acquisitions that have driven increased earnings through cost synergies, increased scale and the benefits of an expanded product portfolio. As a result of the eight acquisitions we have completed since fiscal 2003, we have significantly broadened our product mix from solely rigid metal containers to a mix of rigid metal, plastic and hybrid containers. In addition, our acquisitions have allowed us to expand our footprint and reallocate capacity from other, under-utilized plants, thus providing meaningful cost savings as a result of plant rationalizations, distribution/freight savings and purchasing leverage. We focus on acquisitions that fit with our core skills in our primary markets, offer significant synergies, particularly through plant rationalizations, and allow us to appropriately manage our leverage and financial risk. Over the last 12 months we acquired Central Can, a U.S. producer of rigid general line metal and plastic containers, the plastic pail operations of Ball Plastics, a producer of injection molded plastic pails and drums, Plastican, a manufacturer of highly engineered rigid plastic packaging, and Phoenix, a producer of a wide range of steel pails used for packaging industrial and consumer products. We subsequently consolidated two of our metal packaging facilities into our Central Can operations and one of our plastic packaging facilities into our Ball Plastics pail operations. These operations allowed us to benefit from purchasing leverage, freight savings, SG&A cost reduction and fixed overhead cost reductions. We anticipate realizing similar efficiencies as a result of our Plastican acquisition.

Strong management team with a successful track record

We have assembled a strong management team at both the corporate and the operating levels. Our senior management team has substantial experience in the packaging industry with extensive manufacturing, marketing and management experience. Our management team has successfully implemented productivity improvements, including initiatives to improve raw materials purchasing effectiveness and plant consolidations, achieved organic sales growth in key markets and expanded our business into plastic packaging through acquisitions.

Our Strategy

Capitalize on significant organic growth opportunities

We will continue to utilize our combined metal and plastic rigid packaging product offering, the broadest of any competitor, to pursue multiple avenues for growth in a diverse set of end-markets. We intend to use our national manufacturing and distribution network, our strong existing customer relationships and our ability to cross-sell and bundle our metal and plastic products to increase our market share. Our position as the only supplier with national scale and manufacturing capabilities is a significant growth driver which will allow us to effectively service large, nationally recognized customers while serving as an important supplier to smaller regional companies.

Continue development of innovative customer-focused products

We plan to continue to work actively with our customers to improve existing products and to design new packaging features to meet the changing requirements of our customers’ end-markets through cost-effective product solutions. For example, we intend to expand the market for our new “eco-pail,” which is an environmentally friendly plastic pail that supports sustainability efforts being undertaken by many of our customers by utilizing twin-shot molding technology, a co-extrusion process whereby less expensive resin can be injected into the core of a pail, a gasket-less design and lighter weight materials. This allows us to use up to 50% recycled plastic in the production of the eco-pail without sacrificing mechanical strength, performance or value while exceeding our customers’ quality requirements. We believe that innovative customer-focused products like the eco-pail will help us to increase our share of key product markets.

Continue to reduce costs and improve operating efficiencies

We intend to continue to leverage our flexible operating platform to allow us to quickly and efficiently streamline our cost structure and grow profitably over the long-term. We believe that our ability to efficiently scale production allows us to adjust variable manufacturing costs as product demand changes. Since fiscal 2008, we have closed four facilities and are currently in the process of closing a fifth. We expect to continue to benefit from the cost savings associated with this plant rationalization, as well as from “in plant” productivity such as increasing line speeds, rapid change over and improved uptime. We are also focused on ongoing measures to reduce headcount and cut expenses (single entity corporate structure, centralized purchasing, and product standardization), and have successfully instituted a number of productivity initiatives.

Pursue disciplined strategic acquisitions

We have a proven history of successful acquisitions that have driven increased earnings through cost synergies and the benefits of an expanded product portfolio. We continue to pursue this strategy to supplement our organic growth by focusing on acquisitions that are at attractive purchase values, fit with our core skills in our primary markets, offer significant synergies and allow us to appropriately manage our leverage and financial risk. Our key acquisition criteria include:

•	Strategic fit—we focus on acquisitions within our core and complementary markets, in line with our core skills and offer the opportunity to enhance and diversify our existing product offering; and

•

Significant synergies—our current infrastructure offers an opportunity to realize significant synergies from acquisitions, primarily through plant rationalizations and opportunities to implement cost efficiencies.

Our recent acquisitions demonstrate our ability to drive incremental earnings through synergies and top-line benefits of an expanded geographic footprint and product portfolio. Our acquisition of Phoenix in December 2010 increased our penetration into the metal packaging market and we believe we will realize related cost synergies, including freight, labor and purchasing and SG&A cost reductions. Our acquisition of Plastican in October 2010 increased our penetration into the rigid plastic packaging market and we believe we will realize related cost synergies, including freight, labor and purchasing, SG&A cost reductions and plant rationalizations. Our acquisition of Ball Plastics in October 2009 increased our penetration in injection molded plastic pails and drums and offered significant synergies through plant rationalization. Our acquisition of Central Can in August 2009 expanded our metal pails and can, metal food container, hybrid can, and plastic paint can offerings, while offering cost synergies of freight savings, SG&A cost reduction and a recently completed plant rationalization.

Intellectual Property

We have registered the marks BWAY®, NAMPAC® and certain other trademarks in the United States. We have not registered all of the trademarks we own and use in the business. Generally, registered trademarks have a perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. We intend to maintain the trademark registrations so long as they remain valuable to our business. We hold patents, or have applied for patent protection, in the United States, and intend to maintain the patents during their respective terms so long as they remain valuable to our business. Other than the registered marks BWAY® and NAMPAC®, we do not believe our business is dependent to a material degree on trademarks, patents, copyrights or trade secrets. Other than our license to the twin shot manufacturing process used in the production of “eco-pails” and commercially available software licenses, we do not believe that any of our licenses to third-party intellectual property are material to our business, taken as a whole.

Industry Segments

Our business is organized on the basis of product type with two reportable segments: metal packaging and plastic packaging. We operate these reportable segments as separate divisions and differentiate the segments based on the nature of the products and services they offer. The markets in which we participate can generally be placed into two broad categories: North American general line rigid metal containers and North American general line rigid plastic containers.

Certain financial information about our industry segments is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 19, “Business Segments,” to our audited consolidated financial statements included elsewhere in this prospectus.

Metal Packaging Segment

Products and Markets

Our metal packaging segment operates primarily in North America in the general line segment of the metal container market. In the United States, we are the third largest producer of steel aerosol cans, and we are the leading producer in our other product lines.

The primary uses for our general line cans are for paint and related products, lubricants, roof and driveway sealants, charcoal lighter fluid and household and personal care products. Specific products include round cans with rings and plugs (generally paint cans), specialty cans (generally PVC or rubber cement cans, brake fluid and other automotive after-market products cans, oblong or “F”-style cans, ammunition boxes and an assortment of other specialty cans), aerosol cans and steel pails. We produce a full line of these products to serve the specific requirements of a diversified base of nationally recognized customers. Most of our products are manufactured in facilities that are strategically located to allow us to deliver product to our customers within a one-day transit time.

Paint cans. We believe that we are the leading supplier in North America and the only national supplier of metal paint cans. We believe that we are the sole supplier of metal paint cans to the leading domestic paint companies, and we believe that we are the sole supplier of metal paint can components to the primary manufacturer of hybrid (plastic and metal) paint cans in North America.

Specialty cans. We believe that we are the leading supplier of metal specialty cans in North America. Specialty cans include screw top cans, pour top cans, oblong or “F”-style cans and ammunition boxes. Screw top cans typically have an applicator or brush attached to a screw cap and are typically used for PVC pipe cleaner, PVC cement and rubber cement. Pour top cans are typically used for packaging specialty oils and automotive after-market products. Oblong or “F”-style cans are typically used for packaging paint-related products, charcoal lighter fluid and waterproofing products. Ammunition boxes provide a hermetic seal, are coated with a corrosion-resistant finish and are used to package small arms ammunitions and other ordnance products. We sell ammunition boxes to the U.S. Department of Defense as well as to major domestic and foreign producers of ordnance.

Aerosol cans. We believe that we are the third largest supplier of aerosol cans in North America. We focus on serving as a primary supplier to small- and medium-sized customers and as a secondary supplier to large customers. Aerosol cans are typically used for packaging various consumer and industrial products, including paint and related products, personal care products, lubricants and insecticides.

Steel pails. We believe that we are one of the leading suppliers of steel pails in North America. Steel pails are typically used for packaging paint and related products, roof and driveway sealants, marine coatings, vegetable oil and water repellent.

Customers

Our metal packaging segment customers include many of the world’s leading paint, consumer and personal care companies. In fiscal 2010, sales to our 10 largest metal packaging segment customers accounted for approximately 47% of the segment’s net sales. Of the fiscal 2010 metal packaging segment net sales, approximately 17% were to The Sherwin-Williams Company.

Consistent with industry practice, we enter into multi-year supply agreements with many of our major customers. However, many of our contracts are requirements contracts under which we supply a percentage of a customer’s requirements for our products over a period of time, without any specific commitment to unit volume. In addition, many of our customer contracts, including those with our major customers, provide that the customer may receive competitive proposals for all or a portion of the products we furnish to the customer under the contract, including proposals to reformulate the packaging to another material. We generally have the right to retain the customer’s business subject to the terms of the competitive proposal.

In fiscal 2010, approximately 92% and 8% of our metal packaging segment net revenues were in the United States and Canada, respectively.

Raw Materials

Our principal raw materials consist of tinplate, blackplate and cold rolled steel, energy, various coatings, inks and compounds. Steel products represent the largest component of raw material costs. With the exception of pails and ammunition boxes, which are manufactured from either blackplate or cold rolled steel, all of our products are manufactured from tinplate steel. We purchase all required raw materials from outside sources.

Various domestic and foreign steel producers supply us with tinplate steel, although we currently purchase most of our tinplate steel from domestic suppliers. Procurement from suppliers generally depends on the suppliers’ product offering, product quality, service and price. The majority of our steel purchases are through requirements-based contracts at negotiated prices, subject to prevailing market conditions. We do not engage in forward contracts or other hedging arrangements related to these raw material purchases. Historically, we have generally been able to increase the price of our products to reflect increases in the price of steel, but we cannot be sure that we will be able to do so in the future.

A steel supply shortage could affect, among other things, our ability to obtain steel, the timing of steel deliveries and the price we pay for steel. In the event of supply interruptions, we could experience higher costs due to underutilization of our manufacturing facilities and lower sales due to a reduction in our ability to produce goods for sale.

In addition to steel products, we purchase energy from various suppliers as well as various coatings, inks and compounds. We do not anticipate any future shortages or supply problems for these items based on their historical availability and the current number of suppliers.

Competition

The steel container industry is highly competitive and some of our competitors have greater financial resources than we do. Competition is based primarily on price, manufacturing capacity, manufacturing flexibility, proximity to customer and quality. We believe that (1) the close proximity of our manufacturing facilities to key customer locations, (2) our low-cost, flexible manufacturing capabilities and (3) our reputation for quality and customer service enables us to compete effectively.

In addition to competition within the steel container industry, we face competitive risks from substitute products, such as plastics and hybrids, and, to a lesser extent, composites and flexible packaging containers. Steel containers continue to be the preferred package in the majority of our customers’ markets. We believe this is primarily due to: (1) their price stability and competitiveness as compared to alternative packaging; (2) the attractive strength and non-permeable characteristics of steel versus other materials, such as plastics; (3) their lower storage and handling costs; (4) their ability to hold highly volatile and solvent-based liquids; and (5) their fire safety characteristics. In addition, we believe steel containers are easier and less costly to recycle and have a higher rate of recycling than alternative materials.

One of the objectives of our acquisitions of general line rigid plastic container manufacturers was to mitigate competitive risk from plastic substitution. In addition, the broader product offering enables us to provide other products utilized by our existing customer base.

Plastic Packaging Segment

Products and Markets

We believe that we are the largest manufacturer of general line rigid plastic containers in the North American market and we produce products in five broad categories: (1) open-head containers; (2) tight-head containers; (3) “F”-style plastic bottles; (4) plastic drums; (5) plastic paint bottles; and (6) plastic paint cans.

Open-head containers. Open-head containers are injection-molded products made of high-density polyethylene, or “HDPE,” that are used primarily by the paint and coating, petroleum, food, building materials, agricultural and janitorial supply industries.

Tight-head Containers. Tight-head containers are blow-molded products made of HDPE that are used primarily by the food, petroleum, agricultural, chemical, janitorial supply, beverage and coating industries.

“F”-Style plastic bottles. “F”-style plastic bottles are one-piece, blow-molded HDPE containers that are most commonly used for storing and shipping herbicides and pesticides for the crop protection industries.

Plastic Drums. Plastic drums are large transportable containers made from HDPE available in either an open-head or tight-head format. Plastic drums are most frequently used for shipping concentrated beverage syrup and chemicals.

Plastic paint bottles. We are the primary supplier to The Sherwin-Williams Company of an innovative plastic paint container made from HDPE. The paint bottle is proprietary to The Sherwin-Williams Company, and we cannot provide it to other paint manufacturers.

Plastic paint cans. Plastic paint cans are either all-plastic containers made with HDPE or hybrid containers constructed of a HDPE body with a seamed on steel ring and plug. The containers are suitable for paints, colorants, coatings, adhesives and powders. The steel components used in the hybrid container are primarily manufactured by our metal packaging segment.

Customers

Our plastic packaging segment customers include some of the world’s leading paint, food and industrial companies, several of which are customers of our metal packaging segment. We have long-term relationships with our customers and in many cases we are the exclusive supplier of our customers’ plastic packaging requirements. In fiscal 2010, sales to our 10 largest plastic packaging segment customers accounted for approximately 42% of the segment’s net sales. Of the fiscal 2010 plastic packaging segment net sales, approximately 18% were to The Sherwin-Williams Company.

We maintain a diversified customer base, which is broadly distributed among industries as diverse as paint, food, construction, petroleum and chemicals. Consistent with industry practice, we enter into multi-year supply agreements with many of our major customers. However, many of our contracts are requirements contracts under which we supply a percentage of a customer’s requirements for our products over a period of time, without any specific commitment to unit volume. In addition, many of our customer contracts, including those with our major customers, provide that the customer may receive competitive proposals for all or a portion of the products we furnish to the customer under the contract, including proposals to reformulate the packaging to another material. We generally have the right to retain the customer’s business subject to the terms of the competitive proposal.

In fiscal 2010, approximately 91% and 9% of our plastic packaging segment net revenues were in the United States and Canada, respectively.

Raw Materials

The main raw material utilized in the plastic packaging segment is HDPE, a plastic resin used to produce rigid plastic packaging containers and materials. HDPE is particularly suitable for our plastic packaging products because of its strength, stiffness and resistance to chemicals and moisture. HDPE resin constitutes approximately half of our plastic packaging segment total cost of products sold. As a commodity product, resin is susceptible to price fluctuations. In fiscal 2010, resin prices increased approximately 17%.

In order to mitigate the impact of resin price fluctuations, we have agreements with our customers, which represent a substantial majority of our plastic packaging net sales, allowing changes in resin cost to be passed through to them. Most of these agreements are tied to specific industry recognized chemical indices, which provide a benchmark for the price of resin. Generally, some or all of the change in resin price is passed through to the customer, consistent with industry practice, although the timing and the amount of the pass-through may not coincide with or equal our raw material cost changes.

HDPE is the primary plastic resin we use in the manufacture of our products, which we purchase from major HDPE suppliers. The majority of our HDPE purchases are through requirements-based contracts at negotiated prices, subject to prevailing market conditions. Historically, we have not engaged in forward contracts or other hedging arrangements related to these raw material purchases.

Competition

The general line rigid plastic containers market is very competitive and some of our competitors have greater financial resources than we do. Competition is based primarily on service, manufacturing flexibility, proximity to customer and price. We believe that (1) our low-cost, flexible manufacturing capacities, (2) the close proximity of our manufacturing facilities to key customer locations and (3) our reputation for quality and customer service enables us to compete effectively.

Employees

At March 31, 2011, we employed approximately 2,700 hourly employees and approximately 500 salaried employees. At March 31, 2011, approximately 31.2% of our hourly employees worked under nine separate collective bargaining agreements. As of March 31, 2011, two of the nine collective bargaining agreements, representing approximately 32% of our unionized workforce as of March 31, 2011, will become amendable in the next 12 months.

While we consider relations with our employees to be good, we may not be able to negotiate new or renegotiate existing collective bargaining agreements (as they become amendable) with the same terms. A labor dispute could result in production interruptions, and a prolonged labor dispute, which could include a work stoppage, could adversely affect our ability to satisfy our customers’ requirements and could have a material adverse effect on our business, including our financial position, results of operations and/or cash flows.

Environmental, Health and Safety Matters

We are subject to a broad range of federal, state, provincial and local environmental, health and safety laws, including those governing discharges to air, soil and water, the handling and disposal of hazardous substances and the investigation and remediation of contamination resulting from the release of regulated materials. We believe that we are currently in material compliance with all applicable environmental, health and safety laws, although future expenditures may be necessary in order to maintain such compliance, including compliance with air emission control requirements for volatile organic compounds. We do not expect to incur material capital expenditures for environmental control projects in the current or subsequent fiscal year.

Some of our current and former facilities are currently involved in environmental investigations, remediation or other claims resulting from the release of hazardous substances or the presence of other contaminants. While we do not believe that any identified investigation or remediation obligations will have a material adverse effect on our financial position, results of operations or cash flows, there is no assurance that such obligations will not arise in the future. Many of our facilities have a history of industrial usage for which investigation and remediation obligations could arise in the future and which could have a material adverse effect on our financial position, results of operations and/or cash flows.

Our Homerville, Georgia facility is undergoing corrective action pursuant to the Georgia Hazardous Site Remediation Program regarding an area of drum disposal at the facility. Owens-Illinois, Inc., a former operator of the facility, is conducting the majority of the cleanup. We are in the process of developing a remediation plan with state oversight to complete our portion of the cleanup at the facility.

In a letter dated March 14, 2007, the U.S. Environmental Protection Agency (the “EPA”) informed us that corrective action was required at our Cincinnati facility to address documented releases of hazardous substances at the site. The documented releases referenced by the EPA occurred prior to our ownership of the site. The EPA has requested that we enter into an Administrative Order on Consent under the Resource Conservation and Recovery Act (“RCRA”) with respect to corrective action obligations. We are working with the EPA to address their concerns, and we have notified the former owner of the site, whom we believe has indemnity obligations to us with respect to these claims.

From time to time, we receive requests for information or are identified as a potentially responsible party (PRP) pursuant to the Federal Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws with respect to off-site waste disposal sites utilized by current or former facilities or our predecessors in interest. While we do not believe that any of these identified matters will have a material adverse effect on our financial position, results of operations or cash flows, there is no assurance that such obligations will not arise in the future.

We are a member of a PRP group related to investigation and potential remediation at a waste disposal site in Georgia. Our status as a PRP was based on documents indicating that waste materials were transported to the site from our Homerville, Georgia facility prior to our acquisition of the facility in 1989. We joined the PRP group in order to reduce exposure, which we estimate at approximately $0.1 million.

We record reserves for environmental liabilities when environmental investigation and remediation obligations are probable and related costs are reasonably estimable. At September 30, 2010 and September 27, 2009, we had accrued approximately $0.2 million and $0.3 million, respectively, related to environmental liabilities, including those matters noted above. These accruals are estimates and future expenditures may exceed these amounts. Accrued environmental liabilities are included in other current liabilities.

Self Insurance

The majority of our medical and workers’ compensation benefits are under high-deductible plans with certain stop loss arrangements. We determine our workers’ compensation liability using actuarial data based on filed claims, and we determine our medical claims liability based on our analysis of historical claims. At March 31, 2011 and September 30, 2010, we had accrued $7.6 million and $7.2 million respectively, related to these liabilities, which are included in other current liabilities.

Properties

We believe our properties are sufficiently maintained and suitable for their intended use. Our owned properties are subject to a mortgage lien in favor of Deutsche Bank Trust Company Americas (“DBTCA”) as collateral agent for the lenders under the Senior Secured Credit Facilities. We regularly evaluate our various manufacturing facilities in light of current and expected market conditions and demand, and may further consolidate our manufacturing facilities in the future. In addition to the manufacturing facilities listed below, we lease approximately 20,000 square feet of office space in Atlanta, Georgia for our corporate headquarters.

As of March 31, 2011, we operated the manufacturing facilities listed below. The list includes the location and approximate square footage of each facility and whether we lease or own the facility. The list excludes properties not used in manufacturing, including warehouses, administrative offices or closed manufacturing facilities.

Metal Segment

Chicago, Illinois (Central)(1)	346,000	Leased
Cincinnati, Ohio	467,000	Leased
Fontana, California	84,000	Leased
Garland, Texas	108,000	Leased
Homerville, Georgia	395,000	Owned
Memphis, Tennessee	120,000	Leased
North Brunswick, New Jersey	88,000	Leased
Sturtevant, Wisconsin	85,000	Leased
Trenton, New Jersey	105,000	Leased
York, Pennsylvania	97,000	Owned

Plastic Segment

Bryan, Texas	83,000	Leased
Cedar City, Utah	89,000	Owned
Cidra, Puerto Rico	83,000	Leased
Dallas, Texas	78,000	Leased
Dayton (South Brunswick), New Jersey	119,000	Leased
Indianapolis, Indiana	169,000	Leased
Leominster, Massachusetts	194,000	Leased
Lithonia, Georgia	75,000	Leased
Macon, Georgia	120,000	Leased
Newnan, Georgia	185,000	Leased
St. Albert, Alberta	62,000	Leased
Toronto, Ontario	73,000	Leased
Valparaiso, Indiana	106,000	Leased

(1)	Products produced at this facility are both metal and plastic segment products. However, the majority of the facility is used by the metal segment.

Legal Proceedings

We are involved in legal proceedings from time to time in the ordinary course of business. We believe that the outcome of these proceedings will not have a material effect on our financial condition, results of operations or cash flows. We are also involved in certain proceedings relating to environmental matters as described under “—Environmental, Health and Safety Matters.” We had accrued liabilities related to pending litigation matters of approximately $0.4 million at March 31, 2011, which were included in other current liabilities in the condensed consolidated balance sheets.

Lead Pigment and Lead Paint Litigation

Wisconsin Personal Injury Lawsuits

In late 2006 and early 2007, our Armstrong Containers, Inc. (“Armstrong”) subsidiary was named as an alleged successor-in-interest in thirty-three lead paint related personal injury lawsuits in Wisconsin. By 2008, all but six of these cases were dismissed without prejudice, leaving only the Godoy, Burton, Clark, Gibson, Stokes and Owens cases.

In January 2010, plaintiff’s counsel re-filed Sifuentes, one of the 33 lead paint related personal injury cases previously dismissed without prejudice, before the United States District Court for the Eastern District of Wisconsin.

After an unsuccessful appeal to the Wisconsin Supreme Court, the Godoy plaintiff filed, and the court granted, a motion to dismiss his claims without prejudice. During the pendency of the Godoy appeal to the Wisconsin Supreme Court, the proceedings in the Burton, Clark, Gibson, Stokes and Owens matters were stayed. After the stays were lifted, the Gibson defendants filed, and the court granted, a motion for summary judgment on the Gibson plaintiffs’ claims. Plaintiffs have appealed this decision to the Seventh Circuit Court of Appeals, who have not yet taken up the appeal.

Following the dismissal of the Gibson lawsuit, defendants in Clark, Burton, Stokes, Owens and Sifuentes filed motions for summary judgment on the same grounds as their motion for summary judgment in Gibson. Defendants also requested a stay of Clark, Burton, Stokes, Owens and Sifuentes pending the outcome of the plaintiffs’ appeal in Gibson. During a January 13, 2011 status conference, the Clark court granted defendants’ motion to stay all proceedings without ruling on defendants’ motion for summary judgment. On April 5, 2011, the court in Burton, Stokes, Owens and Sifuentes denied defendants’ motions for summary judgment in each of those cases. Contemporaneously therewith, the court stayed each of those cases.

In January 2011, two additional lawsuits were filed on behalf of current and former Wisconsin residents alleging injuries caused by exposure to lead paint in which Armstrong was named as a defendant: Allen et. al v. American Cyanamid Co. et al. (“Allen”) and Williams et al. v. Goodwin et. al. (“Williams”). Pursuant to the parties’ stipulation, Armstrong’s response to the Allen complaint currently was due by May 19, 2011 and Armstrong’s response to the Williams complaint is due by June 23, 2011. On May 19, 2011, defendants, including Armstrong, filed three motions in the Allen lawsuit: (1) a joint motion to dismiss for lack of subject matter jurisdiction, (2) a joint motion to dismiss on the basis of misjoinder, and (3) a joint motion to stay the lawsuit pending the resolution of plaintiffs’ anticipated appeal from the Gibson decision. On May 25, 2011, plaintiffs filed their opposition to defendants’ motion to dismiss for lack of subject matter jurisdiction along with motions and amended complaints aimed at curing the original complaint’s jurisdictional issues. Pursuant to the parties’ stipulations, plaintiffs’ responses to defendants’ misjoinder motion and motion to stay are due by June 23, 2011.

On May 3, 2011, an additional lead paint personal injury lawsuit was filed against various lead industry defendants, including Armstrong: Valoe v. American Cyanamid Co., et al. (“Valoe”). Armstrong has not yet been served with the Valoe complaint.

There were no other actions filed, settled or otherwise dismissed during the first six months of 2011. Taking into account the re-filing of Sifuentes, the filing of Allen, Williams and Valoe and the Godoy and Gibson dismissals, a total of eight lead paint personal injury lawsuits against Armstrong are currently pending in Wisconsin. Such lawsuits are listed below:

Glenn Burton, Jr., Minor, by his guardian ad litem, Susan M. Gramling vs. American Cyanamid Co.; Armstrong Containers, Inc.; Conagra Foods, Inc.; E.I. Dupont Denemours & Company; Lead Industries Association, Inc.; Millennium Holdings, LLC; NL Industries, Inc.; The Atlantic Richfield Company; The Sherwin-Williams Company; Department of Health and Family Services, State of Wisconsin; U.S.D.C. for E.D. Wis.; Case No. 2:07-CV-00303-LA (“Burton”), complaint filed on December 26, 2006;

Yasmine Clark, Minor, by her guardian ad litem, Susan M. Gramling vs. American Cyanamid Co.; Armstrong Containers, Inc.; Conagra Foods, Inc.; E. I. Dupont Denemours & Company; Millennium Holdings, LLC; NL Industries, Inc.; The Atlantic Richfield Company; The Sherwin-Williams Company; 3738 Galena LLC c/o Affordable Rentals; The ABC Insurance Company; AKP Properties RA; Vern Suhr; The XYZ Insurance Company; Department of Health and Family Services, State Of Wisconsin; Circuit Court, Milwaukee County, State of Wisconsin; Case No. 06-CV-012653; Case Code 30107 (“Clark”), complaint filed on December 27, 2006;

Brionn Stokes, Minor, by his guardian ad litem, Susan M. Gramling vs. American Cyanamid Co., Armstrong Containers, Inc., Conagra Foods, Inc., E.I. Dupont Denemours & Company, Lead Industries Association, Inc., Millennium Holdings, LLC, NL Industries, Inc., The Atlantic Richfield Company, The Sherwin Williams Company, Department of Health and Family Services, State of Wisconsin; U.S.D.C. for E.D. Wis.; Case No. 2:07-CV-00865-LA (“Stokes”), complaint filed on December 27, 2006;

Ravon Owens, Minor, by his guardian ad litem, Susan M. Gramling vs. Latasha Conley; ABC Insurance, American Cyanamid Company, Armstrong Containers, Inc., Conagra Foods, Inc., E.I Dupont Denemours & Company, Millennium Holdings, LLC, NL Industries, Inc., The Atlantic Richfield Company, The Sherwin Williams Company, and Department of Health and Family Services, State of Wisconsin; Circuit Court, Milwaukee County, State of Wisconsin; Case No. 06-CV-012604; Case Code 30107 (“Owens”);

Cesar Sifuentes, Minor, by his Guardian ad litem, Susan M. Gramling v. American Cyanamid Co., et al.; U.S.D.C. for E.D. Wis.; Case No. 10-C-0075 (“Sifuentes”), complaint filed January 28, 2010;

Allen et al. v. American Cyanamid Co., et al.; U.S.D.C for E.D. Wis.; Case No. 11-C-0055 (“Allen”), complaint filed January 19, 2011;

Williams v. Goodwin; Circuit Court, Milwaukee County, State of Wisconsin; Case No. 2001-CV-001045 (“Williams”), complaint filed January 21, 2011; and

Valoe v. American Cyanamid Co., et al., complaint filed May 3, 2011.

The amount of each claim pending is unknown and no cases to date have been settled.

Each lawsuit served upon Armstrong has been tendered to Armstrong’s insurers, for which Armstrong had insurance policies in place during the potentially relevant period. Various insurers are participating in the defense of the cases.

Although we continue to believe that we have valid defenses against the plaintiffs in the lead paint related personal injury litigation, litigation is inherently subject to many uncertainties. We cannot predict with any degree of certainty the potential liability or likelihood of the outcome of the litigation. In addition, because of the dismissal of prior cases, we are unable to provide additional information concerning the underlying risks of lead paint related personal injury cases. As such, we are unable to provide a range of reasonably possible losses related to this litigation. At March 31, 2011 and September 30, 2010, we had not accrued any amounts for lead paint related personal injury claims.

California Public Nuisance Cases

Eleven lawsuits involving public nuisance claims arising from the manufacture and sale of lead pigment for use in lead-bases paint were filed in late 2006 and early 2007 against a number of defendants including Armstrong as an alleged successor-in-interest. These cases have since been dismissed.

In 2008, Armstrong was named as a defendant in plaintiffs’ proposed Fourth Amended Complaint in County of Santa Clara, v. Atlantic Richfield Co., Case No. 1-00-cv-788657, Superior Court of California, County of Santa Clara, which was not filed at that time. Following several discussions with plaintiffs’ counsel requesting that Armstrong be dismissed from the Santa Clara case, plaintiffs’ counsel agreed to dismiss Armstrong. On March 16, 2011, plaintiffs filed their Fourth Amended Complaint in which Armstrong is not named as a defendant.

We continue to incur certain legal fees and expenses related to litigation that may not be covered by insurance. During each of the first six months of 2011 and 2010, we did not incur any legal fees and expenses related to lead paint litigation that were not covered by insurance.

Litigation Related to the Merger

On April 5, 2010, a putative stockholder class action was filed in the Superior Court of Fulton County, State of Georgia, against BWAY, the members of BWAY’s board of directors, the Chief Financial Officer of BWAY, Madison Dearborn, Parent and Merger Sub. The complaint in the lawsuit, Civil Action No. 2010CV183869, asserts that the members of BWAY’s board of directors and the Chief Financial Officer breached their fiduciary duties by causing BWAY to enter into the Merger Agreement and further asserts that BWAY, Madison Dearborn, Parent and Merger Sub aided and abetted those alleged breaches of duty. The complaint sought, among other relief, an order enjoining the consummation of the Merger and rescinding the Merger Agreement. On November 10, 2010, the court issued a final order approving the settlement agreed to by the parties and dismissing the case with prejudice. At September 30, 2010, we had approximately $0.5 million accrued related to this litigation, which we paid in November 2010 following the issuance of the final order.

Environmental Matters

For a description of proceedings relating to environmental matters, see “—Environmental, Health and Safety Matters” and “Risk Factors” above.

MANAGEMENT

Directors and Executive Officers

Name	Age	Position
Kenneth M. Roessler	48	President and Chief Executive Officer, Director
Michael B. Clauer	54	Executive Vice President and Chief Financial Officer
Kevin C. Kern	52	Senior Vice President and Chief Administrative Officer
Jeffrey M. O’Connell	58	Vice President, Treasurer and Secretary
Dennis A. Bednar	55	Executive Vice President, Operations
Thomas S. Souleles	45	Director
Richard H. Copans	35	Director
Michael A. Kreger	29	Director

Mr. Roessler became one of BWAY’s directors in December 2008 and became a director of BWAY Corporation in February 2009. Mr. Roessler became BWAY Corporation’s Chief Executive Officer on January 2, 2007 and the Chief Executive Officer of BWAY on March 7, 2007. Mr. Roessler was BWAY Corporation’s President and Chief Operating Officer from March 2006 to January 2007 and served as President and Chief Operating Officer of our former BWAY Packaging division from July 2004 to January 2007. From July 2004 to March 2006, Mr. Roessler served as BWAY Corporation’s Senior Vice President. From January 2003 to July 2004, Mr. Roessler served as BWAY Corporation’s Chief Operating Officer and from March 2000 until January 2003, he served as BWAY’s Executive Vice President of sales and marketing. From June 1993 to February 2000, Mr. Roessler served in various senior management positions with Southcorp Packaging USA, including vice president of sales and marketing from 1998 to February 2000, vice president and general manager from 1995 to 1998, and vice president and chief financial officer from June 1993 through 1995. Prior to June 1993, Mr. Roessler held senior management positions with Berwind Corporation. As a result of these and other professional experiences, Mr. Roessler possesses particular knowledge and experience in strategic planning and leadership of complex organizations, which strengthen the collective qualifications, skills and experience of the BWAY board of directors.

Mr. Clauer has been BWAY Corporation’s and BWAY’s executive vice president and chief financial officer since January 2009. From 2007 to 2008, Mr. Clauer provided consulting and business advisory services to a number of manufacturing and consumer products companies. From 2000 to 2006 Mr. Clauer served in various senior management positions with Apogee Enterprises, Inc., including as chief financial officer, executive vice president responsible for operations, and president of various business units. Prior to his tenure with Apogee, Mr. Clauer served as chief financial officer of Open Port Technology, Inc., and Budget Group Inc. (Budget Rent A Car and Ryder Truck Rentals). Mr. Clauer also served in various financial positions with PepsiCo, Inc.

Mr. Kern has been BWAY Corporation’s Senior Vice President and Chief Administrative Officer and BWAY’s Senior Vice President and Chief Administrative Officer since January 5, 2009. From February 2001 until January 2009, Mr. Kern served as BWAY Corporation’s Vice President of Administration and Chief Financial Officer and from March 7, 2007 until January 2009, he served as Vice President of Administration and Chief Financial Officer of BHC. From May 1995 until February 2001, Mr. Kern served as BWAY Corporation’s Vice President corporate controller. From 1991 to May 1995, Mr. Kern was controller of McKechnie Plastics Components, Inc. From 1981 to 1991, Mr. Kern was employed by Ernst & Young, most recently as a senior audit manager from 1988 to 1991.

Mr. O’Connell has been BWAY Corporation’s Vice President, Treasurer and Secretary since May 1997 and Vice President and Treasurer of BWAY since March 7, 2007. He has also served as BWAY Corporation’s Secretary since May 2001. From June 1996 to May 1997, Mr. O’Connell served as BWAY Corporation’s Assistant Treasurer. From June 1995 to June 1996, Mr. O’Connell served as Vice President of Finance of Macmillan Bloedel Packaging Inc. From October 1994 to June 1995, Mr. O’Connell served as BWAY

Corporation’s director of financial planning. Prior thereto, Mr. O’Connell served as Vice President of Administration of Mead Coated Board Division of The Mead Corporation.

Mr. Bednar has been the Executive Vice President of Operations of BWAY since June 2009. Mr. Bednar previously served as President and Chief Operating Officer of our BWAY Packaging Division and Chief Operating Officer–General Line of BWAY Corporation, beginning in August 2007. Prior to joining the company, Mr. Bednar served as Vice President, Thermal Systems for Robert Bosch Corporation. During his 25 year career with Bosh, Mr. Bednar held various positions ranging from Regional Distribution Manager to Vice President Electrical Systems. Mr. Bednar has extensive experience in the manufacturing environment and has spent 25 years in the automotive sector.

Mr. Souleles is a Managing Director of Madison Dearborn concentrating on investments in the basic industries sector and joined the firm in 1995. Prior to joining Madison Dearborn, Mr. Souleles was with Wasserstein Perella & Co., Inc. Mr. Souleles currently serves on the boards of directors of Forest Products Holdings, LLC (d/b/a Boise Cascade, LLC), Great Lakes Dredge & Dock Corporation, The Children’s Memorial Medical Center and the board of trustees of the National Multiple Sclerosis Society, Greater Illinois Chapter. Mr. Souleles previously served on the boards of directors of Magellan Midstream Partners LP (December 2004 to December 2008) and Packaging Corp of America (May 2003 to February 2008). The BWAY board of directors believes that Mr. Souleles is qualified to serve as a director due, among other things, to his extensive financial and management expertise and experience, his extensive knowledge of and experience in the basic industries sector and his general business and financial acumen.

Mr. Copans is a Director of Madison Dearborn and joined the firm in 2005. Prior to joining Madison Dearborn in 2005, Mr. Copans was an analyst with Morgan Stanley & Co., from 1998 to 2001, and Thomas H. Lee Partners from 2001 to 2005. Mr. Copans currently serves on the board of directors of The Yankee Candle Company, Inc. Prior to joining Madison Dearborn, Mr. Copans was with Thomas H. Lee Partners and Morgan Stanley & Co. The BWAY board of directors believes that Mr. Copans is qualified to serve as a director due, among other things, to his extensive financial and management expertise and experience, his status as a “financial expert” for audit committee purposes, his extensive knowledge of and experience in the manufacturing sector and his general business and financial acumen.

Mr. Kreger has been a Vice President of Madison Dearborn since 2010. Prior to joining Madison Dearborn as a Vice President, Mr. Kreger was an analyst in the Industrials group at UBS Investment Bank from 2004 to 2006. He was an Associate with Madison Dearborn from 2006 to 2008. The BWAY board of directors believes that Mr. Kreger is qualified to serve as a director, due, among other things, to his extensive financial and management expertise and experience, his extensive knowledge of and experience in the manufacturing sector and his general business and financial acumen.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

General Overview

Until consummation of the Transactions, we were a public company, with our common stock traded on the New York Stock Exchange. As such, the compensation committee of Predecessor’s board of directors was responsible for developing, implementing and administering our cash and equity compensation policies. Our compensation committee’s responsibilities included, among other things, determination of the cash and equity compensation paid our executive officers, the establishment and administration of the Company’s incentive programs and the review and approval of all stock options or other awards pursuant to the Company’s equity compensation plans.

On June 16, 2010, as a result of the Merger, investment funds affiliated with Madison Dearborn and certain members of our management became owners of Parent, BWAY’s indirect parent. Following the Merger, the BWAY board of directors consists of Thomas S. Souleles, Richard H. Copans and Christopher J. McGowan, our three non-employee directors who are employed by affiliates of Madison Dearborn, and Kenneth M. Roessler, our President and Chief Executive Officer. Following consummation of the Merger, our compensation committee (the “Compensation Committee”) now consists of Messrs. Souleles, Copans and McGowan. While several components of our former executive compensation program remained largely unchanged in fiscal 2010, as more fully described below, the Compensation Committee will continue to work closely with management to evaluate our long-term compensation program and philosophy in light of our transition to a private company. It is therefore too soon to comment extensively on the Company’s forward-looking compensation philosophy.

As a result of the Merger, options to purchase BWAY’s common stock existing under our existing equity incentive plans that were outstanding immediately prior to the consummation of the Transactions (whether or not then vested or exercisable) were cancelled at the consummation of the Transactions and each holder of a vested option became entitled to receive, for each share of common stock subject to such option, an amount in cash equal to the excess, if any, of $20.00 over the per share exercise price of such option. In addition, each holder of an outstanding option which by its terms vests if the average per share closing price of BWAY’s common stock over any consecutive 45-day period is at least $19.26 and the closing price on the 45th day of such period is at least $16.37 (which options represent one-third of such currently unvested options) received a cash amount equal to the excess, if any, of the $20.00 per share merger consideration over the stock option’s exercise price. However, each of our executive officers and some members of our senior management were given the opportunity to purchase equity in Parent, as described under “Certain Relationships and Related Party Transactions.” Madison Dearborn believes that this equity ownership further aligns the interest of our executive officers with those of our other equity investors and encourages our executive officers to operate the business in a manner that enhances the Company’s equity value. Although there was an equity grant to certain members of management, including our executive officers, following the consummation of the Merger, it is not presently anticipated that additional incentive equity grants will be issued to our executive officers on an annual basis as part of future compensation arrangements.

Throughout this discussion and analysis, we refer to the individuals who served as executive officers during fiscal 2010 as the “named executive officers,” which executives are included in the Summary Compensation Table below.

Summary of Compensation and Benefit Programs

We maintain a variety of compensation and benefit programs in which our named executive officers and other selected employees participate. These programs include a short-term annual incentive plan (“AIP”); long-term incentive plans (“LTIPs”); and retirement savings plans.

Elements of Compensation

We approach our compensation objectives through the following elements:

Element	Form of Compensation	Purpose	Performance Metric(s)
Base Salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Not performance-based

Short-Term Incentive	Cash	Provide the opportunity to earn competitive compensation directly linked to our performance	Return on Invested Capital (ROIC) and Adjusted EBITDA less Capital Expenditures

Long-Term Incentive	Stock options	Create a strong financial incentive for achieving or exceeding long-term performance goals and encourage a significant equity stake in our company	Value of the underlying stock

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance, disability and paid vacation plans	Provide competitive broad-based employee benefits	Not performance-based

Executive Benefits and Perquisites	Termination and change-in-control benefits for certain executives, reimbursement for out-of-pocket expenses under our basic salaried health insurance program (including deductibles and co-payments), automobile allowances, country/health club dues and, for our chief executive officer, supplemental retirement benefits	Provide competitive benefits to promote the health, well-being and financial security of our executive officers	Not performance-based

Analysis of Compensation Elements

The following summary of our compensation plans should be read in conjunction with the narrative disclosure contained in the section “Executive Compensation Tables.”

Base Salary

With respect to fiscal 2010, the Compensation Committee generally determined base salary levels for the named executive officers early in the fiscal year, with changes becoming effective during the second quarter. Generally, base salary was determined based upon a review of the following factors: (i) internal value of the position relative to other positions; (ii) external value of the position or comparable position; and (iii) individual performance compared with individual objectives.

In fiscal 2010, base salary for each of the named executive officers was increased 3% consistent with a general merit increase for all salaried employees. The increase for the named executive officers was effective March 1, 2010 and the percentage increase is relative to the base salary for fiscal 2009, which was effective March 1, 2009 (with the exception of Mr. Clauer, whose fiscal 2009 base salary was set effective January 1, 2009 when he was first hired).

Short-Term Incentive

Short-term incentive awards under the AIP were based on a percentage of base salary, and annual awards were targeted at 1.5 times the base percentage (“Target Bonus”). The base percentage was determined based on: (i) each named executive officer’s position of responsibility, based in part on information provided to the committee by an independent compensation consultant; (ii) the proportion of total short-term compensation paid as base salary; and (iii) relativity to the roles of the other named executive officers. The base percentages for each named executive officer remained unchanged from fiscal 2009.

The following chart shows the fiscal 2010 base percentage and Target Bonus opportunity for each named executive officer:

Named Executive Officer	Base Percentage	Target 2010 Short-Term Incentive Award Opportunity
Mr. Roessler	70%	$666,666
Mr. Clauer	50	305,250
Mr. Kern	50	267,246
Mr. O’Connell	40	138,339
Mr. Bednar	50	228,938

Based on actual results compared with specific performance goals, base bonus percentage could be multiplied up to 2.5 times if maximum performance goals were achieved or could be zero if threshold performance goals were not achieved. At the beginning of the fiscal year, the Compensation Committee approved specific performance goals, which were expected to be challenging, but achievable with significant effort. These performance goals for fiscal 2010 were unchanged following the Merger. The base percentage was allocated among several metrics, each based on specific performance goals, with a different multiplier. Performance goals had to be met after the effect of AIP related compensation expense. In this way, the AIP was “self-funding.” The committee believed the selected performance metrics used to determine AIP awards furthered its objective of linking executive compensation with increasing stockholder value.

After fiscal 2010 operating results were finalized, proposed AIP payments were presented to and approved by the Compensation Committee. The payments were made in December 2010.

AIP performance metrics for fiscal 2010 for each of the named executive officers were based 50% on consolidated earnings before interest, taxes, depreciation and amortization, as adjusted by adding back restructuring expense and certain one-time adjustments (“Adjusted EBITDA”) less capital expenditures and 50% on consolidated return on invested capital (“ROIC”).

In fiscal 2010, actual consolidated Adjusted EBITDA less capital expenditures was $116.4 million, which exceeded the maximum established performance goal of $116.0 million and, as a result, the base percentage related to this metric was multiplied 2.5 times. In fiscal 2010, actual consolidated ROIC was 8.3%, which exceeded the midpoint established performance goal of 8.1% but was less than the maximum established performance goal of 8.5% and, as a result, the base percentage related to this metric was multiplied 2.0 times. As noted above, in fiscal 2010, the allocation was evenly split between the two performance metrics and, as a result, the overall AIP award was 2.25 times base salary.

Long-Term Incentive

Prior to consummation of the Merger, Predecessor granted stock options to key employees and awarded restricted stock to its independent directors, each related to BWAY common stock, under Predecessor’s equity-based compensation plans. Effective as of the closing of the Transactions, Predecessor’s equity plans ceased to be effective and existing equity grants and awards were paid out or canceled as described below.

At the effective time of the Merger, each outstanding stock option that had been granted since Predecessor’s initial public offering in 2007 (whether or not vested) and each outstanding stock option that was granted before its initial public offering that had already vested as of June 16, 2010 or were otherwise deemed vested pursuant to the Merger Agreement was settled for a cash amount equal to the excess, if any, of the $20.00 per share merger consideration over such stock option’s exercise price. In addition, all shares of restricted stock outstanding immediately prior to the effective time of the Merger were vested and became free of restrictions as of such effective time and each such share of restricted stock was converted into a right to receive the $20.00 per share merger consideration.

In fiscal 2010, Predecessor awarded options to acquire 75,000 shares of BWAY common stock to new members of management. The options were to vest in three equal tranches beginning on each of the first three anniversaries of the grant date. In the first six months of 2010, Predecessor awarded 15,140 shares of BWAY restricted common stock to its independent directors. Predecessor awarded the restricted stock awards pursuant to its independent director compensation policy. The restricted stock was to vest at the end of the fiscal year, September 30, 2010. Because of the Merger, the stock options and restricted stock became vested and were settled as discussed above. The weighted-average grant date fair value for options granted by Predecessor in 2010 was $8.76 per share.

Following the Merger, the BWAY board of directors adopted the Picasso Parent Company, Inc. 2010 Equity Incentive Plan (the “2010 Plan”), which authorized the issuance of up to 3,263,940 shares. Awards under the 2010 Plan may be incentive and non-qualified stock options, stock appreciation rights, performance awards, cash payments and such other forms as the BWAY board of directors in its discretion deems appropriate.

In June 2010, the BWAY board of directors awarded 2,798,834 stock options to certain members of management, including the named executive officers then in place. Each award consisted 40% of service options (1,119,535 shares) subject to time vesting and 60% of performance options (1,679,299 shares) subject to vesting based on the achievement of certain return on investment goals upon an exit event. The service awards consisted of incentive and non-qualified stock options. The service options will vest equally on each of the first five anniversary dates of the grant.

Prerequisites and Other Benefits

In addition to certain employee benefits and perquisites offered to all employees the named executive officers were entitled to certain other perquisites and benefits including an automobile allowance, reimbursement for expenses not covered under our health insurance plans, termination and change-in-control benefits and club dues. These executive benefits and perquisites were provided to compete for executive talent and to promote the health, well-being and financial security of the executive. The costs associated with providing these benefits for each named executive officer are reflected in the “All Other Compensation” column of the Summary Compensation Table below and descriptions of the benefits are provided in the footnotes to the table.

Retirement and Savings Plans

Our retirement savings plans are intended to meet the requirements of Section 401(k) of the Code. Each of the named executive officers is eligible to participate in the BWAY Corporation retirement savings plan. The BWAY plan matched 100% of the first 4% of employee contributions, up to a maximum of $9,800 for calendar year 2010. Company contributions to these retirement savings plan vest immediately.

Although we currently intend to continue the BWAY Corporation retirement savings plan, as well as to make employer contributions, the BWAY Corporation board of directors may terminate the plan or discontinue the matching contributions at its sole discretion. The plans are not expected to provide sufficient income replacement relative to our named executive officers’ anticipated retirement needs. The potential retirement income gap for our named executive officers may be filled by other reward elements, including long-term incentives and supplemental executive retirement plans.

Supplemental Executive Retirement Plan

Mr. Roessler participates in a supplemental executive retirement plan. Benefits payable under the plan are discussed in the discussion of Mr. Roessler’s employment agreement below.

Equity Award Grant Practices

The Compensation Committee approves all equity-based incentive awards, including awards to the named executive officers and directors.

Timing of Awards

Equity awards were and continue to be discretionary. Prior to the Merger, Predecessor’s compensation committee evaluated the necessity of additional equity grants to the named executive officers. The committee generally granted special long-term incentive awards, if any, at regularly scheduled committee meetings for new hires, promotions, recognition or retention purposes. The committee did not coordinate or time the release of material non-public information around grant dates that could have affected the value of the compensation. The named executive officers did not play a role in the selection of grant dates. Following the Merger, we expect the Compensation Committee to generally continue these practices.

Determination of Grant Date

The grant date of an award is the date the equity award is approved and the Company and the award recipient reach a mutual understanding of the key terms and conditions of the award.

Determination of Exercise Price

Prior to the Merger, the exercise price for stock option awards was set equal to the last reported sale price of BWAY common stock on the grant date as quoted on New York Stock Exchange. Unless otherwise determined by Predecessor’s compensation committee, “fair market value” of the common stock as of a given date was the closing sale price of BWAY common stock on such date as quoted on the exchange. Following the Merger, as a private company, the stock price underlying our options will not be quoted on an exchange. The Compensation Committee, in its sole discretion, will determine the fair value of the stock for any applicable grant and will set the exercise price for such option equal to said fair value.

Accounting Treatment

We account for stock-based awards based on their grant date fair value, as determined using applicable accounting guidance. Compensation expense for these awards is recognized on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier). If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that will ultimately vest. As discussed above, all outstanding stock options were settled in connection with the consummation of the Merger for a cash amount equal to the excess, if any, of the $20.00 per share merger consideration over such stock option’s exercise price.

Executive Compensation Changes for Fiscal 2011

As noted above, the Compensation Committee expects that several components of the former executive compensation program will remain unchanged in fiscal 2011. The following discusses changes to executive compensation for fiscal 2011.

Short-Term Incentive

In fiscal 2010, AIP performance metrics were based on metrics more applicable to a company with publically traded equity. As a private company, the Compensation Committee believes management should focus on creating long-term value for our investors and on reducing debt. As such, AIP performance metrics approved by the Compensation Committee for fiscal 2011 will be based 75% on Adjusted EBITDA and 25% on free cash flow, as defined as net cash provided by operating activities less capital expenditures.

Fiscal 2011 Basis for Establishing Compensation

For fiscal 2011, the Compensation Committee did not change its basis for establishing compensation and it did not change the metrics for short-term incentive awards under the AIP. The Compensation Committee intends to continue to annually review base salary consistent with its past practices.

Fiscal 2011 Long-Term Incentives

In October 2010, Parent completed a private placement offering of $150.0 million aggregate principal amount of senior PIK toggle notes and used a portion of the net proceeds to pay a dividend to its shareholders, which included each of the named executive officers. Because of the additional debt and payment of the dividend, Parent determined that the fair value of its stock dropped from $10.00 per share to $5.29 per share. In January 2011, the Compensation Committee modified the strike price on all outstanding stock options, including options previously awarded to each of the named executive officers in June 2010, from $10.00 per share to $5.29 per share. There were no other modifications to the outstanding options.

COMPENSATION COMMITTEE REPORT

The full Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b)(1) of Regulation S-K with management and, based on such review and discussions, has recommended that the Compensation Discussion and Analysis be included in this registration statement.

THE BWAY HOLDING COMPANY COMPENSATION COMMITTEE

Thomas S. Souleles

Richard H. Copans

Michael A. Kreger

Executive Compensation Tables

Summary compensation table

The table below summarizes the total compensation earned by each of the named executive officers during fiscal years 2010, 2009 and 2008.

Name and Principal Position	Fiscal Year	Base Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Kenneth M. Roessler	2010	634,920		—		—	2,364,808	(3)	999,999	668,127	(4)	32,613	(5)	4,700,467
President and Chief Executive Officer	2009	624,000		250,000		—	794,170	(6)	1,092,000	48,628	(4)	41,039	(5)	2,849,837
	2008	607,000		—		—	—		531,125	—		39,918	(5)	1,178,043

Michael B. Clauer(7)	2010	407,000		75,000		—	525,512	(3)	457,875	—		42,270	(9)	1,507,657
Executive Vice-President and Chief Financial Officer	2009	300,000	(7)	100,000		—	394,191	(8)	375,000	—		18,951	(9)	1,188,142

Kevin C. Kern	2010	356,329		—		—	206,450	(3)	400,870	—		50,939	(10)	1,014,588
Senior Vice-President and Chief Administrative Officer	2009	350,200		—		—	182,659	(6)	437,750	—		50,963	(10)	1,021,572
	2008	346,375		—		—	—		216,484	—		48,086	(10)	610,945

Jeffrey M. O’Connell	2010	230,566		50,000		—	206,450	(3)	207,509	—		28,216	(11)	722,741
Vice-President, Treasurer and Secretary	2009	226,600		50,000		—	158,834	(6)	226,600	—		29,475	(11)	691,509
	2008	224,125		—		—	—		112,063	—		28,727	(11)	364,915

Dennis A. Bednar	2010	305,250		—		—	450,437	(3)	343,406	—		13,742	(13)	1,112,835
Executive Vice President, Operations	2009	300,000		50,000	(12)	—	238,251	(6)	375,000	—		—		963,251
	2008	281,250		192,640	(12)	—	—		246,094	—		—		719,984

(1)	The amounts in this column represent the aggregate grant date fair value of option awards during the fiscal year. The amounts are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. We determined grant date fair value using an option-pricing model using certain assumptions for each grant, which are set forth in the indicated footnotes. For a discussion of how grant date fair value is calculated using these assumptions, see Note 12, “Share-Based Compensation,” to our audited consolidated financial statements included elsewhere in this prospectus. The grant date fair value may not be equivalent to the actual value realized by the named executive officer.
(2)	The amounts in this column reflect short-term incentive awards made under the AIP. The amounts shown for 2010, 2009 and 2008 represent awards earned and expensed in those fiscal years. The amounts were paid in the first quarter of the following fiscal year.
(3)	The amount shown relates to an option award on June 25, 2010. We determined grant date fair value for this grant using the following assumptions: 0% dividend yield, 57.7% expected volatility, 2.5% risk-free interest rate and 6.5 year expected term.
(4)	The amount represents the increase in the value of Mr. Roessler’s supplemental executive retirement plan benefit during the fiscal year. There were no benefits paid or payable under such plan during the period.
(5)	The amount includes employer matching contributions under the Retirement Savings Plan, reimbursement of out-of-pocket healthcare expenses, an automobile allowance and club dues.
Out-of-pocket expenses reimbursed to the named executive officer that are expenses not covered under our basic health insurance plan and include, among other things, co-payments, deductibles and procedures not covered under the basic plan. The amounts are initially paid by the executive and submitted by him for reimbursement by the company. Any amount included in other compensation is the amount submitted during the fiscal year and does not reflect any amounts incurred but not submitted for reimbursement during the fiscal year.
(6)	The amount shown relates to an option grant on September 22, 2009. We determined grant date fair value for this grant using the following assumptions: 0% dividend yield, 40% expected volatility, 2.8% risk-free interest rate and 6-year expected term.
(7)	Mr. Clauer was hired in January 2009.
(8)	Of the amount shown, $238,251 relates to an option grant on September 22, 2009, which is discussed in footnote 6 above. The remainder relates to an option granted to Mr. Clauer when he was hired in January 2009. We determined grant date fair value for the January 2009 grant using the following assumptions: 0% dividend yield, 40% expected volatility, 1.1% risk-free interest rate and 6-year expected term.
(9)	The amount includes employer matching contributions under the Retirement Savings Plan, reimbursement of out-of-pocket healthcare expenses (see footnote 5 above) and an automobile allowance. Mr. Clauer was not eligible for employer matching contributions under the Retirement Savings Plan.
(10)	The amount includes employer matching contributions under the Retirement Savings Plan, reimbursement of out-of-pocket healthcare expenses (see footnote 5 above), an automobile allowance and club dues.
(11)	The amount includes employer matching contributions under the Retirement Savings Plan, reimbursement of out-of-pocket healthcare expenses (see footnote 5 above) and an automobile allowance.
(12)	In fiscal 2009, the amount represents a relocation bonus paid to Mr. Bednar related to his relocation to our office in Chicago, Illinois. In 2008, the amount represents a relocation bonus paid to Mr. Bednar to facilitate his decision to relocate to a divisional office in Cincinnati, Ohio. The divisional office was closed in 2009.
(13)	The amount includes employer matching contributions under the Retirement Savings Plan and the reimbursement of certain automobile expenses.

Grant of Plan-Based Awards

The table below summarizes grants of incentive plan awards to each of our named executive officers during fiscal 2010:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(4)	Maximum (#)	All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Mr. Roessler	11/24/10	111,111	666,666	1,111,110	—	—	—	—	—	—	—
	6/25/10	—	—	—	—	—	—	—	411,256	10.00	2,364,808	(6)
	6/25/10	—	—	—	205,607	616,885	616,885	—	—	10.00	3,547,089	(7)

Mr. Clauer	11/24/10	50,875	305,250	508,750	—	—	—	—	—	—	—
	6/25/10	—	—	—	—	—	—	—	91,390	10.00	525,512	(6)
	6/25/10	—	—	—	45,690	137,086	137,086	—	—	10.00	788,245	(7)

Mr. Bednar	11/24/10	38,156	228,938	381,563	—	—	—	—	—	—	—
	6/25/10	—	—	—	—	—	—	—	73,844	10.00	450,437	(6)
	6/25/10	—	—	—	39,163	117,502	117,502	—		10.00	675,637	(7)

Mr. Kern	11/24/10	44,541	267,246	445,411	—	—	—	—	—	—	—
	6/25/10	—	—	—	17,949	53,855	53,855	—	—	10.00	309,666	(7)
	6/25/10	—	—	—	—	—	—	—	35,903	10.00	206,450	(6)

Mr. O’Connell	11/24/10	23,057	138,399	230,566	—	—	—	—	—	—	—
	6/25/10	—	—	—	17,949	53,855	53,855	—	—	10.00	309,666	(7)
	6/25/10	—	—	—	—	—	—	—	35,903	10.00	206,450	(6)

(1)	The actual amount awarded for fiscal 2010 was paid in December 2010 and is shown in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table contained in the section “Executive Compensation Tables.”.
(2)	The AIP Plan and the 2010 Plan are described under “Summary of Compensation and Benefit Programs” above. All of the LTIP awards are pursuant to the 2010 Plan. There were no option awards in fiscal 2010 under Predecessor’s LTIP.
(3)	These equity incentive plan awards are performance based awards that shall vest upon a sale of Parent based upon certain internal rates of return to Madison Dearborn upon such sale if the option holder has been continuously employed by Parent or one of its subsidiaries through such sale. The threshold internal rate of return is 15%, at which one-third of the options would vest. For each incremental increase of 1% in Madison Dearborn’s internal rate of return above the thresholds designated in the 2010 Plan, an additional 6.667% of these equity incentive plan awards will vest by their terms. At an internal rate of return of 25%, 100% of the options would vest.
(4)	Parent does not set a target level for equity incentive plan awards. It is expected that the entire award will vest; therefore, the target amount shown is equal to the actual number of options awarded.
(5)	These awards are service based awards that vest in five equal tranches on each of the first five anniversary dates of the award grant.
(6)	See “Grant Date Fair Value” under Note 12, “Share-Based Compensation” of the notes to the audited consolidated financial statements included elsewhere in this prospectus.
(7)	In calculating the grant date fair value of these equity incentive awards, we assumed the grant date fair value of each option to be the same as the grant date fair value of the service awards set forth in the “All Other Options Awards: Number of Securities Underlying Options” column. See footnote 6.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Roessler	—	1,028,141	(1)	—	10.00	June 25, 2020	—	—	—	—
Mr. Clauer	—	228,476	(1)	—	10.00	June 25, 2020	—	—	—	—
Mr. Kern	—	89,758	(1)	—	10.00	June 25, 2020	—	—	—	—
Mr. O’Connell	—	89,758	(1)	—	10.00	June 25, 2020	—	—	—	—
Mr. Bednar	—	195,836	(1)	—	10.00	June 25, 2020	—	—	—	—

(1)	These options were granted on June 25, 2010. Forty percent of the options consist of service based awards which will vest in five equal tranches on each of the first five anniversaries of the grant date. The remaining 60% of the options consist of performance based awards which will vest only upon an exit event whereby Parent is sold and Madison Dearborn achieves certain internal rates of return. Service awards consist of “incentive stock options” to the extent allowed in the Code. Any service options in excess of the allowed limit and all performance options are considered to be non-qualified stock options.

Options Exercised and Stock Vested

The following table summarizes the options exercised and the shares of stock vested in fiscal 2010 for each of our named executive officers.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Roessler	765,019	(1)	10,089,154	—	—
	37,311	(2)	669,546
Mr. Clauer	80,000	(1)	650,700	—	—
Mr. Kern	247,680	(1)	3,512,768	—	—
	15,389	(2)	269,615
Mr. O’Connell	98,297	(1)	1,217,609	—	—
	17,346	(2)	279,152
Mr. Bednar	60,000	(1)	306,300	—	—

(1)	Immediately prior to the Merger, these options were converted into the right to receive, in cash, upon the consummation of the Merger, the excess, if an, of the $20.00 per share Merger consideration, over the award’s strike price.
(2)	Represents the exercise prior to the Merger of options previously awarded by Predecessor.

Pension Benefits

The table below provides a summary of the pension benefits for our named executive officers as of September 30, 2010:

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Fiscal 2010 ($)
Kenneth M. Roessler	Supplemental Executive Retirement Plan	10.6	716,755	—

(1)	For a description of the plan, including a discussion of the assumptions used to determine the valuation for financial reporting purposes under generally accepted accounting principles, see Note 15, “Employee Benefit Obligations,” to our audited consolidated financial statements included elsewhere in this prospectus.

Non-qualified Deferred Compensation

We do not have any non-qualified deferred compensation plans.

Potential Payments upon Termination or Change-in-Control

We have change-in-control agreements and employment agreements with certain of our named executive officers (see “Management Employment Agreements” and “Change in Control Agreements” below). As such, potential payments that could be received by our named executive officers upon termination of employment or a change-in-control would be in connection with these agreements and equity-based incentive awards granted under the 2010 Plan. The consummation of the Merger on June 16, 2010 constituted a “Change in Control” under the Change in Control Agreements and Mr. Roessler’s Management Employment Agreement. The amounts reported for outstanding stock options as of September 30, 2010 represent the amounts payable upon a change-in-control of Parent as if such occurred on September 30, 2010.

The following table summarizes potential payments of upon termination or change-in-control for each named executive officer under various scenarios:

Name	Element	Termination
		For Cause(1) ($)	Not for Cause ($)		Following Change-in- Control ($)		Death or Disability ($)		Retirement(5) ($)
Kenneth M. Roessler	Salary	—	1,960,296	(2)	1,960,296	(5)	1,960,296	(7)	—	(9)
	Bonus	—	—	(2)	—	(5)	—	(7)	—
	Benefits	—	38,000	(2)	100,000	(5)	38,000	(7)	—
	Stock Options	—		(3)		(6)		(8)		(10)
	Totals	—	1,998,296		2,060,296		1,998,296		—
Michael B. Clauer	Salary	—	412,000	(2)	—		—		—
	Bonus	—	309,000	(2)	—		—		—
	Benefits	—	31,000	(2)	—		—		—
	Stock Options	—		(3)		(6)		(8)		(10)
	Totals	—	752,000		—		—		—
Kevin C. Kern	Salary	—	—	(4)	541,059	(5)	—		—
	Bonus	—	—	(4)	180,353	(5)	—		—
	Benefits	—	—	(4)	95,000	(5)	—		—
	Stock Options	—		(2)		(6)		(8)		(10)
	Totals	—	—		816,412		—		—
Jeffrey M. O’Connell	Salary	—	—	(4)	233,398	(5)	—		—
	Bonus	—	—	(4)	93,359	(5)	—		—
	Benefits	—	—	(4)	83,000	(5)	—		—
	Stock Options	—		(2)		(6)		(8)		(10)
	Totals	—	—		409,757		—		—
Dennis A. Bednar	Salary	—	—		—		—		—
	Bonus	—	—		—		—		—
	Benefits	—	—		—		—		—
	Stock Options	—		(2)		(6)		(8)		(10)
	Totals	—	—		—		—		—

(1)	Unless otherwise provided in the applicable award agreement, all stock options are immediately and irrevocably forfeited upon termination for cause. In addition, no amounts are payable under the Change in Control Agreements or Management Employment Agreements upon termination for cause.
(2)	See “—Management Employment Agreements” for a description of the amounts payable to Messrs Roessler and Mr. Clauer pursuant to the applicable Management Employment Agreements if they are terminated without cause or if Mr. Roessler terminates his employment with “Good Reason.”
(3)	If such voluntary termination or termination other than for cause occurs after the first anniversary of the grant date but prior to the fourth anniversary of the grant date, the option holder’s time vested stock options shall be deemed vested as though such termination occurred one year after the termination date. If such voluntary termination or termination other than for cause occurs after the fourth anniversary of the grant date, the option holder’s time vested stock options shall be deemed vested as though such termination occurred on the fifth anniversary of the grant date. If “Sale of the Company” (as defined in the 2010 Plan) occurs within 12 months of any such termination, Parent will, upon consummation of such sale, make payment to the related option holder in an amount equal to what such option holder would have received in respect to the vested portion of his performance stock options.

Subject to the foregoing, all unvested stock options are immediately and irrevocably forfeited as of the date of termination. Unless otherwise determined by Parent’s compensation committee at the time of the grant, Parent may, at its sole option, repurchase all or any portion of the stock options that had vested as of the date of termination for a cash payment equal to the excess, if any, of (i) the fair market value of Parent’s common stock (or the portion thereof so purchased) over (ii) the aggregate exercise price, and on such other terms and conditions as Parent’s compensation committee shall establish on the grant date. Subject to Parent’s repurchase right, the option holder may exercise any stock options that had vested as of the termination date at any time prior to the earlier of (A) the 90th day following the termination date and (B) the expiration of the term of the stock options.

Because Parent was a privately held company as of September 30, 2010, the value of the stock options as of such date cannot be ascertained.

(4)	If prior to June 16, 2012, Mr. Kern or Mr. O’Connell are terminated other than for cause or if they terminate their employment for good reason, they are entitled to amounts due under their Change in Control Agreement, as described below under “—Change in Control Agreements.”
(5)	The Merger constitutes a “Change in Control” under the Change in Control Agreements and Mr. Roessler’s Management Employment Agreement. See “—Change in Control Agreements” and “—Management Employment Agreements” for a description of the amounts payable to Messrs Kern, O’Connell and Roessler if they are terminated other than for cause or if they terminate their employment for good reason prior to June 16, 2012.
(6)	Upon the occurrence of a change in control of Parent (which does not include an initial public offering), the unvested portion of any stock option subject to time vesting shall automatically vest and stock options subject to performance vesting shall vest in accordance with the percentages set forth in the 2010 Plan, based on the internal rate of return realized by Madison Dearborn in connection with such change in control.

Because Parent was a privately held company as of September 30, 2010, the value of the stock options as of such date cannot be ascertained.

(7)	See “—Management Employment Agreements” for a description of the amounts payable to Mr. Roessler if he is terminated as a result of his disability after the expiration of the “Disability Period” (as defined in his Management Employment Agreement) and the amounts which may be payable to his surviving spouse after his death.
(8)	Parent may, unless otherwise determined by Parent’s compensation committee at the time of the grant, repurchase all or any portion of the stock options that had vested as of the date of death or disability for a cash payment equal to the excess, if any, of (A) the fair market value of Parent’s common stock (or the portion thereof so purchased) over (B) the aggregate exercise price, and on such other terms and conditions as Parent’s compensation committee shall establish on the grant date. Subject to the foregoing, stock options that are vested as of the date of death or disability may generally be exercised for a period of one year. All unvested stock options and stock awards are immediately and irrevocably forfeited as of the date of death or disability.

Because Parent was a privately held company as of September 30, 2010, the value of the stock options as of such date cannot be ascertained.

(9)	If Mr. Roessler retires after completing 14 years of service with BWAY, he shall be entitled to a monthly supplemental retirement benefit equal to 1/12th of his base salary in effect as of the date of his retirement, multiplied by a percentage based on his number of years of service as of the date of his retirement (ranging from 20% for 14 years of service to 35% for 29 years of service). Payments shall commence on the later of (i) the date on which Mr. Roessler turns 65 and (ii) the date of his retirement and shall continue through his death. If he is survived by his current spouse, she shall be entitled to 50% of the monthly retirement payment Mr. Roessler was receiving at the time of his death until the time of her death.
(10)

Unless otherwise determined by Parent’s compensation committee at the time of the grant, Parent may, at its sole option, repurchase all or any portion of the stock options that had vested as of the date of retirement for a cash payment equal to the excess, if any, of (i) the fair market value of Parent’s common stock (or the portion thereof so purchased) over (ii) the aggregate exercise price, and on such other terms and conditions as Parent’s compensation committee shall establish on the grant date. Subject to Parent’s repurchase right, the option holder may exercise any stock options that had vested as of the retirement date at any time prior to the earlier of (A) the 90th day following the retirement date and (B) the expiration of the term of the stock options. All unvested stock options and stock awards are immediately and irrevocably forfeited as of the date of qualified retirement.

Because Parent was a privately held company as of September 30, 2010, the value of the stock options as of such date cannot be ascertained.

Management Employment Agreements

Kenneth M. Roessler. BWAY Corporation entered into an employment agreement with Mr. Roessler in February 2009. Mr. Roessler’s base salary was initially set and is subject to increases at the discretion of the BWAY Corporation board of directors. In addition, Mr. Roessler is eligible to receive an annual bonus based upon specific performance objectives. In addition to base salary and annual bonus, Mr. Roessler is eligible to receive options and other awards available for grant under the Company’s stock incentive plan and is entitled to participate in all of BWAY Corporation’s other employee benefit programs in which executive officers are generally eligible.

Mr. Roessler will be entitled to certain supplemental retirement benefits if he retires after 14 years of employment with BWAY Corporation. If Mr. Roessler’s employment is terminated by BWAY Corporation without cause, by Mr. Roessler for good reason or by either Mr. Roessler or BWAY Corporation upon expiration of the disability period, subject to certain limitations, Mr. Roessler will be entitled to a lump sum cash payment equal to 3.05 times his base salary and continuation of certain employee benefits and insurance until the second anniversary of the date of such termination. If such termination occurs within 30 days before or two years after a change in Control (which includes the Merger), the benefits will include (a) the continuation of certain perquisites until the later of six months following the date of such termination or the end of the calendar year in which such termination occurs; (b) a lump sum payment of premiums for individual life insurance on substantially similar terms as the coverage as of the date of termination for 1.5 years, (c) full vesting of all benefits to which Mr. Roessler is entitled under each nonqualified retirement plan and nonqualified deferred compensation plan maintained by BWAY Corporation in which Mr. Roessler is a participant as of the date of termination (excluding supplemental executive retirement plan benefits and stock options granted to Mr. Roessler); and (d) the payment of reasonable fees and expenses for outplacement services for 12 months following the date of termination.

If Mr. Roessler’s employment is terminated by BWAY Corporation for cause or as a result of Mr. Roessler’s death or voluntary resignation Mr. Roessler (or in the case of his death, his estate) will be entitled to receive his base salary through the date of termination. If Mr. Roessler’s employment is terminated as a result of his death or voluntary resignation after reaching age 65, he will also be entitled to receive a pro rata bonus based on period of employment during the fiscal year based on BWAY Corporation’s performance for such fiscal year. If Mr. Roessler dies while employed by BWAY Corporation or after his retirement and is eligible to receive the supplemental retirement benefits described in the prior paragraph as of the date of his death and his spouse (as of the execution of his Management Employment Agreement) survives him, she shall be entitled to receive 50% of the monthly retirement payment that Mr. Roessler was receiving (or was eligible to receive) prior to his death for the remainder of her life.

Mr. Roessler will be entitled to receive certain accrued obligations upon any termination of employment, regardless of the reason.

The separation benefits and, if applicable, the change in control benefits shall constitute full satisfaction of BWAY Corporation’s obligations under the agreement; provided that BWAY Corporation’s obligation to provide such benefits shall be conditioned upon (i) the execution and non-revocation by Mr. Roessler of BWAY Corporation’s standard form “separation and release agreement;” and (ii) Mr. Roessler’s compliance with all post-termination obligations contained in the agreement. Mr. Roessler is subject to a confidentiality restriction during his employment and thereafter, and to non-compete and non-solicitation restrictions during his employment and, if Mr. Roessler is entitled to the severance benefits, for 2 years following the date of termination or if Mr. Roessler is not entitled to the severance benefits for 18 months following the date of termination.

For purposes of Mr. Roessler’s employment agreement, “cause,” “change in control” and “good reason” are substantially similar to the terms as described under “Change in Control Agreements” below.

Michael B. Clauer. Pursuant to a letter agreement dated January 4, 2010, if we terminate Mr. Clauer without cause, he is entitled to separation benefits consisting of (i) a lump sum payment equal to 12 months of his then current base salary; (ii) a lump sum payment equal to 1.5 times his then current annual target incentive bonus; (iii) reimbursement of COBRA premiums under BWAY Corporation’s medical group health plan for 12 months; and (iv) monthly payments of $1,300 for 12 months.

Change in Control Agreements

Mr. Roessler is entitled to certain change in control benefits per his Management Employment Agreement, as outlined above. BWAY also provides change in control benefits to Messrs. Kern and O’Connell pursuant to a Change in Control Agreement with each of them. The agreements expire on December 31 of each year but are subject to automatic one-year renewals unless BWAY or the executive provides written notice of non-renewal at least 30 days prior to expiration. The agreements automatically renewed on December 31, 2010.

If an executive is not continuously employed with BWAY through the date that is 30 days prior to the change in control event, the change in control agreement will be void and without effect. Consummation of the Merger constitutes a change in control under both Change in Control Agreements. As such, the executive would be entitled to certain benefits if we were to terminate the executive’s employment without cause or if the executive terminates employment for good reason at any time prior to June 16, 2012. The benefits would generally include the following:

(a)	a lump sum payment equal to the sum of one-and a half (in the case of Mr. Kern) or one (in the case of Mr. O’Connell) times the executive’s base salary, and one times the executive’s target bonus;

(b)	continuation of perquisites until the later of the end of the year in which employment is terminated or the date that is six months following the date of the termination of employment;

(c)	reimbursement of COBRA premiums under our group health plan and dental plan for up to one and a half years following the executive’s termination of employment;

(d)	individual life insurance coverage on substantially similar terms as the coverage provided to the executive as of the date his employment terminated under our group life insurance plan for a period of one and a half years following the termination date;

(e)	any retirement benefits to which the executive may be entitled pursuant to any nonqualified retirement or nonqualified deferred compensation plans maintained by us in which the executive is a participant as of the termination date would fully vest; and

(f)	outplacement services for a period of 12 months.

The Change in Control Agreements provide that if any payments to the executive are considered “excess parachute payments” as defined in Section 280G of the Code, the amount payable under such agreement will be reduced by the minimum amount necessary to reduce the “parachute payments” to 299% of the executive’s “base amount” as defined in Section 280G of the Internal Revenue Code.

Payment of the benefits described above will be delayed for six months following the date the executive’s employment terminates if such delay is deemed necessary to avoid the imposition on the executive of an additional tax under Section 409A of the Internal Revenue Code.

Following termination, each executive will be subject to a customary one-year non-compete and non-solicitation agreement, which, if breached, would require an executive to repay (or, if unpaid, to forfeit) all the above specified payments and benefits, as well as to forfeit any vested or unvested equity awards and return any compensation realized by the executive upon the vesting of such equity awards that occurred during the period beginning from the earlier of the date the executive materially violated any restrictive covenant or the date the executive terminated employment.

For purposes of the Change in Control Agreements, a “change in control” is generally defined to include:

•

the acquisition by any person, other than by us, our subsidiaries, any of our employee benefit plans or their subsidiaries or, collectively, Kelso Investment Associates VI, L.P. and KEP VI, LLC, of 50% or more of the combined voting power of our then outstanding voting securities;

•	a change in the majority of the BWAY board of directors during any 24 month period;

•

a merger or consolidation of BWAY resulting in the persons who were owners of BWAY’s voting securities, immediately prior to such transaction, ceasing to own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving company;

•

a liquidation or dissolution of BWAY (other than a liquidation of BWAY into any of its subsidiaries or a liquidation resulting in shareholders that held a majority of BWAY’s voting stock prior to the liquidation holding substantially all of BWAY’s assets); or

•

the sale, transfer or other disposition of 80% or more of BWAY’s assets in a single transaction or a series of related transactions in any consecutive 12-month period to one or more unaffiliated persons.

A change in control will not be deemed to occur if we file for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code. In addition, a change in control will not be deemed to occur upon a public offering pursuant to an effective registration statement filed with the SEC that covers our common stock.

Consummation of the Merger on June 16, 2010 constitutes a change in control under the Change in Control Agreements.

For purposes of the change in control agreements, “cause” is generally defined to include:

•	refusal or neglect to perform employment-related duties;

•	willful misconduct or breach of fiduciary duty resulting in material harm to us;

•	conviction of or entering a plea of guilty to a crime constituting a felony or willful violation of any other law, rule, or regulation (other than a traffic offense); or

•	material breach of any restrictive covenant with us.

For purposes of the Change in Control Agreements, “disability” is generally defined as a reasonably documented physical or mental illness preventing an executive from performing his duties for us on a full- time basis for more than six months, and within 30 days after we have provided written notice of termination, the executive has not returned to the full time performance of his duties.

“Good reason” is generally defined to include:

•	any action by us that is materially inconsistent with, or results in the material reduction of, the executive’s current title, duties or responsibilities;

•	the executive’s current base salary is materially reduced below his salary on the effective date of the agreement

•	the executive’s benefits are materially reduced, unless a similar reduction is made for other executives;

•	the change in control requires executive to relocate more than 25 miles from BWAY’s corporate offices in Atlanta, Georgia (as of the effective date of the agreement); or

•	our successor fails to assume the executive’s Change in Control Agreement.

As discussed under “—Management Employment Agreements” above, Mr. Roessler’s employment agreement provides certain change in control benefits.

Director Compensation following the Merger

None of our directors receive fees for services as directors following consummation of the Merger. In the future, we may compensate directors who are neither employees nor affiliates of Madison Dearborn. All of our directors will be reimbursed for out-of-pocket expenses incurred with attending all board and other committee meetings.

Director Stock Ownership Guidelines

The Compensation Committee did not establish stock ownership guidelines for our non-management directors.

Director Compensation

Director(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings		All Other Compensation ($)		Total ($)
Mr. Ergas	$265,000	(3)	—	—	—	$343,107	(4)	$176,730	(5)	$784,837
Mr. Hayford	$77,704	(6)	$49,992	—	—	$141,884	(7)	—		$269,580
Mr. Mason	$109,204	(8)	$49,992	—	—	—		—		$159,196
Mr. McVicker	$96,204	(9)	$49,992	—	—	—		—		$146,196
Mr. Roderick	$70,204	(10)	$49,992	—	—	—		—		$120,196
Mr. Sanders	$110,704	(11)	$49,992	—	—	—		—		$160,696
Mr. Wahrhaftig	—		—	—	—	—		—		—
Mr. Wall	—		—	—	—	—		—		—
Mr. Souleles	—		—	—	—	—		—		—
Mr. Copans	—		—	—	—	—		—		—
Mr. McGowan(12)	—		—	—	—	—		—		—

(1)	Messrs. Ergas, Hayford, Mason, McVicker, Roderick, Sanders, Wahrhaftig and Wall voluntarily resigned from the BWAY board of directors effective as of the effective time of the Merger on June 16, 2010. Messrs. Souleles, Copans and McGowan became directors immediately after such time.
(2)	Under the BWAY Holding Company Independent Director Compensation Policy, each independent director was granted an annual equity based retainer award with a value of approximately $50,000. Such awards were in the form of restricted stock. For fiscal 2010, each independent director was awarded 3,028 shares, which were vested and became free of restrictions as of the effective time of the Merger and were converted into the right to receive the $20.00 per share Merger consideration. In connection with the Transactions, the shares were treated as unrestricted common stock under the terms of the Merger Agreement. No such awards were outstanding as of September 30, 2010.
(3)	The amount represents fees paid in cash and includes $49,340 in secretarial services and $172,500 paid in the first fiscal quarter of 2011 but related to services rendered prior to the Merger.
(4)	During fiscal 2010, we accrued and expensed $343,107 related to Mr. Ergas’ supplemental executive retirement plan. During fiscal 2010, we paid Mr. Ergas $273,000 in benefits under the plan.
(5)	The amount represents $65,000 in consulting fees, $48,074 in travel benefits for Mrs. Ergas, $49,340 in secretarial services and $14,316 in other miscellaneous benefits. The consulting fees were paid pursuant to a consulting arrangement with Ergas Ventures, LLC, of which Mr. Ergas is a managing director.

(6)	The amount represents $28,352 in retainer fees and $49,352 in meeting fees for Predecessor’s board of directors.
(7)	During fiscal 2010, we accrued and expensed $141,884 related to Mr. Hayford’s supplemental executive retirement plan. During fiscal 2010, we paid Mr. Hayford $137,500 in benefits under this plan.
(8)	The amount represents $28,352 in retainer fees, $60,852 in meeting fees for Predecessor’s board of directors and $20,000 in meeting fees for the transaction committee of Predecessor’s board of directors, each paid in cash.
(9)	The amount represents $28,352 in retainer fees, $47,852 in meeting fees for Predecessor’s board of directors and $20,000 in meeting fees for the transaction committee of Predecessor’s board of directors, each paid in cash.
(10)	The amount represents $28,352 in retainer fees and $41,852 in meeting fees for Predecessor’s board of directors, each paid in cash.
(11)	The amount represents $28,352 in retainer fees, $52,352 in meeting fees for Predecessor’s board of directors and $30,000 in meeting fees for the transaction committee of Predecessor’s board of directors, each paid in cash.
(12)	Mr. McGowan resigned as a director effective as of June 6, 2011. Mr. Kreger has been appointed as his replacement effective as of the same date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Upon consummation of the Transactions, Holdings, a 100% owned subsidiary of Parent, acquired all of our capital stock. Parent was capitalized in connection with the Transactions with approximately $293.8 million of equity capital in the form of common stock. As of June 8, 2011, Parent had 29,364,465 shares of common stock outstanding.

The following sets forth sets forth certain information regarding the beneficial ownership of common stock of Parent as of June 8, 2011 by:

•	each person who is the beneficial owner of more than 5% of its outstanding voting common stock;

•	each member of the board of directors of Parent and our named executive officers; and

•	each of our directors and executive officers as a group.

To our knowledge, each such stockholder has sole voting and investment power as to the common stock shown unless otherwise noted. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

Principal Stockholders:	Number	Percent of Class	Total Voting Percent
Madison Dearborn(1)	28,750,000	97.9%	97.9%
Directors and Named Executive Officers
Kenneth M. Roessler(2)(3)	402,251	1.4%	1.4%
Michael B. Clauer(2)(3)	58,278	*	*
Kevin C. Kern(2)(3)	42,180	*	*
Jeffrey M. O’Connell(2)(3)	37,180	*	*
Dennis A. Bednar(2)(3)	33,599	*	*
Thomas S. Souleles(1)	—	—	—
Richard H. Copans(1)	—	—	—
Michael A. Kreger(1)	—	—	—
All Directors and Officers as a Group (8 persons)	573,488	1.9%	1.9%

*	Denotes less than one percent.
(1)	Madison Dearborn Capital Partners V-A, L.P. (“MDP V-A”) is the direct beneficial owner of 11,271,581 shares of Parent common stock, Madison Dearborn Capital Partners V-C, L.P. (“MDP V-C”) is the direct beneficial owner of 2,990,158 shares of Parent common stock, Madison Dearborn Capital Partners V Executive-A, L.P. (“MDP V Executive”) is the direct beneficial owner of 113,261 shares of Parent common stock, Madison Dearborn Capital Partners VI-A, L.P. (“MDP VI-A”) is the direct beneficial owner of 11,865,959 shares of Parent common stock, Madison Dearborn Capital Partners VI-C, L.P. (“MDP VI-C”) is the direct beneficial owner of 2,337,490 shares of Parent common stock and Madison Dearborn Capital Partners VI Executive-A, L.P. (“MDP VI Executive”) is the direct beneficial owner of 171,551 shares of Parent common stock. Madison Dearborn Partners V-A&C, L.P. (“MDP V A&C”) is the general partner of MDP V-A, MDP V-C and MDP V Executive. Madison Dearborn Partners VI-A&C, L.P. (“MDP VI A&C”) is the general partner of MDP VI-A, MDP VI-C and MDP VI Executive. Madison Dearborn Partners, LLC (“MDP LLC”) is the general partner of each of MDP V A&C and MDP VI A&C. John A. Canning, Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP V A&C and of MDP VI A&C that have the power, acting by majority vote, to vote or dispose of the shares directly held by MDP V-A, MDP V-C and MDP V Executive and MDP VI-A, MDP VI-C and MDP VI Executive, respectively. Messrs. Canning, Finnegan and Mencoff and MDP LLC each hereby disclaims any beneficial ownership of any shares directly held by MDP V-A, MDP V-C, MDP V Executive, MDP VI-A, MDP VI-C and MDP VI Executive. Each of Messrs. Souleles, Copans and McGowan are employed by MDP LLC and disclaim beneficial ownership of the Parent common stock held by MDP V-A, MDP V-C, MDP Executive, MDP VI-A, MDP VI-C and MDP VI Executive except to the extent of his pecuniary interest therein. The address for MDP LLC and Messrs. Souleles, Copans and Kreger is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, 70 West Madison Street, Chicago, Illinois 60602.
(2)	The business address for Messrs. Roessler, Clauer, Kern, O’Connell and Bednar is c/o BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.
(3)	The number of shares beneficially owned includes options to purchase shares that would be exercisable within 60 days of June 1, 2011 of 82,251, 18,278, 7,180, 7,180 and 15,666 shares for each of Messrs. Roessler, Clauer, Kern, O’Connell and Bednar, respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Transactions

On June 16, 2010, Parent acquired all of the outstanding capital stock of BWAY for approximately $508.2 million in cash, including the settlement of outstanding stock options. As consideration, each current holder of our common stock became entitled to receive, subject to certain exceptions, an amount equal to $20.00 per common share. See “The Transactions.”

In connection with the Transactions, options to purchase BWAY’s common stock existing under our existing equity incentive plans that were outstanding immediately prior to the consummation of the Transactions (whether or not then vested or exercisable) were cancelled at the consummation of the Transactions and each holder of a vested option became entitled to receive, for each share of common stock subject to such option, an amount in cash equal to the excess, if any, of $20.00 over the per share exercise price of such option. In addition, each holder of an outstanding option which by its terms vests if the average per share closing price of BWAY’s common stock over any consecutive 45-day period is at least $19.26 and the closing price on the 45th day of such period is at least $16.37 (which options represent one-third of such currently unvested options) was cashed-out for a cash amount equal to the excess, if any, of the $20.00 per share merger consideration over the stock option’s exercise price. See “Executive and Director Compensation—Executive Compensation Tables—Options Exercised and Stock Vested” and Note 12 to our audited financial statements included elsewhere in this prospectus for a description of the payments made to our current executive officers and directors in connection with consummation of the Merger.

Payments to Madison Dearborn

At the closing of the Transactions, an affiliate of Madison Dearborn received a fee of approximately $5.0 million plus out-of-pocket expenses incurred in connection with the Transactions. Additionally, Parent has agreed to pay and hold the MDP Investment Funds, and each direct and indirect general partner thereof, harmless against any and all liability for out-of-pocket expenses (including attorneys’ fees and expenses for the MDP Investment Funds) of such entities in connection with the Transactions and the investment by the MDP Investment Funds in Parent and its subsidiaries.

Following the closing of the Transactions, we also entered into a management services agreement (the “Management Services Agreement” with Madison Dearborn Partners V-B, L.P. and Madison Dearborn Partners VI-B, L.P. (collectively, the “MDP Management Services Affiliates”) and Holdings pursuant to which the MDP Management Services Affiliates will provide BWAY with certain management and consulting services and financial and other advisory services. Pursuant to such agreement, the MDP Management Services Affiliates will receive a transaction fee in connection with the consummation of certain corporate transactions as well as reimbursement for out-of-pocket expenses. The Management Services Agreement contains customary indemnification provisions in favor of the MDP Management Services Affiliates. The Management Services Agreement has an initial term of 10 years.

Management Equity Arrangements

In connection with the Transactions, certain members of our senior management entered into equity arrangements with Parent in connection with the Transactions in order to purchase Parent’s common stock, par value $0.01 per share (the “Parent Common Stock”) as Management Investors in connection with the consummation of the Transactions. The aggregate purchase price paid by the Management Investors for Parent Common Stock was approximately $6.3 million. The purchase price per share paid by each of the Management Investors for the Parent Common Stock was the same as that paid by each MDP Investment Fund with respect to such MDP Investment Fund’s purchase of Parent Common Stock issued in connection with the consummation of the Transactions. The proceeds from the issuances of Parent Common Stock to the Management Investors reduced Madison Dearborn’s investment in Parent on a dollar-for-dollar basis.

Additionally, we established an equity incentive plan pursuant to which certain members of the Company’s management may be awarded options or other equity securities exercisable for, convertible into or otherwise exchangeable for shares of Parent Common Stock, subject to the terms and conditions therein. As of June 30, 2010, there were 3,263,940 shares of Parent Common Stock available for grant under such plan. A portion of each option granted pursuant to such plan is subject to time vesting and another portion vests in relation to performance measures as set forth in the equity incentive plan. All unvested awards granted pursuant to such plan which are time vesting vest and become exercisable upon a sale of Parent to an independent third party so long as the employee holding such units continues to be an employee of the Company or an affiliate at the closing of the sale, subject to any additional conditions to acceleration contained in an individual holder’s award agreement. Upon termination of the employment of any participant issued awards under such plan, all awards which have not vested by their terms as of the date of such termination terminate and expire without any consideration due in respect thereof, and Parent has the right to repurchase any awards which by their terms have vested and become exercisable at a price equal to the excess of the fair market value of the Parent Common Stock subject to such award over the exercise price thereof. If an employee participant issued awards under such plan is terminated for cause, then all awards granted to such participant, whether vested or unvested, are forfeited for no consideration.

The Parent Common Stock is subject to certain general restrictions on transfer, and the Parent Common Stock issued to any Management Investors is subject to the right of Parent or, if not exercised by Parent, the MDP Investment Funds, to repurchase the Parent Common Stock issued to any such Management Investors upon a termination of their employment. If the MDP Investment Funds seek to sell Parent, Management Investors may not have the right to object to such sale and must cooperate therewith, which may include selling their respective securities to the buyer on the terms and at the price negotiated by the MDP Investment Funds and signing whatever documents are reasonably necessary to consummate such sale.

If the MDP Investment Funds sell a significant portion of their collective ownership interest in Parent to a third party (disregarding certain sales in the public market, transfers to affiliates and certain other exceptions), Management Investors will have the option (but not be required, except in the case of a sale of Parent) to participate in the sale and sell alongside the MDP Investment Funds on a pro rata basis.

Certain of the Management Investors and the MDP Investment Funds entered into a registration agreement with Parent in connection with the consummation of the Transactions under which the MDP Investment Funds have the right to require Parent to register any or all of its securities under the Securities Act on Form S-l or Form S-3, at Parent’s expense. Additionally, the MDP Investment Funds and the Management Investors are entitled to request the inclusion of their registrable securities in any registration statement at Parent’s expense whenever Parent proposes to register any offering of its securities.

Prior to an initial public offering or a sale of Parent, each Management Investor is required to vote his or her Parent Common Stock in favor of a board of directors consisting of representatives of the MDP Investment Funds and the chief executive officer of the Company.

Prior Related Party Transactions

Prior to Predecessor’s initial public offering in June 2007, we paid an annual financial advisory fee of approximately $0.5 million to Kelso and reimbursed them for related expenses, which were included in other expense, net. In 2007 we paid $5.0 million to Kelso to terminate the advisory fee agreement.

Related Party Approval Policy

Prior to entering into a related party transaction, the BWAY board of directors reviews such transaction for any conflicts of interest or unfavorable terms relative to a similar arms-length transaction. The BWAY board of directors may approve a related party transaction based on its review of the transaction and its determination that said transaction is in the best interests of BWAY.

DESCRIPTION OF THE EXCHANGE NOTES

BWAY Parent Company, Inc. (the “Company”) issued the Old Notes under the indenture between Parent and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). The Exchange Notes are to be issued under the same indenture pursuant to which the Old Notes were issued. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

In this description, “Company” refers only to BWAY Parent Company, Inc. and not to any of its subsidiaries, and “notes” refers to the Old Notes and the Exchange Notes, unless otherwise specified herein.

The following description is a summary of the material provisions of the Indenture. It does not restate such agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. Copies of the Indenture are available as set forth below under the caption “—Additional Information.” Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of an Exchange Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

The Notes

The notes

•	were issued by the Company;

•	are general unsecured obligations of the Company;

•	are and will be senior in right of payment to any future subordinated Indebtedness of the Company;

•	are and will be pari passu in right of payment with all future senior Indebtedness of the Company;

•	are and will not be guaranteed by any of the Company’s Subsidiaries;

•

are and will be structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Company including the Indebtedness and other obligations under the Credit Agreement and the 2018 Notes; and

•	are and will be effectively subordinated to all existing and future Secured Indebtedness of the Company to the extent of the value of the collateral securing such Secured Indebtedness.

The Company is an indirect holding company of BWAY Holding Company (“BWAY”) and its Subsidiaries. The operations of the Company are conducted through its Subsidiaries and, therefore, the Company depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. The Company’s ability to make any cash payments to the holders of the notes is limited by the Credit Agreement and the BWAY Notes Indenture, which limit the ability of the Company’s Subsidiaries to pay dividends or make other distributions to the Company. There can be no assurance that sufficient funds will be available when necessary to make any required cash payments under the notes. Any right of the Company to receive assets of any of its Subsidiaries upon that Subsidiary’s bankruptcy, liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that the Company is itself recognized as a creditor of that Subsidiary, in which case the claims of the Company would still be subordinate in right of payment to any security in the assets of the Subsidiary and any indebtedness of that Subsidiary senior to that held by the Company. The Company’s Subsidiaries accounted for all of its net revenues for the period from October 1, 2010 through March 31, 2011, and held all of its total assets as of March 31, 2011.

On March 31, 2011, the aggregate amount of indebtedness and all other liabilities of the Subsidiaries of the Company on their consolidated balance sheet was approximately $1,271.9 million, and BWAY had an additional

$60.5 million available for borrowing on a secured basis under its revolving credit facility. As indicated above, payments on the notes will be effectively subordinated to all indebtedness and other liabilities of the Company’s Subsidiaries. See “Risk factors—Risks related to the notes—The notes will be structurally subordinated to all of BWAY’s and its subsidiaries’ indebtedness and other liabilities and if a default occurs, BWAY and its subsidiaries may not be able to make funds available to Parent by dividend, debt repayment or otherwise and Parent may not have sufficient funds to fulfill its obligations under the notes.” Although the Indenture contains limitations on the amount of additional Indebtedness that the Company’s Subsidiaries may incur, under certain circumstances the Indenture will permit the Company’s Subsidiaries to incur additional indebtedness and the amount of such indebtedness could be substantial. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” below.

As of the date of the Indenture, all of the Company’s Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture.

Principal, Maturity and Interest

The Company issued $150.0 million in aggregate principal amount of Old Notes on October 26, 2010. In addition, in connection with the payment of PIK Interest (as defined below) in respect of the notes, the Company is entitled, without the consent of the holders thereof (and without regard to any restrictions or limitations set forth under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”), to increase the outstanding principal amount of the notes or by issuing additional notes (the “PIK Notes”) under the Indenture on the same terms and conditions as the notes offered hereby (in each case, a “PIK Payment”). The Company may issue additional notes under the Indenture from time to time. Any issuance of additional notes (other than PIK Notes) is subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes (including the Exchange Notes), the PIK Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Subject to the issuance of PIK Notes as described herein, the Company issued notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. PIK Payments will be made in PIK Note denominations of $1.00 and any integral multiple of $1.00 in excess thereof. The notes will mature on November 1, 2015.

Interest on the notes is payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2011. Interest is payable, at the election of the Company (made by delivering a notice to the trustee not later than 10 Business Days prior to the beginning of each such interest period), (1) entirely in cash (“Cash Interest”), (2) by increasing the principal amount of the outstanding notes or by issuing additional PIK Notes (“PIK Interest”) or (3) 50% as Cash Interest and 50% as PIK Interest. For the interest period from October 26, 2010 to May 1, 2011, the Company was required to pay PIK Interest on the notes. The Company issued $8,382,811 of PIK Notes on May 2, 2011 as PIK Interest with respect to such interest period. The Company will make each interest payment due on each subsequent interest payment date to the holders of record as of the close of business on the immediately preceding April 15 and October 15. Interest on the notes accrues from the most recent date to which interest has been paid.

In the absence of an interest payment election made by the Company as set forth above, interest on the notes is payable in the manner described in clause (2) of the preceding paragraph. The Company paid the first interest payment in PIK Interest, which it paid on May 2, 2011. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption or purchase of notes, as described under “—Optional Redemption,” “—Certain Equity Issuances,” “—Change of Control” or “—Certain Covenants—Asset Sales,” shall be made solely in cash.

For interest payments on the notes that the Company elects to pay as Cash Interest, Cash Interest accrues at a rate equal to 10.125% per annum. For interest payments on the notes that the Company elects to pay as PIK

Interest, PIK Interest accrues on the notes at a rate per annum equal to the cash interest rate of 10.125% per annum plus 75 basis points. At all times, PIK Interest on the notes is payable (x) with respect to notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding global note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded down to the nearest whole dollar) as provided in writing by the Company to the trustee and (y) with respect to notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded down to the nearest whole dollar), and the trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the register of holders. Following an increase in the principal amount of the outstanding global notes as a result of a PIK Payment, the notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All notes issued pursuant to a PIK Payment will mature on November 1, 2015 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

All payments on the notes will be made at the office or agency of the paying agent within the City and State of New York unless the Company elects to make cash interest payments due on an interest payment date by check mailed to the persons entitled thereto at their address set forth in the register of holders, provided, that if a holder of notes has given wire transfer instructions to the paying agent at least 5 business days prior to an interest payment date, the Company will pay all cash interest, if any, on, that holder’s notes due on an interest payment date in accordance with those instructions.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption, except the unredeemed portion of any note being redeemed in part. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes are not guaranteed by any of the Company’s Subsidiaries.

Optional Redemption

At any time prior to November 1, 2012, the Company may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of notes on a relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date.

Except pursuant to the preceding paragraph, the notes will not be redeemable at the Company’s option prior to November 1, 2012.

On or after November 1, 2012, the Company may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the 12-month period beginning on November 1 of the years indicated below, subject to the rights of holders of notes on a relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date:

Year	Percentage
2012	105.000%
2013	102.500%
2014 and thereafter	100.000%

In connection with any redemption of notes, any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Certain Equity Issuances

The Company is required to make an offer to purchase the maximum principal amount of notes that is in minimum denominations of $2,000 and an integral multiple of $1,000 in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof in respect of PIK Notes) that may be purchased with any Qualified Equity Issuance Net Proceeds in cash (A) at a price equal to, prior to November 1, 2012, 105.000% of the principal amount thereof and (B) thereafter, at the redemption price set forth in the table under “—Optional Redemption” above; and in each case plus accrued and unpaid interest, if any, to the date of purchase (the “Equity Issuance Purchase Date”), subject to the rights of holders of notes on a relevant record date to receive interest due on an interest payment date occurring on or prior to an Equity Issuance Purchase Date, in accordance with the procedures set forth in the Indenture. Not later than 60 days following the receipt of the Qualified Equity Issuance Net Proceeds from any Qualified Equity Issuance, except to the extent the Company has delivered notice to the Trustee of its intention to redeem notes as described above under the caption “—Optional Redemption” unless and until there is a default in the payment of the applicable redemption price or the applicable redemption notice is withdrawn, the Company will mail a notice to each holder with a copy to the trustee (such offer to purchase, a “Qualified Equity Issuance Offer”) stating:

(1)

that a Qualified Equity Issuance has occurred, the amount of Qualified Equity Issuance Net Proceeds received by the Company, and that the Company will purchase such holder’s notes or a portion thereof, as discussed below, at the applicable purchase price as set forth in the immediately preceding paragraph, plus accrued and unpaid interest thereon, if any, to the Equity Issuance Purchase Date

(subject to the right of holders of record on a relevant record date to receive interest on an interest payment date occurring on or prior to the Equity Issuance Purchase Date);

(2)	the circumstances and relevant facts regarding such Qualified Equity Issuance, and the maximum principal amount of notes that may be purchased by the Company in the Qualified Equity Issuance Offer;

(3)	the Equity Issuance Purchase Date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the procedures determined by the Company, consistent with this covenant, pursuant to which a holder’s notes shall be purchased.

If more notes are tendered pursuant to a Qualified Equity Issuance Offer than the Company is required to purchase, the selection of the actual notes for purchase will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee deems fair and appropriate; provided, however, that no notes of $2,000 principal amount or less (or, in the case of PIK Notes, $1.00 principal amount or less) shall be purchased in part.

Notice of a Qualified Equity Issuance Offer may be delivered in advance of a Qualified Equity Issuance, conditional upon such Qualified Equity Issuance, if a definitive agreement is in place for the Qualified Equity Issuance at the time of delivery of the notice of such Qualified Equity Issuance Offer. The Company is not required to make a Qualified Equity Issuance Offer if notice of redemption has been delivered to the Trustee pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in the payment of the applicable redemption price or the applicable redemption notice is withdrawn.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with the purchase of notes pursuant to a Qualified Equity Issuance Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of the Indenture applicable to a Qualified Equity Issuance Offer, the Company will comply with such securities laws and regulations and will not be deemed to have failed to make a Qualified Equity Issuance Offer or purchase notes pursuant thereto as described above by virtue thereof.

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof in respect of PIK Notes)) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the Indenture (provided, that any unpurchased portion of a note must be in a minimum denomination of $2,000 or, in the case of PIK Notes, a minimum denomination of $1.00). In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of holders of notes on a relevant record date to receive interest due on an interest payment date occurring on or prior to the Change of Control Payment Date. Within 30 days following any Change of Control, except to the extent the Company has delivered notice to the trustee of its intention to redeem notes as described above under the caption “—Optional Redemption,” the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given to the trustee pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, or conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The occurrence of a Change of Control under the Indenture would also constitute a default under the Credit Agreement that permits the lenders to accelerate the maturity of borrowings thereunder and would also likely require BWAY to offer to repurchase the BWAY Notes under the BWAY Notes Indenture. In addition, the Credit Agreement and the BWAY Notes Indenture limit BWAY’s ability to make cash available to the Company, by dividend, debt repayment or otherwise to enable the Company to purchase of the notes in the event of a change of control, unless and until the indebtedness under the Credit Agreement and the BWAY Notes is repaid in full. As a result, following a change of control event, the Company may not be able to repurchase the notes unless all indebtedness outstanding under the Credit Agreement and the BWAY Notes is first repaid and any other indebtedness that contains similar provisions is repaid, or we obtain a waiver from the holders of such indebtedness to provide the Company with sufficient cash to repurchase the notes. See “Risk Factors—Risks Relating to the Notes—We may be unable to raise funds necessary to finance the change of control repurchase offers required by the Indenture.”

Asset Sales

The Company will not, and will not permit any of the Company’s Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	The Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s most recent consolidated balance sheet or notes thereto, of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary of the Company from such transferee that are, within 180 days, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $25 million and (y) 3% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(e)	consideration consisting of Indebtedness of the Company or any Restricted Subsidiary of the Company that is not subordinated Indebtedness.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to reduce Indebtedness and other Obligations under a Credit Facility or any Secured Indebtedness (unless the notes are then secured by a priority or pari passu lien) of the Company or any Restricted Subsidiary and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to reduce Indebtedness and other Obligations of a Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company);

(3)

to repay Indebtedness or other Obligations of the Company that rank pari passu with the notes (other than Indebtedness owed to a Restricted Subsidiary of the Company); provided that the Company shall equally and ratably redeem or repurchase the notes as described above under the caption “—Optional

Redemption,” or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase the notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repayment;

(4)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(5)	to make a capital expenditure;

(6)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(7)	any combination of the foregoing.

The Company will be deemed to have complied with the provisions set forth in clause (4), (5) and (6) of the preceding paragraph if, (i) within 365 days after the Asset Sale that generated the Net Proceeds, the Company (or the applicable Restricted Subsidiary) has entered into and not abandoned or rejected a binding agreement to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business or to make a capital expenditure or acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business and that acquisition or capital expenditure is thereafter completed within 180 days after the end of such 365-day period or (ii) in the event such binding agreement described in the preceding clause (i) is canceled or terminated for any reason before such Net Proceeds are applied, the Company (or the applicable Restricted Subsidiary) enters into another such binding commitment within 180 days of such cancellation or termination of the prior binding commitment; provided that if any second binding commitment is later canceled or terminated for any reason before such Net Proceeds are applied within 180 days of such second binding commitment, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20 million, within 30 days thereof, the Company will make an offer (an “Asset Sale Offer”) to all holders of the notes and Indebtedness of the Company that ranks pari passu with the notes and containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem on a pro rata basis the maximum principal amount (or accreted value, if applicable) of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to but not including the date of purchase, prepayment or redemption, subject to the rights of holders of notes on a relevant record date to receive interest due on an interest payment date occurring on or prior to the purchase date, and will be payable in cash.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed and thereafter the trustee will select the notes to be purchased on a pro rata basis based on the amount tendered (with, in each case, such adjustments as may be deemed appropriate by the Company or the trustee, as applicable, so that only notes in denominations of $1,000, or an integral multiple of $1,000 in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of

$1.00 in excess thereof in respect of PIK Notes), will be purchased, provided that any unpurchased portion of a note must be in a minimum denomination of $2,000 or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof in respect of PIK Notes)). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sales provisions of the Indenture by virtue of such compliance.

The agreements governing our existing Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on us. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, we could seek the consent of lenders under such other Indebtedness to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the other Indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Relating to the Notes—We may be unable to raise funds necessary to finance the change of control repurchase offers required by the Indenture.”

Because the Credit Agreement is secured by substantially all of its properties and assets, and since the definition of “Net Proceeds” excludes all amounts in respect of any Asset Sale that are used to repay any Indebtedness that is secured by property or assets that are the subject of such Asset Sale, it is unlikely that any meaningful amount of Net Proceeds will be generated from any Asset Sale so long as such credit agreement remains outstanding.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis or by such method as it shall deem fair and appropriate.

No notes of $2,000 or less (or if a PIK Payment has been made, no PIK Notes of $1.00 or less)can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Except as provided above under the caption “—Optional Redemption,” notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the date of the Indenture:

(1)	the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and continuing at all times thereafter and subject to the provisions of the second succeeding paragraph, the covenants specifically listed under the following captions in the offering memorandum (collectively, the “Suspended Covenants”) will be suspended:

(1)	“—Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Certain Covenants—Restricted Payments”;

(3)	“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(5)	“—Certain Covenants—Transactions with Affiliates”; and

(6)	clause (4) of the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” unless the Company’s Board of Directors would have been able, under the terms of the Indenture, to designate such Subsidiaries as Unrestricted Subsidiaries if the Suspended Covenants were not suspended. Notwithstanding that the Suspended Covenants may be reinstated, the failure to comply with the Suspended Covenants during the Suspension Period (including any action taken or omitted to be take with respect thereto) will not give rise to a Default or Event of Default under the Indenture.

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Indebtedness incurred (including Acquired Debt) and Disqualified Stock or preferred stock issued during the Suspension Period will be deemed to have been incurred or issued in reliance on the exception provided by clause (2) of the definition of “Permitted Debt.” Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect prior to and during the period that the “Restricted Payments” covenant was suspended as set forth above, provided that any Restricted Payment made during the Suspension Period shall in no event reduce the amount of Restricted Payments permitted by the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments” below zero; provided, further, for the sake of clarity, that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. For purposes of determining compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” the Excess Proceeds from all Asset Sales not applied in accordance with such covenant will be deemed to be reset to zero after the Reversion Date.

In addition, the Indenture also permits, without causing a Default or Event of Default, the Company and the Company’s Restricted Subsidiaries to honor any contractual commitments to take actions following a Reversion Date; provided that such contractual commitments were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants.

There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any voluntary or optional payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company that is contractually subordinated to the notes (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest when due or principal at the Stated Maturity thereof or the purchase, redemption, repurchase, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	(x) in the case of any Restricted Payment by the Company or any of its Restricted Subsidiaries (other than BWAY and its Subsidiaries), the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in subclause (i) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (y) in the case of any Restricted Payment by BWAY or any of its Restricted Subsidiaries, BWAY would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in subclause (ii) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company or the Company’s Restricted Subsidiaries since June 16, 2010 (including Restricted Payments permitted by clauses (1), (12), (16) and (20) the next succeeding paragraph and excluding

Restricted Payments permitted by all other clauses of the next succeeding paragraph; provided that the calculation of Restricted Payments shall exclude the amounts paid or distributed pursuant to clause (1) of the next succeeding paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income (it being understood that for purposes of calculating Consolidated Net Income of the Company and its Restricted Subsidiaries pursuant to this clause (c)(1) only, any of the Company’s non-cash interest expense and amortization of original issue discount shall be excluded) of the Company for the period (taken as one accounting period) from April 1, 2010 to the end of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net proceeds, including cash and Fair Market Value of property other than cash (as determined in accordance with the second succeeding paragraph), received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of the Company or any direct or indirect parent of the Company (excluding, without duplication, Designated Preferred Stock, the Cash Contribution Amount and Excluded Contributions), or from the issue or sale of Disqualified Stock of the Company or debt securities of the Company, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Company (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(3)	100% of the aggregate amount of cash and the Fair Market Value of property other than cash (as determined in accordance with the second succeeding paragraph) received by the Company or a Restricted Subsidiary of the Company from (A) the sale or disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made after the Issue Date and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments made after the Issue Date (other than to the extent that such Restricted Investment was made pursuant to clause (18) of the next succeeding paragraph); (B) the sale (other than to the Company and its Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary; (C) a distribution or dividend from an Unrestricted Subsidiary, to the extent that such amounts were not otherwise included in the Consolidated Net Income of the Company for such period; and (D) any Restricted Investment that was made after the Issue Date in a Person that is not a subsidiary at such time that subsequently becomes a Restricted Subsidiary of the Company; provided that such amount will not exceed the amount of the Restricted Investment initially made; plus

(4)	in the event that any Unrestricted Subsidiary of the Company designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, in each case after the date of the Indenture, the Fair Market Value of the Company’s Restricted Investment in such Subsidiary (as determined in accordance with the second succeeding paragraph) as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (18) of the next succeeding paragraph or constituted a Permitted Investment); plus

(5)	$20 million.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the immediately preceding paragraph;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests so long as the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(4)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company that is contractually subordinated to the notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)	the repurchase, retirement or other acquisition (or the declaration and payment of dividends to, or the making of loans to, any direct or indirect parent of the Company, to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary of the Company held by any future, present or former employee, director or consultant of the Company, any direct or indirect parent of the Company or any Subsidiary of the Company (or any such Person’s estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided, that the aggregate amounts paid under this clause (5) do not exceed $10.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualifying Equity Interests of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company), to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after the date of the Indenture (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company), and its Restricted Subsidiaries after the date of the Indenture, (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year);
(6)	the repurchase of Equity Interests (or the declaration and payment of any dividends to, or the making of loans to, any direct or indirect parent of the Company to finance such repurchase) (i) deemed to occur upon the exercise of stock options, warrants or other similar stock-based awards under equity plans of the Company, any of the Company’s Restricted Subsidiaries or any direct or indirect parent of the Company to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other similar stock-based awards under equity plans of the Company, any of its Restricted Subsidiaries or any direct or indirect parent of the Company, or (ii) in connection with a gross-up for tax withholding related to such Equity Interests;

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of a class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the date of the Indenture in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares or upon the purchase, redemption or acquisition of fractional shares (or the declaration and payment of any dividends to, or the making of loans to, any direct or indirect parent of the Company to finance such payment, purchase, redemption or acquisition), including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock or (iii) stock dividends, splits or combinations or business combinations;

(9)	Permitted Payments to Parent;

(10)	the making of any Restricted Payment with the proceeds of the offering of the Old Notes as described in “Use of Proceeds” in the Offering Memorandum;

(11)	purchases of receivables pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction and distributions or payments of Securitization Fees;

(12)	the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment of dividends on its common stock) in an aggregate amount of up to 6.0% per annum of the net proceeds received by the Company (or by any direct or indirect parent of the Company and contributed to the Company) from any Equity Offering of the Company or any direct or indirect parent of the Company;

(13)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the Indenture and the declaration and payment of dividends to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company, issued after the date of the Indenture; provided, however, that (a) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Designated Preferred Stock is issued, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, would have been at least 2.00 to 1.00 and (b) the aggregate amount of dividends declared and paid pursuant to this clause (13) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the Indenture;

(14)	Restricted Payments that are made with Excluded Contributions;

(15)	the payment of dividends, other distributions and other amounts by the Company to, or the making of loans to, any direct or indirect parent of the Company, in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been permanently contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company or any of its Restricted Subsidiaries incurred in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(16)

the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness that is contractually subordinated to the notes, Disqualified Stock or preferred stock of the Company and its Restricted Subsidiaries pursuant to provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the

Option of Holders—Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(17)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

(18)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed the greater of (a) $25.0 million and (b) 3.0% of Total Assets at the time of such Restricted Payment, at any one time outstanding;

(19)	any Restricted Payment made to fund amounts owed to Affiliates (including the declaration and payment of dividends to, or the making of loans to, any direct or indirect parent company of the Company to fund such payment), to the extent permitted by the covenant described under the caption “—Certain Covenants—Transactions with Affiliates;” or

(20)	payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole that complies with the terms of the Indenture, including the covenant described under “Merger, Consolidation or Sale of All or Substantially All Assets.”

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Company, and in the case of any assets or securities with a Fair Market Value in excess of $15.0 million, will be determined by the Board of Directors of the Company.

For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (20) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

Notwithstanding the foregoing provisions of this covenant, the Company will not, and will not permit any of its Restricted Subsidiaries to directly or indirectly (A) pay any cash dividend or make any cash distribution on or in respect of the Company’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Company or any direct or indirect parent of the Company, for the purpose of (x) paying any cash dividend or making any cash distribution to or (y) acquiring Capital Stock of any direct or indirect parent of the Company for cash from, in the case of either (x) or (y) any holder of the Company’s, or any direct or indirect parent of the Company’s, Capital Stock (including, without limitation, any Principal), or (B) guarantee any Indebtedness of any Affiliate of the Company for the purpose of paying any such cash dividend, making any such cash distribution or so acquiring for cash any such Capital Stock to or from any holder of the Company’s, or any direct or indirect parent of the Company’s, Capital Stock (including, without limitation, any Principal), in the case of either clause (A) or (B), by means of utilization of the cumulative Restricted Payment credit provided by the first paragraph of this covenant, or the exceptions provided by clauses (7), (13) or (18) of the second paragraph of this covenant or clauses (10), (19), (25) or (26) of the definition of “Permitted Investments”.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (i) the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary of the Company (other than BWAY or any of its Subsidiaries) may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period, and (ii) BWAY or any Restricted Subsidiary of BWAY may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for BWAY’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and any Restricted Subsidiary of the Company of Indebtedness and letters of credit and bankers’ acceptances under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (l) (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $715.0 million;

(2)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness and the issuance of the exchange notes and related guarantees pursuant to the registration rights agreement with respect to the BWAY Notes;

(3)	the incurrence by the Company of Indebtedness represented by the notes to be issued on the Issue Date or any PIK Notes issued from time to time to pay PIK Interest in accordance with the terms of the Indenture, any Note Guarantee with respect to the foregoing, and any exchange notes or exchange guarantees issued pursuant to the registration rights agreement with respect to any of the foregoing;

(4)	Indebtedness incurred by the Company or any of its Restricted Subsidiaries, including Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including such Indebtedness as lessee or guarantor), in each case, incurred for the purpose of financing all or any part of the acquisition, lease or cost of design, construction, installation or improvement of property, plant or equipment used or useful in a Permitted Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $30.0 million and (b) 3.5% of Total Assets at the time of incurrence, at any one time outstanding;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), this clause (5), (13) or (17) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any Restricted Subsidiary of the Company of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Company or any of the Company’s Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9)	the guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by the Company or any of the Company’s Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, guarantees, performance, surety, statutory, appeal, completion, export or import, indemnities, customs, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed); provided, however that upon the drawing of any letters of credit, such obligations are reimbursed within 30 days following such drawing;

(11)	the incurrence by the Company or any of the Company’s Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 10 business days;

(12)	the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount pursuant to this clause (12), including all Indebtedness of Foreign Subsidiaries incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed the greater of (a) $40.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency) or (b) 7.5% of Total Assets of all Foreign Subsidiaries at the time of such incurrence, at any one time outstanding;

(13)	(A) Indebtedness of any Person outstanding on the date such Person was acquired by the Company or a Restricted Subsidiary of the Company or was merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company or (B) Indebtedness incurred by the Company or any of the Company’s Restricted Subsidiaries in contemplation of, or in connection with, or to provide all or any part of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary of or was otherwise acquired by the Company or a Restricted Subsidiary of the Company or was merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company; provided that, on the date that such Person is acquired by the Company or a Restricted Subsidiary of the Company and after giving effect to the incurrence of such Indebtedness and the acquisition of such Person pursuant to this clause (13), (x) in the case of Indebtedness incurred by the Company or any of the Company’s Restricted Subsidiaries (other than BWAY or any of its Subsidiaries), either (a) the Company would have been able to incur $1.00 of additional Indebtedness pursuant to subclause (i) of the first paragraph of this covenant or (b) the Company’s Fixed Charge Coverage Ratio would be equal to or greater than immediately prior to such acquisition and (y) in the case of Indebtedness incurred by BWAY or any of the BWAY’s Restricted Subsidiaries, either (a) BWAY would have been able to incur $1.00 of additional Indebtedness pursuant to subclause (ii) of the first paragraph of this covenant or (b) BWAY’s Fixed Charge Coverage Ratio would be equal to or greater than immediately prior to such acquisition;

(14)	the incurrence by the Company or its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as in the principal amount of such Indebtedness does not exceed the gross proceeds (including non-cash proceeds) actually received by the Company or any Restricted Subsidiary of the Company in connection with such transactions;

(15)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(16)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of obligations to pay insurance premiums in an amount not to exceed the annual premiums in respect of such insurance premiums at any one time outstanding;

(17)	Contribution Indebtedness; provided, that (i) any Contribution Indebtedness of the Company or any of the Company’s Restricted Subsidiaries (other than BWAY or any of BWAY’s Subsidiaries) shall cease to be deemed incurred or outstanding for purposes of this clause (17) but shall be deemed incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company could have incurred such Contribution Indebtedness under subclause (i) of the first paragraph of this covenant without reliance on this clause (17) and (ii) any Contribution Indebtedness of BWAY or any of BWAY’s Restricted Subsidiaries incurred pursuant to this clause (17) shall cease to be deemed incurred or outstanding for purposes of this clause (17) but shall be deemed incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company could have incurred such Contribution Indebtedness under subclause (ii) of the first paragraph of this covenant without reliance on this clause (17) and, in either case, with respect to any Indebtedness secured by a Lien, the Secured Leverage Ratio of the Company would not exceed 4.25 to 1.0 following such redesignation;

(18)	Indebtedness of the Company or any of its Restricted Subsidiaries, the proceeds of which are applied to defease or discharge the notes in accordance with the provisions summarized under the caption “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(19)	take-or-pay obligations contained in supply arrangements entered into by the Company or a Restricted Subsidiary of the Company in the ordinary course of business;

(20)	Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(21)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company of Disqualified Stock or the issuance by any Restricted Subsidiary of preferred stock in an aggregate principal amount (or accreted value, as applicable) or liquidation value at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness or liquidation value incurred pursuant to this clause (21), not to exceed the greater of (a) $50.0 million and (b) 5% of Total Assets at the time of incurrence, at any one time outstanding; provided that (i) any Indebtedness of the Company or any of the Company’s Restricted Subsidiaries (other than BWAY or any of BWAY’s Subsidiaries) incurred pursuant to this clause (21) shall cease to be deemed incurred or outstanding for purposes of this clause (21) but shall be deemed incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company could have incurred such Indebtedness under subclause (i) of the first paragraph of this covenant without reliance on this clause (21) and (ii) any Indebtedness of BWAY or any of BWAY’s Restricted Subsidiaries incurred pursuant to this clause (21) shall cease to be deemed incurred or outstanding for purposes of this clause (21) but shall be deemed incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company could have incurred such Contribution Indebtedness under subclause (ii) of the first paragraph of this covenant without reliance on this clause (21) and, in either case, with respect to any Indebtedness secured by a Lien, the Secured Leverage Ratio of the Company would not exceed 4.25 to 1.0 following such redesignation;

(22)	Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities in a principal amount not in excess of the stated amount of such letter of credit; and

(23)	Indebtedness not to exceed $10.0 million at any one time outstanding consisting of promissory notes issued by the Company or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent companies permitted by the covenant described under “—Restricted Payments.”

The Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (23) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that Indebtedness under Credit Facilities outstanding on the date on which the notes are first issued and authenticated under the Indenture will be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of “Permitted Debt.” The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant or the covenant set forth under the caption “Certain Covenants-Liens”; provided, in each such case, that the amount thereof shall be included in Fixed Charges of the Company or BWAY, as applicable, as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary of the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness of the Company or its Restricted Subsidiaries on any asset now owned or hereafter acquired, except Permitted Liens, unless in each case:

(1)	in the case of Liens securing subordinated Indebtedness, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the notes are equally and ratably secured.

Any Lien created for the benefit of the holders of the notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings,

replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture and the notes and any exchange notes issued pursuant to the registration rights agreement;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein either (i) are not materially more restrictive than those contained in agreements governing Indebtedness in effect on the date of the Indenture, or (ii) are not materially more disadvantageous to Holders of the notes than is customary in comparable financings (as determined by the Company in good faith) and in the case of (ii) either (x) the Company determines (in good faith) that such encumbrance or restriction will not affect the Company’s ability to make principal or interest payments on the notes or (y) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness;

(4)	applicable law, rule, regulation or order;

(5)	any instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6)	customary non-assignment provisions in contracts, leases, sub-leases and licenses entered into in the ordinary course of business;

(7)	purchase money obligations, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	contracts for the sale of assets, including any agreement for the sale or other disposition of a Restricted Subsidiary or all or substantially all of the assets of such Restricted Subsidiary in compliance with the terms of the Indenture that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and Liens permitted to be incurred pursuant to the covenant described under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(14)	any Restricted Investment not prohibited by the covenant described under the caption “—Restricted Payments” and any Permitted Investment;

(15)	any encumbrance or restriction of a Securitization Entity effected in connection with a Qualified Securitization Transaction; provided, however, that such restrictions apply only to such Securitization Entity;

(16)	other Indebtedness, Disqualified Stock or preferred stock of any Restricted Subsidiary of the Company that is incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” that imposes restrictions solely on the Foreign Subsidiary party thereto or its Subsidiaries; and

(17)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) in the immediately preceding paragraph imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Company under the notes, the Indenture and the registration rights agreement pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in subclause (i) of the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have had a Fixed Charge Coverage Ratio of the Company equal to or greater than the actual Fixed Charge Coverage Ratio for the Company for such four-quarter period.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and any wholly-owned Restricted Subsidiary of the Company. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (a) any merger or consolidation of any Restricted Subsidiary with or into the Company or (b) a merger or consolidation of the Company with or into an Affiliate for the purpose of reincorporating the Company in another jurisdiction so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

All references to “Company” in this Description of Notes shall be deemed to include any successor entity that assumes all of the obligations of the Company under the notes in a transaction that complies with this covenant. Following any such assumption (except in the case of a lease), the Company or such predecessor company, as the case may be, shall be released from its obligations under the Indenture, the notes and the registration rights agreement.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $2.5 million, unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to the Company, taken as a whole, or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the trustee a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any reasonable or customary employment agreement, consulting agreement, severance agreement, employee benefit plan, compensation arrangement, officer or director indemnification agreement or any similar arrangement entered into by, or policy of, the Company or any of its Restricted Subsidiaries and payments pursuant thereto;

(2)	(a) transactions between or among the Company and/or its Restricted Subsidiaries and (b) transactions effected as part of a Qualified Securitization Transaction;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company to Affiliates of the Company;

(6)	(a) Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments” and (b) Permitted Investments;

(7)	the performance by the Company of its obligations under the Advisory Agreement, limited liability company, limited partnership or other constitutive document or security holders agreement (including any registration rights agreement or purchase agreement related thereto) or other agreements disclosed in the Offering Memorandum under the caption “Certain Relationships and Related Party Transactions,” each as in effect on the date of the Indenture, and the payment of fees and expenses not in excess of the amounts specified in, or determined pursuant to, such agreements, as in effect on the date of the Indenture; provided, however, that the existence of, or the performance by the Company of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the Indenture shall only be permitted by this clause (7) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the Indenture;

(8)	sales of Equity Interests of the Company or any direct or indirect parent of the Company to Affiliates of the Company or its Restricted Subsidiaries not otherwise prohibited by the Indenture and the granting of registration and other customary rights in connection therewith;

(9)	transactions with an Affiliate where the only consideration paid is Qualifying Equity Interests of the Company;

(10)	transactions in which the Company or any of its Restricted Subsidiaries, as the case maybe, deliver to the trustee a letter from an Independent Financial Advisor stating that such transaction (i) is fair to the Company or such Restricted Subsidiary from a financial point of view or (ii) meets the requirements of clause (1) of the preceding paragraph;

(11)	payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business;

(12)	any agreement (other than with the Principals) as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(13)	transactions with joint ventures entered into in the ordinary course of business;

(14)	any contributions to the common equity capital of the Company;

(15)	pledges of Equity Interests of Unrestricted Subsidiaries;

(16)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company, or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(17)	the entry into any tax-sharing arrangements between the Company or any of its Restricted Subsidiaries and any of their direct or indirect parents; provided, however, that any payment made by the Company or any of its Restricted Subsidiaries under such tax-sharing arrangements is, at the time made, otherwise permitted by the covenant described above under the caption “—Restricted Payments”;

(18)	transactions with customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of good or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company;

(19)	transactions between the Company and any of the Company’s Restricted Subsidiaries and any Person a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(20)	payments by the Company or any of the Company’s Restricted Subsidiaries to the Principals for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with the acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Company in good faith; and

(21)	sales of accounts receivables or other transactions affected in connection with a Securitization Transaction.

Future Guarantees

The Company will cause each Restricted Subsidiary that guarantees any Indebtedness of the Company to become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 30 days of the date on which such Restricted Subsidiary guarantees such Indebtedness.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the holders of the notes (or file with the SEC for public availability) within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, following the consummation of the Exchange Offer contemplated by the registration rights agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).

If, at any time after consummation of the Exchange Offer contemplated by the registration rights agreement, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If notwithstanding the foregoing, the SEC will not accept the Company filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company agrees that, for so long as any notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the requirements of this covenant shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the shelf registration statement (1) by the filing with the SEC of the Exchange Offer registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, or (2) by posting reports on the Company’s website, in each case within 15 days of the date that the Company would be required to file such information under this covenant, containing only the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) required to be included in the reports required by this covenant, subject to the exceptions consistent with the presentation of such financial information in the Offering Memorandum.

Notwithstanding anything herein to the contrary, at any time prior to the first anniversary of the date of the Indenture, the Company will not be deemed to have failed to comply with any of its agreements set forth under this covenant for purposes of clause (3) of the first paragraph under the caption “—Events of Default and Remedies” until 120 days after the date any report is required to be filed with the SEC (or provided to the trustee) pursuant to this covenant.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest, if any, on the notes;

(2)	default in the payment when due (at maturity, upon redemption, offer to purchase or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by the Company or any of its Restricted Subsidiaries for 60 days after notice by the trustee to the Company or by the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to the Company and the trustee to comply with any of the agreements in the Indenture (other than a default referred to in clause (1) or (2) above);

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of, or premium, if any, on any such Indebtedness at final Stated Maturity (after giving effect to any applicable grace periods) (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(5)	failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which judgments are not paid, discharged or stayed, for a period of 60 days, after the applicable judgment becomes final and non-appealable;

(6)	except as permitted by the Indenture, any Note Guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (except as contemplated by the terms hereof), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and any such Default continues for 10 days; or

(7)	certain events of bankruptcy or insolvency described in the Indenture with respect to either of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to either of the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes by notice to the Company (with a copy to the trustee if given by holders of notes) may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, and interest, if any.

In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (4) of the preceding paragraph (excluding any resulting payment default under the Indenture or the notes), the declaration of acceleration of the notes shall be automatically annulled if the holders of all Indebtedness described in clause (4) have rescinded the declaration of acceleration in respect of such Indebtedness within 20 days of the date of such declaration of acceleration of the notes, and if the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

The Indenture provides that if a Default is deemed to occur solely as a consequence of the existence of another Default (the “Initial Default”), then, at the time such Initial Default is cured, the Default that resulted solely because of that Initial Default will also be cured without any further action.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default has occurred and is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the notice, request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the notes (except nonpayment of principal, premium, if any, or interest on the notes that became due solely because of the acceleration of the notes).

The Company is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the notes, the Indenture, any Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of the Company’s Board of Directors evidenced by resolutions set forth in an officers’ certificate, elect to have all of the Company’s obligations and all obligations of any Guarantor under any Note Guarantee, if any, discharged with respect to the outstanding notes (“Legal Defeasance“) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of premium on, if any, and interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of transfer of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the Indenture, and the Company’s and the Guarantors’, if any, obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provision of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor, if any, released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under the caption “—Events of Default and Remedies” (except those relating to payments on the notes, covenants that are not subject to Covenant Defeasance or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars in an amount, non-callable Government Securities, the scheduled payments of principal of and interest thereon will be in an amount, or a combination thereof in amounts, as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and all interest, if any, accrued to such dates, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date.

(2)

in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time, as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any Guarantor is a party or by which the Company or any of the Guarantors is bound;

(6)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the notes or any Note Guarantee may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or Exchange Offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the notes or any Note Guarantee may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or Exchange Offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions relating to the dates on which the notes may be redeemed or the redemption price thereof with respect to the redemption of the notes;

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)

waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, or interest, if any, on, the notes;

(7)	modify the obligation of the Company to repurchase notes under the caption “—Repurchase at the Option of Holders,” after the date of an event giving rise to such repurchase obligation;

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9)	make any change in the preceding amendment and waiver provisions; or

(10)	make any change to or modify, the ranking of the notes in respect of right of payment that would adversely affect the holders of the notes.

Notwithstanding the preceding, without the consent of any holder of notes, the Company and the trustee may amend or supplement the Indenture or the notes or any Note Guarantee:

(1)	to cure any ambiguity, mistake, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to holders of notes in the case of a merger or consolidation or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the Company’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(6)	to conform the text of the Indenture or the notes to any provision of this Description of the Notes;

(7)	in the event that PIK Notes are issued in certificated form, to make appropriate amendments to the indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes;

(8)	to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; or

(9)	to allow any Guarantor to execute a supplemental Indenture and/or a Note Guarantee with respect to the notes in accordance with the terms of the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company or discharged from such trust, have been cancelled or delivered to the trustee for cancellation; or

(b)	all such notes have become due and payable at final maturity or by reason of the mailing of a notice of redemption or will become due and payable within one year or will be redeemed within one year under arrangements satisfactory to the trustee for the giving of a notice of redemption in the name and at the expense of the Company and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars in an amount, non-callable Government Securities, the scheduled payments of principal of and interest thereon will be in an amount, or a combination thereof in amounts, as will be sufficient (in case Government Securities have been deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such notes for principal of, premium on, if any, and interest if any, on, the notes to the date of maturity or redemption;

(2)	the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(3)	the Company has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Note Guarantees

The notes are not guaranteed by any of the Company’s Subsidiaries.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee and the Indenture pursuant to a supplemental indenture; or

(b)	the Net Proceeds of such sale or other disposition are applied, if required, in accordance with the applicable provisions of the Indenture.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sales” provisions of the Indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sales” provisions of the Indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)	upon the release or discharge of the guarantee of such Guarantor under all other Indebtedness of the Company, except a discharge or release of the guarantee by or as a result of payment under such guarantee (it being understood that if any such Guarantor is so reinstated under any of such other Indebtedness, such Guarantor’s guarantee shall also be reinstated); or

(5)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the TIA) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its rights and powers under the Indenture, to use the same degree of care in their exercise as a prudent man would exercise or use in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holder of notes, unless such holder has offered to the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, Attention: Jeffrey M. O’Connell.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided, however, that any Indebtedness of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Advisory Agreement” means the management services agreement by and among BWAY, an affiliate of Madison Dearborn and the Company, as amended, restated, modified, or replaced as of the date of the Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at November 1, 2012 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the note through November 1, 2012 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law or any preferred stock or Disqualified Stock of a Restricted Subsidiary of the Company issued in compliance with the provisions of the Indenture described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of the Company’s Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction that involves assets or Equity Interests having a Fair Market Value of less than $2.5 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4)	the sale, lease or other transfer of products, inventory, services or accounts receivable in the ordinary course of business, the discount or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof, the disposition of business not comprising the disposition of an entire line of business and any sale or other disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable or commercially reasonable to maintain or useful in any material respect, taken as a whole, in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5)	licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property;

(6)	any surrender, termination or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Certain Covenants—Liens”;

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)	leases and subleases and licenses and sublicenses by the Company or any of its Restricted Subsidiaries of real or personal property in the ordinary course of business;

(11)	any liquidation or dissolution of a Restricted Subsidiary provided that such Restricted Subsidiary’s direct parent is also either the Company or a Restricted Subsidiary of the Company and immediately becomes the owner of such Restricted Subsidiary’s assets;

(12)	transfers, sales, leases, assignments, exchanges, conveyances or other dispositions of accounts receivable in one or more transactions involving Foreign Subsidiaries of the Company not to exceed $10.0 million in any fiscal year;

(13)	any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary of the Company, including, without limitation, Sale/Leaseback Transactions permitted by the Indenture;

(14)	the granting of any option or other right to purchase, lease or otherwise acquire inventory and delinquent accounts receivable in the ordinary course of business;

(15)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(16)	any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Permitted Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $5.0 million shall be evidenced by an officer’s certificate, and (b) $15.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;

(17)	the sale, transfer, termination or other disposition of Hedging Obligations incurred in compliance with the Indenture;

(18)	sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(19)	a sale or transfer of accounts receivable and related assets of the type specified in the definition of “Securitization Transaction” (or a fractional undivided interest therein) to a Securitization Entity in a Qualified Securitization Transaction;

(20)	any trade-in of equipment by the Company or any Restricted Subsidiary of the Company in exchange for other equipment; provided that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value equal or greater than the equipment being traded in;

(21)	terminations of leases and subleases, including the lease for the Canadian leases property located at 120 Walker Drive, Brampton, Ontario, in connection with the exercise of the expansion option in the lease for the Canadian leased property located at 27 Hanson Road, Brampton, Ontario; and

(22)	the transfer, sale or other disposition resulting from any involuntary loss of title, involuntary loss or damage to or destruction of, or any condemnation or other taking of, any property or assets of the Company or any Restricted Subsidiary.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“BWAY” means BWAY Holding Company, a Delaware corporation.

“BWAY Notes” means the $205,000,000 aggregate principal amount of 10% Senior Notes due 2018 issued by BWAY.

“BWAY Notes Indenture” means the indenture governing the BWAY Notes.

“Canadian Subsidiary” means each Foreign Subsidiary incorporated or organized or resident for the purposes of the Income Tax Act (Canada) in Canada or any province or territory thereof.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the common equity capital of the Company or any Restricted Subsidiary described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	United States dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(3)	marketable general obligations issued by (a) any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state or (b) in the case of Cash Equivalents of any Canadian Subsidiary, Canada or any agency or instrumentality thereof that are guaranteed by the full faith and credit of Canada, and in each case, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(4)	securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by (a) the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) or (b) in the case of Cash Equivalents of any Canadian Subsidiary, Canada or any agency or instrumentality thereof (provided that the full faith and credit of Canada is pledged in support of those securities), and in each case, having maturities of not more than 12 months from the date of acquisition;

(5)	certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(6)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 12 months after the date of acquisition; and

(8)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Permitted Holders; or

(2)

the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) other than the Permitted Holders becomes the Beneficial

Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, measured by voting power rather than number of shares.

(3)	the Company ceases to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, 100% of the issued and outstanding Capital Stock of BWAY (or any successor thereto to the extent BWAY is consolidated into or merged with or into such Person in accordance with the terms of the Indenture), except to the extent BWAY is merged with and into the Company in accordance with the terms of the Indenture.

“Change of Control Offer” has the meaning assigned to that term in the Indenture.

“Change of Control Payment” has the meaning assigned to that term in the Indenture.

“Change of Control Payment Date” has the meaning assigned to that term in the Indenture.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period, franchise taxes and foreign withholding taxes and including an amount equal to the tax distributions actually made to the holders of the Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (3) of the definition of “Permitted Payments to Parent,” as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the consolidated depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses), to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	any other consolidated non-cash charges of such Person and its Restricted Subsidiaries for such period, to the extent that such consolidated non-cash charges were included in computing such Consolidated Net Income; provided that if any such non-cash charge represents an accrued or reserve for anticipated cash charges in future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(5)	any losses from foreign currency transactions (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(6)	any (a) salary, benefit and other direct savings resulting from workforce reductions by such Person implemented during or reasonably expected to be implemented within the 12 months following such period, (b) severance or relocation costs or expenses of such Person during such period and (c) costs and expenses incurred after the date of the Indenture related to employment of terminated employees incurred by such Person during such period; in each case to the extent that such costs and expenses were deducted in computing such Consolidated Net Income; plus

(7)	losses in respect of post-retirement benefits of such Person, as a result of the application of ASC 715, Compensation—Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(8)	(i) the amount of fees and expenses incurred by such Person pursuant to the Advisory Agreement as in effect on June 16, 2010 during such period or pursuant to any amendment, modification or supplement thereto or replacement thereof, so long as the Advisory Agreement, as so amended, modified, supplemented or replaced, taken as a whole, is otherwise permitted under “Certain Covenants—Transactions with Affiliates” and (ii) all payments of fees and expenses pursuant to any agreement with Kelso & Company, L.P. or any of its affiliates paid or accrued prior to June 16, 2010, in each case, to the extent that such fees and related expenses were deducted in computing such Consolidated Net Income; plus

(9)	any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(10)	any fees and expenses related to a Qualified Securitization Transaction, to the extent such fees and expenses are included in computing Consolidated Net Income; plus

(11)	the amount of loss on sales of receivables and related assets to a Securitization Entity in connection with a Qualified Securitization Transaction, to the extent included in computing Consolidated Net Income; minus

(12)	the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(13)	any gains from foreign currency transactions (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(14)	non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of (x) preferred stock dividends or (y) any dividend with the proceeds of the offering of the notes; provided that:

(1)	any after-tax effect of all extraordinary, nonrecurring or unusual gains or losses or income or expenses (including related to the Transactions) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees), will be excluded;

(2)	any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under the Indenture, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Transactions), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;

(3)	the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(4)	the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties;

(5)	solely for the purpose of the covenant described above under the caption “—Certain Covenants—Restricted Payments,” the net income (but not loss) of any Restricted Subsidiary (other than BWAY or any Guarantor or any guarantor under the BWAY Notes, including, for the avoidance of doubt, Holdings) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to such Person in respect of such period, to the extent not already included therein;

(6)	the cumulative effect of any change in accounting principles will be excluded;

(7)	(a) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of the Company or a Restricted Subsidiary of the Company, will be excluded;

(8)	the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of GAAP and the amortization of intangibles arising from the application of GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles—Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;

(9)	any net after-tax income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;

(10)	any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or other effects, in each case, resulting from purchase accounting in connection with the Transactions or any other acquisition prior to or following the date of the Indenture will be excluded;

(11)	an amount equal to the tax distributions actually made to the holders of the Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (3) of the definition of “Permitted Payments to Parent” will be included as though such amounts had been paid as income taxes directly by such Person for such period;

(12)	unrealized gains and losses relating to foreign currency transactions, including those relating to mark-to-market of Indebtedness resulting from the application of GAAP, including pursuant to ASC 830, Foreign Currency Matters (including any net loss or gain resulting from hedge arrangements for currency exchange risk) will be excluded;

(13)	any net gain or loss from Hedging Obligations or in connection with the early extinguishment of Hedging Obligations (including of ASC 815, Derivatives and Hedging) shall be excluded; and

(14)	accruals and reserves that are established or adjusted within 12 months after June 16, 2010 that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded.

“Continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than two times the aggregate amount of cash contributions (other than Excluded Contributions, Disqualified Stock or cash contributed by the Company or a Restricted Subsidiary of the Company) made to the common equity capital of the Company or any Restricted Subsidiary after the date of the Indenture; provided that:

(1)	if the aggregate principal amount of such Indebtedness is greater than one times such cash contribution amount, (a) the amount of such excess shall be Subordinated Indebtedness (other than Secured Indebtedness) and (b) such Contribution Indebtedness has a Stated Maturity later than the Stated Maturity of the notes; and

(2)	such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an officer’s certificate on the date of incurrence thereof.

“Credit Agreement” means that certain Credit Agreement, dated as of June 16, 2010 by and among BWAY Intermediate Company, Inc., BWAY, Deutsche Bank Trust Company Americas, as administrative agent, and the lenders, agents and other parties party thereto, providing for up to $565 million of initial borrowings (the “Credit Agreement”) and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Credit Facilities” means, (a) one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, (b) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) sold to institutional investors, or (c) instruments or agreements evidencing any other Indebtedness, in each case with banks or other institutional lenders or investors (including without limitation, any private equity fund) and, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder, restructuring lien priorities or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means preferred stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under the caption “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company, any direct or indirect parent of the Company, or the Company’s Restricted Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company or any direct or indirect parent of the Company) or (2) of Equity Interests of a direct or indirect parent of the Company (other than to the Company, a Subsidiary of the Company or any direct or indirect parent of the Company), in each case other than public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8, and any such public or private sale that constitutes an Excluded Contribution.

“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or Fair Market Value of Investment Grade Securities received by the Company after the date of the Indenture from:

(1)	contributions to its common equity capital; and

(2)	the sale (other than to the Company or to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company;

in each case designated as Excluded Contributions pursuant to an officer’s certificate, the proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under the caption “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on June 16, 2010, including the BWAY Notes.

“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities, contingent or otherwise, associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Securitization Transaction, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by the Company, as certified in an officers’ certificate delivered to the trustee) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

For purposes of making the computations referred to above, if Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) are made after the date of the Indenture and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”), then the Fixed Charge Coverage Ratio will be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such period will have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation, or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging

Obligations have a remaining term in excess of 12 months as of the Calculation Date). For purposes of this definition, interest on a Capital Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any pro forma calculations made pursuant to this definition may include adjustments appropriate, in the reasonable determination of the Company as set forth in an officers’ certificate delivered to the trustee, to reflect (1) in the case of any pro forma event, operating expense reductions and other operating improvements or synergies that have been realized or for which necessary steps have been taken or are reasonably expected to be taken within 12 months of the date of such pro forma event (calculated on a pro forma basis as though such cost saving had been realized on the first day of such period) and (2) all adjustments of the type and nature used in connection with the calculation of “EBITDA” and “Adjusted EBITDA” as set forth in the footnotes under the caption “Summary—Summary Historical and Pro Forma Consolidated Financial Data” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of OID, the interest component of all payments associated with Capital Lease Obligations, and the net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (but excluding any non-cash interest expense attributable to the market-to-market valuation of Hedging Obligations or other derivatives pursuant to GAAP) and excluding amortization or write-off of deferred financing fees and expensing of any other financing fees, including any expensing of bridge or commitment fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Company’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Securitization Transaction; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging as a result of the terms of the Indebtedness to which such consolidated interest expense applies; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	all cash dividends, whether paid or accrued, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP; minus

(4)	the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary and any direct or indirect Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture, except with respect to any reports or financial information required to be delivered pursuant to the covenant described above under the caption “—Certain Covenants—Reports,” which shall be prepared in accordance with GAAP as in effect on the date thereof. For the purposes of the Indenture, the term “consolidated,” with respect to any Person, shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Securities” has the meaning assigned to that term in the Indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture and their successors and assigns, in each case, until the Note Guarantee and such Person has been released in accordance with the provisions of the Indenture. On the date of the Indenture, there will be no Guarantors.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holdings” means BWAY Intermediate Company, Inc., a Delaware corporation.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, deferred compensation, deferred rent (other than for Capital Lease Obligations), and landlord allowances), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance of deferred and unpaid purchase price of any property or services due more than 60 days after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided that (a) contingent obligations incurred in the ordinary course of business and (b) obligations under or in respect of Securitization Transactions shall be deemed not to constitute Indebtedness. Indebtedness shall be calculated without giving effect to the effects of ASC 815, Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means the indenture governing the Old Notes and the Exchange Notes.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business, in each case of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2)	securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act;

(3)	investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are required to be classified as investments on a balance sheet prepared in accordance with GAAP in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. Notwithstanding anything in this Description of Notes to the contrary, for purposes of the covenant described above under the caption “—Certain Covenants—Restricted Payments”:

(1)

“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary of the Company, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation; minus

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means October 26, 2010.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management Investor” means any Person who is an officer or otherwise a member of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies on the Issue Date.

“Merger” means the merger of Merger Sub with and into BWAY Holding Company pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger by and among the Company, BWAY Merger Sub, Inc. and BWAY Holding Company, dated as of March 28, 2010.

“Merger Sub” means BWAY Merger Sub, Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed asset or other consideration received in any other non-cash form), net of the costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, discounts and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts applied to the repayment of principal, premium (if any) and interest on Indebtedness that is secured by the property or the assets that are the subject of such Asset Sale or that is otherwise required (other than pursuant to the fifth paragraph of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company, nor any of the Company’s Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company, or any of the Company’s Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by any Guarantor of the Company’s obligations under the Indenture and the notes, executed pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the trustee and other third parties other than the holders of the notes.

“Offering Memorandum” means the final offering memorandum dated October 21, 2010, covering the offer and sale of the Old Notes.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents; provided, that any cash and Cash Equivalents received are applied in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of the Indenture.

“Permitted Holders” mean (i) each of the Principals, (ii) any Management Investor, (iii) any Related Party of any of the foregoing persons, and (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” (x) such Persons specified in clauses (i), (ii) or (iii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group,” and (y) the Principals and their Related Parties, collectively, do not have beneficial ownership, directly or indirectly, of a lesser percentage of the Voting Stock of the Company or any of its direct or indirect parent entities than any other Person that is a member of such “group” (without giving effect to any Voting Stock that may be deemed owned by such other Person pursuant to Rule 13d-3 or 13d-5 under the Exchange Act as a result of such “group”). Any person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company (including in the notes) or in a Restricted Subsidiary of the Company;

(2)	any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets or Capital Stock solely in exchange for, or out of the proceeds of, the issuance of Equity Interests (other than Disqualified Stock) of the Company or of any direct or indirect parent of the Company;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of the Company or any Subsidiary of the Company in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9)	repurchases of the notes;

(10)	any guarantee of Indebtedness permitted to be incurred by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11)	any Investment existing on, or made pursuant to binding commitments existing on June 16, 2010 and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any investment existing on, or made pursuant to a binding commitment existing on June 16, 2010; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on June 16, 2010 or (b) as otherwise permitted under the Indenture;

(12)	Investments acquired after the date of the Indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the date of the Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)	Investments by the Company and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(14)	guaranties made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of the Company and its Subsidiaries;

(15)	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(16)	any Investment by the Company or a Restricted Subsidiary of the Company in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair

Market Value, taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (a) $35.0 million and (b) 5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided, however, that if any Investment pursuant to this clause (16) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (16) for so long as such Person continues to be a Restricted Subsidiary;

(17)	loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business;

(18)	Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)	Investments in joint ventures of the Company or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed $35.0 million, at any one time outstanding;

(20)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business;

(21)	Investments by the Company or a Restricted Subsidiary of the Company in a Securitization Entity or any Investments by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Transaction or any related Indebtedness; provided, however, that such Investment is solely in the form of a Purchase Money Note, equity interests or contribution of additional accounts receivable generated by the Company or any of its Subsidiaries;

(22)	loans and advances made by the Company or any of its Restricted Subsidiaries to officers, directors or employees of the Company or the Company’s Restricted Subsidiaries, the proceeds of which are used to purchase Equity Interests of the Company, any direct or indirect parent of the Company, or the Company’s Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

(23)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (6), (10), (11) and (13) of such covenant);

(24)	any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of the Company or any contribution to the common equity of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (24) will be excluded from clause (c)(2) of the first paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(25)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (25) that are at that time outstanding not to exceed the greater of (a) $20 million and (b) 2.5% of Total Assets at the time of such Investment, at any one time outstanding; and

(26)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (26) that are at the time outstanding not to exceed the greater of (a) $40 million and (b) 5.0% of Total Assets at the time of such Investment, at any one time outstanding.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (26) above, or is otherwise entitled to be incurred or made pursuant to the covenant contained under “—Certain Covenants—Limitation on Restricted Payments” above, the Company will be entitled to classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or under “—Certain Covenants—Limitation on Restricted Payments.”

“Permitted Liens” means:

(1)	Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that were incurred pursuant to clause (1) of the definition of “Permitted Debt”;

(2)	Liens in favor of the Company or Guarantors, if any;

(3)	Liens on assets, property or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company; provided that such Liens (a) were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and (b) do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or the surviving entity of any such merger or consolidation;

(4)	Liens on assets or on property (including Capital Stock) existing at the time of acquisition of the assets or property by the Company or any Subsidiary of the Company; provided that such Liens (a) were in existence prior to such acquisition and not incurred in contemplation of, such acquisition and (b) do not extend to any other assets of the Company or any of its Subsidiaries;

(5)	Liens, pledges or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, insurance, judgments, surety or appeal bonds, workers’ compensation obligations, performance bonds, unemployment insurance obligations, social security obligations, or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness; provided that individual financings of property or equipment provided by one lender may be cross collateralized to other financings of property or equipment provided by such lender;

(7)	Liens existing on June 16, 2010;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlord’s, workmen’s, repairmen’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)

survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the notes or any Note Guarantee and any notes issued in exchange therefor pursuant to the registration rights agreement;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount (or accreted amount, if applicable, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15)	bankers’ Liens, rights of set-off, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP;

(16)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17)	Liens on specific items of inventory or other goods and the proceeds thereof (including documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations, and claims under insurance policies relating thereto) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	grants of software and other technology licenses or sub-licenses in the ordinary course of business;

(19)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including the right of set-off or similar rights and remedies);

(21)	customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an Indenture or other agreement pursuant to which Indebtedness not prohibited by the Indenture is issued including the Indenture;

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(23)	Liens on assets or the Capital Stock of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(24)	Liens securing Hedging Obligations entered into in the ordinary course of business and not for speculative purposes; provided that such Hedging Obligations are permitted to be incurred under the Indenture;

(25)	Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under the Indenture for so long as such agreements are in effect;

(26)	other Liens with respect to obligations that do not exceed the greater of (a) $20 million and (b) 2.5% of Total Assets at the time of such incurrence, at any one time outstanding;

(27)	Liens securing Indebtedness or other Obligations of the Company or a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary of the Company permitted to be incurred in accordance with the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(28)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(29)	Liens on accounts receivable and related assets of the type specified in the definition of “Securitization Transaction” incurred in connection with a Qualified Securitization Transaction;

(30)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(31)	Liens incurred to secure any Treasury Management Arrangement incurred in the ordinary course of business;

(32)	Liens securing Indebtedness of the Company or any Restricted Subsidiary of the Company to be incurred pursuant to clauses (i) and (ii), as applicable, of the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that at the time of incurrence such Indebtedness does not exceed the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would cause the Secured Leverage Ratio of the Company to exceed 4.25 to 1.0;

(33)	Liens incurred to secure Indebtedness incurred pursuant to clause (21) of the definition of “Permitted Indebtedness;” and

(34)	Liens solely on any cash earnest money deposits made by the Company or any Restricted Subsidiary of the Company in connection with any letter of intent or purchase agreement permitted under the Indenture.

For purposes of determining compliance with this definition, (a) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (b) in the event that a Lien (or any portion thereof) meets the criteria of one or more categories of Permitted Liens described above, the Company shall, in its sole discretion, classify (or later reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

“Permitted Payments to Parent” means the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent of the Company in amounts required for any direct or indirect parent of the Company (and, in the case of clause (3) below, its direct or indirect members), to pay, in each case without duplication:

(1)

general corporate operating and overhead costs and expenses (including without limitation, expenses related to reporting obligations and any franchise taxes and other fees, taxes and expenses required to maintain their corporate existence) of any direct or indirect parent of the Company to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(2)	reasonable fees and expenses (other than to Affiliates of the Company) incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent of the Company;

(3)	with respect to any taxable year, federal, foreign, state and local income or franchise taxes (or any similar or alternative tax in lieu thereof) to the extent reasonably attributable to the ownership of or the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments with respect to any taxable year does not exceed the amount that the Company and its Restricted Subsidiaries (and, if applicable, the Company’s Unrestricted Subsidiaries) would have been required to pay in respect of such federal, foreign, state and local income or franchise taxes with respect to such taxable year were such entities paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate applicable to such taxable year;

(4)	fees and expenses owed by the Company, any direct or indirect parent of the Company, as the case may be, or the Company’s Restricted Subsidiaries to Affiliates, in each case, to the extent permitted by clause (7) under the covenant described under the caption “—Certain Covenants—Transactions with Affiliates;” and

(5)	customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent company of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) or, if greater, the committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums and defeasance costs, incurred in connection therewith);

(2)	(A) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged has a final maturity date earlier than the Stated Maturity of the notes, such Permitted Refinancing Indebtedness shall not have a Stated Maturity date earlier than the Stated Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (B) if the Indebtedness being refunded, replaced or refinanced has a Stated Maturity after the Stated Maturity of the notes, such Permitted Refinancing Indebtedness shall not have a Stated Maturity earlier than 90 days after the Stated Maturity of any notes then outstanding;

(3)	such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is not less than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)

if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

provided, however, that Permitted Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means (1) Sponsor and (2) one or more investment funds advised, managed or controlled by Sponsor and, in each case (whether individually or as a group) their Affiliates.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any of its Subsidiaries to a Securitization Entity in connection with a Qualified Securitization Transaction, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Capital Stock” in any Person means a class of Capital Stock other than Disqualified Stock.

“Qualified Equity Issuance” means an underwritten public equity offering of Qualified Capital Stock of the Company or any direct or indirect parent company of the Company (which for the avoidance of doubt shall not include Sponsor and/or any investment funds affiliated with Sponsor) pursuant to an effective registration statement under the Securities Act that yields Qualified Equity Issuance Net Proceeds to either the Company, or any direct or indirect parent company of the Company, of at least $25.0 million, whether or not, in the case of a Qualified Equity Issuance by any direct or indirect parent company of the Company, such Qualified Equity Issuance Net Proceeds are contributed to the capital of the Company, other than (x) any such public sale to an entity that is an Affiliate of the Company and (y) any public offerings registered on Form S-8.

“Qualified Equity Issuance Net Proceeds” means the aggregate cash proceeds received by the Company in respect of any Qualified Equity Issuance, net of the reasonable costs related to such Qualified Equity Issuance (including, without limitation, legal, accounting, transfer agent, printing and investment banking fees, SEC and Financial Industry Regulatory Authority filing fees, listing fees, advisory fees, and brokerage and sales commissions), and any taxes paid or payable as a result thereof.

“Qualified Securitization Transaction” means any Securitization Transaction of a Securitization Entity that meets the following conditions:

(1)	the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Entity;

(2)	all sales of accounts receivable and related assets to the Securitization Entity are made at Fair Market Value (as determined in good faith by the Company) and may include Standard Securitization Undertakings; and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

Notwithstanding anything to the contrary, for the avoidance of doubt, the grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Securitization Entity) to secure Indebtedness or other obligations under any Credit Agreement shall not be deemed a Qualified Securitization Transaction.

“Qualifying Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business and not classified as current assets under GAAP; provided, that assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary will not qualify as Related Business Assets if they consist of securities of a Person, unless upon receipt of such securities such Person becomes a Restricted Subsidiary of the Company.

“Related Party” means (a) with respect to Madison Dearborn Partners, LLC, (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC, any officer or director of the foregoing persons, or any entity controlled by any of the foregoing persons and (ii) any spouse or lineal descendant (including by adoption or stepchildren) of the officers and directors referred to in clause (a)(i); and (b) with respect to any officer of the Company or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale/Leaseback Transaction” means any arrangement relating to property now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries whereby the Company or a Restricted Subsidiary of the Company transfers such property to a Person and the Company or such Restricted Subsidiary of the Company leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between the Company’s Restricted Subsidiaries.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Leverage Ratio” means, with respect to any person, at any date the ratio of (a) the sum of the aggregate outstanding Secured Indebtedness of such person and its Restricted Subsidiaries (other than Secured Indebtedness of the type described in clause (6) of the definition of Indebtedness) as of such date of calculation (determined on a consolidated basis in accordance with GAAP) net of unrestricted cash and Cash Equivalents to (b) Consolidated EBITDA of such person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, defeases, redeems or otherwise discharges any Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The Secured Leverage Ratio shall be calculated in a manner consistent with the definition of the “Fixed Charge Coverage Ratio,” including any pro forma calculations to EBITDA (including for acquisitions).

“Securitization Entity” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction with the Company in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable and related assets) which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Company or any of its Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Company or any of its Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any of its Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3)	to which neither the Company nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation by the Board of Directors of the Company shall be evidenced to the trustee by filing with the trustee a certified copy of the resolutions of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries in connection with, a Qualified Securitization Transaction.

“Securitization Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Securitization Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which the Company, such Restricted Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity, the Company or any of its Restricted Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries which arose in the ordinary course of business of the Company or such Restricted Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Sponsor” means Madison Dearborn Partners, LLC and its Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any of its Subsidiaries which the Company have determined in good faith to be customary in a Securitization Transaction including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries.

“Transactions” means the Merger, including the payment of the merger consideration in connection therewith, the investment by the Principals, members of management and other co-investors, the issuance of the notes and the execution of, and borrowings on the Issue Date under the Credit Facilities, in each case as in effect on the Issue Date, the pledge and security arrangements in connection with the foregoing, the refinancing of certain Indebtedness in connection with the foregoing (including the Company’s purchase of 2014 Notes in connection with the related tender offer) and the related transactions described in the Offering Memorandum, in particular as described under the section thereof entitled “The Transactions.”

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2012; provided, however, that if the period from the redemption date to November 1, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Company or such Restricted Subsidiary than those that might have been obtained at the time of any such agreement, contract, arrangement or understanding than those that could have been obtained from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation by the Board of Directors of the Company shall be evidenced to the trustee by filing with the trustee a certified copy of the resolutions of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as described below, the Exchange Notes will be initially represented by one or more global bonds (“Global Bonds”) in fully registered form without interest coupons. The Global Bonds will be deposited with the Trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Exchange Notes for all purposes under the Indenture. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of Global Bonds, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Bonds to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the Global Bonds will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Bonds will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders of Exchange Notes may hold their interests in the Global Bonds directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Bonds for all purposes under the Indenture. No beneficial owner of an interest in the Global Bonds will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture.

Payments of the principal of, premium (if any) and interest on the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any), or interest on the Global Bonds, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Bonds held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.

So long as DTC or its nominee is the registered owner or holder of such Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Bonds for the purposes of receiving payment on the Exchange Notes, receiving notices and for all other purposes under the Indenture and the Exchange Notes. Beneficial interests in the Global Bonds will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Bond will not be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered the holders of such Global Bond for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of Exchange Notes under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders of Exchange Notes or that an owner of a beneficial interest in a Global Bond desires to give or take any action that a holder of Exchange Notes is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.

DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose account the DTC interests in the Global Bonds are credited and only in respect of such portion of the aggregate principal amounts of Exchange Notes as to which such participant or participants has or have been given such direction.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Bonds among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of Old Notes for Exchange Notes in the Exchange Offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Old Notes who hold the Old Notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•

tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the Code, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of tendering Old Notes

The exchange of your Old Notes for Exchange Notes in the Exchange Offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the Exchange Offer should have no United States federal income tax consequences to you if you exchange your Old Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Old Notes.

The preceding discussion of certain United States federal income tax considerations of the Exchange Offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Old Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date. In addition, until (90 days after the date of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the Exchange Notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An “underwriter” within the meaning of the Securities Act includes:

•	any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer; or

•	any broker or dealer that participates in a distribution of such Exchange Notes.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the Exchange Offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the Exchange Offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in the Exchange Offer. The holders of Old Notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their Old Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the Exchange Notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

The validity of the Exchange Notes, the related guarantees and other legal matters, including the tax-free nature of the exchange will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Madison Dearborn and some of its affiliates in connection with various legal matters. Some of the partners of Kirkland & Ellis LLP are partners in a partnership that is an investor in one or more of the investment funds affiliated with Madison Dearborn.

EXPERTS

The consolidated financial statements of BWAY Parent Company, Inc. and its subsidiaries as of September 30, 2010 (Successor) and September 27, 2009 (Predecessor), and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from June 16, 2010 to September 30, 2010 (Successor), for the period from September 28, 2009 to June 15, 2010 and for the years ended September 27, 2009 and September 28, 2008 (Predecessor), included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report thereon appearing elsewhere in this prospectus. Such consolidated financial statements and consolidated financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed reports and other information with the SEC. Copies of our reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports and other information regarding us. The address of the SEC website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

Any person to whom this prospectus is delivered may request copies of this prospectus, the notes, the Indenture or certain other agreements that we have entered or will enter into in connection with the Exchange Offer, without charge, by written or telephonic request directed to BWAY Parent Company, Inc., Attn: Investor Relations, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350-2237, Telephone (770) 645-4800, on the Investors page of our corporate website at http://www.bwaycorp.com.

Index to Financial Statements

Page
BWAY Parent Company, Inc.
(and BWAY Holding Company “Predecessor”)

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2011 (Successor) and September 27, 2009 (Predecessor)	F-2
Unaudited Condensed Consolidated Statements of Operations for six months ended March 31, 2011 (Successor) and March 31, 2010 (Predecessor)	F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 2011 (Successor) and March 31, 2010 (Predecessor)	F-4
Notes to Unaudited Condensed Consolidated Financial Statements	F-5

BWAY Parent Company, Inc. and Predecessor

AUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-27
Consolidated Balance Sheets as of September 30, 2010 (Successor) and September 27, 2009 (Predecessor)	F-28

Consolidated Statements of Operations for the period from June 16, 2010 to September 30, 2010 (Successor) and for the period from September 29, 2009 to June 15, 2010 and for the years ended September 27, 2009 and September 28, 2008 (Predecessor)

F-29

Consolidated Statements of Stockholders’ Equity for the period from June 16, 2010 to September 30, 2010 (Successor) and for the period from September 29, 2009 to June 15, 2010 and for the years ended September 27, 2009 and September 28, 2008 (Predecessor)

F-30

Consolidated Statements of Cash Flows for the period from June 16, 2010 to September 30, 2010 (Successor) and for the period from September 29, 2009 to June 15, 2010 and for the years ended September 27, 2009 and September 28, 2008 (Predecessor)

F-31
Notes to Consolidated Financial Statements	F-32

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

BWAY Parent Company, Inc. and Subsidiaries

($ in millions, except par value)	March 31, 2011	September 30, 2010
Assets
Current assets
Cash and cash equivalents	$5.8	$101.3
Accounts receivable, net of allowance for doubtful accounts of $0.6 and $0.5	156.5	121.0
Inventories, net	144.9	106.1
Other current assets	35.6	26.5

Total current assets	342.8	354.9

Property, plant and equipment, net	183.1	163.7
Goodwill	432.8	407.4
Other intangible assets, net	405.0	405.9
Other assets	38.4	31.1

Total assets	$1,402.1	$1,363.0

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$139.0	$133.1
Other current liabilities	45.4	54.0
Current portion of long-term debt	5.1	4.9

Total current liabilities	189.5	192.0

Long-term debt	861.7	683.8
Deferred tax liabilities	167.4	158.4
Other liabilities	53.3	47.2

Total liabilities	1,271.9	1,081.4

Commitments and contingencies (Note 13)

Stockholders’ equity
Common stock, $0.01 par value, 40,000,000 shares authorized; 29,370,665 and 29,375,165, shares issued and outstanding	0.3	0.3
Additional paid-in capital	156.1	293.8
Retained deficit	(26.1)	(11.2)
Accumulated other comprehensive loss	(0.1)	(1.3)

Total stockholders’ equity	130.2	281.6

Total liabilities and stockholders’ equity	$1,402.1	$1,363.0

The accompanying notes are an integral part of the condensed consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

BWAY Parent Company, Inc. and Subsidiaries

	Six Months Ended
	Successor	Predecessor
($ in millions)	March 31, 2011	March 31, 2010
Net sales	$543.0	$467.0

Costs and expenses
Cost of products sold (excluding depreciation and amortization)	475.9	394.8
Depreciation and amortization	43.7	26.8
Selling and administrative	10.4	10.7
Restructuring	0.8	2.7
Interest, net	35.4	17.7
Merger transaction costs	—	5.0
Business acquisition costs	0.6	0.5
Other	—	0.8

Total costs and expenses	566.8	459.0

(Loss) income before income taxes	(23.8)	8.0
Provision for (benefit from) income taxes	(8.9)	2.8

Net (loss) income	$(14.9)	$5.2

The accompanying notes are an integral part of the condensed consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

BWAY Parent Company, Inc. and Subsidiaries

	Six Months Ended
	Successor	Predecessor
($ in millions)	March 31, 2011	March 31, 2010
Cash Flows from Operating Activities
Net (loss) income	$(14.9)	$5.2
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation	20.5	18.9
Amortization of other intangible assets	23.2	7.9
Amortization of debt issuance costs	2.5	1.1
Accretion of debt discount	0.7	2.2
Debt issuance costs not capitalized	0.4	—
Gain on disposition of property, plant and equipment	—	(0.1)
Deferred income taxes	0.9	—
Stock-based compensation expense	0.7	0.4
Change in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(23.7)	(25.9)
Inventories	(14.7)	(17.1)
Accounts payable	(4.6)	24.0
Other assets	(1.9)	(2.2)
Accrued and other liabilities	(5.7)	(5.0)
Income taxes, net	(6.1)	(9.8)

Net cash used in operating activities	(22.7)	(0.4)

Cash Flows from Investing Activities
Capital expenditures	(18.5)	(12.4)
Business acquisitions, net of cash acquired	(47.1)	(32.3)
Other	—	0.2

Net cash used in investing activities	(65.6)	(44.5)

Cash Flows from Financing Activities
Proceeds from issuance of PIK Notes	145.5	—
Payment of dividend to stockholders	(138.4)	—
Proceeds from additional credit facility borrowings	24.9	—
Repayment of credit facility borrowings	(2.5)	(6.6)
Proceeds from revolving credit facility borrowings	63.5	—
Repayment of revolving credit facility borrowings	(54.0)	—
Repayment of acquired debt related to business acquisitions	(33.2)	—
Increase in unpresented bank drafts in excess of cash available for offset	0.7	—
Principal repayments under capital lease obligations	(0.7)	(0.3)
Proceeds from stock option exercises	—	1.6
Excess tax benefit related to share-based payments	—	0.2
Payment of debt issuance costs	(10.9)	—

Net cash used in financing activities	(5.1)	(5.1)

Effect of exchange rate changes on cash and cash equivalents	(2.1)	0.6

Net decrease in cash and cash equivalents	(95.5)	(49.4)
Cash and cash equivalents, beginning of period	101.3	88.7

Cash and cash equivalents, end of period	$5.8	$39.3

The accompanying notes are an integral part of the condensed consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BWAY Parent Company, Inc. and Subsidiaries

1.	GENERAL

Principles of Consolidation and Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of BWAY Parent Company, Inc. (“BWAY Parent” or “Successor”) include the accounts of BWAY Intermediate Company, Inc. (“BWAY Intermediate”) and BWAY Holding Company (“BWAY Holding” or “Predecessor”) and its direct and indirect subsidiaries, each 100% owned. BWAY Holding is a 100% owned subsidiary of BWAY Intermediate, which is a 100% owned subsidiary of BWAY Parent. In these notes, unless the context specifies otherwise, we refer to BWAY Parent and its direct and indirect subsidiaries collectively, notwithstanding any designation as Predecessor or Successor, as “the Company,” “we,” “us” or “our.”

BWAY Parent is owned by investment entities (“MDP Investment Funds”) affiliated with Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago, Illinois (“MDP”), and certain members of BWAY Holding’s management (“Management Investors”). Effective June 16, 2010, BWAY Parent acquired BWAY Holding through the merger of Picasso Merger Sub, Inc. (“Merger Sub”), a 100% owned subsidiary of BWAY Intermediate, with and into BWAY Holding, which is the surviving corporation, pursuant to an agreement and plan of merger dated March 28, 2010 (the “Merger”). We sometimes refer to the Merger and related transactions as the “Transactions.” BWAY Parent, BWAY Intermediate and Merger Sub were formed solely to complete the Merger. See Note 3, “Acquisition of BWAY Holding Company” of Notes to Consolidated Financial Statements included elsewhere in this prospectus.

The Transactions were accounted for as a business combination in accordance with applicable guidance, whereby the purchase price paid to effect the Transactions was allocated to record acquired assets and assumed liabilities at fair value as of the acquisition date. At March 31, 2011, the measurement period had not concluded and the purchase price allocation is subject to change in certain circumstances.

The unaudited condensed consolidated financial statements and these notes should be read in conjunction with our audited consolidated financial statements as of and for the fiscal year ended September 30, 2010 included elsewhere in this prospectus. The unaudited condensed consolidated financial statements include all normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Certain information and footnote disclosures, including critical and significant accounting policies, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.

Our fiscal year ends on September 30. Results of operations and cash flows for interim periods presented in the unaudited condensed consolidated financial statements are not necessarily indicative of results of operations and cash flows for the full fiscal year.

In these notes, we refer to our fiscal periods when we reference or discuss a year or quarter, unless otherwise indicated.

Business and Segment Information

BWAY Parent, BWAY Intermediate and BWAY Holding are holding companies that do not have independent operations. BWAY Corporation (“BWAY”), the operating subsidiary of BWAY Holding, and its subsidiaries manufacture and distribute metal and rigid plastic containers primarily to manufacturers of industrial and consumer products for use as packaging. We have operations in the United States, Puerto Rico and Canada, and we sell primarily to customers located in these geographic markets. We report our operations in two business segments: metal packaging and plastic packaging (see Note 14, “Business Segments”).

Recently Issued Accounting Standards

There have been no developments to recently issued accounting standards not yet adopted, including the expected dates of adoption and estimated effects on our consolidated financial statements, from those disclosed in Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Related Party Transactions

BWAY Intermediate is party to a management services agreement with affiliates of MDP. The management services agreement is further described in Note 16, “Related Party Transactions,” of Notes to Consolidated Financial Statements included elsewhere in this prospectus. Pursuant to the agreement, the MDP affiliates may receive a transaction fee in connection with the consummation of certain corporate transactions as well as reimbursement for out-of-pocket expenses. In 2011, BWAY Parent paid affiliates of MDP $1.5 million related to the issuance of the PIK Notes (as defined and further described in Note 8, “Long-Term Debt”). The transaction fee was paid using proceeds from the issuance of the PIK Notes and is included in other expense in the condensed consolidated statements of operations.

Subsequent Event

On May 2, 2011, BWAY Parent issued $8.4 million of PIK Notes as PIK Interest (as defined and further described in Note 8, “Long-Term Debt”) for interest accrued on the PIK Notes through April 30, 2011.

2.	RECENT ACQUISITIONS

See “Business Combinations” under Note 2, “Summary of Significant Accounting Policies” of Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Financial information related to the following acquisitions is included in these condensed consolidated financial statements from the applicable acquisition date.

Phoenix Container

On December 20, 2010, we acquired Phoenix Container, Inc. (“Phoenix Container”) in a stock purchase transaction for $39.5 million in cash, which was net of cash acquired and which was funded with available cash on hand and borrowings under our credit facility. The amount includes $6.1 million of assumed debt, which was outstanding immediately preceding the acquisition and which we repaid at closing. Phoenix Container, headquartered in North Brunswick, New Jersey, manufactures a wide range of steel pails used for packaging industrial and consumer products. We believe that this acquisition will provide several strategic and financial benefits to us and it is consistent with our acquisition strategy. Phoenix Container is included in our metal packaging segment.

We have recorded the acquired net assets at fair value in accordance with applicable accounting guidance. Our initial purchase price allocation was incomplete for certain items at December 31, 2010. We revised our estimate of fair value for those items and adjusted our purchase price allocation during the quarter ended March 31, 2011. The adjustment resulted in a $2.6 million increase in property, plant and equipment, a $7.0 million increase in intangible assets subject to amortization, a $4.2 million increase in deferred tax liabilities and a $5.4 million decrease in goodwill. The impact of the adjustment on previously recognized depreciation and amortization was immaterial. The allocation period for the acquisition remains open.

We allocated goodwill and intangible assets subject to amortization of Phoenix Container to the metal packaging segment. See Note 7, “Goodwill and Other Intangible Assets”. Goodwill related to this acquisition consists largely of synergies and economies of scale expected from the integration of the acquired business into our existing operations. The goodwill recognized is not deductible for U.S. income tax purposes. We have estimated the useful life of trade names and customer relationships at 3 years and 14 years, respectively.

Plastican

On October 8, 2010, we acquired Plastican, Inc. (“Plastican”) in a stock purchase transaction for $40.8 million in cash, which was funded with available cash on hand, and includes $27.1 million of assumed debt, which was outstanding immediately preceding the acquisition and which we repaid at closing. Plastican, headquartered in Leominster, Massachusetts, is a manufacturer of highly engineered rigid plastic packaging, covers and gaskets. We believe that this acquisition will provide several strategic and financial benefits to us and it is consistent with our acquisition strategy. Plastican is included in our plastic packaging segment.

We have recorded the acquired net assets at fair value in accordance with applicable accounting guidance. Our initial purchase price allocation for this acquisition was incomplete for certain items at December 31, 2010. We revised our estimate of fair value for those items and adjusted our purchase price allocation during the quarter ended March 31, 2011. The adjustment resulted in a $0.2 million increase in current assets, a $2.0 million increase in intangible assets subject to amortization and a $2.2 million decrease in goodwill. The impact of the adjustment on previously recognized amortization was immaterial. The allocation period for the acquisition remains open.

We allocated goodwill and intangible assets subject to amortization of Plastican to the plastic packaging segment. See Note 7, “Goodwill and Other Intangible Assets.” Goodwill related to this acquisition consists largely of synergies and economies of scale expected from the integration of the acquired businesses into our existing operations. For U.S. income tax purposes, the acquisition is being treated as an asset purchase and, as such, goodwill recognized is deductible for U.S. income tax purposes. We have estimated the useful life of trade names and customer relationships at 3 years and 8 years, respectively.

The following table summarizes our purchase price allocations related to the above acquisitions:

($ in millions)	Phoenix Container	Plastican
Purchase Price Allocation
Current assets	$10.1	$27.6
Property, plant and equipment	8.3	16.1
Intangible assets subject to amortization (customer relationships and trade names)	17.9	3.9
Goodwill	14.7	5.2

Total assets acquired	51.0	52.8
Current liabilities assumed	(3.7)	(12.0)
Deferred tax liabilities	(7.3)	—

	40.0	40.8
Less: cash acquired	(0.5)	—

Purchase price, net of cash acquired	39.5	40.8
Debt assumed and repaid at closing	(6.1)	(27.1)

Purchase price, net of cash acquired and debt assumed and repaid at closing	$33.4	$13.7

Supplemental Pro Forma Information

In the table below, we have presented unaudited supplemental pro forma information related to revenue and earnings of the Company on a combined basis for the Phoenix Container and Plastican acquisitions for the six months ended March 31, 2011 and March 31, 2010 as if the acquisitions had occurred at the beginning of 2010, or October 1, 2009. The information is not intended to represent or be indicative of our revenue or earnings that would have been reported had the acquisitions actually occurred at the beginning of 2010 and should not be taken as indicative of our future consolidated results of operations.

	Six Months Ended
($ in millions)	March 31, 2011	March 31, 2010
Supplemental pro forma information
Net sales	$554.2	$526.8
Net (loss) income	$(16.2)	$3.1

The pro forma information includes items that (1) are directly attributable to the businesses acquired, (2) have a continuing impact on our operations and (3) are factually supportable. Pro forma adjustments primarily relate to an increase in depreciation and amortization expense related to amortizable intangible assets recorded in purchase accounting and the income tax impact recorded at the statutory tax rate. The information for the period ended March 31, 2010 was prepared using the historical data of Predecessor and does not reflect the Merger or related transactions as if they had occurred at the beginning of that period.

3.	SUPPLEMENTAL CASH FLOW DISCLOSURES

The following information supplements the unaudited condensed consolidated statements of cash flows for the six months ended March 31, 2011 and March 31, 2010:

	Six Months Ended
	Successor	Predecessor
($ in millions)	March 31, 2011	March 31, 2010
Net cash paid (refunded) during the period for:
Interest	$27.6	$15.8
Income taxes	(3.5)	12.2

Business acquisitions
Fair value of assets acquired	$103.3	$32.9
Fair value of liabilities assumed, including debt repaid at closing	(56.2)	(0.6)

Cash paid for business acquisitions	47.1	32.3

Non-cash investing and financing activities
Amounts owed for capital expenditures	$0.9	$1.4
Assets acquired through capital lease	$0.5	$0.8

4.	INVENTORIES

The components of inventories as of March 31, 2011 and September 30, 2010 were:

($ in millions)	March 31, 2011	September 30, 2010
Raw materials	$50.3	$24.7
Work-in-progress	48.4	45.5
Finished goods	46.2	35.9

Total inventories	$144.9	$106.1

5.	OTHER CURRENT ASSETS AND LIABILITIES

The components of other current assets and other current liabilities as of March 31, 2011 and September 30, 2010 were:

($ in millions)	March 31, 2011	September 30, 2010
Other current assets
Income taxes receivable	$16.9	$10.4
Deferred tax assets	9.6	9.0
Other	9.1	7.1

Total other current assets	$35.6	$26.5

Other current liabilities
Accrued salaries and wages	$12.5	$14.9
Accrued interest	8.5	11.2
Accrued rebates	6.5	7.7
Self insurance	7.6	7.2
Other	10.3	13.0

Total other current liabilities	$45.4	$54.0

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS

We follow the applicable accounting guidance related to fair value measurements and disclosures. The applicable guidance defines fair value and provides a consistent framework for measuring fair value, including financial statement disclosure requirements. As specified in the guidance, valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect market assumptions. These inputs are classified into the following hierarchy:

Level 1 Inputs	—	Quoted prices for identical instruments in active markets.

Level 2 Inputs	—	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs	—	Instruments with primarily unobservable value drivers.

Financial Instruments Measured at Fair Value

The following table represents the fair value hierarchy for those financial instruments measured at fair value on a recurring basis at March 31, 2011 and September 30, 2010.

($ in millions)	Level 1	Level 2	Level 3	Total
March 31, 2011
Liabilities
Interest rate swap arrangement	$—	$0.2	$—	$0.2

September 30, 2010
Liabilities
Interest rate swap arrangement	$—	$0.2	$—	$0.2

We use an income approach to value the liability for the interest rate swap arrangement using a discounted cash flow model that takes into account the present value of future cash flows under the terms of the contract using market information as of the reporting date, such as the three-month LIBOR curve, and the creditworthiness of the Company and its counterparties.

Financial Instruments Not Measured at Fair Value

Other than as described above, we do not measure any other financial instruments at fair value on a recurring basis. Other than the fair value of our long-term debt, which is presented in the following tables, we believe the carrying value of financial instruments at March 31, 2011 and September 30, 2010 approximated fair value of those financial instruments. We estimated fair value of our long-term debt based on quoted market prices in the secondary credit market.

Estimated fair value of long-term debt:

($ in millions)	Carrying Value	Estimated Fair Value
March 31, 2011
10.125%/10.875% PIK toggle notes due November 2015, gross of debt discount	$150.0	$153.0
10% senior notes due June 2018, gross of debt discount	205.0	221.4
Variable rate term loan, U.S. dollar denominated, maturing February 2018, gross of debt discount	511.2	513.8
Variable rate revolving credit facility, U.S. dollar denominated, maturing February 2016	9.5	9.4

	875.7	$897.6

Unamortized debt discount	(8.9)

Total long-term debt	$866.8

September 30, 2010
10% senior notes due June 2018, gross of debt discount	$205.0	$221.9
Variable rate term loan, U.S. dollar denominated, maturing February 2018	488.8	490.0

	693.8	$711.9

Unamortized debt discount	(5.1)

Total long-term debt	$688.7

7.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The change in goodwill for the six months ended March 31, 2011 by reportable segment was:

($ in millions)	Metal Packaging	Plastic Packaging	Total
Balance, September 30, 2010	$137.2	$270.2	$407.4
Acquired (1)	14.7	5.2	19.9
Adjustments (2)	3.5	—	3.5
Currency translation adjustment	—	2.0	2.0

Balance, March 31, 2011	$155.4	$277.4	$432.8

(1)	See Note 2, “Recent Acquisitions.”
(2)	Represents an adjustment to the purchase price allocation during the measurement period related to the Merger. The adjustment resulted in an increase in deferred tax liabilities.

In the Merger, we recorded goodwill at fair value for each of our reporting units. At September 30, 2010, the carrying value of goodwill for each reporting unit closely approximated fair value. Either reporting unit may be at risk of failing step one of the impairment test if fair value is not substantially in excess of carrying value as of our next impairment test. Whether or not fair value is “substantially” in excess of carrying value is a judgment based on the facts and circumstances including, but not limited to, the level of uncertainty associated with the methods and assumptions used for impairment testing. In the event of an economic downturn in the short-term, we could be exposed to an impairment related to goodwill.

Other Intangible Assets

The components of other intangible assets at March 31, 2011 and September 30, 2010 were:

($ in millions)	Weighted- Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net
March 31, 2011
Finite-lived intangible assets
Customer relationships	12.9	$388.9	$(30.4)	$358.5
Trade names	10.2	49.6	(3.5)	46.1
Favorable lease agreements	4.5	0.5	(0.1)	0.4

Total other intangible assets		$439.0	$(34.0)	$405.0

September 30, 2010
Finite-lived intangible assets
Customer relationships	12.8	$367.7	$(9.9)	$357.8
Trade names	10.3	48.8	(1.1)	47.7
Favorable lease agreements	4.5	0.5	(0.1)	0.4

Total other intangible assets		$417.0	$(11.1)	$405.9

The gross carrying amount of other intangible assets increased in 2011 due to certain acquired other intangible assets. See Note 2 “Recent Acquisitions.”

Expected Future Amortization Expense

Expected future amortization expense related to other intangible assets at March 31, 2011 was:

($ in millions)	Amortization Expense
Fiscal year
2011 (remainder)	$23.7
2012	45.8
2013	43.5
2014	41.4
2015	39.2
Thereafter	211.4

Total expected future amortization expense	$405.0

8.	LONG-TERM DEBT

Outstanding Long-Term Debt

Long-term debt outstanding at March 31, 2011 and September 30, 2010 consisted of:

($ in millions)	March 31, 2011	September 30, 2010
Long-term debt
10.125%/10.875% PIK toggle notes due November 2015	$150.0	$—
10% senior notes due June 2018	205.0	205.0
Variable rate term loan, U.S. dollar denominated, maturing February 2018 (1)	511.2	488.8
Variable rate revolving credit facility, U.S. dollar denominated, maturing February 2016 (1)	9.5	—

	875.7	693.8
Unamortized debt discount	(8.9)	(5.1)

Total long-term debt	866.8	688.7
Less current portion of long-term debt	(5.1)	(4.9)

Long-term debt, net of current portion	$861.7	$683.8

(1)	The credit agreement was amended in February 2011 whereby the maturity dates were extended. At September 30, 2010, the term loan and revolving credit facility were scheduled to mature in June 2017 and June 2015, respectively.

The weighted-average interest rate on variable rate credit facility borrowings at March 31, 2011 and September 30, 2010 was 4.5% and 5.5%, respectively.

Current Portion of Long-Term Debt

The current portion of long-term debt at March 31, 2011 and September 30, 2010 included scheduled annual repayments of approximately $5.1 million and $4.9 million, respectively, payable on a quarterly basis.

The credit agreement contains a provision whereby we may be required to make an “excess cash flow” payment in the quarter following the end of our fiscal year. Our first test period for excess cash flow is for the period from

June 16, 2010 to September 30, 2011. We estimate that an excess cash flow payment will not be required for the period ending September 30, 2011, and, as such, no amount has been included in the current portion of long-term debt at March 31, 2011.

Scheduled Maturities of Long-Term Debt

Scheduled maturities of long-term debt at March 31, 2011 were:

($ in millions)
Fiscal year
2011 (remainder)	$2.6
2012	5.1
2013	5.1
2014	5.1
2015	5.2
Thereafter	852.6

Total scheduled maturities of long-term debt	$875.7

PIK Toggle Notes

On October 26, 2010, BWAY Parent completed a private placement offering of $150.0 million aggregate principal amount of 10.125%/10.875% senior PIK toggle notes due 2015 (the “PIK Notes”). The notes priced at a discount to par of 97.0%. Interest accrues on the PIK Notes at the rate of 10.125% per annum in the case of Cash Interest (as defined below) and 10.875% per annum in the case of PIK Interest (as defined below), and is payable semi-annually in arrears on November 1 and May 1 through maturity. The first interest payment date is May 2, 2011. The notes mature November 1, 2015. We will recognize original issue discount (“OID”) of $4.5 million as interest expense over the term of the debt using an effective yield method.

We used a portion of the net proceeds from the PIK Notes to pay a dividend to shareholders of $4.71 per share, or approximately $138.4 million, to pay an underwriting fee of approximately $3.8 million and to pay a transaction fee to MDP of $1.5 million.

The PIK Notes are obligations of BWAY Parent and are not guaranteed by any of its subsidiaries. The notes were issued pursuant to an indenture dated as of October 26, 2010 between BWAY Parent and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “PIK Trustee”), (the “PIK Indenture”).

Interest will be payable, at the election of BWAY Parent (made by delivering a notice to the PIK Trustee prior to the beginning of each interest period), (1) entirely in cash (“Cash Interest”), (2) by increasing the principal amount of the outstanding notes or by issuing PIK Notes (“PIK Interest”) or (3) 50% as Cash Interest and 50% as PIK Interest. For the interest period from October 26, 2010 to May 1, 2011, BWAY Parent is required to pay PIK Interest and, as such, we have accrued interest on the notes through March 31, 2011 at the toggle rate of 10.875%. We have recognized accrued interest related to these notes in other long-term liabilities in the condensed consolidated balance sheet. PIK Notes issued as PIK Interest are due at maturity and begin to accrue interest from the date they are issued.

In order to pay Cash Interest, BWAY Parent, as a holding company without independent operations, would generally require dividends or loans from its subsidiaries. The payment of dividends or the loan of monies from BWAY Intermediate or its subsidiaries to BWAY Parent is limited or otherwise prohibited by our debt agreements. As such, we expect to meet our interest obligations under the PIK Notes through the issuance of additional notes as PIK Interest.

The PIK Indenture provides that the notes are general unsecured obligations of BWAY Parent and will not be guaranteed by BWAY Intermediate or any of its current or future subsidiaries. BWAY Parent may redeem the notes at its option, in whole or part, at any time prior to November 1, 2012, by paying a make-whole premium on the notes redeemed plus accrued and unpaid interest to the redemption date. BWAY Parent may redeem the notes, in whole or in part, on or after November 1, 2012, at the redemption prices set forth in the PIK Indenture. Certain equity offerings will be triggering events which will require BWAY Parent to use the proceeds of the offering to offer to repurchase notes at a redemption price at 105% of the principal amount of the notes at any time prior to November 1, 2012 and at the redemption prices set forth in the PIK Indenture at any time on or after November 1, 2012, in each case, plus accrued and unpaid interest, if any, to the repurchase date.

We incurred costs of approximately $4.5 million associated with the issuance of the PIK Notes. The amount included an underwriting fee of approximately $3.8 million. We capitalized the costs, which are included in other assets in the condensed consolidated balance sheet and are being amortized to interest expense over the term of the notes.

Registration Rights Agreement

In connection with the issuance of the PIK Notes, BWAY Parent and the initial purchasers of the PIK Notes entered into a registration rights agreement, dated October 26, 2010 (the “PIK Registration Rights Agreement”). Under the PIK Registration Rights Agreement, BWAY Parent is obligated to file and use its reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the PIK Notes for notes publicly registered with the Securities and Exchange Commission (the “SEC”) with substantially identical terms as the PIK Notes. The PIK Registration Rights Agreement provides that upon the occurrence of certain events, BWAY Parent will file with the SEC, and use its reasonable best efforts to cause to become effective, a shelf registration statement relating to resales of the notes and to keep effective such shelf registration statement for the applicable period of time described under the PIK Registration Rights Agreement. Pursuant to the PIK Registration Rights Agreement, BWAY Parent will be obligated to pay additional interest on the notes in certain circumstances, including if it has not exchanged publicly registered notes for all notes validly tendered in accordance with the terms of an exchange offer on or prior to October 26, 2011. The annual interest on the PIK Notes as a result of BWAY Parent’s failure to satisfy certain of its registration obligations under the PIK Registration Rights Agreement will increase by 0.25% per annum and by an additional 0.25% per annum for each subsequent 90-day period during which the related registration default continues, up to a maximum additional interest rate of 1.00% per annum.

At March 31, 2011, we were in compliance with applicable financial covenants related to the PIK Notes.

Senior Notes

In connection with the Merger, Merger Sub completed a private placement offering of approximately $205.0 million aggregate principal amount of 10% senior notes due 2018 (the “2018 Notes”) which priced at a discount to par of 98.658%. Interest on the 2018 Notes is payable semi-annually in arrears on June 15 and December 15 through maturity. The 2018 Notes mature June 15, 2018. We will recognize OID of $2.8 million as interest expense over the term of the debt using an effective yield method.

We used the net proceeds from the 2018 Notes to finance, in part, the consideration paid in the Merger, to refinance Predecessor’s existing indebtedness and to pay certain fees and expenses.

Immediately following the Merger, BWAY Intermediate, BWAY Holding and certain of BWAY Holding’s subsidiaries (collectively, the “BWAY Guarantors”) entered into a supplemental indenture, with The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) to an indenture, dated as of June 16, 2010, by and among BWAY Intermediate, Merger Sub and the Trustee (as supplemented, the “Indenture”), pursuant to which BWAY Holding assumed Merger Sub’s obligations under the 2018 Notes and the Indenture and BWAY Intermediate and the BWAY Guarantors became guarantors of the 2018 Notes. Following their acquisition,

Plastican and Phoenix Container became BWAY Guarantors. BWAY Parent is neither a party to the Indenture nor a guarantor of the 2018 Notes.

The Indenture provides that the 2018 Notes are general unsecured obligations of BWAY Holding and will be guaranteed by BWAY Intermediate and each of BWAY Holding’s current and future domestic subsidiaries that guarantee the Senior Secured Credit Facilities (as discussed below), including the BWAY Guarantors. BWAY Holding may redeem the 2018 Notes at its option, in whole or part, at any time prior to June 15, 2014, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and plus the applicable premium. BWAY Holding may redeem the 2018 Notes, in whole or in part, on or after June 15, 2014, at the redemption prices set forth in the Indenture. At any time and from time to time on or before June 15, 2013, BWAY Holding may choose to redeem in the aggregate up to 35% of the aggregate principal amount of the 2018 Notes at a redemption price equal to 110% of the face amount thereof, plus accrued and unpaid interest to the date of redemption with the net proceeds of one or more equity offerings so long as at least 50% of the original aggregate principal amount of the 2018 Notes (excluding 2018 Notes held by BWAY Holding, any direct or indirect parent of BWAY Holding and subsidiaries of BWAY Holding) remain outstanding after each such redemption.

The Indenture contains covenants that limit the ability of the Company (and most of its subsidiaries) to, among other things: (i) incur additional debt or issue certain preferred stock; (ii) pay dividends, redeem stock or make other distributions; (iii) make other restricted payments or investments; (iv) create liens on assets; (v) transfer or sell assets; (vi) create restrictions on payment of dividends or other amounts by its restricted subsidiaries to BWAY Holding; (vii) engage in mergers or consolidations; (viii) engage in certain transactions with affiliates; and (ix) designate BWAY Holding’s subsidiaries as unrestricted subsidiaries. PIK Notes issued as PIK Interest are due at maturity and begin to accrue interest from the date they are issued.

We incurred costs of approximately $6.3 million associated with the issuance of the 2018 Notes. The amount included a placement fee paid to the initial purchasers of approximately $5.1 million. We capitalized the costs, which are included in other assets in the condensed consolidated balance sheets, and we are amortizing them to interest expense over the term of the notes.

Registration Rights Agreement

Immediately following the consummation of the Merger, BWAY Holding and the BWAY Guarantors entered into a joinder agreement (“Registration Rights Joinder”) with respect to a registration rights agreement, dated June 16, 2010 (the “Registration Rights Agreement”), by and among Merger Sub, BWAY Intermediate and the initial purchasers of the 2018 Notes. Under the Registration Rights Agreement, BWAY Holding is obligated to file and use its reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the 2018 Notes for notes publicly registered with the SEC with substantially identical terms as the 2018 Notes. In March 2011, the SEC declared the registration statement effective and BWAY Holding commenced the related exchange offer in accordance with the registration statement. On April 27, 2011, the exchange was completed and the original 2018 Notes were exchanged for registered notes with substantially identical terms.

At March 31, 2011, we were in compliance with applicable financial covenants related to the 2018 Notes.

Credit Facility

In connection with the Merger, we entered into a senior secured term loan facility in an aggregate principal amount of $490.0 million, subject to certain additional borrowings, (the “Term Loan”) and a senior secured revolving credit facility with a maximum availability of $75.0 million (the “Revolver” and together with the Term Loan, the “Senior Secured Credit Facilities”) pursuant to a credit agreement dated as of June 16, 2010 by and among BWAY Intermediate, Merger Sub (whose obligations were assumed by BWAY Holding upon consummation of the Merger), ICL Industrial Containers ULC (“ICL”), the lenders party thereto from time to time, Deutsche Bank Trust Company Americas, as administrative agent, Barclays Capital, as document agent and Deutsche Bank Securities Inc., Banc of America Securities LLC and Barclays Capital, as joint lead arrangers, as amended February 23, 2011 (the “2010 Credit Agreement”). As amended, the Term Loan will mature on February 23, 2018 and the Revolver will mature on February 23, 2016.

In February 2011, we amended certain terms of the Senior Secured Credit Facilities. The amendment provided for, among other things, lower interest rates and the elimination or easing of certain restrictive covenants.

We used the initial net proceeds from the Term Loan to finance, in part, the consideration paid in the Merger, to refinance Predecessor’s existing indebtedness and to pay certain related fees and expenses. The Term Loan was issued with an OID of $2.5 million, which is being accreted to interest expense over the term of the Term Loan using an effective yield method. The Revolver was issued with an OID of $1.5 million, which is included in deferred debt issuance costs, and is being amortized to interest expense over the term of the Revolver on a straight-line basis. We did not draw on the Revolver to fund the Merger.

In December 2010, we borrowed an additional $25.0 million under the Term Loan, which was issued with an OID of $0.1 million, under the 2010 Credit Agreement. At March 31, 2011, there was $9.5 million outstanding on the Revolver.

We are obligated to make scheduled repayments on the Term Loan of $5.1 million annually, payable in quarterly installments. Interest accrues on the Senior Secured Credit Facilities, (i) that are denominated in U.S. dollars at a rate equal to the LIBO rate or the base rate, plus an applicable margin and (ii) that are denominated in Canadian dollars at a rate equal to the Canadian prime rate, plus an applicable margin. LIBO rate, base rate, Canadian prime rate and applicable margin are defined in the credit agreement. The LIBO rate is subject to a 1.25% floor and each of the base rate and the Canadian prime rate is subject to a 2.25% floor.

The applicable margin on base rate Term Loan borrowings is equal to 2.25% and on LIBO rate Term Loan borrowings is equal to 3.25%. The applicable margin on Revolver borrowings is equal to 2.75% for base rate or Canadian prime rate borrowings and 3.75% for LIBO rate or bankers’ acceptance loans. The applicable margins on Term Loan or Revolver borrowings may be reduced based on our “consolidated senior secured net leverage ratio” or “consolidated total net leverage ratio,” respectively, each as defined in the 2010 Credit Agreement.

Interest on outstanding Revolver borrowings, if any, accrues at a variable base rate plus a variable margin. The margin is based on the consolidated total net leverage ratio. A portion of the Revolver is available for the issuance of standby letters of credit and any such issuance will reduce the amount available to borrow under the Revolver. At March 31, 2011, there were issued standby letters of credit of $5.0 million and outstanding Revolver borrowings of $9.5 million that, in the aggregate, reduced our Revolver availability to $60.5 million.

The obligations of BWAY Holding under the Senior Secured Credit Facilities are guaranteed by BWAY Intermediate and by BWAY Holding’s direct and indirect domestic restricted subsidiaries, and the obligations of ICL under the Senior Secured Credit Facilities are guaranteed by BWAY Intermediate, BWAY Holding and BWAY Holding’s direct and indirect domestic and Canadian restricted subsidiaries (other than ICL, which is the primary obligor).

The obligations of BWAY Holding under the Senior Secured Credit Facilities are secured by a first priority perfected security interest (subject to permitted liens) in (i) all stock, other equity interests and promissory notes owned by BWAY Intermediate, BWAY Holding and BWAY Holding’s domestic restricted subsidiaries, except that not more than 65% of the total outstanding voting stock of any first-tier “controlled foreign corporation” (within the meaning of Section 957 of the U.S. Internal Revenue Code of 1986, as amended) shall be required to be pledged and (ii) substantially all other tangible and intangible assets owned by BWAY Intermediate, BWAY Holding and BWAY Holding’s domestic restricted subsidiaries.

The obligations of ICL under the Senior Secured Credit Facilities are secured by a first priority perfected security interest (subject to permitted liens) in (i) all stock, other equity interests and promissory notes owned by BWAY Intermediate, BWAY Holding and BWAY Holding’s domestic and Canadian restricted subsidiaries (including ICL) and (ii) substantially all other tangible and intangible assets owned by BWAY Intermediate, BWAY Holding and BWAY Holding’s domestic and Canadian restricted subsidiaries (including ICL).

We may repay all or any portion of the amounts borrowed under Senior Secured Credit Facilities at any time, and we may terminate commitments under the Revolver in whole or in part without premium or penalty, except that voluntary prepayments of LIBO rate loans will be subject to customary breakage costs.

Subject to certain exceptions, the Senior Secured Credit Facilities require that 100% of the net cash proceeds from certain asset sales, insurance recovery and condemnation events and debt issuances and 50% (subject to step-downs) from excess cash flow for each fiscal year must be used to pay down outstanding borrowings under the Term Loan.

The Senior Secured Credit Facilities and related agreements contain financial covenants setting forth a maximum consolidated total net leverage ratio and also contain certain negative covenants (subject to exceptions, materiality thresholds and baskets) including, without limitation, negative covenants that limit our restricted subsidiaries’ ability to incur additional debt, guarantee other obligations, grant liens on assets, make loans, acquisitions or other investments, dispose of assets, make optional payments or modify certain debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our or our restricted subsidiaries’ ability to pay dividends or grant liens, engage in transactions with affiliates, amend organizational documents, change the nature of our business, change our fiscal quarter and fiscal year and designate BWAY Holding’s subsidiaries as unrestricted subsidiaries.

The Senior Secured Credit Facilities contain events of default, including, without limitation (subject to customary grace periods, cure rights and materiality thresholds) events of default upon (i) the failure to make required payments, (ii) breach of covenants, (iii) inaccuracies of representations and warranties, (iv) cross-defaults to other material indebtedness, (v) bankruptcy events, (vi) material judgments, (vii) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (viii) the actual or asserted invalidity of any guarantee or security document with respect to a material amount of assets, and (ix) the occurrence of a change of control. Subject to certain cure rights with respect to the financial covenants, if any such event of default occurs, the lenders under the Senior Secured Credit Facilities are entitled to accelerate the Senior Secured Credit Facilities and take various other actions, including all actions permitted to be taken by a secured creditor.

We are subject to a maximum consolidated total net leverage ratio of 7.25 through the quarter ending December 31, 2012. The maximum ratio decreases to 6.75 following the quarter ending December 31, 2012 and decreases to 6.25 following the quarter ending December 31, 2013, where it remains through maturity. At March 31, 2011, our consolidated total net leverage ratio was 4.66.

We incurred costs of $20.8 million associated with the issuance of the Senior Secured Credit Facilities. The amount included commitment fees of $15.5 million and OID on the Revolver of $1.5 million. We capitalized the costs, including the OID on the Revolver, which are included in other assets in the condensed consolidated balance sheets, and we are amortizing them to interest expense over the applicable term of the borrowings.

We incurred costs of $6.4 million, which included arranger fees of $5.8 million, related to the 2010 Credit Agreement amendment in February 2011. We were unable to capitalize $0.4 million of the costs and are amortizing the remaining $6.0 million to interest expense over the applicable term of the borrowings. The unamortized costs are included in other assets in the condensed consolidated balance sheets.

At March 31, 2011, we were in compliance with applicable financial covenants related to the Senior Secured Credit Facilities.

Debt Issuance Costs

We are amortizing original debt issuance costs of approximately $37.6 million related to the PIK Notes, the 2018 Notes and the Senior Secured Credit Facilities to interest expense over the term of the related debt utilizing a method that approximates the effective yield method. At March 31, 2011 and September 30, 2010, approximately $34.0 million and $26.0 million, respectively, of debt issuance costs remained unamortized, and are included in other assets in the condensed consolidated balance sheets.

9.	EMPLOYEE BENEFIT OBLIGATIONS

Employee Benefit Obligation Liabilities

Employee benefit obligations at March 31, 2011 and September 30, 2010 were:

($ in millions)	March 31, 2011	September 30, 2010
Employee benefit obligation liabilities
Defined benefit pension plans	$12.8	$13.7
Retiree medical and other postretirement benefits	7.9	7.9
Deferred compensation	7.1	6.9

Total employee benefit obligation liabilities	$27.8	$28.5

Employee benefit obligation liabilities by financial statement line item
Other current liabilities	$1.3	$1.3
Other liabilities	26.5	27.2

Total employee benefit obligation liabilities	$27.8	$28.5

Components of Net Periodic Benefit Cost

The components of net periodic benefit cost for the six months ended March 31, 2011 and March 31, 2010 were:

	Six Months Ended
	Successor	Predecessor
($ in millions)	March 31, 2011	March 31, 2010
Defined benefit pension plans
Interest cost	$1.5	$0.8
Expected return on plan assets	(1.4)	(0.6)
Amortization of actuarial loss	—	0.3

	0.1	0.5

Other benefits
Interest cost	0.4	0.2

Total net periodic benefit cost	$0.5	$0.7

Multiemployer Pension Liabilities

We had accrued pension withdrawal liabilities of $4.5 million and $4.6 million at March 31, 2011 and September 30, 2010, respectively, related to multiemployer pension plans that covered certain union employees at our former Franklin Park, Illinois facility, which we closed in 2008.

10.	RESTRUCTURING

The components of restructuring liabilities by reportable segment, including certain amounts not allocated to a segment, at September 30, 2010 and March 31, 2011 and the change in the liabilities during the six months ended March 31, 2011 were as follows:

($ in millions)	Balance, September 30, 2010	Additions	Expenditures	Balance, March 31, 2011
Plastic packaging segment
Severance and benefit costs	$0.1	$0.1	$(0.2)	$—
Facility closure costs	0.4	0.4	(0.7)	0.1

Total plastic packaging segment	0.5	0.5	(0.9)	0.1

Metal packaging segment
Severance and benefit costs	0.2	0.2	(0.4)	—
Pension withdrawal liabilities	4.6	—	(0.1)	4.5
Facility closure costs	2.0	0.1	(0.6)	1.5

Total metal packaging segment	6.8	0.3	(1.1)	6.0

Corporate unallocated
Severance and benefit costs	0.2	—	(0.2)	—

Total restructuring liabilities	$7.5	$0.8	$(2.2)	$6.1

At September 30, 2010 and March 31, 2011, $3.1 million and $1.7 million, respectively, of restructuring liabilities were included in other current liabilities in the condensed consolidated balance sheets. At each of September 30, 2010 and March 31, 2011, $4.4 million of long-term restructuring liabilities were included in other liabilities in the condensed consolidated balance sheets.

Except as noted below, our on-going restructuring initiatives are further described in Note 17, “Restructuring,” of Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Plastican. In conjunction with the Plastican acquisition, management committed to a plan to close Plastican’s Phoenix, Arizona manufacturing facility. Manufacturing at the facility ceased in the second quarter of 2011 and business has been relocated to other of our plastic packaging manufacturing facilities. We will continue to use a portion of the facility as a warehouse. The closure eliminated approximately 6 salaried and 58 hourly positions. We expect to incur restructuring expenses of approximately $2.5 million for severance and benefits, leasehold related costs and facility closure and holding costs. The lease on the facility expires in October 2011.

11.	STOCKHOLDERS’ EQUITY

Additional Paid-In Capital

During the period from September 30, 2010 to March 31, 2011, additional paid-in capital increased $0.7 million related to stock based compensation expense (see Note 12, “Share-Based Compensation”) and decreased $138.4 million related to the payment of a dividend to stockholders (see “Dividend” below).

Dividend

In October 2010, the Board approved the payment of a cash dividend to stockholders of record as of October 26, 2010. The dividend declared was $4.71 per share, or approximately $138.4 million, which was paid immediately following the issuance of the PIK Notes.

Comprehensive Income Information

The components of comprehensive (loss) income for the six months ended March 31, 2011 and March 31, 2010 were:

	Six Months Ended
	Successor	Predecessor
($ in millions)	March 31, 2011	March 31, 2010
Comprehensive (loss) income
Net (loss) income	$(14.9)	$5.2
Foreign currency translation adjustments	1.2	1.8

Comprehensive (loss) income	$(13.7)	$7.0

The components of accumulated other comprehensive loss at September 30, 2010 and March 31, 2011 and the change during the period were:

($ in millions)	Pension and Other Postretirement Items (net of tax)	Cumulative Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive (Loss) Income
Accumulated other comprehensive loss
Balance, September 30, 2010	$(1.3)	$—	$(1.3)
Change	—	1.2	1.2

Balance, March 31, 2011	$(1.3)	$1.2	$(0.1)

12.	SHARE-BASED COMPENSATION

Summary of Share-Based Compensation Plans

We describe our share-based compensation plan in Note 12, “Share-Based Compensation,” of Notes to Consolidated Financial Statements included elsewhere in this prospectus. Options granted under the plan relate to the common stock of BWAY Parent.

In the first six months of 2011, the compensation committee awarded 171,878 stock options to certain members of management at a weighted-average strike price of $7.75 per share. Forty percent of each award consisted of service options (68,752 shares) subject to time vesting and 60% of each award consisted of performance options (103,126 shares) subject to vesting based on the achievement of certain return on investment goals upon an exit event. The service awards consisted of incentive and non-qualified stock options. The service options will vest equally on each of the first five anniversary dates of the grant. The stock option awards have a 10-year life.

We estimated a grant date fair value for the service options of $2.61 per share subject to option. We will recognize the fair value of service options, or $0.2 million, as stock-based compensation on a straight-line basis over the five-year service period. Accounting guidance provides that stock-based compensation related to options with performance criteria should only be recognized if the performance criterion is probable and the amount is reasonably estimatable. We believe the $2.61 per share estimated fair value of the service options is our best estimate of grant date fair value for the performance options, or $0.3 million. The probability of the requisite exit event and return on investment targets cannot be determined with any certainty; therefore, we will not recognize any stock-based compensation expense related to the performance options until an exit event is probable.

We calculate grant date fair value based on the Black-Scholes Model with the following weighted-average assumptions: (i) no dividend yield on BWAY Parent common stock; (ii) expected stock price volatility of 57.7%;

(iii) a risk-free interest rate of 2.3%; and (iv) an expected option term of 6.5 years. We estimated the expected option term using a “simplified” method, which is applicable to “plain-vanilla” options. We describe the Black-Scholes Model and the assumptions used to determine grant date fair value under “Grant Date Fair Value” in Note 12, “Share-Based Compensation,” of Notes to Consolidated Financial Statements included elsewhere in this prospectus. We assumed a weighted-average stock price of $5.29 per share of BWAY Parent common stock on the grant date. There is neither an active market for nor recent trades of BWAY Parent common stock. The stock price used in the calculation represented management’s best estimate as of the grant date.

In January 2011, the Board of Directors of BWAY Parent approved a change in the strike price for outstanding options from $10.00 per share to $5.29 per share. The change was made to adjust the strike price to reflect the impact of a dividend paid by BWAY Parent in October 2010. The modification resulted in incremental share-based compensation of approximately $0.9 million, which will be recognized as stock-based compensation expense from the modification date ratably over the remaining estimated weighted-average service period of approximately 4.4 years. As of the modification date, none of the modified options were vested.

Stock-Based Compensation Expense

Stock-based compensation expense in the statement of operations for the six months ended March 31, 2011 and March 31, 2010 was as follows:

	Six Months Ended
	Successor	Predecessor
($ in millions)	March 31, 2011	March 31, 2010
Stock-based compensation expense
Cost of products sold (excluding depreciation and amortization)	$0.2	$0.3
Selling and administrative expense	0.5	0.1

Total stock-based compensation expense	$0.7	$0.4

Stock-based compensation expense is included in corporate undistributed expenses in the business segment disclosure in Note 14, “Business Segments.”

13.	COMMITMENTS AND CONTINGENCIES

Environmental

We are subject to a broad range of federal, state, provincial and local environmental, health and safety laws, including those governing discharges to air, soil and water, the handling and disposal of hazardous substances and the investigation and remediation of contamination resulting from the release of hazardous substances. We believe that we are currently in material compliance with all applicable environmental, health and safety laws, although future expenditures may be necessary in order to maintain such compliance, including compliance with air emission control requirements for volatile organic compounds. We do not expect to incur material capital expenditures for environmental control projects in the current or subsequent fiscal year.

Some of our current and former facilities are currently involved in environmental investigations, remediation or other claims resulting from the release of hazardous substances or the presence of other contaminants. While we do not believe that any identified investigation or remediation obligations will have a material adverse effect on our financial position, results of operations or cash flows, there is no assurance that such obligations will not arise in the future. Many of our facilities have a history of industrial usage for which investigation and remediation obligations could arise in the future and which could have a material adverse effect on our financial position, results of operations or cash flows.

Our Homerville, Georgia facility is undergoing corrective action pursuant to the Georgia Hazardous Site Remediation Program regarding an area of drum disposal at the facility. Owens-Illinois, Inc., a former operator of the facility, is conducting the majority of the cleanup. We are in the process of developing a remediation plan with state oversight to complete our portion of the cleanup at the facility.

In a letter dated March 14, 2007, the United States Environmental Protection Agency (the “EPA”) informed Predecessor that corrective action was required at the Company’s Cincinnati, Ohio facility to address documented releases of hazardous substances at the site. The documented releases referenced by the EPA occurred prior to Predecessor’s ownership of the site. The EPA has requested that the Company enter into an Administrative Order on Consent under the Resource Conservation and Recovery Act (the “RCRA”) with respect to corrective action obligations. We continue to work with the EPA to address their concerns. We believe the former owner of the site has indemnity obligations to us with respect to these claims, and Predecessor previously notified them of the matter in which they are cooperating.

From time to time, we receive requests for information or are identified as a potentially responsible party (“PRP”) pursuant to the Federal Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws with respect to liability for cleanup of off-site waste disposal sites utilized by current or former facilities or our predecessors in interest. While we do not believe that any of these identified matters will have a material adverse effect on our financial position, results of operations or cash flows, there is no assurance that such obligations will not arise in the future.

We are a member of a PRP group related to a waste disposal site in Georgia. Our status as a PRP was based on documents indicating that waste materials were transported to the site from our Homerville, Georgia facility prior to Predecessor’s acquisition of the facility in 1989. The Company joined the PRP group in order to reduce exposure, which is estimated to be approximately $0.1 million.

We record reserves for environmental liabilities when environmental investigation and remediation obligations are probable and related costs are reasonably estimable. We believe that the resolution of environmental matters, individually or in the aggregate, materially in excess of amounts accrued, is not reasonably possible. At March 31, 2011 and September 30, 2010, we had accrued approximately $0.1 million and $0.2 million, respectively, related to environmental liabilities (including the matters described above). These accruals are estimates and future expenditures may exceed these amounts. Environmental related liabilities are included in other current liabilities in the condensed consolidated balance sheets.

Self Insurance

The majority of our medical and workers’ compensation benefits are under high-deductible plans with certain stop loss arrangements. We determine our workers’ compensation liability using actuarial data based on filed claims, and we determine our medical claims liability based on our analysis of historical claims. At March 31, 2011 and September 30, 2010, we had accrued approximately $7.6 million and $7.2 million, respectively, related to these self-insurance liabilities, which were included in other current liabilities in the condensed consolidated balance sheets.

Litigation

We are involved in legal proceedings from time to time in the ordinary course of business. We believe that the outcome of these proceedings will not have a material effect on our financial condition, results of operations or cash flows. We are also involved in certain proceedings relating to environmental matters as described above. At each of March 31, 2011 and September 30, 2010, we had accrued liabilities related to pending litigation matters of approximately $0.4 million, which were included in other current liabilities in the condensed consolidated balance sheets.

Lead Pigment and Lead Paint Litigation

Wisconsin Personal Injury Lawsuits

In late 2006 and early 2007, our Armstrong Containers, Inc. (“Armstrong”) subsidiary was named as an alleged successor-in-interest in thirty-three lead paint related personal injury lawsuits in Wisconsin. By 2008, all but six of these cases were dismissed without prejudice, leaving only the Godoy, Burton, Clark, Gibson, Stokes and Owens cases.

In January 2010, plaintiff’s counsel re-filed Sifuentes, one of the thirty-three lead paint related personal injury cases previously dismissed without prejudice, before the United States District Court for the Eastern District of Wisconsin.

After an unsuccessful appeal to the Wisconsin Supreme Court, the Godoy plaintiff filed, and the court granted, a motion to dismiss his claims without prejudice. During the pendency of the Godoy appeal to the Wisconsin Supreme Court, the proceedings in the Burton, Clark, Gibson, Stokes and Owens matters were stayed. After the stays were lifted, the Gibson defendants filed, and the court granted, a motion for summary judgment on the Gibson plaintiffs’ claims. Plaintiffs have appealed this decision to the Seventh Circuit Court of Appeals, which has not yet taken up the appeal.

Following the dismissal of the Gibson lawsuit, defendants in Clark, Burton, Stokes, Owens and Sifuentes filed motions for summary judgment on the same grounds as their motion for summary judgment in Gibson. Defendants also requested a stay of Clark, Burton, Stokes, Owens and Sifuentes pending the outcome of the plaintiffs’ appeal in Gibson. During a January 13, 2011 status conference, the Clark court granted defendants’ motion to stay all proceedings without ruling on defendants’ motion for summary judgment. On April 5, 2011, the court in Burton, Stokes, Owens and Sifuentes denied defendants’ motions for summary judgment in each of those cases. Contemporaneously therewith, the court stayed each of those cases.

In January 2011, two additional lawsuits were filed on behalf of current and former Wisconsin residents alleging injuries caused by exposure to lead paint in which Armstrong was named as a defendant: Allen et. al v. American Cyanamid Co. et al. (“Allen”) and Williams et al. v. Goodwin et. al. (“Williams”). Pursuant to the parties’ stipulation, Armstrong’s response to the Allen complaint currently is due by May 19, 2011. On April 7, 2011, Armstrong’s registered agent was served with the Williams complaint and a waiver of service. Provided Armstrong executes the waiver of service, Armstrong’s response to the Williams complaint would be due by May 23, 2011.

On May 3, 2011, an additional lead paint personal injury lawsuit was filed against various lead industry defendants, including Armstrong: Valoe v. American Cyanamid Co., et al. (“Valoe”). Armstrong has not yet been served with the Valoe complaint.

There were no other actions filed, settled or otherwise dismissed thus far during 2011. Taking into account the filing of Allen, Williams and Valoe and the Godoy and Gibson dismissals, a total of eight lead paint personal injury lawsuits currently are pending against Armstrong in Wisconsin. Of these, there are only three cases that have not been stayed.

The amount of each claim pending is unknown and no cases to date have been settled.

Each lawsuit served upon Armstrong has been tendered to Armstrong’s insurers, for which Armstrong had insurance policies in place during the potentially relevant period. Various insurers are participating in the defense of the cases.

Although we continue to believe that we have valid defenses against the plaintiffs in the lead paint related personal injury litigation, litigation is inherently subject to many uncertainties. We cannot predict with any degree of certainty the potential liability or likelihood of the outcome of this litigation. In addition, because of the dismissal of prior cases, we are unable to provide additional information concerning the underlying risks of the lead paint related personal injury cases. As such, we are unable to provide a range of reasonably possible losses related to this litigation. At March 31, 2011 and September 30, 2010, we had not accrued any amounts for lead paint related personal injury claims.

California Public Nuisance Cases

In 2008, Armstrong was named as a defendant in plaintiffs’ proposed Fourth Amended Complaint in County of Santa Clara, v. Atlantic Richfield Co., Case No. 1-00-cv-788657, Superior Court of California, County of Santa Clara, which was not filed at that time. Following several discussions with plaintiffs’ counsel requesting that Armstrong be dismissed from the Santa Clara case, plaintiffs’ counsel agreed to dismiss Armstrong. On March 16, 2011, plaintiffs filed their Fourth Amended Complaint in which Armstrong is not named as a defendant.

Litigation Related to the Merger

On April 5, 2010, a putative stockholder class action lawsuit was filed in the Superior Court of Fulton County, State of Georgia, against BWAY Holding, the members of the board of directors of BWAY Holding, the chief financial officer of BWAY Holding, MDP, BWAY Parent and Merger Sub. The complaint in the lawsuit asserted that the members of the board of directors and the chief financial officer breached their fiduciary duties by causing BWAY Holding to enter into the Merger Agreement and further asserted that BWAY Holding, MDP, BWAY Parent and Merger Sub aided and abetted those alleged breaches of duty. The complaint sought, among other relief, an order enjoining the consummation of the Merger and rescinding the Merger Agreement. On November 10, 2010, the court issued a final order approving a settlement agreed to between the parties and dismissing the case with prejudice. At September 30, 2010, we had approximately $0.5 million accrued related to this litigation, which we paid in November 2010 following the issuance of the final order.

We continue to incur certain legal fees and expenses related to litigation that may not be covered by insurance. During each of the first six months of 2011 and 2010, we did not incur any legal fees and expenses related to litigation that were not covered by insurance.

Letters of Credit

At March 31, 2011, a bank had issued standby letters of credit on our behalf in the aggregate amount of $5.0 million, primarily in favor of our workers’ compensation insurers.

Collective Bargaining Agreements

At March 31, 2011, 31.2% of our hourly employees worked under nine separate collective bargaining agreements. At March 31, 2011, two of the nine collective bargaining agreements, representing approximately 32% of the unionized workforce, will become amendable in the 12 months subsequent to March 31, 2011.

Commodity Risk

We are subject to various risks and uncertainties related to changing commodity prices for, and the availability of, the raw materials (primarily steel and plastic resin) and energy (primarily electricity and natural gas) used in our manufacturing processes.

14.	BUSINESS SEGMENTS

Management reviews operations along our product lines in two reportable segments: metal packaging and plastic packaging. We differentiate the segments based on the nature of the products they manufacture. The primary raw materials and manufacturing processes are unique for each segment. We describe our business segments in further detail in Note 19, “Business Segments,” of Notes to Consolidated Financial Statements included elsewhere in this prospectus.

We do not allocate stock-based compensation expense or certain other general administrative expenses to our business segments for reporting purposes. These unallocated expenses are included in our business segment disclosures as “corporate undistributed expenses.”

In the periods presented, there were no significant inter-segment sales. Management uses a measure of segment earnings to evaluate segment performance. We calculate segment earnings as segment gross profit (excluding depreciation and amortization) less selling expenses.

The following tables set forth certain financial information attributable to our business segments for the six months ended March 31, 2011 and March 31, 2010. Net sales by product type, metal packaging and plastic packaging, are identical to net sales by business segment, metal packaging and plastic packaging, respectively, and have not been shown separately.

	Six Months Ended
	Successor	Predecessor
($ in millions)	March 31, 2011	March 31, 2010
Net sales
Metal packaging	$325.6	$298.6
Plastic packaging	217.4	168.4

Consolidated net sales	543.0	467.0

(Loss) Income Before Income Taxes
Segment earnings
Metal packaging	$55.8	$49.7
Plastic packaging	7.1	18.7

Segment earnings	62.9	68.4

Expenses not distributed to segments
Corporate undistributed expenses	6.2	6.9
Depreciation and amortization (summarized below)	43.7	26.8
Restructuring	0.8	2.7
Interest, net	35.4	17.7
Merger transaction costs	—	5.0
Business acquisition costs	0.6	0.5
Other	—	0.8

Total expenses not distributed to segments	86.7	60.4

Consolidated (loss) income before income taxes	$(23.8)	$8.0

Depreciation and amortization
Metal packaging	$25.1	$12.5
Plastic packaging	17.3	13.5

Segment depreciation and amortization	42.4	26.0
Corporate	1.3	0.8

Consolidated depreciation and amortization	$43.7	$26.8

The following table sets forth total assets attributable to our business segments as of March 31, 2011 and September 30, 2010:

($ in millions)	March 31, 2011	September 30, 2010
Total assets
Metal packaging	$597.7	$555.8
Plastic packaging	549.4	511.5

Segment total assets	1,147.1	1,067.3
Corporate	255.0	295.7

Total assets	$1,402.1	$1,363.0

The following table sets forth the percentage of net sales and net sales by customer geographic location for the six months ended March 31, 2011 and March 31, 2010:

	Six Months Ended
	Successor	Predecessor
($ in millions)	March 31, 2011	March 31, 2010
Consolidated net sales
United States	93%	91%
Canada	7	8
Other	—	1

Total	100%	100%

Metal packaging net sales
United States	94%	92%
Canada	6	7
Other	—	1

Total	100%	100%

Plastic packaging net sales
United States	92%	90%
Canada	8	10

Total	100%	100%

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of BWAY Parent Company, Inc.:

We have audited the accompanying consolidated balance sheets of BWAY Parent Company, Inc. and subsidiaries (the “Company”) as of September 30, 2010 (Successor) and September 27, 2009 (Predecessor), and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from June 16, 2010 to September 30, 2010 (Successor), for the period from September 28, 2009 to June 15, 2010 and for the years ended September 27, 2009 and September 28, 2008 (Predecessor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such Successor consolidated financial statements present fairly, in all material respects, the financial position of the Company (Successor) at September 30, 2010 and the results of its operations and cash flows for the period from June 16, 2010 to September 30, 2010, in conformity with accounting principles generally accepted in the United States of America. Further in our opinion, such Predecessor consolidated financial statements present fairly, in all material respects, the financial position of the Company (Predecessor) at September 27, 2009 and the results of its operations and cash flows for the period from September 28, 2009 to June 15, 2010, and for the years ended September 27, 2009 and September 28, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, in 2010 the Company changed its method of accounting for business combinations.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

January 12, 2011

CONSOLIDATED BALANCE SHEETS

BWAY Parent Company, Inc. and Subsidiaries (and Predecessor)

	Successor	Predecessor
($ in millions, except par value)	September 30, 2010	September 27, 2009
Assets

Current assets
Cash and cash equivalents	$101.3	$88.7
Accounts receivable, net of allowance for doubtful accounts of $0.5 (Successor) and $0.5 (Predecessor)	121.0	103.8
Inventories, net	106.1	87.0
Other current assets	26.5	15.6

Total current assets	354.9	295.1

Property, plant and equipment, net	163.7	160.9
Goodwill	407.4	259.0
Other intangible assets, net	405.9	129.4
Other assets	31.1	11.1

Total assets	$1,363.0	$855.5

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$133.1	$98.0
Other current liabilities	54.0	63.3
Current portion of long-term debt	4.9	6.5

Total current liabilities	192.0	167.8

Long-term debt	683.8	395.8
Deferred tax liabilities	158.4	46.5
Other liabilities	47.2	47.1

Total liabilities	1,081.4	657.2

Commitments and contingencies (Note 18)

Stockholders’ equity
Preferred stock—Predecessor: $0.01 par value, 20,000,000 shares authorized	—	—
Common stock—Successor: $0.01 par value, 40,000,000 shares authorized and 29,375,165 issued and outstanding; Predecessor—$0.01 par value, 200,000,000 shares authorized and 22,198,718 shares issued and outstanding	0.3	0.2
Additional paid-in capital	293.8	137.9
Retained (deficit) earnings	(11.2)	64.0
Accumulated other comprehensive loss	(1.3)	(3.8)

Total stockholders’ equity	281.6	198.3

Total liabilities and stockholders’ equity	$1,363.0	$855.5

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

BWAY Parent Company, Inc. and Subsidiaries (and Predecessor)

	Successor	Predecessor
($ in millions)	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	September 27, 2009	September 28, 2008
Net sales	$325.0	$705.9	$904.4	$1,019.0

Costs and expenses
Cost of products sold (excluding depreciation and amortization)	276.0	598.5	755.5	889.0
Depreciation and amortization	22.0	37.1	44.8	46.8
Selling and administrative	6.5	17.2	23.4	24.9
Restructuring	2.2	3.1	5.6	9.6
Interest, net	15.8	25.2	35.1	35.3
Merger transaction	13.9	16.5	—	—
Business acquisition	0.5	0.6	—	—
Loss on extinguishment of debt	—	59.9	4.8	—
Other	—	0.6	0.5	0.2

Total costs and expenses	336.9	758.7	869.7	1,005.8

(Loss) income before income taxes	(11.9)	(52.8)	34.7	13.2
(Benefit from) provision for income taxes	(0.7)	(15.8)	11.2	1.3

Net (loss) income	$(11.2)	$(37.0)	$23.5	$11.9

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

BWAY Parent Company, Inc. and Subsidiaries (and Predecessor)

	Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total	Total Comprehensive Income (Loss)
($ in millions)	Shares	Amount
Predecessor
Balance, September 30, 2007	21,660,737	$0.2	$125.9	$28.8	$2.4	$157.3
Shares Issued:
Stock option exercises	177,730	—	0.9	—	—	0.9
Director compensation	22,183	—	0.2	—	—	0.2
Excess tax benefit related to share-based payments		—	0.1	—	—	0.1
Stock-based compensation expense		—	6.3	—	—	6.3
Impact of adopting FIN 48		—	—	(0.2)	—	(0.2)
Other		—	0.3	—	—	0.3
Comprehensive income:
Net income		—	—	11.9	—	11.9	$11.9
Translation adjustments		—	—	—	(1.2)	(1.2)	(1.2)
Change in benefit liabilities		—	—	—	(1.9)	(1.9)	(1.9)

Total							$8.8

Balance, September 28, 2008	21,860,650	0.2	133.7	40.5	(0.7)	173.7
Shares issued:
Stock option exercises	291,338	—	2.1	—	—	2.1
Director compensation	46,730	—	0.2	—	—	0.2
Excess tax benefit related to share-based payments		—	0.6	—	—	0.6
Stock-based compensation expense		—	1.0	—	—	1.0
Other		—	0.3	—	—	0.3
Comprehensive income:
Net income		—	—	23.5	—	23.5	$23.5
Translation adjustments		—	—	—	(1.1)	(1.1)	(1.1)
Change in benefit liabilities		—	—	—	(2.0)	(2.0)	(2.0)

Total							$20.4

Balance, September 27, 2009	22,198,718	0.2	137.9	64.0	(3.8)	198.3
Shares issued:
Stock option exercises	200,647	—	1.6	—	—	1.6
Director compensation	15,140	—	0.2	—	—	0.2
Excess tax benefit related to share-based payments		—	15.0	—	—	15.0
Stock-based compensation expense		—	3.9	—	—	3.9
Other		—	5.1	—	—	5.1
Comprehensive loss:
Net loss		—	—	(37.0)	—	(37.0)	$(37.0)
Translation adjustments		—	—	—	1.5	1.5	1.5
Change in benefit liabilities		—	—	—	(0.3)	(0.3)	(0.3)

Total							$(35.8)

Balance, June 15, 2010	22,414,505	$0.2	$163.7	$27.0	$(2.6)	$188.3

Successor
Issuance of common stock	29,378,165	$0.3	$293.5	$—	$—	$293.8
Stock-based compensation expense		—	0.3	—	—	0.3
Repurchase and cancelation of stock	(3,000)	—	—	—	—	—
Comprehensive loss:
Net loss		—	—	(11.2)	—	(11.2)	$(11.2)
Change in benefit liabilities		—	—	—	(1.3)	(1.3)	(1.3)

Total							$(12.5)

Balance, September 30, 2010	29,375,165	$0.3	$293.8	$(11.2)	$(1.3)	$281.6

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

BWAY Parent Company, Inc. and Subsidiaries (and Predecessor)

	Successor	Predecessor
($ in millions)	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	September 27, 2009	September 28, 2008
Cash Flows from Operating Activities
Net (loss) income	$(11.2)	$(37.0)	$23.5	$11.9
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	11.1	25.8	29.9	31.0
Amortization of other intangible assets	10.9	11.3	14.9	15.8
Amortization of debt issuance costs	1.2	1.5	2.2	2.1
Accretion of debt discount	0.2	3.2	2.0	—
Non-cash charge related to increased inventory value	3.7	—	—	—
Credit for doubtful accounts	(0.1)	—	(0.7)	(0.5)
(Gain) loss on disposition of property, plant and equipment	(0.1)	(0.3)	0.1	0.2
Deferred income taxes	(2.8)	18.6	(7.5)	(8.3)
Stock-based compensation expense	0.3	3.9	1.0	6.3
Loss on extinguishment of debt	—	59.9	4.8	—
Other	—	—	0.3	—
Changes in operating assets and liabilities, net of efforts of business acquisitions:
Accounts receivable	11.9	(27.6)	16.3	(6.2)
Inventories	7.9	(23.4)	31.3	(0.8)
Accounts payable	2.4	31.1	(61.3)	20.1
Other assets	(0.1)	(1.5)	4.7	(5.1)
Accrued and other liabilities	8.5	(14.8)	4.9	5.0
Accrued merger related transaction liabilities	(12.2)	12.7	—	—
Income taxes, net	31.8	(61.3)	4.9	2.3

Net cash provided by operating activities	63.4	2.1	71.3	73.8

Cash Flows from Investing Activities
Capital expenditures	(6.4)	(18.1)	(18.5)	(34.0)
Acquisition of BWAY Holding Company	(508.2)	—	—	—
Business acquisitions	—	(32.3)	(27.7)	—
Other	—	0.4	—	0.4

Net cash used in investing activities	(514.6)	(50.0)	(46.2)	(33.6)

Cash Flows from Financing Activities
Issuance of common stock	293.8	—	—	—
Proceeds from issuance of senior notes	202.2	—	200.0	—
Proceeds from initial credit facility borrowings	487.5	—	—	—
Repayment of senior notes	(228.5)	—	(200.0)	—
Premiums paid to tender/call senior notes	(28.6)	—	(3.3)	—
Repayment of credit facility borrowings	(196.9)	(6.6)	(18.1)	(1.9)
Principal repayments under capital lease obligations	(0.2)	(0.5)	(1.7)	(0.2)
Proceeds from stock option exercises	—	1.6	2.1	0.9
Excess tax benefit related to share-based payments	—	15.0	0.6	0.1
Payment of debt issuance costs	(27.1)	—	(5.5)	—

Net cash provided by (used in) financing activities	502.2	9.5	(25.9)	(1.1)

Effect of exchange rate changes on cash and cash equivalents	(0.6)	0.6	(2.6)	(0.4)

Net increase (decrease) in cash and cash equivalents	50.4	(37.8)	(3.4)	38.7
Cash and cash equivalents, beginning of period	50.9	88.7	92.1	53.4

Cash and cash equivalents, end of period	$101.3	$50.9	$88.7	$92.1

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BWAY Parent Company, Inc. and Subsidiaries

1.	GENERAL

Basis of Presentation

The accompanying consolidated financial statements of BWAY Parent Company, Inc. (“BWAY Parent” or “Successor”) (f/k/a Picasso Parent Company, Inc.) include the accounts of BWAY Holding Company (“BWAY Holding” or “Predecessor”) and its direct and indirect subsidiaries, each 100% owned. BWAY Holding is a 100% owned subsidiary of BWAY Intermediate Company, Inc. (“BWAY Intermediate”) (f/k/a Picasso Intermediate Company, Inc.), which is a 100% owned subsidiary of BWAY Parent. In these notes, unless the context specifies otherwise, we refer to BWAY Parent and its direct and indirect subsidiaries collectively, notwithstanding any designation as Predecessor or Successor, as the “Company,” “we,” “us” or “our.”

Effective June 16, 2010, BWAY Intermediate acquired BWAY Holding through the merger of Picasso Merger Sub, Inc. (“Merger Sub”), a 100% owned subsidiary of BWAY Intermediate, with and into BWAY Holding, which is the surviving corporation, pursuant to an agreement and plan of merger dated March 28, 2010 (the “Merger”). BWAY Parent is owned by investment entities (the “MDP Investment Funds”) affiliated with Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago, Illinois (“MDP”), and certain members of BWAY Holding’s management (the “Management Investors”). We sometimes refer to the Merger and related transactions as the “Transactions.” BWAY Parent, BWAY Intermediate and Merger Sub were formed solely to complete the Merger. See Note 3, “Acquisition of BWAY Holding Company.”

In connection with the closing of the Merger, the New York Stock Exchange (“NYSE”) suspended trading and delisted BWAY Holding common stock as of the close of trading on June 16, 2010. In addition, the common stock was deregistered under Section 12(b) of the Securities Exchange Act of 1934, as amended. The common stock was traded on the NYSE following an initial public offering in June 2007 (the “IPO”).

We recorded the assets acquired and liabilities assumed in the Merger at fair value as of the merger date. See “Purchase Price Allocation” under Note 3, “Acquisition of BWAY Holding Company.”

We present the accompanying consolidated financial statements as of or for periods occurring in one of two periods. We designate periods preceding the Merger as “Predecessor” and we present the periods subsequent to the Merger as “Successor.” For fiscal 2010, the consolidated statements of operations and consolidated statements of cash flows are presented for the Successor period from June 16, 2010 to September 30, 2010 and for the Predecessor period from September 28, 2009 to June 15, 2010. All periods presented for fiscal years 2009 and 2008 are Predecessor periods.

Our fiscal year ends on September 30. Prior to 2010, Predecessor’s fiscal year ended on the Sunday closest to September 30 (for example, fiscal 2009 ended September 27, 2009). Our North America Packaging Corporation (“NAMPAC”) and ICL subsidiaries have had and will continue to have a September 30 fiscal year end. These subsidiaries have been included in the consolidated financial statements as of and for the years ended September 30, 2009 and September 30, 2008. There were no significant or unusual transactions between the fiscal end and calendar end dates that were excluded from the consolidated financial statements.

In these notes, we refer to fiscal year or fiscal quarter when we reference or discuss a year or quarter, unless otherwise indicated.

Subsequent Events

For the fiscal year ended September 30, 2010, we have evaluated subsequent events for potential recognition and disclosure through January 12, 2011, the date the financial statements are available to be issued. See Note 20, “Subsequent Events.”

Business and Segment Information

BWAY Parent, BWAY Intermediate and BWAY Holding are holding companies and do not have independent operations. BWAY Corporation (“BWAY,”) the operating subsidiary of BWAY Holding, and its subsidiaries manufacture and distribute metal and rigid plastic containers primarily to manufacturers of industrial and consumer products for use as packaging. We have operations in the United States, Puerto Rico and Canada, and we sell primarily to customers located in these geographic markets. We report our operations in two business segments: metal packaging and plastic packaging (see Note 19, “Business Segments”).

Recent Acquisitions

We acquired the following businesses related to our operations. For a discussion of the acquisition of Predecessor by BWAY Intermediate, see Note 3, “Acquisition of BWAY Holding Company.”

Ball Plastics

On October 23, 2009, Predecessor acquired substantially all of the assets and assumed certain of the liabilities from Ball Plastic Container Corp. related to its plastic packaging plant and business located in Newnan, Georgia. The facility produces injection molded plastic pails and certain other products. The acquisition of Ball Plastics fits with our core business and products. Predecessor acquired the net assets for approximately $32.3 million, which it funded using available cash on hand. We refer to this acquisition and the associated acquired business as “Ball Plastics.”

Predecessor recorded the acquired assets and assumed liabilities at fair value in accordance with applicable accounting guidance and allocated the purchase price based on its fair value estimates. The results of operations for Ball Plastics are included in the consolidated financial statements from the acquisition date. Ball Plastics is included in the plastic packaging segment.

Following the acquisition of Ball Plastics, Predecessor implemented a plan to close Predecessor’s plastic packaging manufacturing facility located in Toccoa, Georgia and consolidate the business into the Ball Plastics facility in Newnan (see Note 17, “Restructuring”).

At September 27, 2009, Predecessor had incurred approximately $0.5 million in transaction costs related to this acquisition, which were recorded in other current assets. Predecessor expensed these costs in the first quarter of 2010 upon the adoption of new accounting guidance that disallows the capitalization of transaction costs in the purchase price. Predecessor subsequently incurred and expensed additional transaction costs of approximately $0.1 million.

Central Can

On August 20, 2009, Predecessor acquired Central Can Company, Inc. (“Central Can”) in a stock purchase transaction. Central Can, located in Chicago, Illinois, produces and sells rigid general line metal containers, general line plastic containers and hybrid paint cans. Predecessor acquired the stock for approximately $27.7 million in cash, which it funded using available cash on hand. Central Can is allocated between the metal packaging and plastic packaging segments.

Following the acquisition of Central Can, Predecessor implemented a plan to close Predecessor’s metal packaging facilities located in Chicago (Kilbourn) and Brampton, Ontario. The plan was completed in 2010 and the business and certain equipment were moved into the Central Can facility. Predecessor recorded a reorganization liability of approximately $1.2 million for severance and benefits in the opening balance sheet of Central Can (see Note 17, “Restructuring”).

The following table is a summary of Predecessor’s purchase price allocation for the fair value of the assets acquired and liabilities assumed in the above acquisitions. The assets acquired and liabilities assumed related to these acquisitions as a result of the Merger have been adjusted to fair value as of that date and are not reflected in the following table.

	Predecessor
($ in millions)	Ball Plastics	Central Can
Purchase price allocation
Current assets	$4.6	$14.5
Property, plant and equipment	9.5	31.0
Intangible assets subject to amortization (customer relationships)	7.5	3.3
Other assets	—	1.5
Goodwill	11.3	10.4

Total assets acquired	32.9	60.7

Current liabilities	0.6	15.4
Other liabilities	—	17.6

Total liabilities assumed	0.6	33.0

Purchase price	$32.3	$27.7

Predecessor allocated goodwill and intangible assets subject to amortization of Ball to the plastic packaging segment and allocated goodwill and intangible assets subject to amortization of Central Can to each of the metal and plastic packaging segments, as applicable. See Note 9, “Goodwill and Other Intangible Assets.” Goodwill related to these acquisitions consists largely of synergies and economies of scale expected from the integration of the acquired businesses into our existing operations. The goodwill recognized is not deductible for U.S. income tax purposes. The weighted-average life of acquired customer relationships for Ball Plastics and Central Can were approximately 16 and 14 years, respectively.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). The consolidated financial statements include the accounts of the Company and its subsidiaries, each 100% owned. All intercompany accounts and transactions have been eliminated. Results of operations related to acquisitions are included from the date of acquisition. For a discussion related to the presentation of Successor and Predecessor periods, see Note 1, “General.”

Use of Estimates

In preparing financial statements in conformity with GAAP, management is required to make certain estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingencies. Actual amounts could materially differ from these estimates and assumptions.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments purchased with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are included in the consolidated balance sheets net of an allowance for uncollectibility. The allowance for doubtful accounts is based on management’s assessment of the collectibility of customer accounts. We regularly review the allowance for adequacy by considering factors such as historical experience, credit quality, the age of the accounts receivable balances and current economic conditions that may affect a customer’s ability to pay.

Inventories

Inventories are valued at the lower of cost or market, using the first-in, first-out (“FIFO”) method. Inventories are recorded net of reserves for excess or obsolete inventory, which are based on the age of inventory and our estimate of the likelihood the cost of inventory will be recovered based on forecasted demand and probable selling price.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost net of accumulated depreciation. Depreciation is recognized using a straight-line method over an estimated useful life. Generally, we estimate useful lives as 30 years for buildings and improvements, 5 to 15 years for machinery and equipment, 5 to 7 years for furniture and fixtures and 3 to 5 years for computer information systems.

Leasehold improvements are amortized over the lesser of the estimated useful life of an improvement or the remaining term on the underlying lease, which includes renewals that are reasonably assured. Equipment that is subject to capital leases is amortized using a straight-line method over the lesser of the estimated useful life of the equipment or the term of the lease. We periodically assess the appropriateness of and revise, as needed, our estimate of the remaining useful life of property, plant and equipment.

We capitalize expenditures for major renewals and replacements and charge against income expenditures for general maintenance and repairs. When property, plant and equipment are retired or otherwise disposed of, the cost and associated accumulated depreciation are removed from the account balances and any resulting gain or loss is recognized.

Interest is capitalized for costs associated with major machinery and equipment projects. Capitalized interest is recorded as part of the cost of the associated asset and is depreciated with the asset over estimated useful life of the asset. Interest capitalized, if any, in the periods presented was insignificant.

Assets acquired under capital leases are recorded to property, plant and equipment and the related amortization is included in depreciation expense.

Business Combinations

In fiscal 2010, we adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” (ASC 805”), which revised the accounting guidance that we are required to apply for our acquisitions in comparison to prior fiscal years. The underlying principles are similar to the previous guidance and require that we recognize separately from goodwill the assets acquired and the liabilities assumed, generally at their acquisition date fair value. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair value of the assets acquired and the liabilities assumed. While we use our best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments would be recorded in our results of operations.

As a result of adopting the revised accounting guidance provided for by ASC 805 as of the beginning of fiscal 2010, certain of our policies differ when accounting for acquisitions in fiscal year 2010 and prospective periods in comparison to the accounting for acquisitions in fiscal year 2009 and prior periods, including:

•	the direct transaction costs associated with the business combination are expensed as incurred (prior to fiscal 2010, direct transaction costs were included as a part of the purchase price);

•

the costs to exit or restructure certain activities of an acquired company are accounted for separately from the business combination (prior to fiscal 2010, these restructuring and exist costs were included as a part of the assumed obligations in deriving the purchase price allocation); and

•

any changes in estimates associated with income tax valuation allowances or uncertain tax positions after the measurement period are generally recognized as income tax expense with application of this policy also applied prospectively to all of our business combinations regardless of the acquisition date (prior to fiscal year 2010, any such changes were generally included as a part of the purchase price allocation indefinitely).

Costs to exit or restructure certain activities of an acquired company or our internal operations are accounted for as one-time termination and exit costs pursuant to ASC 420, “Exit or Disposal Cost Obligations,” and, as noted above, are accounted for separately from the business combination. A liability for a cost associated with an exit or disposal activity is recognized and measured at its fair value in the statements of operations in the period in which the liability is incurred. When estimating the fair value of facility restructuring activities, assumptions are applied regarding estimated sub-lease payments to be received, which can differ materially from actual results. This may require us to revise our initial estimates which may materially affect our results of operations and financial position in the period the revision is made.

For a given acquisition, we may identify certain pre-acquisition contingencies as of the acquisition date and may extend our review and evaluation of these pre-acquisition contingencies throughout the measurement period (up to one year from the acquisition date) in order to obtain sufficient information to assess whether we include these contingencies as a part of the purchase price allocation and, if so, to determine the estimated amounts.

If we determine that a pre-acquisition contingency (unrelated to income taxes) is probable in nature and estimable as of the acquisition date, we record our best estimate for such a contingency as a part of the preliminary purchase price allocation. We generally would continue to gather information for and evaluate any pre-acquisition contingencies throughout the measurement period and if we would make changes to the amounts recorded or if we identified additional pre-acquisition contingencies during the measurement period, such amounts would be included in the purchase price allocation during the measurement period and, after the measurement period would be included in our results of operations.

In addition, uncertain tax positions and tax related valuation allowances assumed in connection with a business combination are initially estimated as of the acquisition date and we reevaluate these items quarterly with any adjustments to our preliminary estimates being recorded to goodwill provided that we are within the measurement period and we continue to collect information in order to determine their estimated values. Subsequent to the measurement period or our final determination of the estimated value of the tax allowance or contingency, changes to these uncertain tax positions and tax related valuation allowances will affect our provision for income taxes in the statements of operations and could have a material impact on our results of operations and financial position.

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price over fair value of net assets acquired in a business combination. Goodwill is not amortized but may be written down for subsequent impairment. We test goodwill for impairment annually. We would also test goodwill for impairment if an event occurred or circumstances changed that more likely than not would reduce the value of goodwill below its carrying value.

The goodwill impairment test involves two steps. In the first step, we compare the fair value of each reporting unit with its carrying amount, including goodwill. Each of our operating segments is considered a reporting unit for goodwill impairment testing. The fair value of each reporting unit is determined based on expected discounted future cash flows and a market comparable method. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered impaired. If goodwill is considered impaired, we would record an impairment loss equal to the excess of the carrying amount of goodwill over the implied fair value of the goodwill.

We perform the annual goodwill impairment test as of July 1 (Predecessor performed its annual goodwill impairment test as of September 30). Based on the impairment tests performed in fiscal 2010, 2009 and 2008, it was determined that there was no impairment of goodwill.

Our other intangible assets consist of finite-lived, identifiable intangibles. Acquired finite-lived, identifiable intangible assets are amortized over the remaining useful life of the assets in proportion to the underlying cash flows that were used in determining the acquired value, which are generally higher at the beginning of the useful life of the asset and thus result in declining annual amortization over the useful life.

We test finite-lived intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable based on our estimate of future undiscounted cash flows of the asset group. If we determine that impairment has occurred, the impaired asset would be written down to its fair value based on an estimate of future discounted cash flows.

Debt Issuance Costs

We amortize debt issuance costs to interest expense over the term of the related financing agreement. Costs associated with agreements having a single payoff date are amortized on a straight-line basis and costs associated with agreements having scheduled payoffs are amortized on a declining balance method. Each of these methods of amortization approximates the effective yield method.

Debt Discount

We record debt net of original issue discount (“OID”), which we accrete to interest expense over the term of the underlying debt. For debt issued with a fixed rate of interest, the amount of debt discount that is recognized in a given period is equal to the effective interest rate at the time of issuance multiplied by the amount of applicable debt outstanding at the beginning of any given period. For debt issued with a variable rate of interest, we accrete debt discount in proportion to the amount of applicable debt outstanding during the period, which approximates an effective interest rate method. Debt discount on revolver borrowings is included in debt issuance costs and amortized over the term of the revolver agreement.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset group. If these assets are considered impaired, the impairment to be recognized is equal to the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Assets to be disposed of are recorded at the lower of net book value or fair value less cost to sell at the date management commits to a plan of disposal. Assets to be disposed of are reclassified to other current assets on the consolidated balance sheets. At September 27, 2009, there was $0.1 million recorded for assets held for sale. There were no amounts recorded for assets held for sale at September 30, 2010.

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, our products have been shipped and title and risk of loss have passed to the customer, the sales amount is fixed or determinable and collectibility of the amount billed is reasonably assured. We record provisions for discounts, returns, allowances, customer rebates and other adjustments in the same period as the related revenues are recorded. We do not engage in revenue arrangements with multiple deliverables.

Accrued Rebates

We provide volume rebates on certain products to our customers. We accrue a provision for these rebates, which is recognized as a reduction of net sales, in the period in which revenue is recognized. Accrued rebates may be settled in cash or as a credit against customer accounts receivable.

Share-Based Compensation

We recognize share-based compensation expense over a service period. The service period is the period of time that a recipient of an award is required to provide service to the Company in order to receive the benefit of the award. Share-based awards are accounted for using a fair value-based method. In addition, benefits of tax deductions in excess of recognized compensation cost are recorded as increases to additional paid-in capital and are reported as financing cash flows in the statement of cash flows.

Income Taxes

The provision for (or benefit from) income taxes is comprised of taxes that are currently payable (or receivable) and deferred taxes that relate to temporary differences between financial reporting carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities result from deductible or taxable amounts in future years when such assets and liabilities are recovered or settled and are measured using the enacted tax rates and laws that are expected to be in effect when the assets and liabilities are recovered or settled.

In the ordinary course of business, there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting dates. For those tax positions where it is more-likely-than-not that a tax benefit will be sustained, we have recorded the expected amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, we have also recognized associated interest and penalties.

Foreign Currency Translation

The financial statements of our Canadian subsidiary are translated into U.S. dollars for financial reporting purposes. The cumulative translation adjustments are reflected in accumulated other comprehensive income (loss) in stockholders’ equity. Assets and liabilities are translated at the rate of exchange on the balance sheet date, while revenues and expenses are translated at average exchange rates during the year.

Restructuring

From time to time, we implement plans to close certain facilities or permanently eliminate certain positions. We account for these restructurings following accounting guidance related to one-time termination benefits, contract termination costs and other associated costs. Under the guidance, a liability for a cost associated with an exit or disposal activity is to be recognized and measured initially at fair value only when the liability is incurred.

Fair Value of Financial Instruments

We estimate a fair value for our credit facility borrowings and publicly held senior notes based on quoted bid prices provided by our lenders. We consider the carrying value of cash and cash equivalents, trade accounts receivable and trade accounts payable to approximate fair value due to the short-term nature of such instruments. Our estimate of fair value involves judgment and may not be indicative of an amount that could be realized or paid in a current market exchange.

Derivative Financial Instruments and Hedging Activities

We do not enter into or hold derivatives for trading or hedging purposes. We review contracts for embedded derivatives that would require separate reporting and disclosure. Through our review, we did not identify any embedded derivates for separate reporting and disclosure at September 30, 2010 or September 27, 2009.

We are required by our 2010 credit agreement to maintain at least until the second anniversary of the initial borrowing date acceptable interest rate protection agreements to ensure that after giving effect to the agreements at least 50% of the term loan and the senior notes will bear interest at a fixed or maximum rate. The interest rate protection agreement may take the form of an interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement. At September 30, 2010, we entered into a two-year interest rate swap with floor on a notional amount of $142.5 million. The swap requires us to pay a fixed rate of 1.88% and receive a floating rate of LIBOR subject to a floor of 1.75%. We did not apply hedge accounting treatment on the arrangement and future results of operations through the maturity date will be affected by changes in the fair value of the instrument.

New Accounting Pronouncements and Policies

Other than as described below, no new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the Consolidated Financial Statements.

At the beginning of fiscal 2010, we adopted the revised provisions of ASC 805. See “Business Combinations” above.

In January 2010, the FASB issued authoritative guidance that expands the required disclosures about fair value measurements. This guidance provides for the following new disclosures requiring (i) separate disclosure of the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and descriptions of the reasons for the transfers and (ii) separate presentation of information about purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements. This guidance also provides clarification of existing disclosures requiring (i) a determination of each class of assets and liabilities based on the nature and risks of the investments rather than by major security type and (ii) for each class of assets and liabilities, disclosure of the valuation techniques and inputs used to measure fair value for both Level 2 and Level 3 fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the presentation of purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements, which is effective for interim and annual reporting periods beginning after December 15, 2010. Accordingly, we adopted this guidance as of January 1, 2010, with the exception of the guidance related to the presentation of purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements, which will be effective for us on January 1, 2011. We do not anticipate that the adoption of the second part of this guidance will have a material impact on our consolidated financial statements.

3.	ACQUISITION OF BWAY HOLDING COMPANY

The Merger

On March 28, 2010, BWAY Holding, BWAY Parent and BWAY Intermediate entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, each outstanding share of BWAY Holding common stock was converted into the right to receive $20.00 per share in cash, without interest. In addition, each vested stock option outstanding as of the closing date was settled for a cash amount equal to the excess, if any, of the per share merger consideration over the option’s exercise price. All other stock options were cancelled without any payment. The Merger closed on June 16, 2010 effective with the filing of a certificate of merger with the Delaware Department of State.

Financing and Use of Funds

The financing for the Merger and use of funds, including payment of transaction fees and expenses and refinancing of Predecessor’s indebtedness, was as follows:

($ in millions)	Acquisition of BWAY Holding
Source of funds
Equity investment by MDP and certain members of management	$293.8
Proceeds from issuance of senior notes, net of OID	202.2
Proceeds from senior secured credit facilities, net of OID	487.5
Cash on hand	40.8

$1,024.3

Use of funds
Merger consideration	508.2
Repayment of Predecessor debt, including accrued interest, tender premiums and consent payments	457.7
Deferred debt issuance costs	27.1
Merger transaction costs	30.4
Costs associated with the extinguishment of debt	0.9

$1,024.3

For a discussion of the senior notes and senior secured credit facilities, see “2018 Notes” and “2010 Credit Agreement,” respectively, under Note 10, “Long-Term Debt.”

Merger and Transaction Costs

Successor and Predecessor recognized approximately $13.9 million and $16.5 million, respectively, in merger-related transaction costs. Predecessor’s costs included approximately $9.2 million paid to Goldman, Sachs & Co. (“Goldman Sachs”) and Successor’s costs included $5.0 million paid to Deutsche Bank Securities Inc. (“DBSI”), each for financial advisory services. Goldman Sachs acted as advisor to the transaction committee of Predecessor’s board of directors and DBSI acted as financial advisor to MDP. Successor’s costs also included approximately $5.5 million paid to affiliates of MDP for transaction fees and reimbursement of out-of-pocket expenses, and Predecessor’s costs also included $0.5 million related to the settlement of a shareholder lawsuit related to the Merger.

We discuss the transaction fee paid to affiliates of MDP and a related management services agreement in Note 16, “Related Party Transactions.”

Purchase Price Allocation

We have accounted for the Transactions as a business combination in accordance with applicable accounting guidance, whereby the purchase price paid to effect the Transactions was allocated to record acquired assets and liabilities at fair value as of the acquisition date, June 16, 2010. Our allocation of the purchase price is preliminary. The accounting guidance disallows the inclusion of transaction costs in the purchase price. Other than costs associated with the issuance of debt, which can be deferred and amortized to expense over the term of the debt, we expensed costs associated with the Transactions.

We utilized our knowledge of our business and contractual relationships and took into consideration information provided by independent third-party specialists in our valuation of certain tangible and intangible assets acquired and liabilities assumed. The specialists did not act as experts, and management has assumed responsibility for determining the fair value of the assets acquired and liabilities assumed in full the purchase price allocation.

The following table summarizes the purchase price and the purchase price allocation based on our estimate of the fair value of net assets acquired in the Merger:

($ in millions)	Acquisition of BWAY Holding
Purchase price
Cash consideration paid to:
Shareholders	$448.3
Option holders	59.9

Total cash consideration	508.2
Debt assumed and paid at closing	457.7

Total purchase price	$965.9

Purchase price allocation
Cash	$50.9
Trade receivables	132.7
Inventory	117.6
Other current assets	49.7
Property, plant and equipment	167.8
Intangible assets (liabilities):
Customer relationships	367.7
Trade names	48.8
Favorable lease agreements	0.5
Unfavorable lease agreements	(2.5)
Other assets	10.0
Current liabilities	(188.6)
Other liabilities	(40.5)
Deferred taxes, net	(155.6)

Net assets acquired at fair value	558.5
Goodwill	407.4

$965.9

Goodwill resulting from this transaction consists largely of value associated with our ability to generate future “free cash flow” and not otherwise associated with the other identified tangible or intangible assets. The goodwill recognized is not deductible for U.S. income tax purposes. The estimated useful life of the acquired customer relationships and trade names is approximately 13 years and 10 years, respectively.

Pro Forma Results

In the table below, we have presented unaudited pro forma measures of revenue and earnings of the Company for the fiscal years ended September 30, 2010 and September 27, 2009 as if the Transactions had occurred at the beginning of fiscal 2009, or September 29, 2008. The information is not intended to represent or be indicative of our revenue or earnings that would have been reported had the Transactions actually occurred at the beginning of 2009 and should not be taken as indicative of our future consolidated results of operations.

	Pro Forma
($ in millions)	2010	2009
Net sales	$1,030.9	$904.4
Net income (loss)	$0.8	$(16.0)

The pro forma financial results represent financial results adjusted to give effect to items that (1) are directly attributable to the Transactions, (2) have a continuing impact on our operations and (3) are factually supportable. These items include an increase in depreciation and amortization expense related to changes in the value of property, plant and equipment and amortizable intangible assets and liabilities recorded in purchase accounting and an increase in interest expense related to debt financing of the Transactions.

4.	SUPPLEMENTAL CASH FLOW DISCLOSURES

The following information supplements the consolidated statements of cash flows:

	Successor	Predecessor
($ in millions)	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	September 27, 2009	September 28, 2008
Cash paid (refunded) for:
Interest	$7.5	$28.1	$29.0	$35.2
Income taxes	(28.5)	11.3	13.0	7.6

Business acquisitions
Fair value of assets acquired	$—	$32.9	$60.7	$—
Fair value of liabilities assumed	—	(0.6)	(33.0)	—

Cash used for business acquisitions	—	32.3	27.7	—

Non-cash investing and financing activities
Amounts owed for capital expenditures	$1.8	$1.4	$0.7	$0.8
Assets acquired through capital leases	—	0.8	—	0.4

For cash flow information on our acquisition of BWAY Holding, see Note 3, “Acquisition of BWAY Holding Company.”

5.	INVENTORIES

As a result of the Transactions, purchase accounting adjustments of approximately $3.7 million were recorded to increase inventories to estimated fair value. During the period June 16, 2010 to September 30, 2010, the adjustment was recorded as a cost of sales in the consolidated statement of operations as the related inventory was sold.

The components of inventories as of September 30, 2010 and September 27, 2009 were:

	Successor	Predecessor
($ in millions)	2010	2009
Raw materials	$24.7	$21.6
Work-in-progress	45.5	35.7
Finished goods	35.9	29.7

Total inventories	$106.1	$87.0

6.	OTHER CURRENT ASSETS AND LIABILITIES

The components of other current assets and other current liabilities as of September 30, 2010 and September 27, 2009 were:

	Successor	Predecessor
($ in millions)	2010	2009
Other current assets
Income taxes receivable	$10.4	$—
Deferred tax assets	9.0	9.3
Other	7.1	6.3

Total other current assets	$26.5	$15.6

Other current liabilities
Accrued salaries and wages	$14.9	$18.8
Accrued interest	11.2	11.9
Accrued rebates	7.7	4.2
Income taxes payable	—	3.6
Self insurance	7.2	6.7
Other	13.0	18.1

Total other current liabilities	$54.0	$63.3

7.	PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment as of September 30, 2010 and September 27, 2009 were:

	Successor	Predecessor
($ in millions)	2010	2009
Land	$4.4	$3.3
Buildings and improvements	23.9	24.6
Machinery and equipment	119.5	270.5
Furniture, fixtures and computer information systems	7.3	22.2
Construction-in-progress	18.6	15.5

	173.7	336.1
Accumulated deprecation	(10.0)	(175.2)

Property, plant and equipment, net	$163.7	$160.9

8.	FAIR VALUE MEASUREMENTS

We follow the guidance prescribed by the Fair Value Measurements and Disclosures Topic of the ASC, which defines fair value and provides a consistent framework for measuring fair value under GAAP, including financial statement disclosure requirements. As specified under this Topic, valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect market assumptions. These inputs are classified into the following hierarchy:

Level 1 Inputs—Quoted prices for identical instruments in active markets.

Level 2 Inputs—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs—Instruments with primarily unobservable value drivers.

Financial instruments measured at fair value

The following table represents the fair value hierarchy for those financial instruments measured at fair value on a recurring basis at September 30, 2010. We did not have any financial instruments measured at fair value on a recurring basis at September 27, 2009.

($ millions)	Successor
	September 30, 2010
	Level 1	Level 2	Level 3	Total
Fair value measurements on a recurring basis
Liabilities
Interest rate swap arrangement	$—	$0.2	$—	$0.2

We use an income approach to value the liability for our interest rate swap using a discounted cash flow model that takes into account the present value of future cash flows under the terms of the contract using current market information as of the reporting date such as the one month LIBOR curve and the creditworthiness of the Company and its counterparties.

Financial instruments not measured at fair value

Other than as described above, we do not measure any other financial instruments at fair value on a recurring basis. Other than the fair value of our long-term debt, which is presented in the following tables, we believe the carrying value of financial instruments at September 30, 2010 and September 27, 2009 approximated fair value of those financial instruments. We estimated fair value of our long-term debt based on quoted market prices in the secondary credit market.

Estimated fair value of long-term debt at September 30, 2010:

	Successor
($ in millions)	Carrying Value	Estimated Fair Value
Long-term debt
10% senior notes due 2018	$205.0	$221.9
Variable rate term loan maturing June 2017	488.8	490.0

	693.8	$711.9

Unamortized debt discount	(5.1)

Total long-term debt	$688.7

Estimated fair value of long-term debt at September 27, 2009:

	Predecessor
($ in millions)	Carrying Value	Estimated Fair Value
Long-term debt
10% senior subordinated notes due April 2014	$228.5	$241.7
Variable rate term loan, U.S. dollar denominated, maturing July 2013	153.8	142.2
Variable rate term loan, Canadian dollar denominated, maturing July 2013	46.5	43.0

	428.8	$426.9

Unamortized debt discount	(26.5)

Total long-term debt	$402.3

9.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The change in goodwill for 2010 and 2009 by reportable segment was:

($ in millions)	Metal Packaging	Plastic Packaging	Total
Successor
Excess purchase price over fair value of Predecessor (a)	$137.2	$270.2	$407.4
Currency translation adjustment	—	—	—

Balance, September 30, 2010	$137.2	$270.2	$407.4

Predecessor
Balance, September 28, 2008	$122.3	$128.7	$251.0
Acquired (b)	6.9	3.5	10.4
Expired tax contingency (c)	—	(0.9)	(0.9)
Currency translation adjustment	(0.5)	(1.0)	(1.5)

Balance, September 27, 2009	128.7	130.3	259.0
Business acquisitions and adjustments (d)	(0.4)	11.3	10.9
Currency translation adjustment	0.4	1.2	1.6

Balance, June 15, 2010	$128.7	$142.8	$271.5

(a)	See “Purchase Price Allocation” under Note 3, “Acquisition of BWAY Holding Company.”
(b)	Represents goodwill acquired in the Central Can acquisition. See Note 1, “General—Recent Acquisitions—Central Can,” for additional information.
(c)	Represents the reversal of certain tax contingences, which were previously recognized to goodwill, upon the expiration of the statute of limitations on the applicable tax years.
(d)	See “Recent Acquisitions” under Note 1, “General.”

In the Merger, we recorded goodwill at fair value for each of our reporting units. At September 30, 2010, the carrying value of goodwill for each reporting unit closely approximated fair value. Either reporting unit may be at risk of failing step one of the impairment test if fair value is not substantially in excess of carrying value as of our next impairment test. Whether or not fair value is “substantially” in excess of carrying value is a judgment based on the facts and circumstances including, but not limited to, the level of uncertainty associated with the methods and assumptions used for impairment testing. In the event of an economic downturn in the short-term, we could be exposed to an impairment related to goodwill.

Other Intangible Assets

The components of other intangible assets at September 30, 2010 and September 27, 2009 were:

($ millions)	Weighted- Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net
Successor
September 30, 2010

Finite-lived intangible assets
Customer relationships	12.8	$367.7	$(9.9)	$357.8
Trade names	10.3	48.8	(1.1)	47.7
Favorable lease agreements	4.5	0.5	(0.1)	0.4

Total other intangible assets		$417.0	$(11.1)	$405.9

Predecessor
September 27, 2009

Finite-lived intangible assets
Customer relationships	15.7	$187.5	$(74.3)	$113.2
Trade names	13.4	26.1	(10.5)	15.6

Total finite-live intangible assets		213.6	(84.8)	128.8

Indefinite-lived intangible assets
Technology		0.6	—	0.6

Total other intangible assets		$214.2	$(84.8)	$129.4

Expected Future Amortization Expense

Expected future amortization expense at September 30, 2010 was:

Successor
($ in millions)	Future Amortization Expense
Fiscal year
2011	$45.4
2012	43.5
2013	41.3
2014	39.4
2015	37.3
Thereafter	199.0

Total expected future amortization expense	$405.9

10.	LONG-TERM DEBT

Outstanding Long-Term Debt

Long-term debt outstanding at September 30, 2010 and September 27, 2009 consisted of:

	Successor	Predecessor
($ in millions)	2010	2009
10% senior notes due June 2018	$205.0	$—
10% senior subordinated notes due April 2014	—	228.5
Variable rate term loan, U.S. dollar denominated, maturing June 2017	488.8	—
Variable rate term loan, U.S. dollar denominated, maturing July 2013	—	153.8
Variable rate term loan, Canadian dollar denominated, maturing July 2013	—	46.5

	693.8	428.8
Unamortized debt discount	(5.1)	(26.5)

	688.7	402.3
Less current portion of long-term debt	(4.9)	(6.5)

Long-term debt, net of current portion	$683.8	$395.8

The weighted-average interest rate on outstanding variable rate credit facility borrowings was approximately 5.5% and 2.6% at September 30, 2010 and September 27, 2009, respectively.

Current Portion of Long-Term Debt

The current portion of long-term debt at September 30, 2010 included schedule quarterly repayments of approximately $1.2 million, which began September 30, 2010, representing an annual repayment of 1% of the original principal of the $490.0 million term loan facility, or $4.9 million.

The current portion of long-term debt at September 27, 2009 included a mandatory repayment of $6.5 million on Predecessor’s credit facility. Of the repayment, $5.0 million represented a repayment on the U.S. dollar denominated term loan and $1.5 million represented a repayment on the Canadian dollar denominated term loan. The repayments occurred in December 2009.

The credit agreement contains a provision whereby we may be required to make an “excess cash flow” payment on the quarter following year-end. However, our first test period for excess cash flow does not end until September 30, 2011. No amount has been included in the current portion of long-term debt for excess cash flow.

Scheduled Maturities of Long-Term Debt

Scheduled maturities of long-term debt at September 30, 2010 were:

($ in millions)	Successor
Fiscal year
2011	$4.9
2012	4.9
2013	4.9
2014	4.9
2015	4.9
Thereafter	669.3

Total scheduled maturities of long-term debt	$693.8

Senior Notes

2018 Notes

In connection with the Merger, Merger Sub completed a private placement offering of approximately $205.0 million aggregate principal amount of 10% senior notes due 2018 (the “2018 Notes”) which priced at a discount to par of 98.658%. Interest on the notes is payable semi-annually in arrears on June 15 and December 15 of each year. The notes mature June 15, 2018. We will recognize OID of $2.8 million as interest expense over the term of the debt on the effective yield method.

In connection with the consummation of the Merger, the net proceeds from the offering of the Notes were used to finance, in part, the consideration paid in the Merger, to refinance Predecessor’s existing indebtedness and to pay fees and expenses related to the Merger and the associated financings.

Immediately following the Merger, BWAY Intermediate, BWAY Holding and certain of BWAY Holding’s subsidiaries (the “BWAY Guarantors”) entered into a supplemental indenture (the “Supplemental Indenture”), with The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) to the Indenture, dated as of June 16, 2010, by and among BWAY Intermediate, Merger Sub and the Trustee (as supplemented, the “Indenture”), pursuant to which BWAY Holding assumed Merger Sub’s obligations under the notes and the Indenture and BWAY Intermediate and the BWAY Guarantors became guarantors of the Notes. BWAY Parent is neither a party to nor a guarantor of the notes.

The Indenture provides that the notes are general unsecured obligations of BWAY Holding and will be guaranteed by BWAY Intermediate and each of BWAY Holding’s current and future domestic subsidiaries that guarantee its new senior secured credit facilities (as discussed below), including the BWAY Guarantors. BWAY Holding may redeem the notes at its option, in whole or part, at any time prior to June 15, 2014, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and plus the applicable premium. BWAY Holding may redeem the notes, in whole or in part, on or after June 15, 2014, at the redemption prices set forth in the Indenture. At any time and from time to time on or before June 15, 2013, BWAY Holding may choose to redeem in the aggregate up to 35% of the aggregate principal amount of the notes at a redemption price equal to 110% of the face amount thereof, plus accrued and unpaid interest to the date of redemption with the net proceeds of one or more equity offerings so long as at least 50% of the original aggregate principal amount of the notes (excluding notes held by BWAY Holding, any direct or indirect parent of BWAY Holding and subsidiaries of BWAY Holding) remain outstanding after each such redemption.

The Indenture contains covenants that limit the ability of the Company (and most of its subsidiaries) to, among other things: (i) incur additional debt or issue certain preferred stock; (ii) pay dividends, redeem stock or make other distributions; (iii) make other restricted payments or investments; (iv) create liens on assets; (v) transfer or sell assets; (vi) create restrictions on payment of dividends or other amounts by BWAY Holding to its restricted subsidiaries; (vii) engage in mergers or consolidations; (viii) engage in certain transactions with affiliates; and (ix) designate BWAY Holding’s subsidiaries as unrestricted subsidiaries.

We incurred costs of approximately $6.3 million associated with the issuance of the 2018 Notes. The amount included a placement fee paid to the initial purchasers of approximately $5.1 million. We capitalized the costs, which are included in other assets in the consolidated balance sheet, and are amortizing them to interest expense over the term of the notes.

Registration Rights Agreement

Immediately following the consummation of the Merger, BWAY Holding and the BWAY Guarantors entered into a joinder agreement (“Registration Rights Joinder”) with respect to the Registration Rights Agreement, dated June 16, 2010 (the “Registration Rights Agreement”), by and among Merger Sub, BWAY Intermediate and the initial purchasers of the 2018 Notes. Under the Registration Rights Agreement, BWAY Holding is obligated to file and use its reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the 2018 Notes for notes publicly registered with the SEC with substantially identical terms as the 2018 Notes. The Registration Rights Agreement provides that upon the occurrence of certain events, BWAY Holding will file with the SEC, and use its reasonable best efforts to cause to become effective, a shelf registration statement relating to resales of the notes and to keep effective such shelf registration statement for the applicable period of time described under the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, BWAY Holding will be obligated to pay additional interest on the notes in certain circumstances, including if it has not exchanged publically registered notes for all notes validly tendered in accordance with the terms of an exchange offer on or prior to June 16, 2011. The annual interest on the notes as a result of BWAY Holding’s failure to satisfy certain of its registration obligations under the Registration Rights Agreement will increase by 0.25% per annum and by an additional 0.25% per annum for each subsequent 90-day period during which the related registration default continues, up to a maximum additional interest rate of 1.00% per annum.

2014 Notes

On April 6, 2009, BWAY completed a private placement offering of approximately $228.5 million aggregate principal amount of 10% senior subordinated notes due April 15, 2014 (the “2014 Notes”) which priced at a discount to par of 87.513%. The 2014 Notes were issued pursuant to an indenture, dated as of April 6, 2009, among BWAY, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee. BWAY used the net cash proceeds from the offering of the 2014 Notes and cash on hand to redeem BWAY’s then outstanding $200.0 million aggregate principal amount of 10% senior subordinated notes due October 2010 (the “2010 Notes”). BWAY redeemed the 2010 Notes for 100.667% of the then outstanding principal.

Immediately prior to the closing of the Merger, the second supplement to the indenture governing the 2014 Notes became effective and substantially all restrictive covenants and certain events of default provisions under the indenture were terminated. The 2014 Notes were repurchased through a tender offer at the closing of the Merger. We paid approximately $28.6 million in tender premiums and consent payments associated with the repurchase.

Predecessor incurred costs of approximately $5.5 million associated with the issuance of the 2014 Notes. The amount included an underwriting placement fee of approximately $4.3 million. Predecessor capitalized the costs and was amortizing them to interest expense over the term of the 2014 Notes. The 2014 Notes were repurchased and canceled concurrent with the Merger, and Predecessor wrote off approximately $4.2 million of unamortized debt issuance costs.

The write-off of the unamortized debt issuance costs and the tender premium and consent payments are included in Predecessor’s loss on extinguishment of debt (see “Loss on Extinguishment of Debt” below).

Credit Facility

2010 Credit Agreement

In connection with the Merger, we entered into a senior secured term loan facility in an aggregate principal amount of $490.0 million (the “Term Loan”) and a senior secured revolving credit facility with a maximum availability of $75.0 million (the “Revolver” and together, with the Term Loan, the “Senior Secured Credit Facilities”) pursuant to a credit agreement (the “2010 Credit Agreement”) dated as of June 16, 2010 by and among BWAY Intermediate, Merger Sub (whose obligations were assumed by BWAY Holding upon consummation of the Merger), ICL, the lenders party thereto from time to time, Deutsche Bank Trust Company Americas, as administrative agent, Barclays Capital, as document agent and Deutsche Bank Securities Inc., Banc of America Securities LLC and Barclays Capital, as joint lead arrangers. The Term Loan will mature on June 16, 2017 and the Revolver will mature on June 16, 2015.

We used the net proceeds from the Term Loan to finance, in part, the consideration paid in the Merger, to refinance Predecessor’s existing indebtedness and to pay fees and expenses related to the Merger and the associated financings. The Term Loan was issued with an OID of $2.5 million, which is being accreted to interest expense over the term of the Term Loan. The Revolver was issued with an OID of $1.5 million, which is included in deferred debt issuance costs, and is being amortized to interest expense over the term of the Revolver. We did not draw on the Revolver at the closing of the Merger and there were no Revolver borrowings outstanding at September 30, 2010.

Beginning September 30, 2010 and through March 31, 2017, we are obligated to repay $4.9 million annually, in quarterly installments, of the Term Loan. Interest is payable on the Senior Secured Credit Facilities, (i) that are denominated in U.S. dollars at a rate equal to the LIBO rate or the base rate, plus an applicable margin and (ii) that are denominated in Canadian dollars at a rate equal to the Canadian prime rate, plus an applicable margin. LIBO rate, base rate, Canadian prime rate and applicable margin are defined in the credit agreement. The LIBO rate is subject to a 1.75% floor and each of the base rate and the Canadian prime rate is subject to a 2.75% floor.

The applicable margin on base rate Term Loans is equal to 2.75% and on LIBO rate Term Loans is equal to 3.75%. The applicable margin on Revolver borrowings is initially set at 2.75% for base rate or Canadian prime rate borrowings and at 3.75% for LIBO rate or bankers’ acceptance loans. The applicable margin on Revolver borrowings may be reduced based on our consolidated total net leverage ratio which is defined in the credit agreement.

Interest on outstanding Revolver borrowings, if any, accrues at a variable base rate plus a variable margin. The margin is based on our “consolidated total leverage ratio. At September 30, 2010, we had $5.4 million in standby letters of credit that reduced the amount available to borrow under the Revolver to $69.6 million.

The credit agreement requires us to maintain at least until the second anniversary of the initial borrowing date acceptable interest rate protection agreements to ensure that after giving effect to the agreements at least 50% of the term loan and the senior notes will bear interest at a fixed or maximum rate. The interest rate protection agreement may take the form of an interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement. In August 2010, we entered into a two-year interest rate swap with floor on a notional amount of $142.5 million. The swap requires us to pay a fixed rate of 1.88% and receive a floating rate of LIBOR subject to a floor of 1.75%. We did not apply hedge accounting treatment on the arrangement and future results of operations through the maturity date will be affected by changes in the fair value of the instrument.

BWAY Holding’s obligations under the Senior Secured Credit Facilities are guaranteed by BWAY Intermediate and by BWAY Holding’s direct and indirect domestic restricted subsidiaries, and the obligations of ICL under the Senior Secured Credit Facilities are guaranteed by BWAY Intermediate, BWAY Holding and BWAY Holding’s direct and indirect domestic and Canadian restricted subsidiaries (other than ICL, which is the primary obligor).

BWAY Holding’s obligations under the Senior Secured Credit Facilities are secured by a first priority perfected security interest (subject to permitted liens) in (i) all stock, other equity interests and promissory notes owned by BWAY Intermediate, BWAY Holding and BWAY Holding’s domestic restricted subsidiaries, except that not more than 65% of the total outstanding voting stock of any first-tier “controlled foreign corporation” (within the meaning of Section 957 of the U.S. Internal Revenue Code of 1986, as amended) shall be required to be pledged and (ii) substantially all other tangible and intangible assets owned by BWAY Intermediate, BWAY Holding and BWAY Holding’s domestic restricted subsidiaries.

ICL’s obligations under the Senior Secured Credit Facilities are secured by a first priority perfected security interest (subject to permitted liens) in (i) all stock, other equity interests and promissory notes owned by BWAY Intermediate, BWAY Holding and BWAY Holding’s domestic and Canadian restricted subsidiaries (including ICL) and (ii) substantially all other tangible and intangible assets owned by BWAY Intermediate, BWAY Holding and BWAY Holding’s domestic and Canadian restricted subsidiaries (including ICL).

We may repay all or any portion of the outstanding Senior Secured Credit Facilities at any time, and we may terminate commitments under the Revolver in whole or in part without premium or penalty, except that voluntary prepayments of LIBO rate loans will be subject to customary breakage costs.

Subject to certain exceptions, the Senior Secured Credit Facilities require that 100% of the net cash proceeds from certain asset sales, insurance recovery and condemnation events and debt issuances and 50% (subject to step-downs) from excess cash flow for each fiscal year must be used to pay down outstanding borrowings under the Term Loan.

The Senior Secured Credit Facilities and related agreements contain financial covenants setting forth a maximum consolidated total net leverage ratio, a minimum cash interest coverage ratio and also contain certain negative covenants (subject to exceptions, materiality thresholds and baskets) including, without limitation, negative covenants that limit our restricted subsidiaries’ ability to incur additional debt, guarantee other obligations, grant liens on assets, make loans, acquisitions or other investments, dispose of assets, make optional payments or modify certain debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our or our restricted subsidiaries’ ability to pay dividends or grant liens, make capital expenditures, engage in transactions with affiliates, amend organizational documents, change the nature of our business, change our fiscal quarter and fiscal year and designate BWAY Holding’s subsidiaries as unrestricted subsidiaries.

The Senior Secured Credit Facilities contain events of default, including, without limitation (subject to customary grace periods, cure rights and materiality thresholds) events of default upon (i) the failure to make payments under the Senior Secured Credit Facilities, (ii) breach of covenants, (iii) inaccuracies of representations and warranties, (iv) cross-defaults to other material indebtedness, (v) bankruptcy events, (vi) material judgments, (vii) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (viii) the actual or asserted invalidity of any guarantee or security document with respect to a material amount of assets, and (ix) the occurrence of a change of control. Subject to certain cure rights with respect to the financial covenants, if any such event of default occurs, the lenders under the Senior Secured Credit Facilities are entitled to accelerate the Senior Secured Credit Facilities and take various other actions, including all actions permitted to be taken by a secured creditor.

Beginning as of the quarter ending December 31, 2010, we cannot exceed a maximum consolidated total net leverage ratio of 6.75. The maximum ratio decreases by 0.5 annually to 4.25 beginning December 31, 2015 and remains at that level through maturity. In addition, beginning as of the quarter ending December 31, 2010, we must maintain a minimum consolidated interest coverage ratio, as defined in the credit agreement of 2.0. The minimum ratio increases by 0.25 annually to 2.5 beginning December 31, 2013 and remains at that level through maturity.

We incurred costs of approximately $20.7 million associated with the issuance of the Senior Secured Credit Facilities. The amount included commitment fees of approximately $15.5 million and OID on the Revolver of approximately $1.5 million. We capitalized the costs, which are included in other assets in the consolidated balance sheet, and are amortizing them to interest expense over the term of the notes.

At September 30, 2010, we were in compliance with applicable financial covenants related to the Senior Secured Credit Facilities.

2006 Credit Agreement

Prior to the Merger, Predecessor had a credit facility consisting of a U.S. dollar denominated term loan, a $50.0 million revolving credit facility, a Canadian dollar denominated term loan and a $5.0 million revolving credit facility, (collectively, the “2006 Credit Facility”). Predecessor initially borrowed $190.0 million on the U.S. term loan and Cdn$56.4 million (US$50.0 million equivalent at the borrowing date) on the Canadian term loan and had made subsequent repayments of the term loans that it could not re-borrow. The term loans were to mature on July 17, 2013 and the revolving credit facilities were to mature on July 17, 2012.

At the closing of the Merger, all amounts outstanding under the 2006 Credit Facility were repaid. Predecessor wrote off approximately $3.0 million of unamortized debt issuance costs (see “Loss on Extinguishment of Debt” below).

Debt Issuance Costs

We are amortizing original debt issuance costs of approximately $27.1 million related to the 2018 Notes and the 2010 Credit Facility. We amortize these costs to interest expense over the term of the related debt utilizing a method that approximates the effective yield method. At September 30, 2010, approximately $26.0 million of the deferred costs remained unamortized. We record deferred debt issuance costs in other assets.

Immediately preceding the closing of the Merger, Predecessor expensed approximately $7.2 million of unamortized deferred debt issuance costs related to the repayment of its prior indebtedness ($4.2 million related to the 2014 Notes and $3.0 million related to the 2006 Credit Facility). The unamortized costs were included in loss on extinguishment of debt, as discussed below. The original debt issuance costs on Predecessor’s debt were approximately $12.8 million, and Predecessor was amortizing the costs to interest expense over the term of the related debt utilizing a method that approximated the effective yield method. At September 27, 2009, approximately $8.7 million of Predecessor’s deferred debt issuance costs remained unamortized and were included in other assets.

Loss on Extinguishment of Debt

In the third quarter of 2010, Predecessor recorded a loss on extinguishment of debt of $59.9 million. The loss included the write-off of unaccreted OID on the 2014 Notes of $23.3 million, $28.6 million of tender and consent payments related to the tender of the 2014 Notes, the write-off of $7.2 million of unamortized debt issuance costs associated with Predecessor’s debt and the 2014 Notes and $0.8 million of fees and expenses.

In the third quarter of 2009, Predecessor recorded a loss on extinguishment of debt of $4.8 million associated with the redemption of its 2010 Notes. The loss included a redemption premium of $3.3 million and the write-off of unamortized debt issuance costs of $1.5 million.

11.	STOCKHOLDERS’ EQUITY

BWAY Parent Company Registration Rights Agreement

In June 2010, BWAY Parent, the MDP Investment Funds and the Management Investors entered into a registration rights agreement (the “Parent Registration Rights Agreement”). The agreement grants the holders of a majority of the common stock held by the MDP Investment Funds the right to make an unlimited number of “short-form registration” requests and up to three “long-form registration” requests for BWAY Parent to register their shares under the Securities Act of 1933, as amended. In any demand registration, all of the parties to the Parent Registration Rights Agreement have the right to participate on a pro rata basis, subject to certain conditions. In addition, if BWAY Parent proposes to register any of its shares (with certain exceptions), all of the holders of registration rights under the Parent Registration Rights Agreement have the right to include their shares in the registration statement, subject to certain conditions.

Accumulated Other Comprehensive Loss Information

The components of accumulated other comprehensive loss as of September 30, 2010 and September 27, 2009 and changes during the Successor and Predecessor periods were as follows:

($ in millions)	Pension and Other Postemployment Items (net of tax)	Cumulative Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss
Successor
Balance, June 16, 2010	$—	$—	$—
Change	(1.3)	—	(1.3)

Balance, September 30, 2010	$(1.3)	$—	$(1.3)

Predecessor
Balance, September 27, 2009	$(4.6)	$0.8	$(3.8)
Change	(0.3)	1.5	1.2

Balance, June 15, 2010	$(4.9)	$2.3	$(2.6)

The balance of accumulated other comprehensive loss related to the pension and other postretirement items at September 30, 2010, June 15, 2010 and September 27, 2009 is shown net of deferred tax benefits of $0.7 million, $3.0 million and $2.8 million, respectively.

Other comprehensive (loss) income for the period from June 16, 2010 to September 30, 2010, for the period from September 28, 2009 to June 15, 2010 and for fiscal 2009 is shown net of deferred tax benefits of $0.7 million, $0.2 million and $1.2 million, respectively.

12.	SHARE-BASED COMPENSATION

Summary of Share-Based Compensation Plans

Equity-based Compensation Plans-Successor Entity

Effective June 13, 2010, the Board adopted the Picasso Parent Company, Inc. 2010 Equity Incentive Plan (the “Picasso Equity Incentive Plan”), which authorized the issuance of up to 3,263,940 shares of BWAY Parent common stock. Awards under the plan may be incentive and/or non-qualified stock options, stock appreciation rights, performance awards, cash payments and such other forms as the compensation committee in its discretion deems appropriate.

In June 2010, the compensation committee awarded 2,798,834 stock options to certain members of management. Forty percent of each award consisted of service options (1,119,535 shares) subject to time vesting and 60% of each award consisted of performance options (1,679,299 shares) subject to vesting based on the achievement of certain return on investment goals upon an exit event. The service awards consisted of incentive and non-qualified stock options. The service options will vest equally on each of the first five anniversary dates of the grant. There were no other grants under the plan in 2010. The stock option awards have a 10-year life.

We estimated a grant date fair value for the service options of $5.75 per share subject to option. We will recognize the fair value of service options, or $6.4 million, as stock-based compensation on a straight-line basis over the five-year service period. Accounting guidance provides that stock-based compensation related to options with performance criteria should only be recognized if the performance criterion is probable and the amount is reasonably estimatable. We believe the $5.75 per share estimated fair value of the service options is our best estimate of grant date fair value for the performance options, or $9.7 million. The probability of the requisite exit event and return on investment targets cannot be determined with any certainty; therefore, we will not recognize any stock-based compensation expense related to the performance options until an exit event is probable.

Equity-based Compensation Plans-Predecessor Entity

Prior to the completion of the Merger, Predecessor granted stock options to key employees and awarded restricted stock to its independent directors, each related to the common stock of BWAY Holding under Predecessor’s equity-based compensation plans. Effective as of the closing of the Transactions, Predecessor’s equity plans ceased to be effective and existing equity grants and awards were paid out or canceled as described below.

At the effective time of the Merger, each outstanding stock option that had been granted since Predecessor’s initial public offering in 2007 (whether or not vested) and each outstanding stock option that was granted before its initial public offering that had already vested as of the closing date was settled for a cash amount equal to the excess, if any, of the $20.00 per share merger consideration over such stock option’s exercise price. In addition, all shares of restricted stock outstanding immediately prior to the effective time of the Merger were vested and became free of restrictions as of such effective time and each such share of restricted stock was converted into a right to receive the $20.00 per share merger consideration.

Options vested as of the closing date included 1/3 of certain performance options issued by Predecessor which had vesting criteria based on the achievement of certain market price targets. The 1/3 that vested had a target of $19.26 per share, which was less than the $20.00 per share merger consideration. The remaining 2/3 of the performance options were cancelled without any payment.

Immediately preceding the consummation of the Merger, Predecessor recognized approximately $3.2 million of stock-based compensation related to options vesting due to the Merger. Predecessor recognized $1.5 million and $1.7 million of the $3.2 million stock-based compensation in cost of products sold and general and administrative expense, respectively.

In 2010, Predecessor awarded options to acquire 75,000 shares of BWAY Holding common stock to new members of management. The options were to vest in three equal tranches beginning on each of the first three anniversaries of the grant date. In the first six months of 2010, Predecessor awarded 15,140 shares of BWAY Holding restricted common stock to its independent directors. Predecessor awarded the restricted stock awards pursuant to its independent director compensation policy. The restricted stock was to vest at the end of the fiscal year, September 30, 2010. Because of the Merger, the stock options and restricted stock became vested and were settled as discussed above. The weighted-average grant date fair value for options granted by Predecessor in 2010 was $8.76 per share subject to option.

Outstanding Stock Options

Stock options outstanding at September 30, 2010 and changes during the year then ended:

	Outstanding		Nonvested
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Successor
Options granted	2,798,834	$10.00	2,798,834	$10.00
Options exercised	—		—
Options forfeited	(16,320)	10.00	(16,320)	10.00
Options vested	—		—

Options outstanding, September 30, 2010	2,782,514	$10.00	2,782,514	$10.00

Options vested and exercisable, September 30, 2010	—	$—

Predecessor
Options outstanding, September 27, 2009	5,379,710	$6.64	1,593,090	$9.59
Options granted	75,000	16.81	75,000	16.81
Options exercised	(200,647)	7.91	—
Options forfeited	(77,393)	12.83	(77,393)	12.83
Options vested			(952,779)	12.35
Options canceled	(711,485)	7.03	(637,918)	5.92
Options settled in the Merger	(4,465,185)	6.58	—

Options outstanding, June 15, 2010	—	$—	—	$—

At September 30, 2010, for options outstanding, the weighted-average remaining contractual term was 9.7 years and there was no aggregate intrinsic value based on our estimate of a $10.00 per share value for BWAY Parent common stock, which is not publically traded. The $10.00 per share estimate is based on the consideration paid to shareholders in the Merger, adjusted for a change in the number of shares. At September 30, 2010, there were no options vested and exercisable. At September 30, 2010, approximately 1.1 million nonvested shares subject to options with a service condition will become exercisable in the future as they vest. We expect that approximately 0.2 million of these shares will vest in 2011.

Predecessor received cash from exercised options of $1.6 million, $2.1 million and $0.9 million in 2010, 2009 and 2008, respectively. There were no options exercised in the Successor period. Predecessor recognized excess tax benefits related to the exercised options, net of tax benefits lost due to forfeitures, of $0.2 million, $0.6 million and $0.1 million in 2010, 2009 and 2008, respectively. Predecessor also recognized excess tax benefits of $14.8 million related to the options settled in the Merger. The total fair value of options vested in Predecessor 2010, 2009 and 2008 was $7.4 million, $0.1 million and $0.1 million, respectively. The total fair value of options vested in Predecessor 2010 of $7.4 million includes $4.2 million for options vested in the Merger.

The weighted-average grant date fair value of options granted by Successor in 2010 was $5.75. The weighted-average grant date fair value of options granted by Predecessor in 2010, 2009 and 2008 was $8.76, $6.63 and $4.34, respectively. The total intrinsic value of options exercised was $2.3 million, $2.4 million and $1.3 million, in Predecessor 2010, 2009 and 2008, respectively. There were no options exercised in Successor 2010. The total intrinsic value of options settled in the Merger was $59.9 million.

Stock-Based Compensation Expense

	Successor	Predecessor
($ in millions)	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	2009	2008
Stock-based compensation expense (a)
Cost of products sold (excluding depreciation and amortization) (b)	$0.1	$1.9	$(0.5)	$1.5
Selling and administrative expense (c)	0.2	2.0	1.5	4.8

Total stock-based compensation expense	$0.3	$3.9	$1.0	$6.3

(a)	Stock-based compensation expense is included in undistributed corporate expense in the business segment disclosure in Note 19, “Business Segments.”
(b)	In the period ended June 15, 2010, stock-based compensation expense included the recognition of $1.5 million related to options vested in the Merger. In 2009 and 2008, stock-based compensation expense (credit) included $(0.7) million and $1.5 million, respectively, related to exit options for which vesting conditions were modified at the IPO.
(c)	In the period ended June 15, 2010, stock-based compensation expense included the recognition of $1.7 million related to options vested in the Merger. In 2009 and 2008, stock-based compensation expense included $1.5 million and $4.8 million, respectively, related to exit options for which vesting conditions were modified at the IPO.

At September 30, 2010, there was $6.0 million of compensation cost that has not yet been recognized related to outstanding stock option awards. We expect to recognize the cost over a remaining weighted-average period of 4.7 years.

Grant Date Fair Value

For purposes of determining the grant date fair value of share-based payment awards, we use the Black-Scholes option-pricing model (“Black-Scholes Model”). The model utilizes the following inputs, determined as of the grant date: (1) expected dividend yield on the underlying stock, (2) expected price volatility of the underlying stock, (3) risk-free interest rate for a period corresponding with the expected term of the option, (4) expected option term (the period of time from the grant date until the option is exercised) and (5) fair value of the underlying stock.

The weighted-average grant date fair value for the options granted in 2010, 2009 and 2008 was based on the Black-Scholes Model assumptions in the table below.

	Successor	Predecessor
	Period From June 16, 2010 to September 30, 2010	Period From September 28, 2009 to June 15, 2010	2009	2008
Expected dividend yield (a)	—%	—%	—%	—%
Expected volatility (b)	57.7%	54.2%	40.0%	40.0%
Risk-free interest rate (c)	2.5	2.7	2.5	3.5
Expected term (in years) (d)	6.5	6.0	6.0	6.0

(a)	Predecessor did not pay dividends, and we do not expect to pay dividends. As such, the assumed dividend yield is 0%.
(b)

Prior to 2010, the expected price volatility was based on the historical volatility of BWAY common stock, which was publicly traded between May 1995 and February 2003. In 2010, the expected price volatility was based on the historical volatility of BWAY Holding common stock, which was publicly traded between June 2007 and June 2010. We believe the historical volatility of BWAY Holding common stock is currently the best indicator of future volatility for purposes of determining fair value using the model. Prior to 2010, Predecessor used the historical volatility of its subsidiary’s stock due to insufficient trading history of Predecessor’s stock and the subsidiary’s stock was considered the best available indicator of future volatility.

(c)	The risk-free interest rate is based on the yield curve of U.S. Treasury securities for a period corresponding with the expected term of the option.
(d)	The expected term is estimated using a “simplified” method, which is applicable to “plain-vanilla” options. The SEC staff allows this method for companies that conclude that their historical exercise experience does not provide a reasonable basis upon which to estimate an expected term. We concluded that sufficient historical data was not available to enable a determination of a reasonable exercise experience.

13.	INCOME TAXES

Provision for Income Taxes

	Successor	Predecessor
($ in millions)	Period From June 16, 2010 to September 30, 2010	Period From September 28, 2009 to June 15, 2010	2009	2008
Provision for income taxes
Federal	$1.5	$(29.3)	$16.4	$9.0
Foreign	—	(0.9)	1.0	0.3
State	0.6	(4.2)	1.3	0.3

Current provision for income taxes	2.1	(34.4)	18.7	9.6
Deferred benefit from income taxes	(2.8)	18.6	(7.5)	(8.3)

(Benefit from) provision for income taxes	$(0.7)	$(15.8)	$11.2	$1.3

	Successor	Predecessor
($ in millions)	Period From June 16, 2010 to September 30, 2010	Period From September 28, 2009 to June 15, 2010	2009	2008
Reconciliation of the (benefit from) provision for income taxes with the federal statutory rate
(Benefit from) provision for income taxes at the federal statutory rate	$(4.2)	$(18.5)	$12.1	$4.6
State income tax (benefit) expense, net of federal income tax impact	(0.2)	(1.0)	0.9	0.3
Foreign income taxed at rates other than the federal statutory rate	0.1	0.4	0.2	0.3
Non-deductible merger related transaction costs	3.9	4.1	—	—
Puerto Rican tax assessment	—	—	—	(0.7)
Adjustment to estimated effective state tax rates	—	—	(0.5)	(0.7)
Section 199 deduction	(0.1)	—	(1.1)	(0.6)
Foreign tax credit	(0.1)	(0.2)	(0.3)	(0.3)
Correction of an error (a)	—	—	—	(2.3)
Other items, net	(0.1)	(0.6)	(0.1)	0.7

(Benefit from) provision for income taxes	$(0.7)	$(15.8)	$11.2	$1.3

Effective tax rate as a percentage of pretax income /loss	6.0%	30.0%	32.3%	9.9%

(a)	In 2008, Predecessor recorded a $2.3 million reduction in deferred income tax expense to correct errors related to misstatements of certain components of deferred taxes. The $2.3 million corrects certain deferred tax liabilities that were overstated by approximately $2.6 million, certain deferred tax assets that were understated by approximately $2.0 million and an income taxes receivable that was overstated by approximately $0.1 million. The errors related to the consolidated financial statements for 2004 through 2007. The correction also resulted in a decrease to goodwill of $2.2 million.

Deferred Taxes

The components of deferred tax assets and liabilities at September 30, 2010 and September 27, 2009 are as follows:

	Successor	Predecessor
($ in millions)	2010	2009
Deferred tax liabilities
Property, plant and equipment	$(28.7)	$(30.1)
Intangible assets	(149.1)	(44.8)
Section 481 method change related to LIFO (a)	—	(2.6)
Other	(0.4)	(0.6)

Total deferred tax liabilities	(178.2)	(78.1)

Deferred tax assets
Restructuring reserves	0.6	1.2
Employee benefits	16.4	15.5
Inventory	1.6	3.4
Accounts receivable	0.5	0.5
Stock-based compensation expense	—	8.5
Unrecognized tax benefits	0.6	0.4
Other	9.1	11.4

Total deferred tax assets	28.8	40.9

Deferred tax liability, net	$(149.4)	$(37.2)

Current deferred tax assets, net	$9.0	$9.3
Noncurrent deferred tax liabilities, net	(158.4)	(46.5)

Deferred tax liability, net	$(149.4)	$(37.2)

(a)	Represents amounts due to the Internal Revenue Service for previously realized tax benefits from Predecessor’s use of the last-in, first-out (“LIFO”) method of accounting for inventory. Predecessor changed its inventory valuation method from the LIFO method to the FIFO method in 2007, which resulted in approximately $10.5 million in income taxes due. The $10.5 million is payable over four years and payments began with the 2007 tax year.

At September 30, 2010, deferred tax assets included federal net operating loss (“NOL”) carryforwards of $7.1 million and foreign NOL carryforwards of $0.2 million. These NOL carryforwards have various expiration dates through 2029. At September 27, 2009, deferred tax assets also included $0.2 million of state income tax credit carryforwards. These credits have various expiration dates through 2028.

Predecessor adopted new accounting guidance on the accounting for uncertainty in income taxes at the beginning of 2008. The adoption of the new guidance resulted in a decrease to retained earnings of approximately $0.2 million, which was reflected as a cumulative effect of a change in accounting principle, with a corresponding increase to the net liability for unrecognized tax benefits. The impact primarily reflected the accrual of additional statutory interest and penalties as required by the guidance and increased then existing unrecognized tax benefits to comply with measurement principles. The implementation of the guidance also resulted in an increase in Predecessor’s net tax liabilities for uncertain tax positions related to prior acquisitions accounted for under purchase accounting, resulting in a $0.9 million increase to goodwill.

A reconciliation of the beginning and ending liability for unrecognized tax benefits for the periods ended:

	Successor	Predecessor
($ in millions)	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	2009	2008
Unrecognized tax benefits
Beginning balance	$0.8	$0.9	$2.0	$1.7
Increases in tax positions for prior years	0.8	—	0.3	0.1
Increases in tax positions for current year	—	—	0.1	0.2
Settlements with taxing authorities	—	(0.1)	(0.6)	—
—Lapse in statute of limitations	—	—	(1.1)	—
Acquisitions	—	—	0.2	—

Ending balance	$1.6	$0.8	$0.9	$2.0

We file income tax returns in the U.S., Canada and Puerto Rico, as well as in multiple state and provincial jurisdictions therein. With few exceptions, we are no longer subject to income tax examinations by any taxing authorities for years prior to 2006.

Included in the total liability for unrecognized tax benefits at September 30, 2010 is approximately $1.1 million that, if recognized, would affect the effective tax rate in future periods.

We recognize accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes.

At each of September 30, 2010 and September 27, 2009, we had accrued interest of $0.2 million and accrued penalties of $0.2 million that are not included in the above table. In 2010, we recognized $0.1 million in interest that was offset by amounts paid to settle with various state authorities, and in 2009, we recognized $0.1 million in penalties.

We do not expect any significant changes to the unrecognized tax benefits within twelve months of the reporting date.

Successor credited certain excess tax benefits to stockholders’ equity of $0.7 million in 2010 related to adjustments to pension and other postemployment benefit obligations. Predecessor credited certain excess tax benefits to stockholders’ equity of $15.2 million, $1.8 million and $1.4 million in 2010, 2009 and 2008, respectively, primarily related to excess tax benefits from the exercise of stock options, including options settled in the Merger, and impacts of certain adjustments to pension and other postemployment benefit obligations. The $15.2 million recognized in the period from September 28, 2009 to June 15, 2010 includes $14.8 million related to stock options settled in the Merger.

14.	LEASE COMMITMENTS

We lease manufacturing facilities, warehouses and office space under operating leases and lease vehicles and equipment under operating and capitalized leases. We recorded lease expense of approximately $3.6 million in the period from June 16, 2010 to September 30, 2010, $8.7 million in the period from September 28, 2009 to June 15, 2010, $11.6 million in 2009 and $12.2 million in 2008.

Future minimum lease payments under non-cancelable lease commitments as of September 30, 2010:

	Successor
($ in millions)	Capitalized Leases	Operating Leases

Fiscal year ending September 30
2011	$1.4	$11.0
2012	1.4	9.7
2013	1.3	8.9
2014	1.3	7.4
2015	1.2	7.5
2016 and thereafter	8.4	28.4

Total minimum lease payments	15.0	$72.9

Less: imputed interest	(5.1)

Present value of minimum capitalized lease payments	9.9
Less: current portion of capitalized lease obligations	(0.6)

Long-term capitalized lease obligations	$9.3

At September 30, 2010, there was approximately $9.2 million of property, plant and equipment, net, related to assets held under capital leases.

15.	EMPLOYEE BENEFIT OBLIGATIONS

Pension and Postretirement Benefit Plans

We have defined benefit pension plans sponsored by NAMPAC and Central Can that cover certain hourly and salaried employees. The NAMPAC plan was frozen for salaried and hourly participants in 2004 and 1998, respectively. The Central Can plan was frozen for all participants in 2008. Benefits under each plan are based on a participant’s compensation and period of employment as of the date the plan was frozen.

We offer postretirement medical coverage to certain union employees at our Cincinnati, Ohio manufacturing facility in accordance with certain of our collective bargaining agreements. The plan was closed to new participants in 1998.

For Successor, the measurement date used to determine pension benefit obligations and other postretirement benefit obligations is September 30, 2010. For Predecessor, the measurement dates used to determine pension benefit obligations and other postretirement benefit obligations are June 15, 2010 and September 30, 2009.

The following table reflects the components of net periodic benefit cost for the periods ended:

	Successor	Predecessor
($ in millions)	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	2009	2008
Components of net periodic benefit cost

Pension benefits
Interest cost	$0.5	$1.1	$0.9	$0.7
Expected return on plan assets	(0.4)	(0.7)	(0.7)	(0.8)
Recognized net actuarial loss	—	0.2	0.1	—

Total net periodic benefit cost	$0.1	$0.6	$0.3	$(0.1)

Other post-employment benefits
Interest cost	$0.1	$0.3	$0.4	$0.4
Recognized net actuarial loss	—	—	0.1	0.1

Total net periodic benefit cost	$0.1	$0.3	$0.5	$0.5

The following table reflects the change in the fair value of plan assets and projected benefit obligation and weighted-average assumptions at September 30, 2010 and September 27, 2009:

	Pension Benefits			Other Benefits
	Successor	Predecessor		Successor	Predecessor
($ in millions)	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	2009	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	2009

Change in benefit obligation
Benefit obligation, beginning of period	$28.7	$28.9	$11.6	$7.2	$7.5	$6.7
Interest cost	0.5	1.1	0.9	0.1	0.3	0.4
Actuarial loss (gain)	2.1	(0.3)	2.4	0.6	(0.2)	0.9
Acquisitions	—	—	14.5	—	—	—
Benefit payments	(0.3)	(1.0)	(0.5)	(0.1)	(0.4)	(0.5)

Benefit obligation, end of period	31.0	28.7	28.9	7.8	7.2	7.5

	Pension Benefits			Other Benefits
	Successor	Predecessor		Successor	Predecessor
($ in millions)	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	2009	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	2009

Change in plan assets
Fair value of plan assets, beginning of period	14.4	14.9	8.1	—	—	—
Fair value adjustment in purchase accounting	1.6	—	—	—	—	—
Actual return on plan assets	1.2	(0.6)	0.5	—	—	—
Acquisitions	—	—	6.4	—	—	—
Company contributions	0.4	1.1	0.4	0.1	0.4	0.5
Benefit payments	(0.3)	(1.0)	(0.5)	(0.1)	(0.4)	(0.5)

Fair value of plan assets, end of period	17.3	14.4	14.9	—	—	—

Funded status	$(13.7)	$(14.3)	$(14.0)	(7.8)	$(7.2)	$(7.5)

Amounts recognized in the balance sheet
Current liabilities	$—		$—	$(0.5)		$(0.5)
Noncurrent liabilities	(13.7)		(14.0)	(7.3)		(7.0)

Funded status	$(13.7)		$(14.0)	$(7.8)		$(7.5)

	Pension Benefits			Other Benefits
	Successor	Predecessor		Successor	Predecessor
($ in millions)	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	2009	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	2009

Assumptions used to determine benefit obligations
Discount rate	4.93%	5.60%	5.50%	4.75%	5.60%	5.33%

Assumptions used to determine net periodic benefit cost
Discount rate	5.60%	5.50%	6.19%	5.60%	5.33%	6.50%
Expected return on plan assets	8.00%	8.00%	8.00%	n/a	n/a	n/a

Assumed health care cost trend rates
Health care cost trend rates assumed for next year	n/a	n/a	n/a	9.50%	9.50%	10.50%
Rate to which the health care cost trend rate is assumed to decline (ultimate trend rate)	n/a	n/a	n/a	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	n/a	n/a	n/a	2016	2016	2016

The accumulated benefit obligation for the defined benefit pension plans was $31.0 million at the end of 2010 and $28.9 million at the end of 2009. The accumulated benefit obligation for the other benefit plan was $7.8 million at the end of 2010 and $7.5 million at the end of 2009.

Our defined benefit pension and other postretirement benefit costs and obligations are dependent on actuarial assumptions in calculating such amounts. These assumptions, which we review annually, include the discount rate, long-term expected rate of return on plan assets, healthcare cost trend rate and other economic and demographic factors. In estimating discount rates for the defined benefit pension plan and the other postretirement benefit plans, we evaluate the AA-rated corporate long-term bond yield rate in the United States at the end of our fiscal year as an estimate of the rate that would generate matching cash flows to pay benefits under the plans if invested in a portfolio of high quality debt instruments. The long-term expected rate of return on plan assets is based on a combination of historical results of the portfolio and our expectation of future returns that we expect to realize over the estimated remaining life of the plan liabilities that will be funded with the plan assets. The healthcare cost trend rate assumptions are based on historical cost and payment data, the near-term outlook and an assessment of the likely long-term trends. Since the defined benefit pension plans were frozen, as discussed below, we did not make salary growth assumptions.

The fair value of pension plan assets at September 30, 2010 by asset class are as follows:

	Successor
($ in millions)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Asset Class
Cash	$0.4	$0.4	$—	$—
U.S. equity securities	0.8	0.8	—	—
Mutual funds (a)	10.7	10.7	—	—
Deferred annuity contracts (b)	5.4	—	—	5.4

Total pension plan assets	$17.3	$11.9	$—	$5.4

(a)	The majority of mutual funds are invested in international portfolios.

(b)	These contracts are investment instruments that allow the plan to invest in a range of securities offered by ING that consist primarily of equity and fixed income mutual funds. The contracts provide the plan with two possible outcomes based on the age of the annuitants tied to the contracts:

a.	If the annuitant dies before age 90, the plan receives death benefit value based on the greater of investment accumulation value, an established high-water mark, or a 7% guaranteed return applied to the initial investment and subsequent credits.

b.	If the annuitant dies after age 90, the plan can redeem the annuity contracts for a value equal to the underlying investments and reinvest the proceeds as it deems appropriate. If the plan instead elects to receive annuity payments, the plan will continue to receive annuity payments for the latter of 10 years or until the annuitant’s death.

The fair value of the deferred annuity contracts is based on a value determined with the assistance of an independent valuation firm. In determining an estimate of fair value, we used quoted market prices of the underlying securities, plus estimates of fair values for the death benefit and other options available under the contracts, less an estimate of the annuity fees. The estimated fair value includes assumptions based upon the mortality rates of the underlying annuitants, the risk free rates of return plus the equivalent AA corporate bond yield, and the credit ratings of the counterparty, among others.

We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a determined level of risk. Risk tolerance is established through consideration of plan liabilities, plan funded status and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across domestic and non-domestic stock, as well as growth, value and small and large capitalizations. Other assets such as real estate, private equity and hedge funds may be used to enhance long-term returns while improving portfolio diversification. Derivatives may be used to gain market exposure; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through periodic investment portfolio reviews, annual liability measurements and periodic asset/liability studies.

Estimated future benefit payments under the defined benefit pension plans and other postretirement benefits by fiscal year are as follows:

	Successor
($ in millions)	Pension Benefits	Other Benefits
Years ending September 30
2011	$1.4	$0.5
2012	1.4	0.6
2013	1.5	0.6
2014	1.6	0.5
2015	1.6	0.6
2016 – 2020	9.1	2.5

In 2011, we expect to contribute approximately $2.5 million to the pension plans and pay approximately $0.5 million for other postretirement benefits.

Assumed health care cost trend rates could have an effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	Successor		Predecessor
($ in millions)	1% Increase	1% Decrease	1% Increase	1% Decrease
Effect on total of service and interest components	$—	$—	$—	$—
Effect on accumulated postretirement benefit obligation	0.8	(0.7)	0.7	(0.6)

Defined Contribution Plans

We offer qualified defined contribution plans that cover substantially all full-time employees. Under the plans, we match employee contributions up to a certain limit. One of the plans provides for a deferred profit sharing component, which is funded at the discretion of the Board of Directors. Our net contributions to these plans were approximately $1.0 million in the period from June 16, 2010 to September 30, 2010, $2.6 million in the period from September 28, 2009 to June 15, 2010, $2.6 million in 2009 and $3.0 million in 2008.

Supplemental Executive Retirement Plans

We provide retirement benefits to certain current and former executives in the form of supplemental executive retirement plan (“SERP”) benefits. We recorded expenses of approximately $0.5 million in the period from June 16, 2010 to September 30, 2010, $0.5 million in the period from September 28, 2009 to June 15, 2010, $1.0 million in 2009 and $0.1 million in 2008 related to these plans. We paid SERP benefits of approximately $0.1 million in the period from June 16, 2010 to September 30, 2010, $0.6 million in the period from September 28, 2009 to June 15, 2010, $0.7 million in 2009 and $0.7 million in 2008. We had accrued SERP liabilities of $6.9 million at September 30, 2010 and $6.3 million at September 27, 2009. The current and the noncurrent portions of the SERP liability are recorded in other current liabilities and other noncurrent liabilities, respectively, in the consolidated balance sheets. The liabilities at the end of 2010 and 2009 were determined using a discount rate of approximately 4.7% and 5.5%, respectively. The SERPs are unfunded.

Estimated future benefit payments under the SERP agreements are as follows:

Successor
($ in millions)	SERP Benefits
Years ending September 30
2011	$0.7
2012	0.7
2013	0.7
2014	0.7
2015	0.6
2016 – 2020	2.2

Multiemployer Pension Plans

Certain of our union employees are covered by union sponsored multiemployer pension plans. Generally, we have no obligations to these plans other than to remit premiums (either withheld from employees or paid by company on behalf of the employee). In accordance with accounting principles, the net plan assets or net plan obligations of these multiemployer plans do not appear in our financial statements. However, as discussed in Note 17, “Restructuring,” related to the closure of the Franklin Park facility, we could be subject to withdrawal liabilities. Generally, the liability is determined at the end of the plan year in which an employer withdraws. The employer would be required to pay to the fund its pro rata share of any plan deficit at the end of the plan year. The employer would not be entitled to any portion of a plan surplus.

We contribute to certain union sponsored defined contribution plans that provide benefits to certain union employees under collective bargaining agreements. Our contributions to these plans were approximately $0.2 million in the period from June 16, 2010 to September 30, 2010, $0.8 million in the period from September 28, 2009 to June 15, 2010, $1.0 million in 2009 and $1.4 million in 2008.

At September 30, 2010 and September 27, 2009, we had accrued liabilities for pension withdrawal liabilities related to the closure of the Franklin Park facility of $4.6 million and $3.7 million, respectively. Predecessor received a final determination letter from one of the plans in 2009, and we received a final determination from another of the plans in the fourth quarter of 2010. For the plan from which a final determination letter was received in 2010, we had recorded an estimate of $1.1 million at September 27, 2009 and, based on the final determination letter, increased the liability in the fourth quarter to approximately $2.0 million.

Annual payments on these pension withdrawal liabilities, which are paid on a monthly basis and include interest, are approximately $0.4 million through July 2029 and $0.2 million thereafter though September 2030.

16.	RELATED PARTY TRANSACTIONS

At the closing of the Merger, Successor paid Madison Dearborn Partners V-B, L.P. and Madison Dearborn Partners VI-B, L.P., each an affiliate of MDP (collectively, the “MDP Management Services Affiliates”), an aggregate transaction fee of approximately $5.0 million plus the reimbursement of approximately $0.5 million of out-of-pocket expenses incurred in connection with the Merger.

Upon closing of the Merger, we also entered into a management services agreement (the “Management Services Agreement”) with the MDP Management Services Affiliates and BWAY Intermediate pursuant to which the MDP Management Services Affiliates will provide the Company with certain management and consulting services and financial and other advisory services. Pursuant to such agreement, the MDP Management Services Affiliates will receive a transaction fee in connection with the consummation of certain corporate transactions as well as reimbursement for out-of-pocket expenses. The Management Services Agreement includes customary indemnification provisions in favor of the MDP Management Services Affiliates. The Management Services Agreement has an initial term of ten years.

17.	RESTRUCTURING

The components of restructuring liabilities by reportable segment, including certain amounts not allocated to a segment, as of June 16, 2010 and September 30, 2010 and the change in the liabilities during the period were:

	Successor
($ in millions)	Balance June 16, 2010	Additions	Expenditures	Balance September 30, 2010
Plastic packaging segment
Severance and benefit costs	$0.4	$—	$(0.3)	$0.1
Facility closure costs	0.2	0.6	(0.4)	0.4

Total plastic packaging segment	0.6	0.6	(0.7)	0.5

Metal packaging segment
Severance and benefit costs	0.5	—	(0.3)	0.2
Pension withdrawal liabilities	3.7	0.9	—	4.6
Facility closure costs	1.5	0.9	(0.4)	2.0

Total metal packaging segment	5.7	1.8	(0.7)	6.8

Corporate unallocated
Severance and benefit costs	0.5	—	(0.3)	0.2
Relocation and closure costs	—	(0.2)	0.2	—

Total corporate unallocated	0.5	(0.2)	(0.1)	0.2

Total restructuring liabilities	$6.8	$2.2	$(1.5)	$7.5

The components of restructuring liabilities by reportable segment, including certain amounts not allocated to a segment, as of September 28, 2008, September 27, 2009 and June 15, 2010 and the change in the liabilities during the period were:

	Predecessor
($ in millions)	Balance September 28, 2008	Additions	Expenditures	Balance September 27, 2009	Additions	Expenditures	Balance June 15, 2010
Plastic packaging segment
Severance and benefit costs	$0.5	$0.2	$(0.7)	$—	$0.4	$—	$0.4
Facility closure costs	1.1	0.6	(1.0)	0.7	0.2	(0.7)	0.2

Total plastic packaging segment	1.6	0.8	(1.7)	0.7	0.6	(0.7)	0.6

Metal packaging segment
Severance and benefit costs (a)	0.2	1.6	(0.3)	1.5	0.6	(1.6)	0.5
Pension withdrawal liabilities	3.4	0.3	—	3.7	—	—	3.7
Facility closure costs	1.6	0.9	(1.2)	1.3	1.2	(1.0)	1.5

Total metal packaging segment	5.2	2.8	(1.5)	6.5	1.8	(2.6)	5.7

Corporate unallocated
Severance and benefit costs	—	2.3	(1.0)	1.3	—	(0.8)	0.5
Relocation and closure costs	—	0.9	(0.9)	—	0.7	(0.7)	—

Total corporate unallocated	—	3.2	(1.9)	1.3	0.7	(1.5)	0.5

Total restructuring liabilities	$6.8	$6.8	$(5.1)	$8.5	$3.1	$(4.8)	$6.8

(a)	Additions in the period ending September 27, 2009 include $1.2 million recorded in purchase accounting associated with the Central Can acquisition.

At September 30, 2010 and September 27, 2009, $3.1 million and $4.8 million, respectively, of restructuring liabilities were included in other current liabilities. At September 30, 2010 and September 27, 2009, $4.4 million and $3.7 million, respectively, were included in other liabilities related to the long-term portion of pension withdrawal liabilities.

Restructuring Initiatives

Division Consolidation. In May 2009, Predecessor implemented a plan to eliminate its operating divisions and restructure management in order to operate the company as a single entity. The change in operating structure was intended to increase management efficiency and lower overhead expenses in an effort to reduce the overall administrative cost base. Under the plan, Predecessor closed its divisional offices, eliminated approximately 25 salaried positions and relocated approximately 20 salaried positions.

In 2010, Successor recognized a credit of $0.2 million and in 2010 and 2009, Predecessor recognized expenses of $0.7 million and $3.2 million, respectively, related to severance and benefits, employee relocation and other costs (recoveries) primarily associated with the plan. Although all employees have been relocated, we will continue to incur costs associated with the reimbursement of certain real estate related holding costs for those relocated employees. These costs are recognized as they are incurred.

Franklin Park and Cleveland. In 2008, in connection with its productivity and cost-savings initiatives, Predecessor closed manufacturing facilities in Franklin Park, Illinois (“Franklin Park”) and Cleveland, Ohio (“Cleveland”). Although operations have ceased at the facilities, we will continue to incur certain holding costs until the facility leases expire in July 2012 for Franklin Park and February 2011 for Cleveland. Franklin Park and Cleveland were part of the metal packaging and plastic packaging segments, respectively.

Franklin Park. In 2008, Predecessor recorded restructuring expense of approximately $6.8 million, consisting of approximately $0.6 million of severance and benefits, approximately $3.4 million as an estimate of its obligation to satisfy withdrawal liabilities associated with its portion of unfunded benefit obligations of union sponsored multiemployer pension plans and approximately $2.8 million of facility shutdown and holding costs. Facility holding costs include approximately $1.6 million in long-term lease obligations, net of estimated sublease proceeds. In 2009, Predecessor recorded restructuring expense of approximately $0.9 million related to costs associated with removal of equipment and holding costs associated with the closed facility and $0.3 million related to the estimated pension withdrawal liability. In 2010, Successor and Predecessor recorded restructuring expense of approximately $0.2 million and $0.1 million, respectfully, related to on-going holding costs. In 2010, Successor also recorded restructuring expense of approximately $0.9 million to adjust a pension withdrawal liability. The facility closure affected approximately 85 employees.

In 2008, Predecessor recorded additional depreciation expense of $0.8 million related to the shortened expected useful lives of certain assets, primarily machinery and equipment that were dismantled and permanently taken out of service. In 2009 and 2008, Predecessor incurred approximately $0.8 million and $0.9 million, respectively, in capital expenditures related to rebuilding and installing certain assets relocated from Franklin Park for use at other facilities. In 2010, we did not record additional depreciation expense or incur capital expenditures related to this closure.

Cleveland. In 2008, Predecessor recorded restructuring expense of approximately $1.7 million, consisting of approximately $0.5 million of severance and benefits and approximately $1.2 million of facility shutdown and holding costs. Facility holding costs include approximately $1.1 million in long-term lease obligations, net of sublease assumptions. In 2009, Predecessor recorded restructuring expense of approximately $0.5 million related to costs associated with removal of equipment and holding costs associated with the closed facility and $0.1 million related to severance and benefits. In 2010, Successor and Predecessor recorded restructuring expense of approximately $0.1 million and $0.2 million, respectfully, related to on-going holding costs. The facility closure affected approximately 95 employees.

In 2008, Predecessor recorded additional depreciation expense of $0.5 million related to the shortened expected useful lives of certain assets, primarily machinery and equipment, that were dismantled and permanently taken out of service. In 2009 and 2008, Predecessor incurred approximately $1.1 million and $1.2 million, respectively, in capital expenditures related to rebuilding and installing certain assets relocated from Cleveland for use at other facilities. There was no additional depreciation expense recorded or capital expenditures incurred in 2010.

Central Can. In conjunction with the Central Can acquisition in 2009, Predecessor implemented a plan to close the Brampton, Ontario and Kilbourn, Illinois manufacturing facilities. The facilities were closed in fiscal 2010 and the related business was consolidated into other metal manufacturing facilities, primarily the Central Can facility in Chicago. Predecessor recorded a reorganization liability of approximately $1.2 million in its allocation of the Central Can purchase price related to severance and benefits for redundant positions eliminated at Central Can. The Brampton closure affected approximately 60 employees.

In 2010, Predecessor recorded restructuring expense of $0.6 million for severance and benefits for eliminated positions and $1.1 million for leasehold, shutdown and holding costs, primarily related to the Brampton closure. In 2010, Successor recorded restructuring expense of $0.7 million primarily related to the closure of a Brampton warehouse facility in the fourth quarter. We will continue incur holding costs on the Brampton facilities until the leases expire in July 2016 and on the Kilbourn facility, which is owned. These costs are expensed as incurred.

In 2010 and 2009, Predecessor recorded additional depreciation related to long-lived assets taken out of service of approximately $1.1 million and $0.6 million in 2009.

Ball Plastics. In conjunction with the Ball Plastics acquisition in the first quarter, Predecessor committed to a plan to close the Toccoa, Georgia manufacturing facility. In the fourth quarter, the facility was closed and the business consolidated primarily into the acquired Ball Plastics facility located in Newnan, Georgia. The closure affected approximately 85 employees (77 hourly and 8 salaried). In 2010, Predecessor recorded restructuring expense of approximately $0.5 million for severance and benefits for eliminated positions, and Successor recorded restructuring expense of approximately $0.4 million for leasehold, shutdown and holding costs. We will continue incur holding costs on the Toccoa facility until the lease expires in February 2011. These costs are expensed as incurred.

In 2010, Predecessor recorded additional depreciation of approximately $0.3 million related to long-lived assets that were taken out of service.

18.	COMMITMENTS AND CONTINGENCIES

Environmental

We are subject to a broad range of federal, state, provincial and local environmental, health and safety laws, including those governing discharges to air, soil and water, the handling and disposal of hazardous substances and the investigation and remediation of contamination resulting from the release of hazardous substances. We believe that we are currently in material compliance with all applicable environmental, health and safety laws, although future expenditures may be necessary in order to maintain such compliance, including compliance with air emission control requirements for volatile organic compounds. We do not expect to incur material capital expenditures for environmental control projects in the current or subsequent fiscal year.

Some of our current and former facilities are currently involved in environmental investigations, remediation or other claims resulting from the release of hazardous substances or the presence of other contaminants. While we do not believe that any identified investigation or remediation obligations will have a material adverse effect on our financial position, results of operations or cash flows, there is no assurance that such obligations will not arise in the future. Many of our facilities have a history of industrial usage for which investigation and remediation obligations could arise in the future and which could have a material adverse effect on our financial position, results of operations or cash flows.

Our Homerville, Georgia facility is undergoing corrective action pursuant to the Georgia Hazardous Site Remediation Program regarding an area of drum disposal at the facility. Owens-Illinois, Inc., a former operator of the facility, is conducting the majority of the cleanup. We are in the process of developing a remediation plan with state oversight to complete our portion of the cleanup at the facility.

In a letter dated March 14, 2007, the United States Environmental Protection Agency (“EPA”) informed Predecessor that corrective action was required at its Cincinnati, Ohio facility to address documented releases of hazardous substances at the site. The documented releases referenced by the EPA occurred prior to Predecessor’s ownership of the site. The EPA has requested that the Company enter into an Administrative Order on Consent under the Resource Conservation and Recovery Act (“RCRA”) with respect to corrective action obligations. We continue to work with the EPA to address their concerns. We believe the former owner of the site has indemnity obligations to us with respect to these claims, and Predecessor previously notified them of the matter in which they are cooperating.

In July 2008, we received a letter from the EPA stating that certain requirements of the RCRA were violated, based on a compliance review inspection, at our Homerville facility. We settled this matter in the third quarter of 2009 for $0.2 million, which was accrued at September 28, 2008.

From time to time, we receive requests for information or are identified as a potentially responsible party (“PRP”) pursuant to the Federal Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws with respect to liability for cleanup of off-site waste disposal sites utilized by current or former facilities or our predecessors in interest. While we do not believe that any of these identified matters will have a material adverse effect on our financial position, results of operations or cash flows, there is no assurance that such obligations will not arise in the future.

We are a member of a PRP group related to a waste disposal site in Georgia. Our status as a PRP was based on documents indicating that waste materials were transported to the site from our Homerville, Georgia facility prior to Predecessor’s acquisition of the facility in 1989. The Company joined the PRP group in order to reduce exposure, which is estimated to be approximately $0.1 million.

We record reserves for environmental liabilities when environmental investigation and remediation obligations are probable and related costs are reasonably estimable. At September 30, 2010 and September 27, 2009, we had accrued approximately $0.2 million and $0.3 million, respectively related to these liabilities (including the matters described above). These accruals are estimates and future expenditures may exceed these amounts. Accrued environmental liabilities are included in other current liabilities.

Self Insurance

The majority of our medical and workers’ compensation benefits are under high-deductible plans with certain stop loss arrangements. We determine our workers’ compensation liability using actuarial data based on filed claims, and we determine our medical claims liability based on our analysis of historical claims. At September 30, 2010 and September 27, 2009, we had accrued approximately $7.2 million and $6.7 million, respectively, related to those liabilities, which are included in other current liabilities.

Litigation

We are involved in legal proceedings from time to time in the ordinary course of business. We believe that the outcome of these proceedings will not have a material effect on our financial position, results of operations or cash flows. At September 30, 2010 and September 27, 2009, we had accrued approximately $0.4 million and $2.3 million, respectively, related to litigation matters, including lead paint litigation. We are also involved in certain proceedings relating to environmental matters as described under “Environmental” above. Litigation related liabilities are included in other current liabilities. The accrual at September 27, 2009 included approximately $1.7 million related to a lawsuit against Predecessor that arose from the sale of aerosol cans. Predecessor settled the case during 2010.

Litigation Relating to the Merger

On April 5, 2010, a putative stockholder class action lawsuit was filed in the Superior Court of Fulton County, State of Georgia, against BWAY Holding, the members of the BWAY Holding Board, the Chief Financial Officer of BWAY Holding, MDP, BWAY Parent and Merger Sub. The complaint in the lawsuit, Civil Action No. 2010CV183869, asserts that the members of the BWAY Holding Board and the Chief Financial Officer breached their fiduciary duties by causing BWAY Holding to enter into the Merger Agreement and further asserts that BWAY Holding, MDP, BWAY Parent and Merger Sub aided and abetted those alleged breaches of duty. The complaint seeks, among other relief, an order enjoining the consummation of the Merger and rescinding the Merger Agreement.

On June 1, 2010, the parties to the lawsuit entered into a memorandum of understanding whereby BWAY Holding agreed to make additional disclosures prior to the special stockholders meeting and the parties agreed, among other things, to execute an appropriate stipulation of settlement. On November 10, 2010, the court issued a final order approving the settlement and dismissing the case with prejudice.

In 2010, Predecessor accrued approximately $0.5 million related to this litigation, which we paid in the first quarter of 2011 upon final settlement.

Lead Paint Litigation

Wisconsin Personal Injury Lawsuits

In late 2006 and early 2007, our Armstrong Containers, Inc. (“Armstrong”) subsidiary was named in thirty-three lead paint related personal injury lawsuits in Wisconsin. By 2008, all but six (6) of these cases were dismissed without prejudice, leaving only the Godoy, Burton, Clark, Gibson, Stokes and Owens cases, each previously disclosed. Between 2008 and mid-2009, Burton, Clark, Gibson, Stokes and Owens were stayed pending the resolution of an appeal in Godoy to the Wisconsin Supreme Court. In July 2009, the Wisconsin Supreme Court affirmed the trial court’s dismissal of the Godoy Plaintiffs’ design defect claim. Shortly thereafter, Godoy returned to the trial court and the stays in Burton, Clark, Gibson, Stokes and Owens were lifted. On July 26, 2010, the Godoy trial court judge granted plaintiff’s motion.

In January 2010, Plaintiff’s counsel re-filed Sifuentes, one of the thirty-three lead paint related personal injury cases previously dismissed without prejudice, before the United States District Court for the Eastern District of Wisconsin. On November 15, 2010, the Gibson trial court judge granted Defendant’s motion for summary judgment and dismissed the Gibson case.

Taking into account the re-filing of Sifuentes and the Godoy and Gibson dismissals, a total of five open cases related to this litigation remain. Pursuant to scheduling orders filed in each of the five open cases, Clark and Burton are the first cases to proceed to trial. The discovery period closed in the Clark case on November 30, 2010. The parties are presently proceeding with discovery in the remaining four cases. There were no other actions filed, settled or otherwise dismissed during fiscal 2010.

The amount of each claim pending is unknown and no cases to date have been settled.

Armstrong has been named as one of several Defendants in the lead paint related personal injury cases based upon allegations related to its alleged corporate predecessor’s products that predated our ownership of Armstrong.

The lawsuits have been tendered to Armstrong’s insurers, for which Armstrong had insurance policies in place during the potentially relevant period. Various insurers are participating in the defense of the cases.

Although we continue to believe that we have valid defenses against the plaintiffs in the lead paint related personal injury litigation, litigation is inherently subject to many uncertainties. We cannot predict with any degree of certainty the potential liability or likelihood of the outcome of this litigation. In addition, because of the dismissal of prior cases, we are unable to provide additional information concerning the underlying risks of the lead paint related personal injury cases. At September 30, 2010 and September 27, 2009, we had not accrued any amounts for lead paint related personal injury claims.

We continue to incur certain legal fees and expenses that may not be covered by insurance. During fiscal 2010 and 2009, we did not incur any legal fees and expenses related to lead paint litigation that were not covered by insurance.

Letters of Credit

At September 30, 2010, a bank had issued standby letters of credit on our behalf in the aggregate amount of $5.4 million primarily in favor of our workers’ compensation insurers.

Collective Bargaining Agreements

At September 30, 2010, we employed approximately 2,300 hourly employees and approximately 500 salaried employees. At September 30, 2010, approximately 32% of our hourly employees worked under eight separate collective bargaining agreements and a related memorandum of understanding, which would extend the term of the related collective bargaining agreement, which expired on September 16, 2010, to September 19, 2015. As of September 30, 2010, three of the eight collective bargaining agreements, representing approximately 44% of our unionized workforce as of September 30, 2010, will become amendable in the next 12 months.

Commodity Risk

We are subject to various risks and uncertainties related to changing commodity prices for, and the availability of, the raw material (primarily steel and plastic resin) and energy (primary electricity and natural gas) used in our manufacturing process.

19.	BUSINESS SEGMENTS

Management reviews operations on the basis of product type with two reportable segments: metal packaging and plastic packaging. We differentiate the segments based on the nature of the products they manufacture. The primary raw materials and manufacturing processes are unique for each segment. Our business segments are further described below.

Metal Packaging. The metal packaging segment includes our rigid metal containers made from steel, including paint cans and compounds, aerosol cans, oblong cans, a variety of other specialty cans and ammunition boxes. Metal packaging segment production facilities, generally, and manufacturing processes are distinct from those of our plastic packaging segment.

Plastic Packaging. The plastic packaging segment includes our rigid plastic containers made from plastic resin, including injection-molded plastic pails and blow-molded tight-head containers, hybrid and all-plastic paint cans, bottles and drums. Plastic packaging segment production facilities, generally, and manufacturing processes are distinct from those of our metal packaging segment.

We do not allocate stock-based compensation expense or certain other general administrative expenses to our business segments for reporting purposes. These unallocated expenses are included in our business segment disclosures as “corporate undistributed expenses.”

Our segment asset disclosures include those inventories, property, plant and equipment, goodwill and other intangible assets applicable to the segment. The accounting policies of our segments are the same as those described in Note 2, “Summary of Significant Accounting Policies.” There were no significant inter-segment sales in the periods presented in the financial statements. Management’s evaluation of segment performance is principally based on a measure of segment earnings, which we calculate as segment gross profit (excluding depreciation and amortization) less selling expenses (“Segment Earnings”).

The following tables set forth certain financial information attributable to our business segments for the periods ended:

	Successor	Predecessor
($ in millions)	Period From June 16, 2010 to September 30, 2010	Period From September 28, 2009 to June 15, 2010	2009	2008
Net sales
Metal packaging	$210.3	$445.8	$590.1	$583.0
Plastic packaging	114.7	260.1	314.3	436.0

Consolidated net sales	$325.0	$705.9	$904.4	$1,019.0

(Loss) Income Before Income Taxes
Segment earnings
Metal packaging	$36.7	$79.0	$94.1	$80.9
Plastic packaging	9.9	25.0	46.0	40.6

Segment earnings	46.6	104.0	140.1	121.5

Expenses not distributed to segments
Corporate undistributed expenses	4.1	13.8	14.6	16.4
Depreciation and amortization (summarized below)	22.0	37.1	44.8	46.8
Restructuring	2.2	3.1	5.6	9.6
Interest, net	15.8	25.2	35.1	35.3
Merger transaction costs	13.9	16.5	—	—
Business acquisition costs	0.5	0.6	—	—
Loss on extinguishment of debt	—	59.9	4.8	—
Other	—	0.6	0.5	0.2

Total expenses not distributed to segments	58.5	156.8	105.4	108.3

Consolidated (loss) income before income taxes	$(11.9)	$(52.8)	$34.7	$13.2

Depreciation and amortization
Metal packaging	$13.8	$16.8	$21.3	$23.3
Plastic packaging	7.1	19.1	22.0	22.2

Segment depreciation and amortization	20.9	35.9	43.3	45.5
Corporate	1.1	1.2	1.5	1.3

Consolidated depreciation and amortization	$22.0	$37.1	$44.8	$46.8

Total assets attributable to our business segments at September 30, 2010 and September 27, 2009:

	Successor	Predecessor
($ in millions)	2010	2009
Total assets
Metal packaging	$555.8	$336.0
Plastic packaging	511.5	290.0

Segment total assets	1,067.3	626.0
Corporate	295.7	229.5

Total assets	$1,363.0	$855.5

Capital expenditures by business segment for the periods ended:

	Successor	Predecessor
($ in millions)	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	2009	2008
Capital expenditures
Metal packaging	$1.6	$4.7	$5.4	$14.3
Plastic packaging	2.7	8.0	9.2	16.9

Segment total	4.3	12.7	14.6	31.2
Corporate	2.1	5.4	3.9	2.8

Consolidated capital expenditures	$6.4	$18.1	$18.5	$34.0

Sales information by business segment for the periods ended:

	Successor	Predecessor
	Period from June 16, 2010 to September 30, 2010	Period from September 28, 2009 to June 15, 2010	2009	2008
Percentage of sales to top ten customers
Metal packaging segment	50%	50%	50%	45%
Plastic packaging segment	42	42	42	38
Consolidated	42	42	42	37
Percentage of sales to the largest customer
Metal packaging segment	19%	19%	19%	16%
Plastic packaging segment	18	18	18	19
Consolidated	19	19	19	17
Percentage of sales by geographic location (based on location of customer)
United States	92%	92%	92%	90%
Canada	8	8	8	9
Other	—	—	—	1

20.	SUBSEQUENT EVENTS

Phoenix Container Acquisition

On December 20, 2010, we acquired Phoenix Container, Inc. (“Phoenix Container”) in a stock purchase transaction. We acquired the stock for approximately $40.1 million in cash, which was funded with available cash on hand and borrowings under our revolving credit facility. Phoenix Container, headquartered in North Brunswick, NJ, operates one plant producing a wide range of steel pails used for packaging industrial and consumer products. We believe that this acquisition will provide several strategic and financial benefits to us and it is consistent with our acquisition strategy. The acquisition will be included in our metal packaging segment. The initial purchase price allocation for this acquisition is incomplete since sufficient information that would enable us to provide a reasonable estimate of the fair value of net assets acquired is not presently available. We will present an initial purchase price allocation in our financial statements for the quarter ending December 31, 2010.

Incremental Credit Facility Borrowings

On December 6, 2010, we borrowed an additional $25.0 million on our senior secured credit facility. The proceeds were used, in part, to fund the Phoenix Container acquisition.

Plastican Acquisition

On October 8, 2010, our NAMPAC subsidiary acquired Plastican, Inc. (“Plastican”) in a stock purchase transaction. We acquired the stock for approximately $41.5 million in cash, which was funded with available cash on hand. Plastican, headquartered in Leominster, Massachusetts, is an innovator and manufacturer of highly engineered rigid plastic packaging, specializing in 1.0 to 6.5 gallon open-head plastic pails, covers and gaskets. In addition to a manufacturing facility in Leominster, Plastican has facilities in Dallas, Texas, Macon, Georgia and Phoenix, Arizona. We believe that this acquisition will provide several strategic and financial benefits to us and it is consistent with our acquisition strategy. The acquisition will be included in our plastic packaging segment. The initial purchase price allocation for this acquisition is incomplete since sufficient information that would enable us to provide a reasonable estimate of the fair value of net assets acquired is not presently available. We will present an initial purchase price allocation in our financial statements for the quarter ending December 31, 2010.

BWAY Parent Issues Senior PIK Toggle Notes

On October 26, 2010, BWAY Parent issued $150.0 million of 10.125%/10.875% Senior PIK Toggle Notes due 2015 (the “PIK Notes”). BWAY Parent used a portion of the proceeds of the PIK Notes to pay a dividend to its shareholders of $4.71 per share, or $138.4 million. The notes were issued at a discount to par of 97.0%. BWAY Parent paid an underwriting fee of approximately $3.8 million and paid $1.6 million to MDP for a transaction fee and expense reimbursements.

21.	VALUATION AND QUALIFYING ACCOUNTS

($ in millions)	Balance, Beginning of Period	Additions Charged (Credited) to Expense		Deductions (a)	Balance, End of Period
Allowance for doubtful accounts
Successor
Period from June 16, 2010 to September 30, 2010	$0.6	$—		$0.1	$0.5

Predecessor
Period from September 28, 2009 to June 15, 2010	$0.5	$0.2		$0.1	$0.6
Year ended September 27, 2009	1.2	0.2		0.9	0.5
Year ended September 28, 2008	1.7	(0.3	)(b)	0.2	1.2

(a)	Represents the net write-offs of uncollectible items.
(b)	In 2008, Predecessor changed its estimate of the allowance for doubtful accounts. The change resulted in a $1.0 million decrease in the allowance and a corresponding reduction in selling and administrative expense for the year. The decrease was partially offset by a $0.7 million increase in the allowance in the fourth quarter due to a bankruptcy filing by one of its customers.

22.	CONDENSED FINANCIAL INFORMATION

The following condensed financial information has been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X and includes only the accounts of BWAY Parent. BWAY Parent is not a guarantor of the 2018 Notes issued by BWAY Holding nor is it a guarantor of BWAY Holding’s credit facilities. BWAY Parent was formed on February 10, 2010 for purposes of acquiring BWAY Holding. See Note 1, “General” and Note 3, “Acquisition of BWAY Holding Company” for information on BWAY Parent and the acquisition. There was no activity on BWAY Parent prior to the Merger.

Condensed Balance Sheet Information

($ in millions)	September 30, 2010
Assets
Investment in BWAY Intermediate Company, Inc.	$281.6

Liabilities and Stockholders’ Equity
Stockholders’ Equity	281.6

Total liabilities and stockholders’ equity	$281.6

At September 30, 2010, BWAY Parent had 29,375,165 shares of $0.01 par value common stock outstanding, which was held by investment firms affiliated with MDP and certain members of management.

BWAY Intermediate is generally prohibited from paying dividends to BWAY Parent.

On October 26, 2010, BWAY Parent issued $150.0 million of 10.125%/10.875% senior PIK toggle notes due 2015. BWAY Parent used a portion of the proceeds from the notes to pay a dividend to its shareholders of $4.71 per share, or $138.4 million. The notes were issued at a discount to par of 97.0%. BWAY Parent paid an underwriting fee of approximately $3.8 million and paid $1.6 million to MDP for a transaction fee and reimbursement of expenses.

Condensed Statement of Operations Information

($ in millions)	Period from February 2, 2010 to September 30, 2010
Equity in loss of BWAY Intermediate Company, Inc., net of tax	$(11.2)

Condensed Statement of Cash Flows Information

($ in millions)	Period from February 2, 2010 to September 30, 2010
Cash flows from operating activities	$—

Cash flows from investing activities
Investment in BWAY Intermediate Company, Inc.	(293.8)

Cash flows from financing activities
Issuance of common stock	293.8

Change in cash and cash equivalents	—
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$—

24.	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

($ in millions)	Net Sales	Difference Between Net Sales and Cost of Products sold (Excluding Depreciation and Amortization)	Net (Loss) Income
Fiscal 2010 (Successor)
Successor
Period from June 16, 2010 to June 30, 2010	$49.8	$7.0	$(11.9)
Quarter ended September 30, 2010	275.2	42.0	0.7

Period from June 16, 2010 to September 30, 2010	$325.0	$49.0	$(11.2)

Fiscal 2010 (Predecessor)
Quarter ended December 31, 2009	$219.0	$32.1	$0.8
Quarter ended March 31, 2010	248.0	40.1	4.4
Period from April 1, 2010 to June 15, 2010 (a)	238.9	35.2	(42.2)

Period from September 28, 2009 to June 15, 2010 (a)	$705.9	$107.4	$(37.0)

Fiscal 2009 (Predecessor)
Quarter ended December 28, 2008	$212.5	$20.4	$(2.7)
Quarter ended March 29, 2009	206.1	39.4	8.7
Quarter ended June 28, 2009	236.4	46.6	8.5
Quarter ended September 27, 2009	249.4	42.5	9.0

Fiscal year ended September 27, 2009	$904.4	$148.9	$23.5

(a)

Information for the periods from April 1, 2010 to June 15, 2010 and from September 28, 2009 to June 15, 2010 have been restated from information previously reported. The restatement relates to certain amounts written-off in the Predecessor results of operations that should have been recognized in the purchase price allocation. The amounts previously disclosed for the period from April 1, 2010 to June 15, 2010 were $35.3 million and $107.5 million, respectively, for the difference between net sales and cost of products sold (excluding depreciation and amortization) and $(41.2) million and $(36.0) million, respectively, for net (loss).

The following items included in the unaudited quarterly results of operations may affect comparability of the information:

•

Effective June 16, 2010, BWAY Holding was acquired in the Merger (see Note 3, “Acquisition of BWAY Holding Company”). The acquisition required net assets acquired to be revalued to fair value as of the acquisition date, which resulted in the presentation of results of operations for fiscal 2010 into Predecessor and Successor periods.

•

The third and fourth quarters of 2009 included restructuring expenses of $1.5 million and $2.7 million, respectively, primarily related to division consolidation. The second, third and fourth quarters of 2008 included restructuring expenses of approximately $4.2 million, $1.4 million and $3.9 million, respectively, primarily related to the closure of two facilities and headcount reductions in Canada. See Note 17, “Restructuring.”

•

The third quarter of 2009 included a $4.8 million loss on extinguishment of debt related to the refinancing of the Predecessor’s senior subordinated notes. The period from April 1, 2010 to June 15, 2010 included a $59.9 million loss on extinguishment of debt related to the refinancing of Predecessor’s debt due to the Merger. See “Loss on Extinguishment of Debt” under Note 10, “Long-Term Debt.”

•

The period from April 1, 2010 to June 15, 2010 included stock-based compensation expense related to the accelerated vesting of certain stock options that vested due to the Merger of approximately $3.2 million. See “Stock-Based Compensation Expense” under Note 12, “Share-Based Compensation.”

•

The second quarter of 2010, the period from April 1, 2010 to June 15, 2010, the period from June 16, 2010 to June 30, 2010 and the fourth quarter of 2010 included $5.0 million, $11.5 million, $13.5 million and $0.4 million, respectively, in merger related transaction costs related to the Merger. See Note 3, “Acquisition of BWAY Holding Company.”

•

The first quarter of 2010, the period from June 16, 2010 to June 30, 2010 and the fourth quarter of 2010 included $0.5 million, $0.1 million and $0.5 million, respectively, related to business acquisitions. Prior to 2010, accounting guidance allowed acquisition costs related to successful business acquisitions to be capitalized as part of the purchase price. The amount recognized in the first quarter of 2010 included costs incurred in fiscal 2010 related to the Ball Plastics acquisition completed in October 2009. For a discussion of the new accounting guidance, see “Business Combinations” under Note 2, “Summary of Significant Accounting Policies.”

$241,918,367

10.125%/10.875% Senior PIK Toggle Notes Due 2015

Preliminary Prospectus

                        , 2011

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until                     , 2011, all dealers that effect transactions in these securities, whether or not participating in the Exchange Offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Indemnification under the governing documents of the Issuer.

The Certificate of Incorporation of the issuer provides for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. The by-laws of the issuer provide that the issuer shall indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware and other applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that (x) such person is or was serving or has agreed to serve as a director or officer of the issuer or (y) such person, while serving as a director or officer of the issuer, is or was serving or has agreed to serve at the request of the issuer as a director, officer, employee, manager or agent of another corporation, partnership, joint venture, trust or other enterprise or (z) such person is or was serving or has agreed to serve at the request of the issuer as a director, officer, employee or manager of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted by such person in such capacity, and who satisfies the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware or other applicable law: (i) in a proceeding other than a proceeding by or in the right of the issuer, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding or on such person’s behalf in connection with such proceeding and any appeal therefrom, or (ii) in a proceeding by or in the right of the issuer to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by such person or on such person’s behalf in connection with the defense or settlement of such proceeding and any appeal therefrom. To the extent that a present or former director or officer of the issuer on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding sentence, or in defense of any claim, issue or matter, such person will be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. The issuer shall advance all expenses (including reasonable attorneys’ fees) incurred by a present or former director or officer in defending any proceeding prior to the final disposition of such proceeding upon written request of such person and delivery of an undertaking (which may be unsecured) by such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the issuer. The rights to indemnification and advance payment of expenses described above are deemed to be separate contract rights between the issuer and each director and officer who serves in any such capacity and shall not be deemed exclusive of any other indemnification or advance payment of expenses to which a present or former director or officer of the corporation seeking indemnification or advance payment of expenses may be entitled by any agreement, vote of stockholders or disinterested directors, or otherwise, and such rights shall inure to the benefit of the heirs, executors and administrators of such person.

The issuer maintains insurance policies that provide coverage to its directors and officers against certain liabilities.

Other Contractual Indemnification

Form of Indemnification Agreement:

BWAY’s form of Indemnification Agreement provides that BWAY shall indemnify the applicable counterparty, to the fullest extent permitted by applicable law in effect on the date of the agreement or as amended to increase the scope of permitted indemnification, against all expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by such counterparty or on counterparty’s behalf in connection with any proceeding in any way connected with, resulting from or relating to such counterparty’s status as a director (or a member of any committee of a board of directors), officer, employee or agent (including without limitation a manager of a limited liability company) of BWAY or any of its subsidiaries, or of any predecessor thereof, or is or, at BWAY’s request, as a director (or a member of any committee of a board of directors), officer, employee or agent (including without limitation a manager of a limited liability company) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or of any predecessor thereof, including service with respect to an employee benefit plan (“Corporate Status”). The form of Indemnification Agreement also provides that, except as set forth therein, BWAY shall pay all expenses incurred by the related counterparty in connection with any proceeding in any way connected with, resulting from or relating to such counterparty’s Corporate Status in advance of the final disposition of such proceeding and without regard to whether such counterparty will ultimately be entitled to be indemnified for such expenses and without regard to whether an adverse determination has been made. The related counterparty, however, shall be obligated to repay such amounts advanced if and to the extent that it shall ultimately be determined in a decision by a court of competent jurisdiction from which no appeal can be taken that such counterparty is not entitled to be indemnified by BWAY for such expenses. Such repayment obligation shall be unsecured and shall not bear interest.

Indemnification under the General Corporation Law of the State of Delaware

Parent is incorporated under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court will deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person will be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on June 14, 2011.

BWAY PARENT COMPANY, INC.
(Registrant)

By:	/S/ KENNETH M. ROESSLER
Name:	Kenneth M. Roessler
Title:	President and Director

By:	/S/ MICHAEL B. CLAUER
Name:	Michael B. Clauer
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Kenneth M. Roessler	President and Director	June 14, 2011

* Kevin C. Kern	Senior Vice President and Chief Administrative Officer	June 14, 2011

* Michael B. Clauer	Executive Vice President and Chief Financial Officer	June 14, 2011

* Jeffrey M. O’Connell	Vice President, Treasurer and Secretary	June 14, 2011

* Richard H. Copans	Director	June 14, 2011

/S/ MICHAEL A. KREGER Michael A. Kreger	Director	June 14, 2011

* Thomas S. Souleles	Director	June 14, 2011

*	The undersigned, by signing his name hereto, signs and executes this Amendment No. 1 to the registration statement pursuant to the Powers of Attorney executed by the above-named signatories and previously filed with the Securities and Exchange Commission.

/S/ THOMAS S. SOULELES
Thomas S. Souleles Attorney-in-fact

Item 21.	Exhibits and Financial Statement Schedules

EXHIBIT NO.	DESCRIPTION

2.1	Agreement and Plan of Merger, dated March 28, 2010, among Picasso Parent Company, Inc., Picasso Merger Sub, Inc. and BWAY Holding Company (Incorporated by reference to BWAY Corporation’s Form 8-K dated as of April 21, 2010 File No. 1-12415)

3.1	Certificate of Incorporation of BWAY Parent Company, Inc., dated February 10, 2011, as amended on June 15, 2010 and July 30, 2010(7)

3.2	Bylaws of BWAY Parent Company, Inc.(7)

4.1	Indenture, dated as of June 16, 2010, among Picasso Merger Sub, Inc., the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated by reference to BWAY Holding Company’s Form 8-K dated as of June 22, 2010 File No. 1-12415)

4.2	First Supplemental Indenture, dated as of June 16, 2010, among BWAY Holding Company, Picasso Intermediate Company, Inc., the Guaranteeing Subsidiaries thereunder and The Bank of New York Mellon Trust, N.A., as trustee (Incorporated by reference to BWAY Holding Company’s Form 8-K dated as of June 22, 2010 File No. 1-12415)

4.3	Second Supplemental Indenture, dated as of November 1, 2010, among BWAY Holding Company, the Guarantors thereunder and The Bank of New York Mellon Trust, N.A., as trustee(2)

4.4	Third Supplemental Indenture, dated as of January 6, 2011, among BWAY Holding Company, the Guarantors thereunder and The Bank of New York Mellon Trust Company, N.A., as trustee(2)

4.5	Registration Rights Agreement, dated as of June 16, 2010, among Picasso Merger Sub, Inc., Picasso Intermediate Company, Inc. and Banc of America Securities LLC, Deutsche Bank Securities LLC and Barclays Capital Inc. (Incorporated by reference to BWAY Holding Company’s Form 8-K dated as of June 22, 2010 File No. 1-12415)

4.6	Registration Rights Joinder Agreement, dated as of June 16, 2010, among BWAY Holding Company, Banc of America Securities LLC, Deutsche Bank Securities LLC, Barclays Capital Inc. and each of the BWAY Guarantors thereunder (Incorporated by reference to BWAY Holding Company’s Form 8-K dated as of June 22, 2010 File No. 1-12415)

4.7	Indenture, dated as of October 26, 2010, among BWAY Parent Company, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee(7)

4.8	Registration Rights Agreement, dated as of October 26, 2010, among BWAY Parent Company, Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc.(7)

5.1	Opinion of Kirkland & Ellis LLP

10.1	Lease Agreement dated December 1, 2006 between A.L. Dougherty—Tennessee II, LLC and BWAY Corporation for the property located in Memphis, Tennessee (6)

10.2	Industrial Building Lease by and between Sturtevant Venice, LLC, JES Sturtevant Venice, LLC, RES Sturtevant Venice, LLC, MSP Sturtevant Venice, LLC and BWAY Corporation, dated September 30, 2008(2)

10.3	Lease by and between Duke Realty Limited Partnership and North America Packaging Corporation, dated December 15, 2008 for property located in Indianapolis, Indiana(2)

10.4	Lease Agreement by and between Guion Road Venture, LLC and North America Packaging Corporation, dated February 2009 for property located in Indianapolis, Indiana(2)

EXHIBIT NO.	DESCRIPTION

10.5	Industrial Building Lease between Southcorp Packaging USA, Inc. and North America Packaging Corporation dated as of June 28, 2001 for the property located in Valparaiso, Indiana (the “Valparaiso Lease”)(3)

10.6	April 2010 Amendment to the Valparaiso Lease(2)

10.7	Lease between Southcorp Packaging USA, Inc. and North America Packaging Corporation dated as of June 28, 2001 and as amended April 2010, for the property located in Bryan, Texas(2)

10.8	Lease between 80241 Canada Ltd. and ICL Industrial Containers ULC dated as of July 17, 2006 for the property located on North Queen Street in Toronto, Ontario (5)

10.9	Lease between CenterPoint Properties Trust and Central Can Company, Inc, dated as of September 6, 2007, as amended August 20, 2009 and August 31, 2009 for the property located in Chicago, Illinois(2)

10.10	Lease Agreement, dated June 15, 2001, by and among First Fulton Associates and BWAY Corporation (as successor in interest to Ball Plastic Container Corp.) as amended August 14, 2001, February 12, 2002, May 1, 2010 and February 5, 2011 for the property located in Newnan, Georgia(2)

10.11	Industrial Building Lease by and between Southcorp Packaging USA, Inc. and North America Packaging Corporation, dated June 28, 2001, as amended April 2010, for the property located in Dayton (South Brunswick), New Jersey(2)

10.12	Asset Purchase Agreement, dated as of June 16, 2006, by and among 3146598 Nova Scotia Company, BWAY Corporation, 6045995 Canada, Inc., 4095138 Canada, Inc., Industrial Containers Ltd. and Arshinoff & Co. Ltd. (Incorporated by reference to BWAY Corporation’s Form 8-K filed as of July 21, 2006 File No. 1-12415)

10.13	Stock Purchase Agreement, dated as of August 20, 2009, by and among BWAY Corporation and the Sellers (as defined therein) (Incorporated by reference to BWAY Corporation’s Form 8-K filed as of August 26, 2009 File No. 1-12415)

10.14	Asset Purchase Agreement, dated as of September 25, 2009, by and among BWAY Corporation and Ball Plastic Container Corp.(2)

10.15	Purchase Agreement, dated October 8, 2010, among North American Packaging Corporation, Plastican, Inc., the Sellers as defined therein and John R. Clementi, as seller representative(2)

10.16	Side Letter, dated October 12, 2010, between BWAY Corporation and John R. Clementi, as seller representative(2)

10.17	Stock Purchase Agreement, dated December 20, 2010, among Central Can Company, Inc., Phoenix Merger Sub, Inc., Phoenix Container, Inc., the Sellers party thereto, Kenneth Sokoloff, as seller representative, and BWAY Corporation(2)

10.18	Brockway Standard (Ohio), Inc. Bargaining Unit Savings Plan.# (Incorporated by reference to BWAY Corporation’s Registration Statement on Form S-8 filed on October 31, 1997 (File No. 333-39225))

10.19	BWAY Holding Company Annual Incentive Plan #(Incorporated by reference to BWAY Corporation’s Form S-1/A filed as of May 30, 2007 File No. 333-141174)

10.20	Picasso Parent Company, Inc. 2010 Equity Incentive Plan(2)#

10.21	Form of incentive stock option grant agreement pursuant to the Picasso Parent Company, Inc. 2010 Equity Incentive Plan(2)#

EXHIBIT NO.	DESCRIPTION

10.22	Form of non-qualified stock option grant agreement pursuant to the Picasso Parent Company, Inc. 2010 Equity Incentive Plan(2)#

10.23	Form of change of control agreement (entered into by each of Kevin C. Kern and Jeffrey M. O’Connell) #(Incorporated by reference to BWAY Corporation’s Form S-1/A filed as of May 30, 2007 File No. 333-141174)

10.24	Form of Director Indemnification Agreement (Incorporated by reference to BWAY Corporation’s Form S-1/A filed as of May 30, 2007 File No. 333-141174)

10.25	Employment Agreement between BWAY Corporation and Kenneth M. Roessler made as of February 24, 2009. #(Incorporated by reference to BWAY Holding Company’s Form 10-Q for the quarterly period ended March 29, 2009 File No. 1-33527)

10.26	Letter agreement between BWAY Corporation and Michael B. Clauer dated January 4, 2010 (Incorporated by reference to BWAY Corporation’s Form 8-K filed as of January 7, 2010 File No. 1-12415)

10.27	Separation and Release Agreement dated June 26, 2009 by and between BWAY Corporation and Thomas K. Linton. #(Incorporated by reference to BWAY Holding Company’s Form 8-K/A dated as of May 21, 2009 File No. 1-33527)

10.28	Management Services Agreement, dated as of June 16, 2010, among BWAY Holding Company, Picasso Parent Company, Inc., Madison Dearborn Partners V-B, L.P. and Madison Dearborn Partners VI-B, L.P. (Incorporated by reference to BWAY Holding Company’s Form 8-K dated as of June 22, 2010 File No. 1-12415)

10.29	Credit Agreement, dated as of June 16, 2010, among Picasso Intermediate Company, Inc., Picasso Merger Sub, Inc., ICL Industrial Containers ULC/ICL, Contenants Industriels ULC, the lenders party thereto from time to time, Deutsche Bank Trust Company Americas, as administrative agent, Barclays Capital, as document agent, Banc of America Securities LLC, Deutsche Bank Securities LLC and Barclays Capital Inc., (Incorporated by reference to BWAY Holding Company’s Form 8-K dated as of June 22, 2010 File No. 1-12415)

10.30	Amendment No. 1 to Credit Agreement, dated as of February 23, 2011, by and among BWAY Intermediate Company, Inc. (f/k/a Picasso Intermediate Company, Inc.), BWAY Holding Company, ICL Industrial Containers ULC/ICL, Contenants Industriels ULC, Deutsche Bank Trust Company Americas, as administrative agent and the designated replacement term lender, the other Designated Replacement Term Lender, the other Replacement Term Lenders as defined therein and each other Lender party hereto(2)

10.31	US Security Agreement, dated as of June 16, 2010, among Picasso Intermediate Company, Inc., Picasso Merger Sub, Inc., BWAY Holding Company, certain subsidiaries of Picasso Intermediate Company, Inc. and Deutsche Bank Trust Company Americas, as collateral agent (Incorporated by reference to BWAY Holding Company’s Form 8-K dated as of June 22, 2010 File No. 1-12415)

10.32	Security Agreement, dated as of June 16, 2010, among ICL Industrial Containers ULC/ICL, Contenants Industriels ULC and Deutsche Bank Trust Company Americas, as collateral agent (Incorporated by reference to BWAY Holding Company’s Form 8-K dated as of June 22, 2010 File No. 1-12415)

12.1	Computation of ratio of earnings to fixed charges

21.1	List of subsidiaries(7)

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages to the registration statement)(7)

EXHIBIT NO.	DESCRIPTION

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A.(7)

99.1	Form of Letter of Transmittal

99.2	Letter to DTC participants regarding the Exchange Offer

99.3	Form of letter to beneficial owners of the Old Notes regarding the Exchange Offer

#	Indicates a management contract or compensatory plan or arrangement.
(1)	Incorporated by reference to BWAY Corporation’s Form 10-K for the fiscal year ended October 1, 1995 (File No. 0-26178).
(2)	Incorporated by reference to BWAY Corporation’s Registration Statement filed on March 29, 2011 on Form S-4 (File No. 333-172764).
(3)	Incorporated by reference to BWAY Corporation’s Form 10-K for the fiscal year ended October 3, 2004 (File No. 1-12415).
(4)	Incorporated by reference to BWAY Corporation’s Form 10-K for the fiscal year ended October 1, 2006 (File No. 1-12415).
(5)	Incorporated by reference to BWAY Holding Company’s Registration Statement on Form S-1 filed June 12, 2007 (File No. 333-141174), as amended.
(6)	Incorporated by reference to BWAY Corporation’s Form 10-Q for the quarterly period ended April 1, 2007 (File No. 1-12415).
(7)	Previously filed with BWAY Parent Company, Inc.’s Registration Statement on Form S-4 filed April 25, 2011 (File No. 333-173712), as amended.

Item 22.	Undertakings

(a)	The undersigned hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(b)	The undersigned hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c)	The undersigned hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5) that for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D) any other communications that is an offer in the offering made by the undersigned registrant to the purchaser; and

(6) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act will be governed by the final adjudication of such issue.